As filed with the Securities and Exchange Commission on June 29, 2004

Registration No. 333-113917

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIMAS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	3452	38-2687639
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
(248) 631-5450

(Address, including ZIP Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

William A. Fullmer, Esq.
General Counsel
TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
(248) 631-5450

(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

Jonathan A. Schaffzin, Esq. Luis R. Penalver, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	Gregory A. Ezring, Esq. Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	$230,000,000	(3)
Associated junior participating preferred stock	—	(4)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(2)	Calculated pursuant to Rule 457(o) of the Securities Act.

(3)	$29,141 was previously paid on March 24, 2004.

(4)	No additional fee required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Preliminary Prospectus dated June 29, 2004.

PROSPECTUS

                                    Shares

TriMas Corporation

Common Stock

This is our initial public offering. We are selling                 shares and the selling stockholder identified in this prospectus is selling                 shares. We will not receive any of the proceeds from the shares being sold by the selling stockholder.

We expect the public offering price to be between $                     and $                      per share. Since January 1998, there has been no public market for the common stock. We are applying to have our common stock approved for listing on the New York Stock Exchange under the symbol "TRS."

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 11 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to TriMas	$	$
Proceeds to selling stockholder	$	$

The underwriters will have an option for a period of 30 days to purchase up to        additional shares of TriMas Corporation common stock from the selling stockholder on the same terms and conditions set forth above to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about             , 2004.

Goldman, Sachs & Co.	Merrill Lynch & Co.

The date of this prospectus is                             , 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

MARKET AND INDUSTRY DATA

Due to the variety of our products and the niche markets that we serve, there are few published independent sources for data related to the markets for many of our products, particularly within our Industrial Specialties and Fastening Systems segments. To the extent we are able to obtain or derive data from independent sources, we have done so. To the extent we have been unable to do so, we have expressed our belief on the basis of our own internal analyses and estimates of our and our competitors' products and capabilities. Industry publications and surveys and forecasts that we have utilized generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying assumptions or basis for any such information. In general, when we say we are a "leader" or a "leading" manufacturer or make similar statements about ourselves, we are expressing our belief that we formulated principally from our estimates and experiences in, and knowledge of, the markets in which we compete. In some cases, we possess independent data to support our position, but that data may not be sufficient in isolation for us to reach the conclusions that we have reached without our knowledge of our markets and businesses.

i

PROSPECTUS SUMMARY

This summary highlights the material information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Unless the context otherwise requires, all information in this prospectus which refers to "we," "our" or "us" refers to TriMas Corporation and its subsidiaries. For purposes of this prospectus, when we describe information on a pro forma basis, we are giving effect only to those adjustments set forth under "Unaudited Pro Forma Financial Information."

The Company

We are a manufacturer of highly engineered products serving niche markets in a diverse range of commercial, industrial and consumer applications. While serving diverse markets, most of our businesses share important characteristics, including leading market shares, strong brand names, established distribution networks, high operating margins, relatively low capital investment requirements, new product growth opportunities and strategic acquisition opportunities. We estimate that approximately 66% of our 2003 net sales were in markets in which we enjoy the number one or number two market position within the respective product category. In addition, we believe that, in many of our businesses, we are one of only two or three manufacturers in the geographic markets where we currently compete.

Our diverse product portfolio serves a wide range of customers and end-markets, reducing our dependence on any one product, customer, distribution channel, geographic region or industry segment. In general, our products are highly engineered and we work directly with many of our customers to design products that meet their specific needs. Our businesses are organized into four operating segments: Rieke Packaging Systems, Cequent Transportation Accessories, Industrial Specialties and Fastening Systems.

•	Rieke Packaging Systems. Rieke is a leading designer and manufacturer of specialty, highly engineered closures and dispensing systems for a range of niche end-markets, including steel and plastic industrial and consumer packaging applications. We believe that Rieke is one of the largest manufacturers of steel and plastic industrial container closures and dispensing products in North America and also has a significant presence in Europe and other international markets. Rieke Packaging Systems' brand names include Rieke®, TOV®, EnglassTM and StolzTM. We believe that Rieke's market position is the result of proprietary engineering and manufacturing technologies, patent protections and strong customer relationships. Approximately 50% of Rieke's 2003 net sales and 70% of Rieke's operating profit relate to products utilizing its patented processes or technology. We believe that Rieke has significant opportunities to introduce its industrial design technologies to a range of consumer products and pharmaceutical applications.

•	Cequent Transportation Accessories. Cequent is a leading designer, manufacturer, marketer and distributor of a wide range of accessories and cargo management products used to outfit and accessorize light trucks, sport utililty vehicles, or SUV's, recreational vehicles, passenger cars and trailers for commercial and recreational use. Cequent's products include towing and hitch systems, trailer components, electrical products, brake systems, cargo racks, and additional towing and trailering components and accessories. Cequent owns and benefits from strong brand names, including Draw-Tite®, Reese®, Hidden Hitch®, Tekonsha®, Fulton®, Wesbar®, Bulldog®, Bargman®, Hayman-ReeseTM and ROLATM. Cequent is also a leading supplier of cargo management and vehicle protection products sold under trade names such as Highland The Pro's Brand®. We believe Cequent's competitive strengths, relative to others in the fragmented industry in which it operates, include products with leading market positions, strong brand names, a diverse product portfolio, multiple distribution channels, and a vertically integrated manufacturing capability. Cequent is pursuing growth through new product introductions, selling products across distribution channels, or cross-selling, providing bundled cargo management solutions and organic and acquisition cost savings opportunities.

•	Industrial Specialties. Our Industrial Specialties segment companies design and manufacture a range of products, including cylinders, flame-retardant facings and jacketings, specialty tape products, industrial gaskets, precision tools, specialty industrial engines, military shell casings and other products for use primarily in niche industrial end-markets, including the construction, commercial, energy, medical and defense markets. Our companies and brands include CompacTM Corporation, Lamons® Gasket, Norris Cylinder, Arrow® Engine, NI Industries and Precision Tool Company which sells products under the Keo® Cutters, Richards Micro-Tool and Reska brands. Each of the companies within this diversified segment supplies highly engineered and customer-specific products, provides value-added design and other services and serves niche markets supplied by a limited number of companies. We believe our Industrial Specialties segment has opportunities to make strategic acquisitions, expand its product and customer portfolio and generate savings from the recent rationalization of certain operations.

•	Fastening Systems. Our Fastening Systems segment companies manufacture a wide range of engineered fasteners utilized by thousands of end-users in diverse markets such as agricultural, construction and transportation equipment and fabricated metal products, commercial and industrial maintenance and aerospace. We operate two lines of business in Fastening Systems. They are Lake Erie Products, which produces a variety of products and is a leading manufacturer of large diameter bolts, and Monogram Aerospace Fasteners, which is a leader in the development of blind bolt fasteners for the aerospace industry. We believe this segment has opportunities to grow through new product introductions in our Monogram Aerospace business and improving general economic activity, and as a result of recent restructuring activities at Lake Erie Products.

Growth Strategies

Guided by our experienced senior management team and a disciplined operating approach, our business segments intend to pursue the following profitable growth strategies:

•	Develop New Products. We believe that we have a successful history of developing innovative products by working closely with our customers to identify new applications and opportunities. We have a significant number of pending new product initiatives. At Rieke, we are aggressively launching new consumer packaging and dispensing products. At Cequent, we have developed new trailer brake systems and have patents pending on products called Signature SeriesTM fifth wheel and slider (which are customized hitch systems for light trucks). We continue to introduce a range of other accessories and products to expand our cargo management product portfolio. Our Industrial Specialties segment is launching several new products, including a new asphalt coated specialty tape product, new lines of spare parts for industrial engines and a lightweight, high volume acetylene cylinder for trailer applications.

•	Pursue Strategic Niche Acquisitions on a Disciplined Basis. We have completed and integrated over 30 acquisitions since 1986, including seven since June 2002. Our acquisition strategy targets companies with engineered products and strong market positions and, in our opinion, sustainable and predictable organic growth prospects. We will continue to seek attractive acquisition candidates that we believe will supplement existing product lines, add new distribution channels, provide new cost-effective technologies, expand our geographic coverage and/or enable us to absorb overhead costs more efficiently. As a result of generally operating in fragmented niche markets, we believe that we are often able to buy companies at attractive valuations and quickly realize acquisition-related cost savings through consolidation and rationalization. As an example, during 2003, Cequent acquired

HammerBlow Acquisition Corp. and Highland Group Corporation to enhance our distribution channel presence and product lines. We believe this has provided opportunities for product bundling, cross-selling and cost reduction from plant consolidation, distribution and overhead rationalization. Many of these benefits will be realized during 2004 and 2005.

•	Capitalize on Economic Recovery. Several of our businesses sell into industrial end-markets that experienced cyclical volume declines during 2001, 2002 and 2003 as a result of general economic conditions, as well as a sharp liquidation of industrial inventories at times. In response, during 2001, 2002 and 2003, we invested approximately $21.3 million in initiatives (exclusive of acquisition integration initiatives) to reduce costs and position ourselves for strong performance upon the recovery of end-market volumes. While we believe that our cost reduction initiatives have positioned us to experience further margin improvement in these end-markets if volumes increase, we will continue to focus on cost reductions and controls.

•	Take Advantage of Economies of Scale. To the extent we grow, we expect to have new opportunities to improve supply base management, increase internal sourcing and purchasing of materials, and selectively out-source support functions on a cost effective basis, such as risk management, logistics and freight management. We also anticipate further opportunities to leverage our administrative and overhead functions.

•	Capitalize on Favorable Operating Margins. Many of our businesses feature relatively high operating margins with relatively low capital expenditure and working capital requirements. As a result, we generate cash that is available for investment in initiatives that target high returns, attractive niche acquisitions or debt reduction. To the extent we reduce our debt, we believe that we will have an opportunity to increase our earnings beyond our organic and acquisition growth.

•	Emphasize Continuous Improvement. We believe that we have a company-wide culture that continuously seeks to improve product quality, customer service, manufacturing productivity and cost reduction initiatives. Our management implements a range of world class operating practices across our companies, including process re-engineering, lean manufacturing, global sourcing and total quality management. We also seek to identify and develop "best practices" within our individual businesses and to implement such practices on a company-wide basis.

Risk Related to Our Growth Strategies

You should also consider the many risks we face that could mitigate our competitive strengths and limit our ability to implement our business strategies, including that:

•	in the past, we have grown through acquisitions and we may be unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions;

•	our ability to realize growth outside of acquisitions and related cost-savings may be limited;

•	our products are highly engineered or customer-driven and, as such, we are subject to risks associated with changes in technology and manufacturing techniques; and

•	increases in our raw material or energy costs could adversely affect our profitability and ability to grow.

In addition, while we may achieve many individual growth objectives by reason of our strategies, the benefits of these achievements may be mitigated in part or in whole if we suffer from one or more of the risks described in this prospectus. See "Risk Factors" and "Forward-Looking Information."

Prior Public Company Background and Our Controlling Stockholder

We operated as an independent public company from 1989 through 1997. During this period, we focused on growth and our sales grew primarily through acquisitions from $221 million to $668 million, representing a compound annual growth rate of approximately 15%. In 1998, we were acquired by Metaldyne Corporation (which was then named MascoTech, Inc.) and, in November 2000, Metaldyne was acquired by an investor group led by Heartland Industrial Partners, L.P. In early 2001, we hired a new senior management team to increase our operating efficiency and again develop a focused growth strategy. On June 6, 2002, an investor group led by Heartland acquired 66% of our fully diluted common equity from Metaldyne with the objective of permitting us to independently pursue growth opportunities. We have grown our net sales from $750.3 million in 2002 to $905.4 million in 2003 through acquisitions. During 2003, our operating profit declined from $67.8 million to $28.7 million as a result of non-cash charges associated with impairment of goodwill and other intangibles, non-cash losses from dispositions of property and equipment under sale-leaseback transactions, costs associated with establishing a home office and plant restructuring, consolidation and integration costs. In addition, our total debt increased by approximately $39.8 million as a result of our acquisitions from the end of 2002 to the end of 2003. Following this offering, Heartland will beneficially own approximately           % of our fully diluted common equity (which includes          % held by Metaldyne).

Heartland, Metaldyne and those of our directors associated with Heartland will realize certain direct and indirect costs and benefits from this offering, including the following:

•	all pre-offering owners of our common stock will benefit from the creation of a public market for our common stock although they will be subject to lock-up agreements described elsewhere in this prospectus;

•	Metaldyne will realize gross proceeds from this offering of approximately $ and Heartland and Metaldyne will continue to collectively own shares representing a majority of our voting stock (valued in aggregate at $ million based upon the midpoint of the price range.) Heartland originally acquired its shares in TriMas from Metaldyne at an aggregate cost of $255.0 million;

•	Heartland is agreeing to a contractual settlement of its right to receive an annual $4 million monitoring fee and 1% fee for this offering in exchange for a $10 million payment, but will continue to have the right to earn fees for services provided in connection with certain future financings, acquisitions and divestitures by us; and

•	Heartland and Metaldyne will suffer a reduction in their percentage of share ownership and will have reduced representation on our Board of Directors and its committees, although Heartland and Metaldyne will continue to control a majority of our shares immediately following this offering, as indicated above, and Heartland will continue to represent a majority of our Board of Directors.

In June 2002, Heartland and its co-investors purchased approximately 66% of our fully diluted common equity directly from us for cash. We used these proceeds, together with new borrowings and receivables financings, to finance a dividend to Metaldyne, which effectively paid Metaldyne for its reduced interest in us. At the time, we, Metaldyne and Heartland entered into a number of agreements pertaining to, among other things, Heartland's investment, the dividend, our respective ongoing relationships and the allocation of certain liabilities that might arise. It was intended generally that liabilities associated with our businesses stay with us and that liabilities associated with Metaldyne's businesses stay with Metaldyne. We subsequently repurchased some of our common stock from Metaldyne in 2002 as well at the same price as originally paid by Heartland. See "Related Party Transactions." Consequently, there are continuing ongoing relationships that will exist between us, on the one hand, and Heartland, Metaldyne and our officers and directors, on the other hand. None of these matters are specific to this offering. For a fuller description of these matters and other costs and benefits of this offering to our related parties, see "Management"; "Principal Stockholder and Selling Stockholder"; "Related Party Transactions—Benefits of this Offering to Certain Related Parties" and the relevant portions of the section captioned "Risk Factors."

Our Executive Offices and Structure

TriMas Corporation is a Delaware corporation. Our principal executive offices are located at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. Our telephone number is (248) 631-5450. Our web site address is www.trimascorp.com. Information contained on our web site is not a part of this prospectus.

TriMas Corporation is a holding company with no material assets of its own other than 100% of the capital stock of an intermediate holding company, TriMas Company LLC. TriMas Company LLC directly or indirectly owns our domestic and foreign operating subsidiaries, which represent the primary source of all of our revenues and the primary owners of all of our material assets. All of our senior credit facility and public debt are issued or guaranteed by TriMas Corporation, TriMas Company LLC and our domestic subsidiaries (other than our receivables financing subsidiary).

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholder	shares

Total	shares

Shares outstanding after the offering	shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $164.0 million. We intend to use these net proceeds to repay a portion of our outstanding senior subordinated notes due 2012. To the extent there are any remaining net proceeds, we may use such funds to prepay a portion of our outstanding term loans and/or for other general corporate purposes. In lieu of prepaying our term loans, we may seek to terminate certain of our operating leases by acquiring the underlying assets with proceeds from this offering. We will not receive any proceeds from any sale of shares by the selling stockholder.

Preferred stock purchase rights	Each share of common stock offered hereby will have associated with it one preferred stock purchase right under a rights agreement that we intend to adopt in connection with the consummation of this offering. Each of these rights will entitle its holder to purchase one one-thousandth of a share of series A junior participating preferred stock at a purchase price to be specified in the rights agreement under the circumstances provided therein. See "Description of Capital Stock—Rights Agreement."

Risk factors	Please read "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

We intend to apply for listing of the shares on the New York Stock Exchange under the symbol "TRS."

Unless we specifically state otherwise, all information in this prospectus:

•	assumes no exercise of the over-allotment option granted by the selling stockholder in favor of the underwriters; and

•	excludes 2,222,000 shares of common stock reserved for issuance under our long-term equity incentive plan including, as of June 1, 2004, 1,856,837 shares of common stock issuable upon the exercise of outstanding stock options under the long-term equity incentive plan at an exercise price of $20.00 per share, of which 465,870 options were vested.

•	The inclusion of shares to be sold by the selling stockholder in this preliminary prospectus is preliminary and the ultimate determination by the selling stockholder to offer shares will be subject to market conditions.

Summary Financial Data

The following table sets forth our summary historical financial data for the five years ended December 31, 2003 and the three monhs ended March 31, 2004 and March 30, 2003, as well as summary pro forma data for the three months ended March 31, 2004 and year ended December 31, 2003. The historical financial data for the fiscal years ended December 31, 2003, 2002 and 2001 has been derived from our audited financial statements and notes to those financial statements included elsewhere in this prospectus. The audited financial statements for the year ended December 31, 2003 have been audited by KPMG LLP and the audited financial statements for the years ended December 31, 2002 and 2001 have been audited by PricewaterhouseCoopers LLP. The financial data for the fiscal years ended December 31, 2000 and 1999 was derived from our historical financial statements, as revised for the acquisition of Fittings, not included in this prospectus. The selected information for the three months ended March 31, 2004 and March 30, 2003 has been derived from our unaudited interim financial statements and the notes to those financial statements, which, in the opinion of management, include all adjustments which are normal and recurring in nature, necessary for the fair presentation of that data for such periods.

In reviewing the following information, it should be noted that, on June 6, 2002, Metaldyne issued approximately 66% of our then fully diluted common equity to an investor group led by Heartland. We did not establish a new basis of accounting as a result of this common equity issuance due to the continuing contractual control by Heartland. Our combined financial information for the periods prior to June 6, 2002 includes allocations and estimates of direct and indirect Metaldyne corporate administrative costs attributed to us, which are deemed by management to be reasonable but are not necessarily reflective of the costs which we thereafter incurred or may incur on an ongoing basis. Prior to June 6, 2002, we were wholly-owned by Metaldyne. On November 28, 2000, Metaldyne was acquired by an investor group led by Heartland. The pre-acquisition basis of accounting for periods prior to November 28, 2000 is reflected on the historical basis of accounting and all periods subsequent to November 28, 2000 are reflected on a purchase accounting basis and are therefore not comparable.

In addition, we acquired three significant businesses during 2003: (1) HammerBlow Acquisition Corp. on January 30, 2003, (2) Highland Group Corporation on February 21, 2003 and (3) an automotive fittings business from Metaldyne, which we refer to as the Fittings acquisition, on May 9, 2003. The historical financial information for 2003 includes the results of the HammerBlow and Highland businesses subsequent to the date of their acquisition. The Fittings acquisition was accounted for as a reorganization of entities under common control because of Heartland's interests in Metaldyne and us. As a result, historical periods have been revised to include the effects of the Fittings acquisition as if Fittings had been owned by us for all periods presented. The pro forma financial statement of operations-related data reflect the impact of the HammerBlow and Highland acquisitions and this offering as if each had occurred on January 1, 2003. The as adjusted selected balance sheet data reflects the impact of this offering as if it had occurred December 31, 2003. The following data should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements, each included elsewhere in this prospectus.

	Pro Forma		Post-Acquisition Basis							Pre-Acquisition Basis
	Three Months Ended March 31, 2004	Year ended December 31, 2003	Three months ended March 31, 2004	Three months ended March 30, 2003	Last twelve months ended March 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001	11/28/2000- 12/31/2000	1/1/2000- 11/27/2000	Year ended December 31, 1999
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
					(in thousands)
Statement of Operations Data:
Net sales	$260,900	$921,100	$260,900	$217,970	$948,330	$905,400	$750,250	$748,400	$51,600	$758,920	$793,930
Gross profit	64,610	241,000	64,610	55,490	241,090	231,970	194,590	201,440	13,730	218,810	259,440
Impairment of goodwill	—	7,600	—	—	7,600	7,600	—	—	—	—	—
Operating profit	21,650	38,720	20,650	4,970	44,420	28,740	67,810	67,300	40	95,920	123,050
Net income (loss)(1)	5,410	(15,850)	2,540	(7,020)	(21,370)	(30,930)	(34,760)	(11,170)	(4,610)	21,450	37,680

	Pro Forma		Post-Acquisition Basis							Pre-Acquisition Basis
	Three Months Ended March 31, 2004	Year ended December 31, 2003	Three months ended March 31, 2004	Three months ended March 30, 2003	Last twelve months ended March 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001	11/28/2000- 12/31/2000	1/1/2000- 11/27/2000	Year ended December 31, 1999
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
					(in thousands, except per share data)
Per Share Data:
Basic income/(loss) per share			$0.13	$(0.35)		$(1.54)
Diluted income/(loss) per share			$0.13	$(0.35)		$(1.54)
Weighted average shares for basic EPS			20,010,000	20,072,230		20,047,090
Weighted average shares for diluted EPS			20,310,491	20,072,230		20,047,090
Statement of Cash Flows Data:
Cash flows provided by (used for)
operating activities			21,630	47,830	15,160	41,360	(22,000)	78,710	18,950	111,740	59,670
investing activities			(20,050)	(163,300)	(18,030)	(161,280)	(39,090)	(13,020)	(5,730)	(38,560)	(47,640)
financing activities			(1,440)	45,690	(20,870)	26,260	157,750	(68,970)	(12,600)	(79,160)	(20,330)
Other Financial Data:
Depreciation and amortization(2)	$10,230	$55,250	$10,230	$11,130	$53,950	$54,850	$39,720	$54,730	$4,490	$39,240	$39,140
Capital expenditures	14,820	31,690	14,820	4,670	41,840	31,690	33,990	19,090	3,260	21,490	45,090
Adjusted EBITDA(3)	31,580	123,690	30,580	29,690	114,630	113,740	109,530	122,630	3,660	139,060	163,750

	As of March 31, 2004
	Actual	As Adjusted(4)
	(unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents	$6,920	$320
Working capital(5)	87,200	91,710
Goodwill and other intangibles	978,720	978,720
Total assets	1,510,070	1,508,350
Total debt	734,580	588,980
Shareholders' equity	398,270	542,450

(1)	Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," and discontinued amortization of goodwill. See Note 6 to the audited financial statements for the effect on net income (loss) of excluding amortization expense related to goodwill that will no longer be amortized. We completed the transitional test for impairment of goodwill in the second quarter of 2002, which resulted in a non-cash after-tax charge of $36.6 million related to our industrial fasteners business.

(2)	Includes non-cash charges of $11.0 million and $0.4 million in 2003 and 2002, respectively, to write-off customer relationship intangibles as the Company no longer maintains a sales relationship with several customers. See Note 6 to the 2003 audited financial statements.

(3)	In evaluating our business, our management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. We define Adjusted EBITDA as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, impairment of goodwill, non-cash losses on sale-lease back of property and equipment and legacy restricted stock award expense. In evaluating Adjusted EBITDA, our management deems it important to consider the quality of our underlying earnings by separately identifying certain costs undertaken to improve our results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts. Although our consolidation, restructuring and integration efforts are continuing and driven in part by our acquisition activity, our management eliminates these costs to evaluate underlying business performance. Caution must be exercised in eliminating these items as they include substantially (but not necessarily entirely) cash costs and there can be no assurance that we will ultimately realize the benefits of these efforts.

We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. In addition, we believe Adjusted EBITDA or similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties as a measure of financial performance and debt service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations are discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following is a reconciliation of our Adjusted EBITDA to net income (loss), and cash flows from operating activities:

	Pro Forma		Post-Acquisition Basis							Pre-Acquisition Basis
			Three Months Ended			Year Ended December 31,
	Three Months Ended March 31, 2004	Year Ended December 31, 2003	March 31, 2004	March 30, 2003	Last twelve months ended March 31, 2004	2003	2002	2001	11/28/2000 - 12/31/2000	1/1/2000 - 11/27/2000	Year ended December 31, 1999
						(in thousands)
Net income (loss) before cumulative effect of accounting change	$5,410	$(15,850)	$2,540	$(7,020)	$(21,370)	$(30,930)	$1,870	$(11,170)	$(4,610)	$21,450	$37,680
Income tax expense (benefit)	3,250	3,670	1,500	(4,610)	520	(5,590)	2,820	1,950	(1,360)	21,010	31,070
Interest expense	12,690	49,990	16,310	16,380	64,710	64,780	60,810	73,860	5,140	56,590	55,860
Legacy stock award expense	—	4,830	—	1,270	3,560	4,830	4,310	3,260	—	770	—
Loss on sale-leaseback of property and equipment(6)	—	18,200	—	12,540	5,660	18,200	—	—	—	—	—
Goodwill impairment	—	7,600	—	—	7,600	7,600	—	—	—	—	—
Depreciation and amortization	10,230	55,250	10,230	11,130	53,950	54,850	39,720	54,730	4,490	39,240	39,140
Adjusted EBITDA(6)	$31,580	$123,690	$30,580	$29,690	$114,630	$113,740	$109,530	$122,630	$3,660	$139,060	$163,750
Interest paid(7)	(5,060)	(46,920)	(5,060)	(3,800)	(62,970)	(61,710)	(58,660)	(73,860)	(5,140)	(56,590)	(55,860)
Taxes paid(7)	(2,000)	(17,760)	(2,000)	(1,160)	(9,340)	(8,500)	(9,600)	7,160	4,110	(20,190)	(29,730)
Legacy stock award expense (7)	(5,400)	(4,560)	(5,400)	(4,560)	(5,400)	(4,560)	(70)	(3,260)	—	(770)	—
Loss (gain) on dispositions of plant and equipment(6)	250	1,910	250	(390)	2,550	1,910	1,800	1,400	330	70	110
Payments to Metaldyne to fund contractual liabilities	(1,980)	(6,370)	(1,980)	(4,570)	(3,780)	(6,370)	(15,130)	—	—	—	—
Receivables securitization, net	56,890	—	56,890	57,430	(540)	—	(59,980)	4,570	12,700	42,500	—
Inventory writedown	—	—	—	—	—	—	8,500	—	—	—	—
Net change in working capital	(49,780)	7,280	(51,650)	(24,810)	(19,990)	6,850	1,610	20,070	3,290	7,660	(18,600)
Cash flows provided by (used in) operating activities	$24,500	$57,270	$21,630	$47,830	$15,160	$41,360	$(22,000)	$78,710	$18,950	$111,740	$59,670

Adjusted EBITDA is presented without any adjustment for the following items resulting from consolidation, restructuring and integration activities:

	Three months ended			Year Ended December 31,
	March 31, 2004	March 30, 2003	Last twelve months ended March 31, 2004	2003	2002	2001
	(in thousands)
Facility and business consolidation costs(a)	$3,000	$410	$8,490	$5,900	$4,480	$3,360
Business unit restructuring costs(b)	1,250	120	3,780	2,650	910	4,050
Acquisition integration costs(c)	1,170	2,850	5,130	6,810	—	—
	$5,420	$3,380	$17,400	$15,360	$5,390	$7,410

(a)	Includes employee training, severance and relocation costs, equipment move and plant rearrangement costs associated with facility and business consolidations.

(b)	Principally employee severance costs associated with business unit restructuring and other cost reduction activities.

(c)	Includes equipment move and other facility closure costs, excess and obsolete inventory reserve charges related to brand rationalization, employee training, and other organization costs associated with the integration of acquired operations. Also includes a non-cash expense of $2.3 million and $4.0 million for the three months ended March 30, 2003 and the year ended December 31, 2003, respectively, that will not be recurring associated with the step-up in basis of inventory acquired in connection with the acquisitions of HammerBlow and Highland.

(4)	As adjusted to give effect to this offering and the use of proceeds therefrom to redeem 9 7/8% senior subordinated notes due 2012.

(5)	Represents current assets, including cash and cash equivalents, less current liabilities.

(6)	These sale-leaseback transactions were of a financing nature and the proceeds were used to reduce indebtedness. The lease transactions are accounted for as operating leases. For the three months ended March 31, 2004 and the year ended December 31, 2003, Adjusted EBITDA was lower by $2.5 million and $6.2 million, respectively, for lease payments related to property and equipment that was sold and leased back during the first and second quarters of 2003. If such leases had been in effect for the full year, the lease payments would have resulted in an additional $3.8 million in lease expense in 2003.

(7)	For 2002 and prior years, represents amounts directly paid by the Company, and/or received (paid) by Metaldyne and attributed to the Company.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our common stock. As a result of any of the following risks, our business, financial condition or results of operations could be materially adversely affected, the market price of your shares could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of net losses.

We incurred net losses of $30.9 million and $34.8 million for the years ended December 31, 2003 and December 31, 2002, respectively. These losses principally resulted from the high interest expense associated with our highly leveraged capital structure. Non-cash expenses such as depreciation and amortization of intangible assets and impairment and amortization of goodwill also contributed to our losses. Net losses may continue in the future. We also face the risk that future charges relating to plant closures, consolidations, acquisition integration and other items could be material and reduce our earnings.

Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries; as a result we are subject to the risk of downturn and loss of sales due to recession, which could negatively affect us and the value of our common stock.

Our financial performance depends, in large part, on conditions in the markets that we serve and the U.S. and global economies. Some of the industries that we serve are highly cyclical, such as the automotive, construction, industrial equipment, energy, aerospace and electrical equipment industries. We have experienced a downturn and reduction in sales (without giving effect to the impact of our acquisitions) and margins as a result of recent recessionary conditions. Lower demand also negatively affects our capacity utilization, which may reduce our operating margins. While we have undertaken a consolidation and cost reduction program within certain of our businesses to mitigate the effect of these conditions, such actions may be insufficient or may otherwise adversely affect us. The present uncertain economic environment may result in significant quarter-to-quarter variability in our performance. Furthermore, we note that sales by Cequent are generally stronger in the second and third quarters, as distributors and retailers acquire product for the spring and summer selling seasons. Any sustained weakness in demand or continued downturn or uncertainty in the economy generally would have a material adverse effect on our business, operating results and the value of our common stock.

Our products are typically highly engineered or customer-driven and, as such, we are subject to risks associated with changing technology and manufacturing techniques, which could place us at a competitive disadvantage.

We believe that our customers rigorously evaluate their suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success will depend on our ability to continue to meet our customers' changing specifications with respect to these criteria. We anticipate that we must remain committed to product research and development, advanced manufacturing techniques and service to remain competitive. We may be unable to address technological advances, implement new and more cost-effective manufacturing techniques, or introduce new or improved products, whether in existing or new markets, so as to remain competitive within our businesses or to grow our businesses as desired. Furthermore, we may be unable to adequately protect our own technological developments to produce a sustainable competitive advantage.

In the past, we have grown primarily through acquisitions. If we are unable to identify attractive acquisition candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions, we may be adversely affected.

One of our principal growth strategies is to pursue strategic acquisition opportunities. A substantial portion of our historical growth has derived from acquisitions. We continually evaluate potential acquisitions, some of which could be material, and engage in discussions with acquisition candidates. Since our separation from Metaldyne in June 2002, we have completed seven acquisitions. Each of these acquisitions required integration expense and actions that negatively impacted our results of operations and that could not have been fully anticipated beforehand. Investors in our common stock should anticipate that our earnings may be unpredictable due to the importance of acquisitions to our growth strategy and related unanticipated costs. In addition, attractive acquisition candidates may not be identified and acquired in the future, financing for acquisitions may be unavailable on satisfactory terms and we may be unable to accomplish our strategic objectives in effecting a particular acquisition. Often acquisitions are undertaken to improve the operating results of either or both of the acquiror and the acquired company and we may not be successful in this regard. In addition, our acquisition strategies may not be well received by our customers and suppliers. We may encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management's attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect our business strategy and financial condition and results of operations.

Increases in our raw material or energy costs or the loss of a substantial number of our suppliers could adversely affect our profitability and other financial results.

Although we have not experienced significant fluctuations in raw material or energy costs which have materially impacted our profitability, we are sensitive to price movements in our raw materials supply base. Our largest raw material purchases are for steel, polyethylene and other resins and energy. Raw materials and other supplies used in our operations are normally available from a variety of competing suppliers. Steel is purchased primarily from steel mills and service centers with contractual pricing guarantees typically in the six- to twelve-month time frame. We estimate that, based on existing price structures, price and scrap surcharges and market conditions, we may experience steel prices that are substantially higher in 2004 as compared with 2003. This estimate assumes particular product volumes and product mix that may vary in reality. Polyethylene is generally a commodity resin with multiple suppliers capable of providing product. For most polyethylene purchases, we negotiate the effective date of any upward pricing (usually 60 days). Our electricity requirements are managed on a regional basis utilizing competition where deregulation is prevalent. A failure by our suppliers to continue to supply us with certain raw materials or component parts on commercially reasonable terms, or at all, would have a material adverse effect on us. Our energy costs are a substantial element of our cost structure. To the extent there are energy supply disruptions or material fluctuations in energy costs, our margins could be materially adversely impacted. We may be unable to pass along any increased costs associated with any of the foregoing. Furthermore, prior to our separation from Metaldyne, we entered into several joint purchasing arrangements for our steel and energy requirements that we previously benefited from as a Metaldyne subsidiary. We and Metaldyne have agreed to cooperate to provide each other with the benefits of these agreements in the future, but these benefits may not continue to be available to us.

We may be unable to successfully implement our growth strategies. Our ability to realize our growth opportunities, apart from acquisitions and related cost savings, may be limited.

We have identified many growth opportunities, involving new product development, cross-selling, product bundling, cost reduction measures and similar organic growth opportunities. However, our businesses operate in relatively stable industries and it may be difficult to successfully pursue these strategies and realize material benefits therefrom. Even if we are successful, other risks attendant to our businesses and the economy generally may substantially or entirely eliminate the benefits. While we have been successful with some of these strategies in the past, our growth has principally come through acquisitions.

We depend on the services of key individuals and relationships, the loss of which would materially harm us.

Our success will depend, in part, on the efforts of our senior management, including our Chief Executive Officer and our segment presidents. Our future success will also depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us. In addition, our largest stockholder, Heartland, has provided us with valuable strategic, financial and operational support pursuant to arrangements that will terminate in connection with this offering. The loss of such services could adversely affect us.

We may incur material losses and costs as a result of product liability, recall and warranty claims that may be brought against us.

We face an inherent business risk of exposure to product liability claims in the event that the use of our current and formerly manufactured or sold products results, or is alleged to result, in bodily injury and/or property damage. We may experience material product liability losses in the future and/or incur significant costs to defend such claims. Our product liability insurance coverage may be inadequate for liabilities that may ultimately be incurred or it may not continue to be available on terms acceptable to us. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a government-required or manufacturer-instituted recall involving such products. Our Cequent business has experienced product liability claims as to towing and trailer products in the ordinary course of business. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a materially adverse effect on our business. In the ordinary course of our business, contractual disputes over warranties can also arise. Customers may seek to hold us responsible for some or all of the repair or replacement costs under their product warranties when the product provided did not, or allegedly did not, perform as warranted. In addition, one of our Industrial Specialties segment subsidiaries is a party to lawsuits related to asbestos contained in gaskets formerly manufactured by it or its predecessors. These or other liabilities or claims may increase or otherwise have a material adverse effect on our business and financial condition and results. See "Business—Legal Proceedings" for a discussion of these lawsuits.

Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations.

We are subject to federal, state, local and foreign environmental and health and safety laws and regulations that:

•	affect ongoing operations and may increase capital costs and operating expenses in order for us to maintain compliance with such requirements; and
•	impose liability relating to contamination at our facilities, and at other locations such as former facilities, facilities where we have sent wastes for treatment or disposal, and other properties to which we (or a company or business for which we are responsible) are linked.

Liability under these laws and regulations may include, for example, investigation and cleanup of the contamination, personal injury and property damage caused by the contamination, and damages to natural resources. Some of these liabilities may be imposed without regard to fault, and may also be joint and several (which can result in a liable party being held responsible for the entire obligation, even where other parties are also liable).

We may be legally or contractually responsible or alleged to be responsible for the investigation and remediation of contamination at various sites, and for personal injury or property damages, if any, associated with such contamination. We have been named as potentially responsible parties under the federal Superfund law or similar state laws in several sites requiring cleanup related to disposal of wastes we generated. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several, resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred substantial expenses for all these sites over a number of years, a portion of which has been covered by insurance. See "Business—Legal Proceedings" for a discussion of these matters. In addition to the foregoing, our businesses have incurred and likely will continue to incur expenses to investigate and clean up existing and former company-owned or leased property. Additional sites may be identified at which we are a potentially responsible party under the federal Superfund law or similar state laws.

We may be subject to further unionization and work stoppages at our facilities or our customers may be subjected to work stoppages, which could seriously impact the profitability of our business.

As of December 31, 2003, approximately 19.8% of our work force was unionized under several different unions and bargaining agreements. If our unionized workers or those of our customers or suppliers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations. In addition, if a greater percentage of our work force becomes unionized, our costs and these risks may increase. We anticipate negotiating a collective bargaining agreement with the United Steel Workers Union for certain employees at our Goshen, Indiana facility and expect to take a neutral position with respect to any organization efforts by the United Steel Workers Union at certain of our other present and future facilities. Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are included. In addition, organizations responsible for shipping our customers' products may be impacted by occasional strikes or other activity. Any interruption in the delivery of our customers' products could reduce demand for our products and could have a material adverse effect on us.

Our healthcare costs for active employees and future retirees may exceed our projections and may negatively affect our financial results.

We maintain a range of healthcare benefits for our active employees and a limited number of retired employees pursuant to labor contracts and otherwise. Healthcare benefits for active employees and certain retirees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both the subject of various cost-sharing features. Some of these benefits are provided for in fixed amounts negotiated in labor contracts with the appropriate unions. If our costs under our benefit programs for active employees and retirees exceed our projections, our business and financial results could be materially adversely affected. Additionally, foreign competitors and many domestic competitors provide less benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position.

Many of the markets we serve are highly competitive, which could limit the volume of products that we sell and reduce our operating margins.

Many of our products are sold in competitive markets. We believe that the principal points of competition in our markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, reliability and timeliness of delivery, customer service and effectiveness of distribution. Maintaining and improving our competitive position will require continued investment by us in manufacturing, engineering, quality standards, marketing, customer service and support of our distribution networks. We may have insufficient resources in the future to continue to make such investments and, even if we make such investments, we may not be able to maintain or improve our competitive position. As is the case with any U.S. manufacturer, we also face the risk of lower cost foreign manufacturing in certain markets and we may be driven as a consequence of this competition to increase our investment overseas. Competitive pressure may limit the volume of products that we sell and reduce our operating margins.

A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results and impact our ability to service debt.

Approximately 17.7% of our net sales for the fiscal year ended December 31, 2003 were derived from sales by our subsidiaries located outside of the United States. We may significantly expand our international operations through internal growth and acquisitions. For example, we opened a new production and assembly facility in China for our Rieke segment in the first quarter of 2004. Such efforts are intended to facilitate growth on a cost effective basis and to enhance our competitive position, but we may be unsuccessful in these efforts. Sales outside of the United States, particularly sales to emerging markets, and foreign manufacturing are subject to various other risks which are not present in sales within U.S. markets including governmental embargoes or foreign trade restrictions such as antidumping duties, changes in U.S. and foreign governmental regulations, tariffs and other trade barriers, the potential for nationalization of enterprises, foreign exchange risk and other political, economic and social instability. In addition, there are tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries that could affect our financial results and reduce our ability to service debt.

We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results.

At March 31, 2004, our goodwill and intangible assets were approximately $978.7 million, and represented approximately 64.8% of our total assets. Our net loss of $30.9 million for the year ended December 31, 2003 was impacted by a charge of $18.6 million for impairment of goodwill related to our precision cutting tools business and other intangibles related to customers with whom we no longer maintain sales relationships. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial results.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party's intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, reengineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and operating results. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, financial condition and operating results.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property, or any intellectual property acquired or developed by us in the future, will provide a meaningful competitive advantage. Our patents or pending applications may be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use, we may need to commence litigation, which can be expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology or other intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Risks Relating to Our High Degree of Leverage

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations.

Following this offering, we will continue to have indebtedness that is substantial in relation to our shareholders' equity. As of March 31, 2004, after giving pro forma effect to the use of proceeds from this offering, we would have had approximately $589.0 million of outstanding debt and approximately $542.7 million of shareholders' equity. On such pro forma basis, approximately 50.6% of our debt would have borne interest at variable rates and we may experience material increases in our interest expense as a result of increases in interest rate levels generally. Our annual debt service payment obligations in 2003, after giving effect to the use of proceeds from this offering would have been approximately $45.1 million. Based on outstanding amounts, at March 31, 2004 a 1% increase in the per annum interest rate for our variable rate debt would increase our interest expense by approximately $3.0 million annually. The degree to which we are leveraged and have high interest expense will have important consequences, including the following:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, business development efforts, general corporate or other purposes may be impaired;
•	a substantial portion of our cash flow from operations will be dedicated to the payment of interest and principal on our indebtedness, thereby reducing the funds available to us for other purposes, including our operations, capital expenditures, future business opportunities or obligations to pay rent in respect of our operating leases;
•	our operations are restricted by our debt instruments, which contain material financial and operating covenants, and those restrictions may limit, among other things, our ability to borrow money in the future for working capital, capital expenditures, acquisitions, rent expense or other purposes;
•	indebtedness under our credit facility and the financing cost associated with our accounts receivable facility are at variable rates of interest, which makes us vulnerable to increases in interest rates;
•	our leverage may place us at a competitive disadvantage as compared with our less leveraged competitors;
•	our substantial degree of leverage will make us more vulnerable in the event of a downturn in general economic conditions or in any of our businesses; and
•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited.

We may also incur significant additional debt in pursuit of our acquisition strategies. We have the ability to borrow up to $100.0 million under our $150.0 million revolving credit facility to fund permitted acquisitions and we have the ability to seek commitments for an additional $125.0 million of term loans under our existing credit agreement, to fund permitted acquisitions, all subject to pro forma compliance with our financial covenants. At March 31, 2004, after giving pro forma effect to the use of proceeds from this offering to redeem senior subordinated notes, we would have been able to incur an additional $128.0 million of debt. Our ability to service our debt and other obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We have significant operating lease obligations, and our failure to meet those obligations could adversely affect our financial condition.

We lease many of our manufacturing facilities and certain capital equipment. Our annualized rental expense under these operating leases will approximate $15.2 million. A failure to pay our rental obligations would constitute a default allowing the applicable landlord to pursue any remedy available to it under applicable law, which would include taking possession of our property and, in the case of real property, evicting us. These leases are categorized as operating leases and, consequently, are not considered indebtedness for purposes of our debt instruments. If at a later date, we or our auditors conclude that these operating leases should be treated as capital leases, then such leases would be considered indebtedness for balance sheet purposes and we may, as a result, need to seek waivers or modifications of our debt instruments.

Restrictions in our debt instruments and accounts receivable facility limit our ability to take certain actions and breaches thereof could impair our liquidity.

Our credit facility and the indenture governing our senior subordinated notes contain covenants that restrict our ability to:

•	pay dividends or redeem or repurchase capital stock;

•	incur additional indebtedness and grant liens;

•	make acquisitions and joint venture investments;

•	sell assets; and

•	make capital expenditures.

Our credit facility also requires us to comply with financial covenants relating to, among other things, interest coverage and leverage. Our accounts receivable facility contains covenants similar to those in our credit facility and includes additional requirements regarding our receivables. We may not be able to satisfy these covenants in the future or be able to pursue our strategies within the constraints of these covenants.

Our accounts receivable facility contains concentration limits with respect to the percentage of receivables we can sell from any particular customer. The concentration limits are based on the credit ratings of each particular customer. We may implement credit hedging strategies to offset this risk. However, if one or more of our customers were to have its credit ratings downgraded, then the amount of receivables of such customer that we could sell may decrease and our liquidity could be materially and adversely impacted.

Substantially all of our assets and the assets of our domestic subsidiaries (other than our special purpose receivables subsidiary) are pledged as collateral pursuant to the terms of our credit facility. A breach of a covenant contained in our debt instruments could result in an event of default under one or more of our debt instruments, our accounts receivable facility and our lease financing arrangements. Such breaches would permit the lenders under our credit facility to declare all amounts borrowed thereunder to be due and payable, and the commitments of such lenders to make further extensions of credit could be terminated. In addition, such breach may cause a termination of our accounts receivable facility. This would materially and adversely impair our liquidity. In addition, our secured lenders could proceed against their collateral and our lessors could prevent us from using our valuable facilities and equipment that are under lease. We do not presently expect that alternative sources of financing will be available to us under these circumstances or available on attractive terms.

Risks Related to Our Common Stock

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of $         per share of the common stock, assuming an initial public offering price of $         per share. Our issuance of shares pursuant to options and the exercise of an existing warrant will cause investors to experience further dilution if the market price of our common stock exceeds the exercise price of these securities.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have              shares of common stock outstanding. There will be              shares outstanding if the underwriters exercise their overallotment option in full. Restrictions under the securities laws and the lock-up agreements described in "Underwriting" limit the number of shares of common stock that can be sold immediately following the public offering. All of the shares of common stock sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act.              shares of common stock outstanding after this offering will be "restricted securities" subject to the volume limitations and the other conditions of Rule 144, plus              additional shares issuable upon the exercise of outstanding options and              shares issuable upon the exercise of an outstanding warrant, available for sale after the expiration of their initial       -day lock-up period.

Of the          "restricted shares" outstanding after this offering, Heartland will own                  and Metaldyne will own             . Heartland and Metaldyne will have the ability to require us to register the resale of their shares 180 days after the consummation of this offering pursuant to registration rights. In addition, each party to our shareholders agreement has the right, subject to the limitations in the shareholders agreement, to exercise certain piggyback registration rights in connection with other registered offerings. Substantial sales by Heartland or Metaldyne or the perception that these sales will occur may materially and adversely affect the price of our common stock.

If we need to sell or issue additional shares of common stock to finance future acquisitions, your stock ownership could be diluted.

Part of our growth strategy is to expand into new markets and enhance our position in existing markets through acquisitions. In order to successfully complete targeted acquisitions or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. The timing and quantity of the shares of our common stock that will be sold may have a negative impact on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

Possible volatility in our stock price could negatively affect our stockholders.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, possibly significantly.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could negatively affect our financial results.

We are controlled by Heartland, who can control all matters requiring the approval of our stockholders, and Heartland's interests in our business may be different than yours.

After this offering, Heartland will beneficially own approximately       % of our outstanding voting common stock and Metaldyne, which is controlled by Heartland, will beneficially own approximately       % of our outstanding voting common stock. As a result, Heartland will have the power to control all matters submitted to our stockholders, elect our directors and exercise control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders regardless of whether other stockholders believe that any such transactions are in their own best interests. For example, Heartland could cause us to make acquisitions that increase the amount of our indebtedness, sell revenue-generating assets or cause us to undergo a "going private" transaction with it or one of our affiliates based on its ownership immediately following the consummation of this offering without a legal requirement of unaffiliated shareholder approval. So long as Heartland continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions. Its interests may differ from yours and it may vote in a way with which you disagree. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock. See "Related Party Transactions."

We are party to certain transactions with Heartland and its affiliates, including Metaldyne, and we may continue to do so in the future.

While we have no current plans with respect to additional related party transactions with Heartland or Metaldyne or their respective affiliates, apart from those existing and ordinary course matters summarized or referred to under "Certain Relationships and Related Party Transactions," we may enter into such transactions in the future. Our debt instruments currently require that, principles of corporate law may recommend that and we intend to, enter into such transactions only on arms' length third party terms, but we cannot assure you that, should we enter into any such transactions, they would not be detrimental to us and to shareholders other than the relevant affiliated party.

Provisions of Delaware law and upon the consummation of this offering, our certificate of incorporation, by-laws, and shareholders' rights plan could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Upon the consummation of this offering, our certificate of incorporation and by-laws will contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Upon the consummation of this offering, provisions of our certificate of incorporation and by-laws will impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. For example, our certificate of incorporation will authorize our board of directors to determine the rights, preferences, privileges and restrictions of an unissued series of preferred stock, without any vote or action by our shareholders. Thus, our board of directors will be able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. In addition, a change of control of our company may be delayed or deterred as a result of our having three classes of directors or as a result of the shareholders' rights plan that our board of directors intends to adopt upon the consummation of this offering. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock."

Our common stock may not trade actively, which may cause our common stock to trade at a discount and make it difficult for you to sell your stock.

This is our initial public offering, which means that our common stock currently does not trade in any market. Upon the consummation of this offering, our common stock may not trade actively. You may not be able to sell your shares at or above the offering price, which will be determined by negotiations between representatives of the underwriters and us and which may not be indicative of prices that will prevail in the trading market. An illiquid market for our common stock may result in price volatility and poor execution of buy and sell orders for investors.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements about our financial condition, results of operations and business, and our plans, objectives, goals, strategies, future events, revenue or performance, capital expenditures, financing needs, plans or intentions concerning acquisitions and business trends and other non-historical information. Many of these statements appear under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus include general economic conditions in the markets in which we operate and industry-related factors such as:

•	technological developments that could competitively disadvantage us;
•	increases in our raw material, energy and healthcare costs;
•	our dependence on key individuals and relationships;
•	exposure to product liability and warranty claims;
•	compliance with environmental and other regulations;
•	labor costs and strikes at our customers' or at our facilities; and
•	competition within our industries.

In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, including our ability to identify attractive and other strategic acquisition opportunities, and to successfully integrate acquired businesses including actions we have identified as providing cost-saving opportunities.

We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $164.0 million from the sale of shares of our common stock in this offering, based upon an assumed initial public offering price of $         per share, the midpoint of the offering range, and after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering to repay approximately $146.2 million in principal amount of our outstanding 9 7/8% senior subordinated notes due 2012 at a redemption price of 109.875% of principal, plus accrued and unpaid interest. We may use the remaining balance, if any, to prepay term loans and/or for general corporate purposes. However, we may elect to terminate certain of our operating leases and to reacquire the underlying leased assets with a portion of the net proceeds instead of prepaying term loans. Our term loans bear interest at a weighted average rate equal to 4.60% as of March 31, 2004 and have a final maturity of December 31, 2009.

We will not receive any proceeds from the sale of shares by the selling stockholder, including if the underwriters exercise their overallotment option, which is solely from the selling stockholder.

DIVIDEND POLICY

We have not declared or paid cash dividends on our common stock since becoming a stand alone entity in June 2002 and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, restrictions in our credit facility and our indenture governing our 9 7/8% senior subordinated notes restrict our ability to pay dividends. We currently intend to retain future earnings, if any, to finance our business and growth strategies. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004 on an actual and as adjusted basis to reflect:

•	the sale by us of approximately shares of our common stock in this offering at an assumed public offering price per share of $ , the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and offering expenses; and

•	the assumed repayment of $146.2 million in principal amount of our senior subordinated notes with the proceeds we receive from this offering.

You should read this table in conjunction with our audited financial statements as of December 31, 2003 and the notes to those financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Information" included elsewhere in this prospectus.

	As of March 31, 2004
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents	$6,920	$320
Long-term debt (including current maturities):
Credit facility (1)	$298,060	$298,060
9 7/8% senior subordinated notes due 2012 (2)	436,110	290,510
Other	410	410
Total long-term debt	734,580	588,980
Shareholders' equity:
Preferred stock: par value $0.01 per share; 100,000,000 shares authorized; no shares issued and outstanding actual or as adjusted(3)	—	—
Common stock: par value $0.01 per share; 400,000,000 shares authorized; 20,010,000 shares issued and outstanding actual; shares issued and outstanding as adjusted	200
Paid-in capital	399,460	561,460
Retained deficit (4)	(35,700)	(53,320)
Accumulated other comprehensive income	34,310	34,310
Total shareholders' equity	398,270	542,450
Total capitalization	$1,132,850	$1,131,430

(1)	At March 31, 2004, our credit facility was comprised of a $150 million revolving credit facility that matures in December 2007 and a $291.1 million term loan that matures in December 2009. As of March 31, 2004, we had outstanding borrowings of $7.0 million and utilized approximately $26 million of the letter of credit capacity under our revolving credit facility to support certain lease obligations and our ordinary course needs. In addition, our receivables facility provides us with up to $125 million of availability of eligible accounts receivable through June 2005, of which $56.9 million was outstanding at March 31, 2004. See "Description of Our Debt."

(2)	At March 31, 2004, actual face value of the 9 7/8% senior subordinated notes was $438.8 million and as adjusted face value was $291.6 million. See Note 8 to our unaudited financial statements included elsewhere in this prospectus.

(3)	In connection with this offering, we will adopt a shareholder rights agreement pursuant to which each holder of our shares will be entitled to purchase one one-thousandth of a share of series A junior participation preferred stock. See "Description of Capital Stock — Rights Agreement."

(4)	Reflects adjustment for costs associated with redemption premium of $14.4 million to retire $146.2 million of our 9 7/8% senior subordinated notes, $6.8 million expense related to deferred debt issuance costs and net amortized discount/premium and $8.0 million expense related to discontinuation of the $4.0 million annual fee paid under the Heartland Advisory Agreement, net of related tax benefit.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

Our net tangible book value as of March 31, 2004 was approximately $(580.5) million, or $(29.01) per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2004. After giving effect to the issuance and sale of               shares of our common stock in this offering at an assumed initial public offering price of $             (the midpoint of range on the cover page of this prospectus), and after deducting the underwriting discounts and estimated offering expenses that we will pay, our net tangible book value as of March 31, 2004 would have been approximately $        million, or $       per share of common stock. This represents an immediate increase in net tangible book value of $       per share to existing shareholders and an immediate dilution of $       per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share as of December 31, 2003	$
Increase per share attributable to this offering	$
Net tangible book value per share after this offering	$
Dilution per share to new investors	$

The following table summarizes, as of March 31, 2004, the total number of shares of common stock purchased or to be purchased from us for cash during the past five years by existing shareholders, by holders of options or warrants and the total consideration paid or to be paid us and the average price per share paid or to be paid by them and by new investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and estimated offering expenses that we will pay:

	Shares purchased		Total consideration
	Number	Percent of total shares	Amount	Percent	Average price per share
Existing shareholders		%	$	%	$
New investors		%		%	$
Totals		100.0%	$	100.0%

The tables and calculations above (other than the last table above) assume no exercise of outstanding options. None of these options will be exercisable prior to 90 days after the consummation of this offering. As of June 1, 2004, there were 1,856,837 shares of our common stock issuable upon exercise of outstanding options at an exercise price of $20.00 per share. See "Management—Director and Executive Officer Compensation—Long Term Equity Incentive Plan."

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived from our audited and unaudited historical financial statements, adjusted to give pro forma effect to the HammerBlow and Highland acquisitions, the offering of common stock made hereby and the use of proceeds to redeem senior subordinated notes. The Fittings acquisition is accounted for as a reorganization of entities under common control because of Heartland's interests in Metaldyne and us. As a result, historical amounts presented include the effects of the Fittings acquisition. The impact of several other minor acquisitions completed in 2003 and 2004 are not reflected in the unaudited pro forma financial information because the impact of such acquisitions is not material.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2004 gives effect to this offering as if it occurred on January 1, 2004. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 gives effect to the HammerBlow and Highland acquisitions and this offering as if they had occurred on January 1, 2003.

The unaudited pro forma balance sheets as of March 31, 2004 and December 31, 2003 include adjustments necessary to reflect the estimated effect of this offering as if it had occurred as of March 31, 2004 and December 31, 2003, respectively.

The unaudited pro forma financial information referred to above are presented for informational purposes only and do not purport to represent what our results of operations or financial position would actually have been had the HammerBlow and Highland acquisitions and this offering occurred at such time or to project our results of operations for any future period or date.

The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis.

The unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the related notes to such financial statements included elsewhere in this prospectus.

Unaudited Pro Forma Combined Statement of Operations
For the Three Months Ended March 31, 2004
(in millions, except per share amounts)

	TriMas Historical	Pro Forma Adjustments		Pro Forma Combined
Net sales	$260.9	$—		$260.9
Cost of sales	(196.3)	—		(196.3)
Selling, general and administrative expenses	(43.7)	1.0	(3)	(42.7)
Loss on dispositions of property and equipment	(0.3)	—		(0.3)
Operating profit	20.6	1.0		21.6
Interest expense	(16.3)	3.6	(5)	(12.7)
Other expense, net	(0.3)	—		(0.3)
Income before income tax expense	4.0	4.6		8.6
Income tax expense	(1.5)	(1.7	)(8)	(3.2)
Net income	$2.5	$2.9		$5.4
Basic income per share	$0.13
Diluted income per share	$0.13
Weighted average common shares — basic	20,010,000
Weighted average common shares — diluted	20,310,491

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2003
(in millions, except per share amounts)

	TriMas Historical	HammerBlow Historical	Highland Historical	Pro Forma Adjustments		Pro Forma Combined
Net sales	$905.4	$10.7	$5.0	$—		$921.1
				4.0	(1)
Cost of sales	(673.4)	(6.6)	(3.6)	(0.4	)(2)	(680.0)
Selling, general and administrative				4.0	(3)
expenses	(175.5)	(2.3)	(1.1)	0.3	(4)	(174.6)
Loss on dispositions of property and equipment	(20.1)	—	—	—		(20.1)
Impairment of goodwill	(7.6)	—	—	—		(7.6)
Operating profit	28.8	1.8	0.3	7.9		38.8
Interest expense	(64.8)	(0.3)	(0.1)	15.2	(5)	(50.0)
				—	(6)
Other expense, net	(0.5)	(0.2)	—	(0.2	)(7)	(0.9)
Income (loss) before income tax (expense) benefit	(36.5)	1.3	0.2	22.9		(12.1)
Income tax (expense) benefit	5.6	(0.5)	(0.1)	(8.7	)(8)	(3.7)
Net income (loss)	$(30.9)	$0.8	$0.1	$14.2		$(15.8)
Basic loss per share	$(1.54)					$( )
Diluted loss per share	$(1.54)					$( )
Weighted average common shares — basic	20,047,090
Weighted average common shares — diluted	20,047,090

See notes to Unaudited Pro Forma Financial Information.

TRIMAS CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

The Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 2004 includes adjustments necessary to reflect this offering and the use of proceeds therefrom to redeem senior subordinated notes as if it had occurred on January 1, 2004. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2003 includes adjustments necessary to reflect the estimated effect of the HammerBlow and Highland acquisitions, this offering and the use of proceeds therefrom to redeem senior subordinated notes as if they had occurred on January 1, 2003. The debt redemption premium associated with the use of proceeds from this offering of approximately $14.4 million at January 1, 2004 and January 1, 2003, the amortization of deferred debt issuance costs eliminated as a result of the use of proceeds of this offering of approximately $5.4 million at January 1, 2004 and $6.2 million at January 1, 2003, and $8.0 million at January 1, 2004 and January 1, 2003 expected to be paid to terminate the Heartland Advisory Agreement, all of which will be included as charges in the statement of operations in the period in which the offering is consummated, have been excluded from this pro forma analysis because these charges will not be recurring.

For purposes of the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2003, the results for HammerBlow and Highland prior to the acquisition dates of January 30, 2003, and February 21, 2003, respectively, are separately presented. Subsequent to the acquisition dates, the results of HammerBlow and Highland are included in our results of operations.

Pro Forma Adjustments

1.	Reflects adjustment to eliminate the cost of sales effect of a $4.0 million inventory write-up recorded as a result of the HammerBlow and Highland acquisitions.

2.	Reflects increased depreciation and amortization of $0.4 million related to the step-up of property and equipment and identified intangibles to estimated fair values, based on estimated remaining useful lives at the date of acquisition ranging from three to forty years.

3.	Reflects adjustment to eliminate the $4.0 million annual monitoring fee paid to Heartland that will be terminated in connection with consummation of this offering.

4.	Reflects adjustment to eliminate management fees charged by the former owners of Highland and HammerBlow and amortization of prior transaction costs capitalized ($0.2 million) and record one month of fees for providing shared services to a previously related entity under a management agreement with the former owners of HammerBlow.

5.	Reflects adjustment to reduce interest expense and amortization of debt issuance costs associated with retirement of $146.2 million of senior subordinated notes using proceeds of the offering.

6.	Reflects adjustment to eliminate historical interest expense from the books of HammerBlow and Highland ($0.3 million) and to record 1.5 months interest expense of $0.3 million on the Revolver to finance the acquisition of Highland.

7.	Reflects adjustment to record loss on sale of receivables under the accounts receivable securitization facility used to partially finance the acquisition of HammerBlow.

8.	To reflect the estimated tax effect of the above adjustments at an effective statutory tax rate of 38%.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
March 31, 2004
(in thousands, except share amounts)

	TriMas Historical	Offering Adjustments		Pro Forma Basis
ASSETS
Current assets:
Cash and cash equivalents	$6,920	$(6,600)	(1)	$320
Receivables	108,260	—		108,260
Inventories	136,620	—		136,620
Deferred income taxes	11,010	10,800	(5)	21,810
Prepaid expenses and other current assets	11,140	—		11,140
Total current assets	273,950	4,200		278,150

Property and equipment, net	196,860			196,860
Goodwill	658,040	—		658,040
Other intangibles	320,680	—		320,680
Other assets	60,540	(5,420	)(2)	55,120
Total assets	$1,510,070	$(1,220)		$1,508,850

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities, long-term debt	$3,300	$—		$3,300
Accounts payable	104,560	—		104,560
Accrued liabilities	75,330	—		75,330
Due to Metaldyne	3,560	—		3,560
Total current liabilities	186,750	—		186,750

Long-term debt	731,280	(145,600	)(3)	585,680
Deferred income taxes	150,580	—		150,580
Other long-term liabilities	36,620	—		36,620
Due to Metaldyne	6,570	—		6,570
Total liabilities	1,111,800	(145,600)		966,200
Commitments and contingencies (Note 9)
Preferred stock, $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—		—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,010,000 shares	200	—		200
Paid-in capital	399,460	162,000	(4)	561,460
Retained deficit	(35,700)	(17,620	)(5)	(53,320)
Accumulated other comprehensive income	34,310	—		34,310
Total shareholders' equity	398,270	144,380		542,650
Total liabilities and shareholders' equity	$1,510,070	$(1,220)		$1,508,850

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2003
(in thousands, except share amounts)

	TriMas Historical	Offering Adjustments		Pro Forma Basis
ASSETS
Current assets:
Cash and cash equivalents	$6,780	$(6,600)	(1)	$180
Receivables	118,970	—		118,970
Inventories	124,090	—		124,090
Deferred income taxes	10,900	10,860	(5)	21,760
Prepaid expenses and other current assets	8,440	—		8,440

Total current assets	269,180	4,260		273,440

Property and equipment, net	187,420	—		187,420
Goodwill	658,900	—		658,900
Other intangibles, net	322,750	—		322,750
Other assets	61,780	(5,590	)(2)	56,190
Total assets	$1,500,030	$(1,330)		$1,498,700

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities, long-term debt	$10,920	$—		$10,920
Accounts payable	94,130	—		94,130
Accrued liabilities	75,100	—		75,100
Due to Metaldyne	4,400	—		4,400
Total current liabilities	184,550	—		184,550
Long-term debt	725,060	(145,600	)(3)	579,460
Deferred income taxes	149,030	—		149,030
Other long-term liabilities	37,770	—		37,770
Due to Metaldyne	6,960	—		6,960
Total liabilities	1,103,370	(145,600)		957,770
Preferred stock, $.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—		—
Common stock, $.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,010,000 shares	200	—		200
Paid-in capital	399,870	162,000	(4)	561,870
Retained deficit	(38,240)	(17,730	)(5)	(55,970)
Accumulated other comprehensive income	34,830	—		34,830
Total shareholders' equity	396,660	144,270		540,930
Total liabilities and shareholders' equity	$1,500,030	$(1,330)		$1,498,700

TRIMAS CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

The Unaudited Pro Forma Consolidated Balance Sheets for the three months ended March 31, 2004 and the year ended December 31, 2003 include adjustments necessary to reflect the estimated effect of this offering as if it had occurred as of March 31, 2004 and December 31, 2003, respectively.

Pro Forma Adjustments

1.	Reflects net adjustment for residual cash proceeds of the offering ($3.4 million) which, when combined with available cash balances, fund a $10.0 million payment to Heartland for services related to this offering and to discontinue payment of the $4.0 million annual fee under the Heartland Advisory Agreement.

2.	Reflects adjustment to eliminate deferred debt insuance costs associated with retirement of $146.2 million of senior subordinated notes using proceeds of the offering.

3.	Reflects adjustment for retirement of senior subordinated notes, net of unamortized discount and premium, using proceeds of this offering.

4.	Adjustment to reflect proceeds of the offering, net of related expenses.

5.	Reflects adjustment for costs associated with redemption premium of $14.4 million to retire $146.2 million of senior subordinated notes, $6.0 million and $6.2 million expense related to deferred debt issuance costs and net amortized discount/premium at March 31, 2004 and December 31, 2003, respectively, and $8.0 million expense related to discontinuation of the $4.0 million annual fee paid under the Heartland Advisory Agreement, net of related tax benefit.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical financial data for the five years ended December 31, 2003 and the three months ended March 31, 2004 and March 30, 2003. The financial data for the fiscal years ended December 31, 2003, 2002 and 2001 have been derived from our audited financial statements and notes to those financial statements included elsewhere in this prospectus. The financial statements for the year ended December 31, 2003 have been audited by KPMG LLP, and the financial statements for the years ended December 31, 2002 and 2001 have been audited by PricewaterhouseCoopers LLP. The financial data for the fiscal years ended December 31, 2000 and 1999 were derived from our historical financial statements, as revised for the acquisition of Fittings, not included in this prospectus. The selected information for the three months ended March 31, 2004 and March 30, 2003 has been derived from our unaudited interim financial statements and the notes to those financial statements, which, in the opinion of management, include all adjustments which are normal and recurring in nature, necessary for the fair presentation of that data for such periods.

In reviewing the following information, it should be noted that on June 6, 2002, Metaldyne issued approximately 66% of our then fully diluted common equity to an investor group led by Heartland. We did not establish a new basis of accounting as a result of this common equity issuance due to the continuing contractual control by Heartland. Our combined financial information for the periods prior to June 6, 2002 includes allocations and estimates of direct and indirect Metaldyne corporate administrative costs attributed to us, which are deemed by management to be reasonable but are not necessarily reflective of the costs which we thereafter incurred or may incur on an ongoing basis. Prior to June 6, 2002, we were wholly-owned by Metaldyne. On November 28, 2000, Metaldyne was acquired by an investor group led by Heartland. The pre-acquisition basis of accounting for periods prior to November 28, 2000 is reflected on the historical basis of accounting and all periods subsequent to November 28, 2000 are reflected on a purchase accounting basis and are therefore not comparable.

In addition, we acquired three significant businesses during 2003: (1) HammerBlow Acquisition Corp. on January 30, 2003, (2) Highland Group Corporation on February 21, 2003 and (3) an automotive manufacturing business from Metaldyne, which we refer to as the Fittings acquisition, on May 9, 2003. The historical financial information for 2003 includes the results of the HammerBlow and Highland businesses subsequent to the date of their acquisition. The Fittings acquisition was accounted for as a reorganization of entities under common control because of Heartland's interests in Metaldyne and us. As a result, historical periods have been revised to include the effects of the Fittings acquisition as if Fittings had been owned by us for all periods presented. The as adjusted selected balance sheet data reflects the impact of the offering as if it had occurred December 31, 2003. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements included elsewhere in this prospectus.

	Post-Acquisition Basis							Pre-Acquisition Basis
	Three months ended March 31, 2004	Three months ended March 30, 2003	Last twelve months ended March 31, 2004	Year ended December 31, 2003	Year ended December 31 2002	Year ended December 31, 2001	11/28/2000- 12/31/2000	1/1/2000- 11/27/2000	Year ended December 31, 1999
				(in thousands)
Statement of Operations Data:
Net sales	$260,900	$217,970	$948,330	$905,400	$750,250	$748,400	$51,600	$758,920	$793,930
Cost of sales	196,290	162,480	707,240	673,430	555,660	546,960	37,870	540,110	534,490
Gross profit	64,610	55,490	241,090	231,970	194,590	201,440	13,730	218,810	259,440
Selling, general and administrative	43,710	38,370	180,860	175,520	124,980	132,740	13,360	122,820	136,280
Loss on dispositions of property and equipment	250	12,150	8,210	20,110	1,800	1,400	330	70	110
Impairment of goodwill	—	—	7,600	7,600	—	—	—	—	—
Operating profit	20,650	4,970	44,420	28,740	67,810	67,300	40	95,920	123,050

	Post-Acquisition Basis							Pre-Acquisition Basis
	Three months ended March 31, 2004	Three months ended March 30, 2003	Last twelve months ended March 31, 2004	Year ended December 31, 2003	Year ended December 31 2002	Year ended December 31, 2001	11/28/2000- 12/31/2000	1/1/2000- 11/27/2000	Year ended December 31, 1999
			(in thousands, except per share amounts)
Net income (loss) (1)	2,540	(7,020)	(21,370)	(30,930)	(34,760)	(11,170)	(4,610)	21,450	37,680
Per Share Data:
Basic:
Income (loss) per share	$0.13	$(0.35)		$(1.54)
Weighted average shares	20,010,000	20,072,230		20,047,090
Diluted:
Income (loss) per share	$0.13	$(0.35)		$(1.54)
Weighted average shares	20,310,491	20,072,230		20,047,090
Other Financial Data:
Depreciation and amortization	$10,230	$11,130	$53,950	$54,850	$39,720	$54,730	$4,490	$39,240	$39,140
Capital expenditures	14,820	4,670	41,840	31,690	33,990	19,090	3,260	21,490	45,090
Statement of Cash Flows Data:
Cash flow provided by (used for):
operating activities	21,630	47,830	15,160	41,360	(22,000)	78,710	18,950	111,740	59,670
investing activities	(20,050)	(163,300)	(18,030)	(161,280)	(39,090)	(13,020)	(5,730)	(38,560)	(47,640)
financing activities	(1,440)	45,690	(20,870)	26,260	157,750	(68,970)	(12,600)	(79,160)	(20,330)
Selected Balance Sheet Data:
Total assets	$1,510,070	1,542,640		$1,500,030	$1,426,060	$1,281,600	$1,378,030	$1,211,030	$1,260,360
Total debt	734,580	718,550		735,980	696,180	440,760	472,920	461,300	520,560
Goodwill and other intangibles	978,720	986,060		981,650	802,150	845,400	871,900	709,830	717,320

(1)	Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," and discontinued amortization of goodwill. We completed the transitional test for impairment of goodwill in the second quarter of 2002, which resulted in a non-cash after-tax charge of $36.6 million related to our industrial fasteners business. Net income (loss) would have increased by approximately $13.6 million, $1.1 million, $17.7 million and $18.9 million in the periods ended December 31, 2001, December 31, 2000, November 27, 2000 and December 31, 1999, respectively, if goodwill amortization was excluded.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior and subsequent to our separation from Metaldyne and the HammerBlow, Highland and Fittings acquisitions. Accordingly, the discussion and anaylsis of historical operations during the periods prior to each of these events do not reflect their significant impact on us. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data" and our historical combined financial statements included elsewhere in this prospectus.

Introduction

We are an industrial manufacturer of highly engineered products serving niche markets in a diverse range of commercial, industrial and consumer applications. We have four operating segments: Rieke Packaging Systems, Cequent Transportation Accessories, Industrial Specialties and Fastening Systems. In reviewing our financial results for the past several years, consideration should be given to certain critical events, particularly our separation from Metaldyne in June 2002 and subsequent acquisitions and recent consolidation, integration and restructuring efforts.

Key Factors and Risks Affecting our Reported Results.    Critical factors affecting our ability to succeed include: our ability to successfully pursue organic growth through new product development, cross-selling and bundling and our ability to quickly and cost effectively introduce new products; our ability to acquire and integrate companies or products that will supplement existing product lines, add new distribution channels, expand our geographic coverage or enable us to absorb overhead costs; our ability to manage our cost structure more efficiently through improved supply base management, internal sourcing and/or purchasing of materials, selective out-sourcing and/or purchasing of support functions, working capital management, and greater leverage of our administrative and overhead functions. If we are unable to do any of the foregoing successfully, our financial condition and results of operations could be materially and adversely impacted.

Our results of operations depend upon general economic conditions and we serve some customers in highly cyclical industries that are themselves adversely impacted by unfavorable economic conditions. There is some seasonality in our Cequent segment business as well. Sales of towing and trailer products within Cequent are generally stronger in the second and third quarters, as trailer OEMs, distributors and retailers acquire product for the spring/summer selling season. No other operating segment experiences significant seasonal fluctuation in its business. We do not consider backlog orders to be a material factor in our business. A growing portion of our sales may be derived from international sources, which exposes us to certain risks, including currency risks.

Although we have not experienced significant fluctuations in raw materials costs which materially impacted our profitability, we are sensitive to price movements in our raw materials supply base. Our largest raw materials purchases are for steel, polyethylene and other resins. We have recently experienced increasing costs of steel and we are working with our suppliers to manage cost pressures and disruptions in supply. Additionally, we have initiated pricing programs to pass increased steel costs to customers, although we may experience a delay in our ability to implement price increases and recover such increased costs. We will continue to take actions as necessary to manage risks associated with increasing steel costs. However, we may experience increased costs or disruptions in supply over the remainder of the year or longer, we may not be able to pass along such higher cost to our customers in the form of price increases and such increased costs may adversely impact our earnings. We have substantial debt, interest and lease payment requirements that may restrict our future operations and impair our ability to meet our obligations and, in a rising interest rate environment, our performance may be adversely affected by our degree of leverage.

Our June 2002 Recapitalization and Separation from Metaldyne.    On June 6, 2002, we undertook a recapitalization that resulted in our separation from Metaldyne. Heartland and other investors invested approximately $265.0 million in us and acquired approximately 66% of our fully diluted common stock. Metaldyne retained or received approximately 34% of our fully diluted common stock. As part of this recapitalization (1) we entered into a new credit facility that then consisted of a $150.0 million revolving credit facility and a $260.0 million term loan facility, (2) we entered into a new $125.0 million receivables facility and (3) we issued approximately $352.8 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2012. We used the proceeds from these financings to pay a cash dividend to Metaldyne that had been declared immediately prior to the recapitalization and to repay our obligations in respect of Metaldyne financing arrangements. These obligations included borrowings attributable to our subsidiaries under the Metaldyne credit agreement, debt that our subsidiaries owed to Metaldyne and its other subsidiaries and outstanding balances related to receivables that we originated and sold under the Metaldyne receivables facility. In sum, we declared and paid a cash dividend to Metaldyne equal to $840.0 million, less the aggregate amount of such debt repayment and receivables repurchase.

See the information under the headings "Description of Our Debt" for information on our current credit facility terms and "Certain Relationships and Related Party Transactions" for additional information concerning the June 2002 transactions.

Our Recent Acquisitions.    Since our separation from Metaldyne in June 2002, we have completed seven acquisitions. The most significant of these were the HammerBlow, Highland and Fittings acquisitions. We also completed four smaller acquisitions, Haun Engine in August 2002, Cutting Edge Technologies in January 2003, Chem-Chrome in October 2003, and Bargman in January 2004.

On January 30, 2003, for our Cequent segment, we acquired all of the capital stock of HammerBlow Acquisition Corp., a manufacturer and distributor of towing, trailer and other vehicle accessories throughout North America for a purchase price of approximately $145.2 million (including a previous investment of $9.0 million that we had made). Of this amount, $7.2 million of the purchase price was deferred and paid in January 2004. On a pro forma basis to take into account its own prior acquisitions, HammerBlow had annual sales of approximately $109.5 million for the twelve months ended November 30, 2002.

On February 21, 2003, for our Cequent segment, we acquired all of the capital stock of Highland Group Corporation, a manufacturer of cargo management and vehicle protection products, for a purchase price of approximately $73.5 million. For the year ended December 31, 2002, Highland had net sales of approximately $49.2 million.

On May 9, 2003, within our Fastening Systems segment, we acquired an automotive fasteners manufacturing business from Metaldyne, a related party, for approximately $22.7 million on a debt-free basis. We refer to this acquisition as the "Fittings acquisition." In connection with the Fittings acquisition, we agreed to sublease Metaldyne's Livonia, Michigan facility, at which the acquired business was and is located. The acquired business had revenues of approximately $16.7 million in 2002. Because we and Metaldyne are under the common control of Heartland, this transaction was accounted for as a reorganization of entities under common control and, accordingly, we did not establish a new basis of accounting in the assets or liabilities of the Fittings business. Our reported results for prior periods have been revised to include the financial results of the Fittings business, including the allocation of certain charges to the Fittings business. Examples of such allocations include amounts charged or allocated by Metaldyne for corporate-level services and interest expense attributable to Fittings. See "Related Party Transactions."

Recent and Anticipated Consolidation, Integration and Restructuring Activities.     We have undertaken significant consolidation, integration and other cost savings programs to enhance our efficiency and achieve cost reduction opportunities arising from our acquisitions. Our programs involve a number of major projects and other smaller initiatives to eliminate duplicative and excess manufacturing and distribution facilities, sales forces, and back office and other support functions. The aggregate costs of these actions for 2001, 2002 and 2003 were approximately $7.4 million, $5.4 million and $15.4 million, respectively and for the three months ended March 31, 2004 and March 30, 2003 were approximately $5.4 million and $3.4 million respectively. We estimate that we will incur approximately $18.0 million of costs in 2004. We believe all of these costs are warranted by the anticipated future benefits of these actions. In 2004, we will continue to focus on establishing our stand alone corporate office. With the expiration on December 31, 2003 of the shared services agreement between Metaldyne and us, we will handle internally the tax, benefit administration and environmental and safety services formerly provided by Metaldyne. We have hired an internal audit director, a tax manager, a director of environmental, health and safety and established a standalone human resources compensation and benefits function. We anticipate increased corporate office expense of approximately $0.7 million as a result of these and other actions.

The key elements and status of our consolidation, integration and other cost-savings programs are summarized below:

General:

•	In 2001, we effected a 10% headcount reduction in aggregate across our segments by consolidating various overlapping distribution, sales, back office and other functions and closing certain plants and merging their operations into other facilities; and

•	We reduced costs by harmonizing numerous retirement plans and incentive compensation and service award plans that were the legacy of many acquisitions. Effective January 1, 2003, these actions have been completed.

Cequent Transportation Accessories:

•	In 2001, we consolidated an acquired trailer products manufacturing plant into an existing facility and we reduced the number of towing products regional warehouse service centers from 11 to five.

•	In 2002, our electrical products manufacturing plant in Indiana was closed and consolidated into an existing lower cost contract manufacturing plant in Mexico. In addition, as part of an integration and consolidation plan that was executed in the second half of 2002, two towing products manufacturing facilities, each with its own separate master distribution warehouse, were consolidated into a single manufacturing and master warehouse facility in Goshen, Indiana. We finalized these actions, including receipt of proceeds from real estate disposals of the closed facilities, during 2003.

•	In 2003, we began integrating facilities that were acquired from HammerBlow and Highland. In the third quarter of 2003, we closed one of the HammerBlow towing products manufacturing facilities and consolidated its operations into our Goshen, Indiana plant. We began consolidating one of the HammerBlow trailer products manufacturing facility in Wausau, Wisconsin into our Mosinee, Wisconsin facility during the fourth quarter of 2003 and expect to complete this action by the end of the third quarter of 2004.

•	In first quarter 2004, we opened a new distribution center in South Bend, Indiana to further consolidate distribution activities and better serve our retail and aftermarket installer, wholesale and distributor customers. We expect to complete the consolidation of distribution activities in South Bend by the end of 2004. Also, in May 2004 we announced our decision to cease manufacturing in Oakville, Ontario and expect to consolidate distribution activities for all Canadian customers in that location. We expect to complete this initiative by end of third quarter 2004.

Industrial Specialties:

•	In 2001, we began centralizing manufacturing and distribution of some gasket products within a single facility and rationalizing the back office general and administrative support within our branch service centers; and

•	In 2003, we began to consolidate two Compac facilities that manufacture pressure-sensitive tape and insulation products into a single facility and we have initiated a capital expenditure program to modernize and provide expansion room for certain projected product growth. We expect these actions to be completed by October 2004.

Fastening Systems:

•	In 2001, we adopted a multi-step plan for our industrial fasteners products businesses to consolidate five manufacturing plants into three remaining plants. The plant closures were completed by December 31, 2002. We have continued to rationalize the manufacturing capabilities among the three remaining plants during the second quarter of 2003. In 2003, we initiated plans to close our Lakewood, Ohio manufacturing facility and to consolidate these operations at our Frankfort, Indiana facility. This plan will consolidate manufacturing and finishing capabilities of our standard and custom-designed large diameter fasteners and eliminate redundant cost structures. We expect to complete these consolidation activities early in the third quarter of 2004.

Key Indicators of Performance.    In evaluating our business, our management considers Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. We define Adjusted EBITDA as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, impairment of goodwill, non-cash losses on sale-leaseback of property and equipment and legacy restricted stock award expense. In evaluating Adjusted EBITDA, our management deems it important to consider the quality of our underlying earnings by separately identifying certain costs undertaken to improve our results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts. Although our consolidation, restructuring and integration efforts are continuing and driven in part by our acquisition activity, our management eliminates these costs to evaluate underlying business performance. Caution must be exercised in eliminating these items as they include substantially (but not necessarily entirely) cash costs and there can be no assurance that we will ultimately realize the benefits of these efforts. Moreover, even if the anticipated benefits are realized, they may be offset by other business performance or general economic issues.

By selecting Adjusted EBITDA, management believes that it is the best indicator (together with a careful review of the aforementioned items) of our ability to service and/or incur indebtedness as we are a highly leveraged company. We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. In addition, we believe Adjusted EBITDA or similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties as a measure of financial performance and debt-service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures for capital equipment or contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	it includes amounts resulting from matters we consider not to be indicative of underlying performance of our fundamental business operations, as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and

•	other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. We carefully review our operating profit margins (operating profit as a percentage of net sales) at a segment level, which are discussed in detail in our year-to-year comparison of operating results.

The following is a reconciliation of our Adjusted EBITDA to net income (loss) and cash flows from operating activities for the three months ended March 31, 2004 and March 30, 2003 and the three years ended December 31, 2003:

	Three Months Ended		Last twelve months ended March 31, 2004	Year Ended December 31,
	March 31, 2004	March 30, 2003		2003	2002	2001
				(in thousands)
Net income (loss) before cumulative effect of accounting change	$2,540	$(7,020)	$(21,370)	$(30,930)	$1,870	$(11,170)
Income tax expense (benefit)	1,500	(4,610)	520	(5,590)	2,820	1,950
Interest expense	16,310	16,380	64,710	64,780	60,810	73,860
Legacy stock award expense	—	1,270	3,560	4,830	4,310	3,260
Loss on sale-leaseback of property and equipment(1)	—	12,540	5,660	18,200	—	—
Goodwill impairment	—	—	7,600	7,600	—	—
Depreciation and amortization	10,230	11,130	53,950	54,850	39,720	54,730
Adjusted EBITDA(1)	$30,580	$29,690	$114,630	$113,740	$109,530	$122,630
Interest paid(2)	(5,060)	(3,800)	(62,970)	(61,710)	(58,660)	(73,860)
Taxes paid(2)	(2,000)	(1,160)	(9,340)	(8,500)	(9,600)	7,160
Legacy stock award expense paid(2)	(5,400)	(4,560)	(5,400)	(4,560)	(70)	(3,260)
Loss (gain) on dispositions of plant and equipment(1)	250	(390)	2,550	1,910	1,800	1,400
Payments to Metaldyne to fund contractual liabilities	(1,980)	(4,570)	(3,780)	(6,370)	(15,130)	—
Receivables securitization, net	56,890	57,430	(540)	—	(59,980)	4,570
Inventory writedown	—	—	—	—	8,500	—
Net change in working capital	(51,650)	(24,810)	(19,990)	6,850	1,610	20,070
Cash flows provided by (used in) operating activities	$21,630	$47,830	$15,160	$41,360	$(22,000)	$78,710

(1)	These sale-leaseback transactions were of a financing nature and the proceeds were used to reduce indebtedness. The lease transactions are accounted for as operating leases. For the three months ended March 31, 2004 and the year ended December 31, 2003, Adjusted EBITDA was lower by $2.5 million and $6.2 million, respectively, for lease payments related to property and equipment that was sold and leased back during the first and second quarter of 2003. If such leases had been in effect for the full year, such lease payments would have resulted in an additional $3.8 million in lease expense in 2003.

(2)	For 2002 and 2001, includes amounts directly paid by the Company and/or (paid) received by Metaldyne and attributed to the Company.

The following details certain items relating to our consolidation, restructuring and integration efforts not eliminated in determining Adjusted EBITDA, but that we would eliminate in evaluating the quality of our Adjusted EBITDA.

	Three Months Ended		Last twelve months ended March 31, 2004	Year Ended December 31,
	March 31, 2004	March 30, 2003		2003	2002	2001
				(in thousands)
Facility and business consolidation costs (a)	$3,000	$410	$8,490	$5,900	$4,480	$3,360
Business unit restructuring costs (b)	1,250	120	3,780	2,650	910	4,050
Acquisition integration costs (c)	1,170	2,850	5,130	6,810	—	—
	$5,420	$3,380	$17,400	$15,360	$5,390	$7,410

(a)	Includes employee training, severance and relocation costs, equipment move and plant rearrangement costs associated with facility and business consolidations.

(b)	Principally employee severance costs associated with business unit restructuring and other cost reduction activities.

(c)	Includes equipment move and other facility closure costs, excess and obsolete inventory reserve charges related to brand rationalization, employee training, and other organization costs associated with the integration of acquired operations. Also includes a non-cash expense of $2.3 million and $4.0 million for the three months ended March 30, 2003 and the year ended December 31, 2003, respectively, that will not be recurring associated with the step-up in basis of inventory acquired in connection with the acquisitions of HammerBlow and Highland.

Segment Information and Supplemental Analysis

The following table summarizes financial information for our four current operating segments for the three months ended March 31, 2004 and March 30, 2003:

	Three Months Ended
	March 31, 2004	As a Percentage of Net Sales	March 30, 2003	As a Percentage of Net Sales
	(in thousands)
Net Sales:
Rieke Packaging Systems	$30,370	—	$30,270	—
Cequent Transportation Accessories	129,480	—	98,890	—
Industrial Specialties	62,360	—	53,830	—
Fastening Systems	38,690	—	34,980	—
Total	$260,900	—	$217,970	—
Gross Profit:
Rieke Packaging Systems	$10,610	34.9%	$11,530	38.1%
Cequent Transportation Accessories	35,480	27.4%	24,150	24.4%
Industrial Specialties	16,080	25.8%	13,730	25.5%
Fastening Systems	2,700	7.0%	6,080	17.4%
Allocated expenses/Corporate expenses	(260)	—	—	—
Total	$64,610	24.8%	$55,490	25.5%
Selling, General and Administrative:
Rieke Packaging Systems	$4,620	15.2%	$3,950	13.0%
Cequent Transportation Accessories	20,890	16.1%	16,020	16.2%
Industrial Specialties	8,380	13.4%	7,570	14.1%
Fastening Systems	4,310	11.1%	4,880	14.0%
Allocated expenses/Corporate expenses	5,510	—	5,950	—
Total	$43,710	16.8%	$38,370	17.6%
Operating Profit:
Rieke Packaging Systems	$5,950	19.6%	$6,740	22.3%
Cequent Transportation Accessories	14,330	11.1%	6,990	7.1%
Industrial Specialties	7,690	12.3%	(10)	—
Fastening Systems	(1,550)	(4.0)%	(2,970)	(8.5%)
Allocated expenses/Corporate expenses	(5,770)	—	(4,510)	—
Legacy stock award expense (1)	—	—	(1,270)	—
Total	$20,650	7.9%	$4,970	2.3%

The following table summarizes financial information for our four current operating segments for the three years ended December 31, 2003:

	Year Ended December 31,
	2003	As a Percentage of Net Sales	2002	As a Percentage of Net Sales	2001	As a Percentage of Net Sales
	(in millions)
Net Sales:
Rieke Packaging Systems	$119.1	—	$109.1	—	$105.3	—
Cequent Transportation Accessories	427.4	—	282.4	—	264.7	—
Industrial Specialties	217.9	—	209.3	—	218.8	—
Fastening Systems	141.0	—	149.5	—	159.6	—
Total	$905.4	—	$750.3	—	$748.4	—

Gross Profit:
Rieke Packaging Systems	$44.2	37.1%	$41.1	37.7%	$37.9	36.0%
Cequent Transportation Accessories	113.8	26.6%	79.7	28.2%	75.6	28.6%
Industrial Specialties	54.5	25.0%	51.7	24.7%	54.4	24.9%
Fastening Systems	19.5	13.8%	22.1	14.8%	33.5	21.0%
Total	$232.0	25.6%	$194.6	25.9%	$201.4	26.9%

Selling, General and Administrative:
Rieke Packaging Systems	$17.7	14.9%	$14.1	12.9%	$16.3	15.5%
Cequent Transportation Accessories	73.7	17.2%	47.9	17.0%	50.7	19.2%
Industrial Specialties	33.3	15.3%	28.2	13.5%	33.8	15.4%
Fastening Systems	24.9	17.7%	18.0	12.0%	21.2	13.3%
Allocated expenses/Corporate expenses	25.9	—	16.8	—	10.7	—
Total	$175.5	19.4%	$125.0	16.7%	$132.7	17.7%

Loss (Gain) on Dispositions of Property and Equipment:
Rieke Packaging Systems	$1.2	—	$0.3	—	$0.3	—
Cequent Transportation Accessories	2.7	—	0.1	—	(1.4)	—
Industrial Specialties	6.1	—	0.5	—	0.4	—
Fastening Systems	10.6	—	0.9	—	2.1	—
Corporate	(0.5)	—	—	—	—	—
Total	$20.1	—	$1.8	—	$1.4	—

Operating Profit:
Rieke Packaging Systems	$25.3	21.2%	$26.7	24.5%	$21.3	20.2%
Cequent Transportation Accessories	37.4	8.8%	31.7	11.2%	26.3	9.9%
Industrial Specialties	7.5	3.4%	23.0	11.0%	20.2	9.2%
Fastening Systems	(16.0)	(11.3)%	3.2	2.1%	10.2	6.4%
Allocated expenses/Corporate expenses	(25.4)	—	(16.8)	—	(10.7)	—
Total	$28.8	3.2%	$67.8	9.0%	$67.3	9.0%
Capital Expenditures:
Rieke Packaging Systems	$11.3	9.5%	$10.7	9.8%	$3.7	3.5%
Cequent Transportation Accessories	7.4	1.7%	12.3	4.4%	5.4	2.0%
Industrial Specialties	5.6	2.6%	4.2	2.0%	3.5	1.6%
Fastening Systems	7.2	5.1%	6.3	4.2%	6.5	4.1%
Corporate	0.2	—	0.5	—	—
Total	$31.7	3.5%	$34.0	4.5%	$19.1	2.6%

Results of Operations

Three Months Ended March 31, 2004 Compared with Three Months Ended March 30, 2003

The principal factors impacting us during the three months ended March 31, 2004 compared with the three months ended March 30, 2003 were:

(1)	a stronger economy in 2004 which increased end user demand across all of our business segments;

(2)	continued restructuring and consolidation of certain businesses in our Fastening Systems and Industrial Specialties segments; and

(3)	the HammerBlow and Highland acquisitions in the first quarter of 2003.

Net sales increased $42.9 million, or approximately 19.7%, for the three months ended March 31, 2004 as compared with the three months ended March 30, 2003. Of this increase, $24.2 million is due to organic growth and the favorable effects of a weaker U.S. dollar. The remaining $18.7 million increase is the result of including a full quarter's activity related to HammerBlow and Highland, which were acquired during the first quarter of 2003, and the acquisition of Bargman in January 2004. Rieke's net sales were unchanged as the favorable effects of currency exchange were approximately offset by reduced sales of rings and levers to a customer in Europe as well as lower sales of plugs and other dispensing products in North America resulting from a change in the timing of certain of our customers' promotional activities. Cequent's net sales increased $30.6 million, or approximately 30.9%, for the first quarter of 2004 as compared with the first quarter of 2003. This increase is due to strong early order activity and customer inventory builds for the spring selling season, which reflect improved consumer demand and overall economic conditions. Cequent's sales in the first quarter of 2004 also benefited from the impact of the acquisitions of HammerBlow, Highland and Bargman. Net sales within our Industrial Specialties segment increased $8.5 million, or approximately 15.8%, for the first quarter of 2004 as compared with the first quarter of 2003 due to improved demand across all businesses in that segment, most notably Lamons, Compac and Norris Cylinder. Net sales within our Fastening Systems segment increased $3.7 million, or approximately 10.6% for the first quarter of 2004 as compared with the first quarter of 2003 due to improved demand for that segment's aerospace fasteners and large diameter bolts used in the heavy truck, construction and agricultural industry markets.

Gross profit margins (gross profit as a percentage of sales) approximated 24.8% and 25.5% for the three months ended March 31, 2004 and March 30, 2003, respectively. Cequent's gross profit margin improved from approximately 24.4% in the first quarter of 2003 to approximately 27.4% in the first quarter of 2004 because Cequent benefited from higher sales activity and improved operating leverage as a result of further integration of the HammerBlow and Highland acquisitions and completion of plant consolidation activities at its Goshen facility in the first half of 2003. This increase at Cequent was more than offset by declines in gross profit margins at Rieke and Fastening Systems segments. The decline at Rieke resulted from one-time costs associated with the ramp-up of a new manufacturing facility in China. The decline at our Fastening Systems segment was due to costs associated with the shut down and consolidation of our Lakewood, Ohio facility into our remaining manufacturing plants. Gross profit margins within our Industrial Specialties segment in the first quarter of 2004 and 2003 were unchanged.

Operating profit margins (operating profits as a percentage of sales) approximated 7.9% and 2.3% for the quarter ended March 31, 2004 and March 30, 2003, respectively. Operating profit at Rieke declined $0.8 million for the first quarter of 2004 as compared with the first quarter of 2003 due to the plant start-up costs in China as well as new product launch costs related to the introduction of eight new consumer products in the first quarter of 2004, offset by approximately $0.8 million of non-cash losses associated with the sale-leaseback of equipment in the first quarter of 2003. At Cequent, operating profit increased $7.3 million for the first quarter of 2004 as compared with the first quarter of 2003 primarily due to higher sales volumes, increased operating efficiencies as a result of completing plant consolidation activities in 2003 at our Goshen, Indiana and Reynosa, Mexico operations and lower costs associated with plant restructuring and acquisition integration activities.

Operating profit in the first quarter of 2003 was also reduced by approximately $1.1 million of non-cash losses associated with the sale-leaseback of equipment. Within the Industrial Specialties segment, operating profit increased $7.7 million for the first quarter of 2004 as compared with the first quarter of 2003 as the segment benefited from higher overall sales and lower operating costs as a result of branch consolidation activities at Lamons and productivity improvements within Compac. Operating profit in first quarter of 2003 also reflected approximately $6.2 million of non-cash losses associated with the sale-leaseback of equipment at Compac and Norris Cylinder. Within Fastening Systems, the operating loss decreased approximately $1.4 million for the first quarter of 2004 from an operating loss of $3.0 million for the quarter ended March 30, 2003 to an operating loss of $1.6 million in the first quarter of 2004. This change was due primarily to approximately $4.4 million of non-cash losses in the first quarter of 2003 related to the sale-leaseback of property and equipment, offset by closure and other related costs resulting from the consolidation of its Lakewood, Ohio plant into remaining facilities in Frankfort, Indiana and Wood Dale, Illinois during the first quarter of 2004.

Rieke Packaging Systems.    Net sales for the quarter ended March 31, 2004 were unchanged compared with the quarter ended March 30, 2003. A $1.6 million favorable impact of foreign currency exchange on sales in the first quarter of 2004 was offset by reduced sales of rings and levers to a customer in Europe and lower sales of plugs and other dispensing products in North America resulting from a change in the timing of certain customers promotional activities. Also, in first quarter 2003, Rieke experienced increased sales to customers that supply food products to the U.S. Government for aid programs to Afghanistan, Iraq and other countries, which did not recur at the same levels in the first quarter of 2004.

Rieke's gross profit margin declined to approximately 34.9% for the quarter ended March 31, 2004 from 38.1% for the quarter ended March 30, 2003. This decrease is due primarily to costs associated with the ramp-up of a new manufacturing facility in Hangzhou, China, and higher costs related to the launch of eight new products in North America.

Rieke's selling, general and administrative costs increased $0.7 million during the quarter ended March 31, 2004 as compared with the first quarter of 2003, due primarily to higher costs related to new product launch activities, employee severance and maintaining compliance with various health and safety requirements at a European manufacturing facility.

Overall, Rieke's operating profit margin decreased to approximately 19.6% for the quarter ended March 31, 2004 as compared with the first quarter of 2003, due primarily to start-up costs at our new manufacturing facility in China, higher new product launch costs, severance costs and costs related to compliance with facility health and safety requirements.

Cequent Transportation Accessories.    Net sales increased $30.6 million, or approximately 30.9%, to $129.5 million for the quarter ended March 31, 2004 compared to $98.9 million for the first quarter of 2003. $4.8 million of this increase is attributed to currency exchange as Cequent's reported results in U.S. dollars benefited from a stronger Australian and Canadian dollar in the first quarter of 2004. Excluding the impact of currency exchange and recent acquisitions, Cequent's sales increased $7.1 million, or approximately 7.2%, as a result of improved consumer sentiment and overall economic outlook. The remaining $18.7 million sales increase is the result of including a full quarter's activity related to HammerBlow and Highland, which were acquired in 2003, and the acquisition of Bargman in January 2004. In the first quarter 2003, Cequent's sales of towing products were negatively impacted by production constraints at our Goshen facility due to plant consolidation activities. This negatively impacted order fill rates and delivery performance and our abiltiy to meet customer sales demand.

Cequent's gross profit margins increased $11.3 million to approximately 27.4% for the quarter ended March 31, 2004 from approximately 24.4% in the first quarter of 2003. Of this increase, approximately $7.5 million is attributed to higher sales volumes. Cequent's gross profits were also positively impacted by improved operating efficiencies resulting from completion of the Goshen plant consolidation in the first half of 2003, integration of an acquired HammerBlow manufacturing facility into Goshen in the third quarter 2003 and other integration activities with respect to the operations of HammerBlow and Highland. This enabled Cequent to capitalize on higher sales volumes through improved order fill rates and delivery performance and contributed to the gross margin improvement.

Cequent's restructuring and integration costs decreased from approximately $2.9 million in first quarter 2003 to $1.2 million in the first quarter of 2004 because the 2003 amount included a non-cash charge to cost of sales of $2.3 million related to step-up in basis of inventory as a result of the acquisitions.

Cequent's selling, general and administrative expenses increased by $4.9 million during the first quarter 2004 compared to the first quarter of 2003 and is primarily due to the first quarter 2003 acquisitions of HammerBlow and Highland and the January 2004 acquisition of Bargman. Selling, general and administrative costs as a percent of sales remained constant between years.

Overall, Cequent's operating profit margin increased from approximately 7.1% for the quarter ended March 30, 2003 to approximately 11.1% for the quarter ended March 31, 2004 due principally to higher sales volumes, improved operating efficiencies and overall lower operating costs.

Industrial Specialties.    Net sales during the quarter ended March 31, 2004 increased $8.5 million, or approximately 15.8%, compared to the first quarter of 2003 as a result of improved demand for our products in the commercial construction, energy and petrochemical, general industrial and defense markets, as well as an increased focus on our national sales program during the first quarter 2004. Sales increased at Lamons Gasket due primarily to achieving full run rate levels on a new contract with a major customer. Sales increased at Norris Cylinder due to improved economic conditions in industrial markets. Sales increased at Compac due primarily to higher sales of asphalt-coated products.

Gross profit margins at Industrial Specialties increased slightly to approximately 25.8% for the quarter ended March 31, 2004 from approximately 25.5% for the quarter ended March 30, 2003 due primarily to increased sales volumes. Selling, general and administrative expenses as a percent of sales declined to approximately 13.4% in the first quarter of 2004 from approximately 14.1% for quarter ended March 30, 2003 primarily as a result of branch consolidation activities at Lamons. The benefits of these lower operating costs were offset by increased costs as a result of higher sales volumes and relocation and other costs of $0.8 million in first quarter 2004 due primarily to the consolidation of Compac's Netcong and Edison, New Jersey facilities to a new facility in Hackettstown, New Jersey.

Operating profit margins at Industrial Specialties increased to approximately 12.3% for the three months ended March 31, 2004 due to increased sales and operating efficiencies, offset by relocation costs associated with the consolidation of Compac's facilities and the fact that the first quarter of 2003 included non-cash losses associated with the sale-leaseback of equipment.

Fastening Systems.    Net sales for the quarter ended March 31, 2004, increased by $3.7 million, or approximately 10.6%, compared to the quarter ended March 30, 2003 due to stronger market demand for both aerospace fasteners and large diameter bolts used in the heavy truck, construction and agricultural industries, offset by continued weakness in demand for our industrial fastener products in general distribution channels.

Gross profit margin at Fastening Systems declined to approximately 7.0% in the quarter ended March 31, 2004 from approximately 17.4% for the quarter ended March 30, 2003 due to operational inefficiencies as a result of the shutdown and relocation of our Lakewood, Ohio facility to our existing facilities in Frankfort, Indiana and Wood Dale, Illinois. Gross profits in first quarter of 2004 were also impacted by an estimated $0.3 million due to higher lease expense as a result of the sale and leaseback of equipment in March 2003 and increased steel costs not able to be recovered through increased pricing to customers.

Selling, general and administrative expenses at Fastening Systems decreased by $0.6 million in the quarter ended March 31, 2004, from the quarter ended March 30, 2003 due primarily to decreases in recurring selling and back office costs as a result of the workforce reduction and related restructuring actions that were implemented in the second half of 2003.

Overall, operating losses at Fastening Systems declined by $1.4 million to a $1.6 million operating loss in the quarter ended March 31, 2004 as compared to an operating loss of $3.0 million in the quarter ended March 30, 2003. This change was principally attributed to the fact that the first quarter of 2003 included non-cash losses associated with the sale-leaseback of property and equipment, while the first quarter of 2004 reflected closure and other costs and decreased productivity as the result of the shutdown and relocation of our Lakewood, Ohio facility into remaining operating facilities, offset in part by lower selling, general and administrative expenses.

Corporate Expenses and Management Fees.    General and administrative expense at the corporate office decreased by $0.2 million for the three months ended March 31, 2004 as compared to the three months ended March 30, 2003. The decrease is primarily due to $1.3 million of legacy restricted stock award expense in 2003 which ended in December 2003, partially offset by an increase of $0.7 million of compensation and other expense as a result of the increase in personnel related to establishing a stand-alone corporate office.

Interest Expense.    Interest expense decreased by approximately $0.1 million for the three months ended March 31, 2004 compared to the three months ended March 30, 2003. The decrease is the result of the timing and amount of borrowings in 2003 related to the acquisitions of HammerBlow and Highland and cash received in sale-leaseback transactions, mostly offset by an increase in our effective interest rate from 4.42% at March 30, 2003 to 4.64% at March 31, 2004.

Income Taxes.    The effective income tax rate for the first quarter of 2004 and 2003 was 37.1% and 39.6%, respectively. The decrease in the rate is due to the mix of foreign versus domestic taxable income.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

The principal factors impacting us during the year ended December 31, 2003 compared with the year ended December 31, 2002 were:

(1)	the HammerBlow and Highland acquisitions in early 2003;

(2)	completion of plant consolidation activities within our Cequent segment during the first half of 2003 (which impacted order fill rates and delivery performance);

(3)	continued restructuring and consolidation of certain businesses in our Fastening Systems and Industrial Specialties segments; and

(4)	an overall weak economy across many of our end markets—particularly in the first half of the year.

Net sales increased by $155.1 million, or approximately 20.7%, in 2003 as compared with 2002. A significant portion of this increase ($145.0 million) was attributable to the HammerBlow and Highland acquisitions. Excluding the impact of acquisitions, relative to 2002, sales increased approximately $14.0 million between years as the Company's reported amounts in U.S. dollars benefited from a weaker U.S. dollar. Excluding the effect of currency exchange, increased sales at Rieke were more than offset by a decline in Cequent's sales of towing products in North America due to the aforementioned factors. At the same time, we experienced an $8.6 million increase in net sales within our Industrial Specialties segment, notably Compac, Norris Cylinder and Arrow Engine, which was offset by an $8.5 million decline in sales at Fastening Systems. The reduction in sales in Fastening Systems was due principally to continued reduced demand for our industrial fastener products.

Gross profit margins (gross profit as a percentage of sales) approximated 25.6% in 2003 and 25.9% in 2002. The decline in gross profit margin at Cequent from 28.2% in 2002 to 26.6% in 2003 was a result of the integration and restructuring activities referred to under "—Introduction" above. We also experienced a slight decline in gross profit margins at Rieke as a result of new product development costs and launches. These declines were offset by slight improvements at Fastening Systems and Industrial Specialties.

Operating profit margins (operating profits as a percentage of sales) approximated 3.2% for 2003 as compared with 9.0% for 2002. The decline in our margins was principally related to a $9.1 million increase in corporate expenses due to costs associated with establishing a stand alone corporate office, a full year of the Heartland advisory fee (versus seven months in 2002), $6.8 million of expenses associated with plant restructuring and integration activities at Cequent, $8.0 million of increased leasing costs, $20.1 million of non-cash losses attributed principally to the sale-leaseback of property and equipment, the proceeds of which were used for debt service and an incremental $18.6 million of non-cash charges associated with impairment of goodwill and write-off of other customer intangibles.

Rieke Packaging Systems.    Net sales increased by $10.0 million, or 9.2%, as a result of $7.0 million in new product sales related to closures and dispensing systems for consumer packaging applications and $6.2 million due to currency translation impact as Rieke's reported U.S. dollar sales of its international operations benefited from a weaker U.S. dollar. This increase in sales was offset in part by $3.4 million in lower sales related to Rieke industrial closure and other dispensing products sold in North America.

Rieke's gross profit margin declined slightly from 37.7% to 37.1% as a result of increased new product development and related product launch costs as well as slightly higher material costs.

Selling, general and administrative costs at Rieke increased by $3.6 million as a result of increased expenses of $0.6 million incurred in connection with the investigation of potential facilty sale-leaseback transactions in Europe, $0.8 million of start-up costs relative to our new manufacturing operation in China, severance costs of $0.6 million related to headcount reductions and other items totaling $0.3 million. We also recorded a $1.2 million non-cash write-off at Rieke related to customer relationship intangibles because Rieke no longer maintains a sales relationship with several customers as a result of business or other financial considerations. Of this amount, $0.6 million related to two customers that are no longer in business.

Overall, Rieke's operating profit margin declined from 24.5% in 2002 to 21.2% in 2003 as margins from higher sales was more than offset by $2.2 million in other expenses related to employee severance, start-up costs at our new operation in China, costs incurred in connection with the investigation of potential sale-leaseback transactions in Europe, $0.8 million of non-cash losses associated with the sale-leaseback of equipment in the U.S. and the $1.2 million non-cash intangible asset write-off.

Cequent Transportation Accessories.    Cequent's net sales increased by $145.0 million from $282.4 in 2002 to $427.4 in 2003 million primarily as a result of the HammerBlow and Highland acquisitions. Relative to 2002, approximately $7.2 million of this amount was attributed to currency translation impact as the Company's reported results in U.S. dollars benefited from a strengthening Australian and Canadian dollar. Excluding the impact of acquisitions and currency translation, Cequent's net sales of towing products in North America declined by approximately $9.0 million, or 3.1%, from the prior year. This decrease is attributed to: (1) a slower spring selling season due to a weak economic climate and (2) production constraints at our Goshen, Indiana facility resulting from our plant consolidation activities which impacted order fill rates and delivery performance. This was offset in part by an approximate $2.0 million increase in sales of our trailering products in 2003 compared with 2002. We experienced weakness in demand during the first half of the year in the overall market for towing and trailer accessories, principally in the RV and marine markets and in retail distribution through mass merchandisers and independent retail outlets.

Cequent's gross profit margins declined from 28.2% in 2002 to 26.6% in 2003. This decrease is attributed in part to lower productivity of approximately $6.8 million as a result of completing the Goshen plant integration and undertaking the integration of the HammerBlow and Highland acquisitions in 2003, including $0.4 million related to equipment moves, $0.5 million for employee training and approximately $1.5 million for integration planning, legal expenses, labor relation costs, travel and other related expenses. In addition, we recorded non-cash charges of $4 million to cost of sales associated with the step-up in basis of inventory as a result of the acquisitions and $0.5 million to establish inventory reserves due to brand rationalization. In 2002, we incurred approximately $3.3 million of expense related to the Goshen consolidation and $0.7 million of expense related to the consolidation of a lighting plant located in Peru, Indiana into our Reynosa, Mexico facility. In addition, lease expense at Cequent increased by $2.6 million in 2003, which was partially offset by $1.0 million of lower depreciation charges in the legacy businesses in 2003 relative to 2002.

Selling, general and administrative expenses at Cequent increased by $25.8 million primarily as a result of the acquisitions of HammerBlow and Highland. Within our legacy Cequent business, selling,

general and administrative expenses as a percentage of sales remained constant. Also, we recorded a $1.9 million non-cash charge to write-off customer relationship intangibles as Cequent no longer maintains a sales relationship with several customers as a result of business or other financial considerations. Of this amount, $1.5 million related to a customer that is no longer in business.

Overall, Cequent's operating profit margin declined from 11.2% to 8.8% and is due to $6.8 million of expenses related to the aforementioned plant restructuring and integration activities, $1.6 million of non-cash losses attributed to the sale-leaseback of equipment and a $1.9 million intangible asset impairment charge.

Industrial Specialties.     Net sales increased by $8.6 million or 4.1%. Sales increases at Compac, Norris Cylinder and Arrow Engine were offset by a sales decrease of $2.1 million at Lamons and other sales decreases of $0.7 million in our remaining Industrial Specialties businesses. Overall, sales in the Industrial Specialties segment benefited from improved demand for our products across the commercial construction, energy and petrochemical, general industrial and defense markets, beginning during the second quarter of 2003 and continuing through the end of year. This was partially offset by reduced demand for our specialty gasket products provided to the energy and petrochemical sectors during the first quarter of 2003.

Gross profit margins at Industrial Specialties increased slightly from 24.7% in 2002 to 25.0% in 2003. Operating improvements and cost reduction initiatives, combined with $0.8 million of lower depreciation charges more than offset the impact of higher operating costs and $2.2 million of increased lease expense between years.

Selling, general and administrative expenses at Industrial Specialties increased by $5.1 million between years. This increase was due to $1.4 million of severance and other costs primarily resulting from the restructuring of Lamons' branch distribution network, as well as $1.0 million in higher costs resulting from the formation of an Industrial Specialties group office. We also recorded a $2.5 million non-cash charge to write-off customer intangibles as our Lamons and Compac business units no longer maintain a sales relationship with several customers as a result of business or other financial considerations.

During 2003, the Industrial Specialties segment also recorded a non-cash goodwill impairment charge of approximately $7.6 million related to the group's precision cutting tools business.

Operating profit margins at Industrial Specialties declined from 11.0% in 2002 to 3.4%, reflecting a decline of $15.5 million due primarily to the $7.6 million non-cash goodwill impairment charge, $6.0 million of non-cash losses related to the sale-leaseback of equipment, a $2.5 million write-off of customer-related intangibles and $2.4 million of expenses related to plant consolidations, offset by increased margins earned on higher sales between years.

Fastening Systems.    Net sales decreased by $8.5 million, or 5.7%, as a result of lower sales in our small diameter fastener business of $6.5 million and other fastener sales declines of $2.0 million. The decline in sales between years reflected continued weakness in demand for our fastener products in the general distribution and industrial products channels and continued price pressure on small diameter products. Sales within our aerospace fastener business were approximately flat with the prior year.

Gross profit margin at Fastening Systems decreased from 14.8% to 13.8% as higher gross margins in our aerospace fasteners business and ongoing cost reduction initiatives were more than offset by increased costs associated with plant closure and consolidation activities within our Lake Erie Products business. Gross profits decreased a net $2.6 million between years. Of this amount, $1.2 million was due to lower sales volumes and $3.5 million was attributed to higher lease expense related to leasing of operating facilities and equipment, which was offset by approximately $0.9 million in lower depreciation charges as a result of leasing such assets and $0.9 million of lower costs related to plant closure and consolidation activities and other charges. Within our Lake Erie Products business, we incurred approximately $6.3 million of expenses related to the closure of our Lakewood, Ohio, facility and consolidation of operations into our facilities in Wood Dale, Illinois and Frankfort, Indiana. Such expenses included $2.1 million of employee termination and pension curtailment costs at our Lakewood, Ohio facility, $1.0 million of equipment move costs, and an estimated $2.8 million attributed to lower productivity as a result of ongoing integration activities. We also incurred a $0.2 million charge to write-off excess inventory at our Fittings business. This compares to expenses of $7.2 million in 2002 related primarily to the non-cash write-off of excess and obsolete inventory in our small diameter fastener business in Wood Dale, Illinois. Lease expense increased by $3.5 million over the prior year which was partially offset by $0.9 million of lower depreciation charges between years.

Selling, general and administrative expenses at Fastening Systems increased by $6.9 million in 2003 as compared with 2002. This increase resulted primarily from a $5.4 million non-cash writeoff related to customer intangibles because Lake Erie Products no longer maintains a sales relationship with two customers. The remaining $1.5 million net increase between years is due to formation of a Fastening Systems segment office ($0.9 million) and other costs of $2.9 million related to severance of office and clerical personnel at Lakewood and employee training at our Wood Dale and Frankfort facilities, offset by an approximate $2.3 million decrease in recurring selling, general and administrative costs as a result of the workforce reduction and related restructuring actions.

Overall, operating profit declined by $19.2 million between years, resulting in an operating loss of $16.0 million due to $10.6 million of non-cash losses primarily attributed to the sale-leaseback of property and equipment, increased expenses of $9.3 million from the closure of our Lakewood facility and related plant integration activities and the $5.4 million non-cash customer intangible impairment charge.

Corporate Expenses and Management Fees.    General and administrative expense at a corporate level increased by $9.1 million in 2003 as a result of the increased costs associated with establishing a stand alone corporate office. This increase consists of $3.7 million of higher operating costs and amounts paid to Metaldyne under a shared services agreement (which expired on December 31, 2003), $1.7 million of employment related costs, $1.9 million related to a full year of the Heartland monitoring fee ($1.0 million per quarter plus expenses), $1.3 million in non-recurring severance costs, and $0.5 million related to legacy restricted stock expense. The legacy stock awards expired on December 31, 2003 and the final payments under this program occurred in January 2004.

Interest Expense.    Interest expense increased by $4.0 million in 2003 due to the issuance of $85.0 million of senior subordinated notes in December 2002, additional term loan borrowings of $75.0 million in June 2003 incurred to finance the HammerBlow and Highland acquisitions, and increased amortization of debt issue costs resulting from fees paid with respect to amendments of our bank credit agreement. The increase between years was partially offset by interest expense allocated to us by Metaldyne during the first five months of 2002.

Other, Net.    Other, net decreased approximately $1.8 million between years principally due to reduced foreign currency transaction losses.

Income taxes.    For 2003, we recorded a net tax benefit of $5.6 million on a reported pre-tax loss of $36.5 million. Of this amount, foreign operations reported pre-tax income of $22.7 million compared to a reported pre-tax loss of $59.2 million for our domestic operations, primarily as a result of $64.7 million of interest expense incurred on debt which is the obligation of U.S.-domiciled companies, $18.6 million of charges associated with impairment of goodwill and write-off of customer intangibles related to domestic operations and $18.1 million of losses incurred with respect to the sale and leaseback of domestic operating facilities and equipment. The tax benefit associated with our domestic pre-tax loss for Federal purposes was offset by tax expense incurred on foreign income and to a lesser extent at the state level. In addition, no tax benefit was recorded related to the goodwill impairment as such impairment is non-deductible. We also reported an additional $3.1 million of tax expense related to unremitted earnings at one of our Canadian subsidiaries as these earning were no longer considered permanently reinvested. In 2002, we reported a higher effective tax rate due primarily to the higher proportion of foreign earnings relative to the overall domestic pre-tax loss.

    Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

The principal factors impacting us during the year ended December 31, 2002 compared with the year ended December 31, 2001 were the mixed effects of consumer demand across our diverse product base and the negative financial statement impact of the cumulative effect on prior years of a change in recognition and measurement of goodwill impairment.

Net sales increased by $1.9 million, or approximately 0.3% in 2002 from 2001. Net sales for Cequent and Rieke increased by 6.7% and 3.6%, respectively. The increases were due to greater demand for these segments' products, primarily in North America. These increases were offset by a 4.3% and 6.3% decline in net sales for Industrial Specialties and Fastening Systems. The reduction in net sales within the Fastening Systems and Industrial Specialties segments was due to continued reduced demand for our industrial fastener products and reduced demand for our specialty gasket and engine products provided to the energy sector. We also experienced weaker demand for some of our other industrial products because some of our customers utilized their excess inventories in lieu of making new purchases.

Gross profit margins (gross profit as a percentage of sales) declined slightly from 26.9% to 25.9% or $6.8 million in 2002 as compared with 2001. The decline was principally attributable to a decline in gross profit at our Fastening Systems segment from 21.0% to 14.8% in 2002 which was the result primarily of $7.7 million of excess and obsolete inventory and other charges related to business restructuring activities.

Operating profit margins approximated 9.0% in each of the years ended December 31, 2002 and 2001. Operating profit for 2002 was impacted by an incremental $13.3 million of costs and charges consisting of $8.5 million of non-cash charges related primarily to excess and obsolete inventory and cash charges of $4.8 million for restructuring activities, and $1.9 million of increased lease expense. These costs and charges were partially offset by the favorable $4.4 million impact of our cost reduction activities in our operating segments, and the $1.0 million favorable mix on slightly increased net sales. In addition, operating profit for 2002 was impacted by the elimination of $13.6 million of goodwill amortization. This benefit was offset by increased costs associated with our separation from Metaldyne. These increased costs principally include increased legal and audit fees and management fees payable to Heartland and Metaldyne.

Rieke Packaging Systems.    Net sales at Rieke for 2002 increased by $3.8 million, or approximately 3.6%, compared with 2001. Rieke experienced greater demand for its products in North America which overcame slightly lower year-over-year sales during the first quarter as a result of softness experienced in its European operations. Rieke's gross profit margin improved by 1.7% to 37.7%, due in part to cost reduction initiatives. Selling, general and administrative expense was 12.9% of net sales in 2002 as compared with 15.5% in the prior year. This reduction is attributed to the elimination of goodwill amortization. Operating profit margin at Rieke increased from 20.2% to 24.5% for 2002 and benefited from a $1.2 million favorable impact related to increased sales and $1.0 million favorable impact from lower operating costs. These improvements were partially offset by $1.0 million of restructuring charges and operating lease expense. In addition, Rieke's operating profit for 2002 benefited from $4.1 million of reduced depreciation and amortization, principally related to the elimination of goodwill amortization in 2002.

Cequent Transportation Accessories.    Net sales for Cequent increased by $17.7 million or 6.7% compared to 2001. This increase was due to greater demand for Cequent's products, primarily in North America. Cequent's gross profit margin was 28.2% of net sales and essentially flat with 28.6% in the prior year. Selling, general and administrative expense was 17.0% of net sales as compared to 19.2% in the prior year, and this reduction was due primarily to the elimination of goodwill amortization. Cequent's operating profit increased by approximately $5.4 million, net, in 2002 compared to the prior year as 2002 benefited from a favorable impact of $2.9 million related to higher sales volumes and a $3.6 million favorable impact as a result of lower operating costs. These items were partially offset by $4.0 million of charges related to restructuring activities and $0.7 million of lease expense related to operating leases for a new facility and some machinery and equipment. In addition, Cequent's operating profit for the year benefited from $5.3 million of reduced depreciation and amortization, principally related to the elimination of goodwill amortization.

Industrial Specialties.    Net sales at Industrial Specialties declined by $9.5 million to $209.3 million. This decrease in sales between years reflects reduced demand for our specialty gasket and engine products provided to the energy sector, as our Lamons and Arrow Engine operations experienced year over year declines which contributed to this sales decrease. This was offset by higher sales of our ordnance products in our defense business. We also experienced weaker demand for some of our other industrial products because some of our customers utilized their excess inventories in lieu of making new purchases. Gross profit margins were essentially flat year over year (24.7%, compared to 24.9%) and the decline in gross profit was due to lower sales volumes. Selling, general and administrative expense declined by $5.6 million in 2002 to 13.5% of net sales as compared to 15.4% in 2001, and this reduction is attributed to cost reduction initiatives and elimination of goodwill amortization. For the year, operating profit improved $2.8 million, net for the year as the benefits of reduced goodwill amortization were offset by restructuring costs of $1.9 million and lower sales volumes between years.

Fastening Systems.    Net sales at Fastening Systems for 2002 declined by $10.1 million, as compared with 2001, to $149.5 million. Approximately $4.2 million of that sales decline was due to reduced demand for fasteners in the aerospace channel, $3.4 million due to reduced demand in our large diameter fastener products and approximately $3.3 million due to reduced demand for our small diameter industrial fastener products, offset by a $0.8 million sales increase for our Fittings automotive business. Gross profit declined $11.4 million due to $7.7 million of non-cash charges related primarily to the write-off of excess and obsolete inventory and $1.5 million lower margin due to reduced sales volumes between years and lesser absorption of fixed costs due to reduced operating leverage. Selling, general and administrative expense was $3.2 million lower in the current year due to elimination of goodwill amortization. Overall, operating profit at Fastening Systems declined approximately $7.0 million, net, from the prior year as a result of lower sales volumes and $7.7 million of other charges due primarily to inventory write-offs, offset by lower depreciation and amortization related principally to the elimination of goodwill amortization.

Corporate Expenses and Management Fees.    Corporate expenses increased $6.1 million as a result of increased costs associated with our separation from Metaldyne. Such costs principally include $2.7 million of incremental employment and operating costs for the establishment of a corporate office and amounts paid to Metaldyne under a shared services arrangement (previously considered part of the Metaldyne management fee) and $2.8 million of management fees and expenses paid to Heartland.

Other Expense, Net.    Other income (expense), net for the year ended December 31, 2002 was net expense of $63.1 million compared with net expense of $76.5 million for the year ended December 31, 2001. The reduction of approximately $13.4 million is primarily due to a reduction in interest expense resulting from a lower net investment and advances balance with Metaldyne in 2002 and the impact of lower total indebtedness resulting from the June 6, 2002 transactions.

Income Taxes.    For 2002, we recorded a net tax expense of $2.8 million on reported pre-tax income of $4.7 million. Of this amount, foreign operations reported pre-tax income of $19.5 million compared to a reported pre-tax loss of $14.8 million for our domestic operations, primarily as a result of $59.1 million of interest expense incurred on debt which is the obligation of U.S.-domiciled companies. The tax benefit associated with our domestic pre-tax loss for Federal purposes was offset by tax expense incurred on foreign income and, to a lesser extent, tax expense in certain state tax jurisdictions. In 2001, our foreign operations reported pre-tax income of $8.1 million compared to a reported pre-tax loss of $17.3 million for our domestic operations, primarily as a result of $72.2 million of interest expense incurred on debt which is the obligation of U.S.-domiciled companies. We reported a higher effective tax rate due primarily to the effect of adopting SFAS No. 142 and its resulting cessation of goodwill amortization.

Liquidity and Capital Resources

Cash Flows

Cash provided by operating activities for the three months ended March 31, 2004 was approximately $21.6 million as compared to $47.8 million for the three months ended March 30, 2003. The primary reason for the decrease in operating cash flow was the increased investment in inventory to support higher sales levels particularly at Cequent for the spring and summer selling season, and accounts receivable, as receivable levels increased with the corresponding increase in year-over-year sales in the first quarter.

Cash provided by operating activities for the year ended December 31, 2003 was approximately $41.4 million as compared to cash used in operating activities for the year ended December 31, 2002 of approximately $22.0 million. Working capital invested in operations for the year ended December 31, 2003 decreased $7.2 million as compared to the year ended December 31, 2002, primarily due to increased accounts payable levels.

Cash used for investing activities for the three months ended March 31, 2004 was approximately $20.1 million as compared to $163.3 million for the prior year period, due primarily to the funding of the HammerBlow and Highland acquisitions in first quarter 2003. We also received approximately $42.1 million in cash proceeds related to sale-leaseback transactions in 2003 and had no comparable transaction during the first quarter 2004. Capital spending increased approximately $10.1 million in first quarter 2004 versus first quarter 2003 due primarily to planned expenditures for our new Hangzhou, China and Hackettstown, NJ facilities, and investments related to new product launches, mainly in our Rieke Packaging Systems segment.

Cash used for investing activities increased to approximately $161.3 million for the year ended December 31, 2003 compared to $39.1 million in 2002 principally due to funds used to consummate the HammerBlow, Highland and Fittings acquisitions in 2003. Capital expenditures were $31.7 million for the year ended December 31, 2003, as compared to $34.0 million for the year ended December 31, 2002.

Cash used for financing activities for the three months ended March 31, 2004 was approximately $1.4 million as compared to cash provided by financing activities of approximately $45.7 million for the three months ended March 30, 2003. The decrease is principally due to $30.0 million of proceeds from the issuance of common stock in 2003 and greater borrowings on the revolving credit facility in 2003 as compared to 2004.

Cash provided by financing activities was $26.3 million for the year ended December 31, 2003 compared to $157.8 million for the year ended December 31, 2002. This decrease is principally due to funds provided as a result of the June 6, 2002 transactions, and the additional issuance of senior subordinated notes.

In the first quarter of 2003, we completed the acquisitions of HammerBlow and Highland. We made an initial $9.0 million investment in HammerBlow in November 2002. The incremental combined acquisition price for HammerBlow and Highland of approximately $209.7 million (before realization of proceeds from completed asset sales) was funded with $63.3 million of net proceeds from the issuance of additional 9 7/8% senior subordinated notes due 2012, $30.0 million of cash equity received from Heartland, the issuance of a $7.5 million deferred note that was repaid in January 2004, and the balance from borrowings under our revolving credit facility and accounts receivable securitization facility.

On May 9, 2003, we completed the Fittings acquisition for approximately $22.7 million on a debt-free basis. The transaction was funded by a combination of borrowings under our revolving credit facility and a $5.0 million cash equity contribution by Heartland. Fittings had 2002 revenues of approximately $16.7 million.

On January 29, 2004, we completed the acquisition of Bargman. The total consideration paid was approximately $5.4 million. The transaction was funded by borrowings under our revolving credit facility.

Our Debt and Other Commitments

Our credit facility includes a $150.0 million revolving credit facility and a $335.0 million term loan facility (of which $7.0 million and $291.1 million respectively was outstanding as of March 31, 2004). Up to $100.0 million of our revolving credit facility is available to be used for one or more permitted acquisitions. Our credit facility also provides for an uncommitted $125 million incremental term loan facility that, subject to certain conditions, is available to fund one or more permitted acquisitions. Amounts drawn under our revolving credit facility fluctuate daily based upon our working capital and other ordinary course needs. Availability under our revolving credit facility depends upon, among other things, compliance with our credit agreement's financial covenants. Our credit facility contains negative and affirmative covenants and other requirements affecting us and our subsidiaries, including among others: restrictions on incurrence of debt (except for permitted acquisitions and subordinated indebtedness), liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. Our credit facility also requires us and our subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense) and a capital expenditures covenant. Our subordinated notes indenture also contains negative and affirmative covenants and at March 31, 2004, we were in compliance with all such covenant requirements.

Another important source of liquidity is our $125.0 million accounts receivable securitization facility, under which we have the ability to sell eligible accounts receivable to a third-party multi-seller receivables funding company. At March 31, 2004, we had $56.9 million outstanding under our accounts receivable facility and $10.6 million was available based on eligible receivables. We had $7.0 million outstanding under our revolving credit facility and had an additional $117.5 million available under our revolving credit facility, after giving effect to approximately $25.5 million of letters of credit issued to support our ordinary course needs. At March 31, 2004, we had $6.9 million of available cash and after consideration of leverage restrictions contained in our credit facility we had approximately $52.0 million of borrowing capacity for general corporate purposes.

Principal payments required on the term loan are: $0.7 million due each calendar quarter ending through June 30, 2009, $134.0 million due on September 30, 2009 and $141.8 million due on December 31, 2009.

Our credit facility is guaranteed on a senior secured basis by us and all of our domestic subsidiaries, other than our special purpose receivables subsidiary, on a joint and several basis. In addition, our obligations and the guarantees thereof are secured by substantially all the assets of us and the guarantors.

We have other cash commitments related to leases, of which many are sale-leaseback transactions. All proceeds of sale-leaseback transactions were utilized for debt reduction or to reduce outstanding revolving credit and receivables facilities balances. We account for these lease transactions as operating leases and annual rent expense related to these lease transactions is as follows (in millions):

Operating lease	Transaction Date	Sales Proceeds		Annual lease cost
Real properties (9 properties)	January 2002	$20.9		$2.5
Real properties (3 properties)	July 2002	N/A	*	1.5
Personal property (plant and equipment)	November 2002	$5.7		0.9
Personal property (plant and equipment)	March 2003	$28.0		4.4
Real properties (2 properties)	March 2003	$7.8		0.9
Personal property (plant and equipment)	June 2003	$25.9		4.0
Real property (1 property)	September 2003	$8.2		0.8
Real property (1 property)	May 2003	N/A	**	0.2
Total				$15.2

*	These leases are not sale-leaseback transactions.

**	Livonia, Michigan facility lease from Metaldyne in connection with the Fittings acquisition.

We expect to continue to utilize leasing as a financing strategy in the future to meet capital expenditure needs and to reduce debt levels.

In addition to the foregoing contractual commitments, in connection with our separation from Metaldyne, we have also agreed to assume certain obligations resulting from the November 2000 acquisition of Metaldyne by Heartland. At that time, Metaldyne made restricted stock grants to employees with terms that allow eligible employees to elect to receive cash at stipulated amounts in lieu of shares as the restricted stock grants vest. We agreed to be responsible for the cash costs of those elections to the extent they relate to our current and former employees and to our allocable share of current and former Metaldyne corporate level employees in accordance with the agreement. Under these arrangements, the approximate amounts paid were: $4.2 million in 2002, $7.6 million in 2003 and $7.6 million in 2004. As of April 2004, our obligations associated with Metaldyne restricted stock grants have been fully paid.

Our exposure to interest rate risk results from the variable rates under our credit facility. Borrowings under the credit facility bear interest, at various rates, as more fully described in Note 8 to the accompanying unaudited financial statements as of March 31, 2004. Based on current amounts outstanding, a 1% increase or decrease in the per annum interest rate for our credit facility would change our interest expense by $3.0 million annually.

We conduct business in several locations throughout the world and are subject to market risk due to changes in the value of foreign currencies. We do not currently use derivative financial instruments to manage these risks. The functional currencies of our foreign subsidiaries are the local currency in the country of domicile. We manage these operating activities at the local level and revenues and costs are generally denominated in local currencies; however, results of operations and assets and liabilities reported in U.S. dollars will fluctuate with changes in exchange rates between such local currencies and the U.S. dollar.

As a result of the financing transactions entered into on June 6, 2002, the additional issuance of $85.0 million aggregate principal amount of senior subordinated notes, and recent acquisitions, we are highly leveraged. In addition to normal capital expenditures, we may incur significant amounts of additional debt and further burden cash flow in pursuit of our internal growth and acquisition strategies.

The terms of our credit agreement require us and our subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (EBITDA over cash interest expense, as defined) and a capital expenditures covenant, the most restrictive of which is the leverage ratio. Our permitted leverage ratio was 5.5 to 1.00 at March 31, 2004. The permitted leverage ratio becomes more restrictive in future periods, declining to 5.25 to 1.00 at September 30, 2004, 5.0 to 1.00 at December 31, 2004, 4.75 to 1.00 at June 30, 2005, 4.5 to 1.00 at September 30, 2005, 4.0 to 1.00 at December 31, 2005, 4.0 to 1.00 at March 31, 2006, 3.75 to 1.00 at June 30, 2006, 3.5 to 1.00 at September 30, 2006 and 3.25 to 1.00 at December 31, 2006 and thereafter. We were in compliance with our covenants at March 31, 2004. For a more detailed discussion of the various restrictive covenants contained in our credit agreement, see "Description of Our Debt—Our Credit Facility."

We believe that our liquidity and capital resources, including anticipated cash flows from operations, will be sufficient to meet debt service, capital expenditure and other short-term and long-term obligations needs for the foreseeable future, but we are subject to unforeseeable events and risks.

Off-Balance Sheet Arrangements

In connection with the June 2002 transactions, we entered into an agreement to sell, on an ongoing basis, the trade accounts receivable of certain business operations to a wholly-owned, bankruptcy-remote, special purpose subsidiary, TSPC, Inc. TSPC, subject to certain conditions, may from time to time sell an undivided fractional ownership interest in the pool of domestic receivables, up to approximately $125.0 million, to a third party multi-seller receivables funding company, or conduit. Upon sale of receivables, our subsidiaries that originated the receivables retain a subordinated interest in the receivables. Under the terms of the agreement, new receivables can be added to the pool as collections reduce previously sold receivables. The facility is anticipated to be an important source of liquidity in 2004 and subsequent years. At March 31, 2004, we had $56.9 million outstanding and $10.6 million available under the facility.

The facility is subject to customary termination events, including, but not limited to, breach of representations or warranties, the existence of any event that materially adversely affects the collectibility of receivables or performance by a seller and certain events of bankruptcy or insolvency. The proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs. The agreement expires on June 6, 2005. If we are unable to renew or replace this facility, it would materially and adversely affect our liquidity.

Commitment and Contingencies

Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under operating lease agreements for 15 facilities and certain capital equipment, severance obligations related to our cost savings plans and our allocable share of certain compensation and benefit obligations due to Metaldyne. The following table summarizes our expected fixed cash obligations over various future periods related to these items as of December 31, 2003.

	Payments Due by Periods (in thousands)
	Total	Less than One Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Contractual cash obligations:
Long-term debt	$737,690	$10,920	$5,880	$5,780	$715,110
Lease obligations	206,720	24,120	42,870	37,150	102,580
Restricted stock obligations	7,610	7,610	—	—	—
Severance	8,910	3,560	1,470	610	3,270
Total contractual cash obligations	$960,930	$46,210	$50,220	$43,540	$820,960

As of March 31, 2004, we are contingently liable for stand-by letters of credit totaling $25.5 million issued on our behalf by financial institutions under our revolving credit facility. These letters of credit are used for a variety of purposes, including to support certain operating lease agreements and to meet various states' requirements in order to self-insure workers' compensation claims, including incurred but not reported claims.

Impact of New Accounting Standards

In December 2003, the Financial Accounting Standards Board, or FASB, issued a revised FASB Interpretation ("FIN") 46R, "Consolidation of Variable Interest Entities." FIN 46R requires primary beneficiaries in a variable interest entity to consolidate the entity even if the primary beneficiary does not have a majority voting interest. This consolidation requirement is effective immediately for any variable interest entity created on or after January 31, 2003 and after March 15, 2004 for entities created before January 31, 2003. The adoption of FIN 46R will not have an impact on our financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 provides guidance for how a company should classify and measure certain financial instruments that have characteristics of both liabilities and equity. SFAS No. 150 is effective immediately for any qualifying financial instruments issued after May 31, 2003 and becomes effective for such pre-existing financial instruments in the third quarter of 2003. The adoption of SFAS No. 150 did not have an impact on our financial condition or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 (revised) prescribes employers'

disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. SFAS No. 132 (revised) retains and revises the disclosure requirements contained in the original statement. It also requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. SFAS No. 132 (revised) is effective for fiscal years ending after December 15, 2003, although certain disclosure requirements have been deferred until fiscal years ending after June 15, 2004. Our disclosures in Note 16 incorporate the requirements of the revised statement.

Critical Accounting Policies

The following discussion of accounting policies is intended to supplement the accounting policies presented in Note 3 to our 2003 audited financial statements included in this prospectus. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, our evaluation of business and macroeconomic trends, and information from other outside sources as appropriate.

Accounting Basis for Transactions.    Prior to June 6, 2002, we were owned by Metaldyne. On November 28, 2000, Metaldyne was acquired by an investor group led by Heartland. On June 6, 2002, Metaldyne issued approximately 66% of our fully diluted common stock to an investor group led by Heartland. As a result of the transactions, we did not establish a new basis of accounting as Heartland is the controlling shareholder for both us and Metaldyne and the transactions were accounted for as a reorganization of entities under common control. Our historical financial information includes allocations and estimates of direct and indirect Metaldyne corporate administrative costs attributed to us, which are deemed by management to be reasonable but are not necessarily reflective of those costs to us on an ongoing basis.

Accounts Receivable.    Accounts receivable are presented net of allowances for doubtful accounts of approximately $5.5 million and $4.8 million at March 31, 2004 and December 31, 2003, respectively. We monitor our exposure for credit losses and maintain adequate allowances for doubtful accounts. The Company determines these allowances based on historical write-off experience and/or specific customer circumstances and provides such allowances when amounts are reasonably estimable and it is probable a loss has been incurred. We do not have concentrations of accounts receivable with a single customer or group of customers and do not believe that significant credit risk exists due to our diverse customer base. Trade accounts receivable of substantially all domestic business operations may be sold, on an ongoing basis, to TSPC.

Depreciation and Amortization.    Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and buildings/land improvements, ten to 40 years and machinery and equipment, three to 15 years. Capitalized debt issuance costs are amortized over the underlying terms of the related debt securities. Customer relationship intangibles are amortized over periods ranging from six to 40 years, while technology and other intangibles are amortized over periods ranging from five to 30 years. As of January 1, 2004, trademarks and trade names are classified as indefinite-lived intangibles and we will discontinue amortization.

Goodwill and Other Intangibles.    We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, unless a change in business conditions occurs which requires a more frequent evaluation. In assessing the recoverability of goodwill and indefinite-lived intangible assets, we estimate the fair value of each reporting unit using the present value of expected future cash flows and other valuation measures. We then compare this estimated fair value with the net asset carrying value. If carrying value exceeds fair value, then a possible impairment of goodwill exists and further evaluation is performed. Goodwill is evaluated for impairment annually as of December 31 using management's operating budget and five-year forecast to estimate expected future cash flows. However, projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. While we believe our judgments and estimates are reasonable, if actual results differ significantly from our current estimates, we could experience an impairment of goodwill and other indefinite-lived intangibles that may be required to be recorded in future periods. During the fourth quarter of 2003, we recorded a goodwill impairment of $7.6 million related to our precision cutting tools business within the Industrial Specialties segment.

We also review definite-lived intangible assets on an annual basis, or more frequently if events or changes in circumstances indicate that their carrying amount may not be recoverable. The factors considered by management in performing these assessments include current operating results, business prospects, customer retention, market trends, potential product obsolescence, competitive activities and other economic factors. Future changes in our business or the markets for our products could result in impairments of other intangible assets that might be required to be recorded in future periods.

Pension and Postretirement Benefits Other than Pensions.    We account for pension benefits and postretirement benefits other than pensions in accordance with the requirements of SFAS Nos. 87, 88, 106, and 132. Annual net periodic expense and accrued benefit obligations recorded with respect to our defined benefit plans are determined on an actuarial basis. We, together with our third-party actuaries, determine assumptions used in the actuarial calculations which impact reported plan obligations and expense. Annually, we and our actuaries review actual experience compared to the most significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due. Certain accounting guidance, including the guidance applicable to pensions, does not require immediate recognition or the effects of a deviation between actual and assumed experience or the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted.

Income taxes.    Income taxes are accounted for using the provisions of SFAS No. 109 "Accounting for Income Taxes" ("SFAS 109"). Deferred income taxes are provided at currently enacted income tax rates for the difference between the financial statement and income tax basis of assets and liabilities and carry-forward items. The effective tax rate and the tax bases of assets and liabilities reflect management's estimates based on current facts. The Company continually reviews the need for and adequacy of valuation allowances if it is more likely than not the benefit from the deferred tax asset will not be realized. We believe the current assumptions and other considerations used to estimate the current year effective tax rate and deferred tax positions are appropriate. However, actual outcomes may differ from our current estimates and assumptions.

Other Loss Reserves.    We have other loss exposures related to environmental claims and litigation. Establishing loss reserves for these matters requires the use of estimates and judgment in regard to risk exposure and ultimate liability. We are generally self-insured for losses and liabilities related principally to workers' compensation, health and welfare claims and comprehensive general, product and vehicle liability. Generally, we are responsible for up to $0.5 million per occurrence under our retention program for workers' compensation and for between $0.3 million and $2.0 million per occurrence under our retention programs for comprehensive general, product and vehicle liability. We accrue loss reserves up to our retention amounts based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported using actuarial assumptions about future events. We accrue for such items in accordance with SFAS No. 5, when such amounts are reasonably estimable and probable. We utilize known facts and historical trends, as well as actuarial valuations in determining estimated required reserves. Changes in assumptions for factors such as medical costs and actual experience could cause these estimates to change significantly.

BUSINESS

We are a manufacturer of highly engineered products serving niche markets in a diverse range of commercial, industrial and consumer applications. While serving diverse markets, most of our businesses share important characteristics, including leading market shares, strong brand names, established distribution networks, high operating margins, relatively low capital investment requirements, new product growth opportunities and strategic acquisition opportunities. We estimate that approximately 66% of our 2003 net sales were in markets in which we enjoy the number one or number two market position within the respective product category. In addition, we believe that in many of our businesses, we are one of only two or three manufacturers in the geographic markets where we currently compete.

Our Business Segments

We operate through four business segments, which had net sales and operating profit in 2003 as follows: Rieke Packaging Systems (net sales: $119.1 million; operating profit: $26.5 million); Cequent Transportation Accessories (net sales: $427.4 million; operating profit: $40.1 million); Industrial Specialties (net sales: $217.9 million; operating profit; $13.5 million); and Fastening Systems (net sales: $141.0 million; operating loss: $5.4 million).

Each segment has distinctive products, distribution channels, strengths and strategies, which are described below.

Rieke Packaging Systems

Rieke is a leading designer and manufacturer of specialty, highly engineered closures and dispensing systems for a range of niche end-markets, including steel and plastic industrial and consumer applications. We believe that Rieke is one of the largest manufacturers of steel and plastic industrial container closures and dispensing products in North America and also has a significant presence in Europe and other international markets. Rieke manufactures high performance, value-added products that are designed to enhance its customers' ability to store, ship, process and dispense various products in the industrial, agricultural, consumer and pharmaceutical markets. Examples of Rieke's products include steel and plastic closure caps, drum enclosures, rings and levers and dispensing systems, such as pumps and specialty sprayers.

Our Rieke Packaging Systems brands, which include Rieke®, TOV®,  Englass™ and Stolz™,  are well established and recognized in their respective markets.

•	Rieke designs and manufactures traditional industrial closure and dispensing products in North America. We believe Rieke has significant market share for many of its key products, such as steel drum enclosures, plastic drum closures and plastic pail dispensers and plugs.

•	Englass, located in the United Kingdom, focuses on pharmaceutical and personal care dispensers sold primarily in Europe, but its product and engineering "know-how" is applicable to the consumer dispensing market in North America and in other regions, which we believe provide significant opportunities for growth.

•	Stolz, located in Germany, is a European leader in plastic enclosures for sub-20 liter sized containers used in automotive and chemical applications.

•	TOV, located in Italy, specializes in the lever and ring closures that are used in the European industrial market. This specialty closure system is sold into the NAFTA markets as well.

Rieke's Competitive Strengths

We believe Rieke benefits from the following competitive strengths:

•	Strong Research, Development and New Product Capability. We believe that Rieke's research and development capability and new product focus is a competitive advantage. For more than 75 years, Rieke's product development programs have provided innovative and proprietary product solutions, such as the ViseGrip® steel flange and plug closure, the Poly-ViseGrip™ plastic closure and the all-plastic, environmentally safe, self-venting FlexSpout® flexible pouring spout. Rieke's emphasis upon highly engineered packaging solutions and research and development has yielded 61 active patents and 52 patents pending. Rieke has approximately 25 technical employees responsible for new product development, improving existing products and design automation equipment to assist in cost reductions, both internally and at our customers' locations. Approximately 50% of Rieke's 2003 net sales relate to products utilizing its patented processes or technology. In 2003, Rieke invested approximately $2.5 million in its research and development.

•	Customized Solutions that Enhance Customer Loyalty. A significant portion of Rieke's products are customized for end-users who also use Rieke's specialty tooling equipment to install the products. The installation in customer drum and pail plants of customized, patent protected, Rieke-designed insertion equipment and tools that are specially designed for use on Rieke manufactured closures and dispensers creates substantial switching costs. As a result, and because the equipment is located inside customers' plants, Rieke is able to support favorable pricing and generate a high degree of customer loyalty. Rieke has also been successful in bundling a variety of products at attractive pricing in an effort to create preferred supplier status. In many cases, Rieke enters into multi-year supply contracts.

•	Leading Market Positions and Global Presence. We believe that Rieke is a leading designer and manufacturer of steel and plastic closure caps, drum enclosures, rings and levers and dispensing systems, such as pumps and specialty sprayers. Rieke maintains a global presence, reflecting its global opportunities and customer base. Its headquarters and manufacturing and technology center is located in Auburn, Indiana and it has manufacturing operations in Mexico, England, Germany and Italy, as well as a contract manufacturing relationship in Asia. Rieke also maintains warehouse locations in Brazil, Spain and France. All of Rieke's manufacturing facilities have technologically advanced injection molding machines required to manufacture industrial container closures and specialty dispensing and packaging products, as well as automated, high-speed assembly equipment for multiple component products.

•	Strong Customer Relationships. Rieke benefits from long-standing relationships with many of its customers. We believe that Rieke's high level of customer recognition is due to its emphasis on product development, product quality and performance characteristics and the maintenance of high customer service standards. Rieke also provides extensive in-house design and development technical staff to provide a solution to customer requirements for closures and dispensing.

Growth Strategies

We believe Rieke has strong opportunities to grow, including:

•	New Consumer Product Applications. We believe that Rieke has significant opportunities to apply its existing highly engineered products to new consumer products and pharmaceutical applications, particularly in North America, and for new product development. Rieke has focused its research and development capabilities on North American consumer applications requiring special packaging forms, and stylized containers and dispenser applications requiring a high degree of functionality and engineering and content. Examples of new consumer product applications that Rieke has successfully introduced are finger-operated patented non-aerosol foamers for hair and body care, patented closures for orange juice dispensers and patented closed system dispenser and docking systems for the chemical industry. In addition, Rieke manufactures medical devices to mix water and detergent for dialysis machines, plastic dispensers that are National Sanitation Foundation-approved for food applications to replace previously approved stainless steel pumps and a pump for highly viscous products. Rieke has developed and has patent applications pending for its plastic consumer paint delivery system for one gallon and one quart containers that reduces paint spoilage due to exposure to air. Rieke currently manufactures this delivery system for Sherwin-Williams a major paint manufacturer. Rieke has also focused on the large volume opportunities available in the chemical consumer packaging market by developing lower cost, high performance dispensing systems that are applicable to a variety of pharmaceutical products as well as personal care items, household and industrial chemicals, automotive fluids and cleaners and food products. We believe that these new products represent improved functionality and style relative to other products in the marketplace and provide Rieke with additional growth opportunities in new markets with new customers.

•	Product Cross-Selling Opportunities. Recently, Rieke began to cross-market successful European products, such as rings and levers, to a similar end-user customer base in the North American market utilizing its direct sales force. We believe that, as compared with its competitors, Rieke is able to offer a wider variety of products on a bundled basis to its long-term North American customers at better pricing and with enhanced service and tooling support. Many of these customers have entered into supply agreements with Rieke on these bundled product offerings.

•	Acquisition Opportunities. We believe Rieke has significant opportunities to grow its business through disciplined, strategic acquisitions. There are many companies participating in product and application markets that have similar product technologies and/or a common customer base. By acquiring such companies, Rieke may obtain new product technologies to be sold to its existing customers, or new customers to whom the broader Rieke product portfolio can be offered. In addition, Rieke intends to pursue any cost savings opportunities by consolidating purchasing, sales, finance and administrative functions into its existing infrastructure. At our recently opened plant in Hamilton, Indiana, we have additional space that may absorb to a significant extent the manufacturing operations of future acquisitions.

•	Increased International Presence. Rieke will seek to increase its international manufacturing and sales presence. For example, Rieke is on schedule to open a new production and assembly facility in China in the first quarter of 2004. This facility will produce and assemble many of Rieke's recently introduced products or anticipated new product launches. This location has been selected since many of these new products have multiple components for which assembly is a major cost factor. Automation of the assembly process in certain of these products can be either technically difficult or costly. Rieke's facility in China will give it access to a skilled but significantly lower cost labor market for assembly operations. In addition, Rieke believes there is a growing market in the Far East for its products and many multi-national customers requiring product availability throughout the world, including in the Asian market.

Marketing, Customers and Distribution

As of December 31, 2003, Rieke employed approximately 20 salespeople throughout the world. Approximately 15 of these employees are located in the NAFTA and European regions. Rieke also uses third party agents and distributors in key geographic markets, including Europe, South America and Asia. Approximately 90% of Rieke's net sales are originated by its employee sales force.

Rieke and its agent and distributors primarily distribute directly to container manufacturers and to users or fillers of Rieke's containers. Rieke's point of sale may be to a container manufacturer; however, via a "pull through" strategy, Rieke will call on the container user or filler and suggest that it specify that a Rieke product be used on its container.

To support its "pull-through" strategy, Rieke offers bundling proposals to the container user or filler. This strategy offers either attractive pricing or rebates on the Rieke products purchased directly from Rieke and Rieke products that the container users or fillers specify that the container manufacturer apply to the container. Examples of users or fillers that use or specify Rieke products include industrial chemical, agricultural chemical, petroleum, paint, personal care, pharmaceutical and sanitary supply chemical companies.

Rieke's primary customers include Coca-Cola, Diversey, Dow Chemical, BASF, Chevron, Go-Jo, Sherwin-Williams, Pepsi, Proctor & Gamble, Valvoline, Bayer/Monsanto, Dupont, Schering Plough, Pharmacia, Shell Oil and major container manufacturers around the world. Rieke maintains a customer service center that provides technical support as well as other technical assistance to customers to reduce overall production costs.

Manufacturing

Rieke's manufacturing facilities are located in Auburn, Indiana; Hamilton, Indiana; Mexico City, Mexico; Leicester, England; Neunkirchen, Germany; and Valmadrera, Italy, with a new manufacturing facility being built in Hangzhou, China. The steel closure and dispensing production takes place at the Auburn, Indiana and Valmadrera, Italy sites. The remaining production sites are plastic injection molding and assembly locations. At Auburn, Indiana, there is plastic molding machinery. Our technology center equipment and product design, research and automation equipment is located in Auburn, Indiana.

Rieke's steel closure and dispensing facilities include medium tonnage stamping machines using progressive dies. Ancillary production equipment includes high-speed internally designed automation equipment, paint and coating equipment and plating facilities.

Rieke's injection molded plastic manufacturing sites use a variety of resins including polyethelene, polypropolene and nylon raw materials. Injection molding machines range from 75 to 1,000 tons in size. There are approximately 100 injection-molding machines at these locations. Additionally, there is high-speed equipment at all locations, except our China facility. This equipment is used to assemble multiple components into a finished product. Components of a finished product can range from two components to in excess of ten components.

Rieke also has equipment for pad printing on injection-molded products. Printing is desired by customers who want their company logos or other design work displayed on the closure or dispenser.

Contract molding is done on a limited basis in Asia, but this will be brought in-house following completion of our Hangzhou, China facility.

We maintain warehouse locations in Brazil, Spain and France to facilitate the sale and distribution of products. The manufacturing facilities ship directly to the warehouses where inventory is held for distribution. In Canada and Singapore, we use distributors to deliver products to customers.

Competition

We believe that Rieke is one of the largest manufacturers of steel and plastic industrial container closures in North America. Since Rieke has a broad range of products in both closures and dispensing products, there are competitors in each of our product offerings. We do not believe that there is a single competitor that matches our entire product offering.

In the industrial steel closure product line our competitors within the NAFTA market include Greif Closure Systems and Technocraft. In the industrial plastic 55-gallon drum closure line, our primary competitors are Greif and IPCC. In the 5-gallon container closure market, our primary competitors are Greif, Bericap and APC. Our primary competitors in the ring and lever product line are Self Industries and Technocraft. In the dispensing product lines, our major competitors are Calmar, Aptar, Airspray and Indesco.

In the European market, our industrial steel closure product lines compete with Greif Closure Systems and Technocraft. The industrial plastic 55-gallon drum closure lines compete with Greif and Mauser. The Rieke® 5-gallon container closure products compete with those of Greif and Bericap. Rieke's ring and lever products compete with those of Berger and Technocraft. Rieke's dispensing products compete with those of Jaycare, Calmar, WIKO and Airspray.

Cequent Transportation Accessories

Cequent Transportation Accessories is a leading designer, manufacturer, marketer, and distributor of a wide range of accessories and cargo management products used to outfit and accessorize light trucks, SUV's, recreational vehicles, passenger cars and trailers for recreational and commercial use. Cequent's products offer the customer a range of solutions to efficiently "Get Their Gear on the Road." We believe that Cequent's product lines and brand names are among the most recognized and extensive in the transportation accessories industry.

Cequent's brands and main products categories are sold through a wide range of channels and are described below:

•	The Draw-Tite®, Reese® and Hidden Hitch® brands represent towing products and accessories, such as hitches, ball mounts, draw bars, fifth-wheel hitches, weight distribution systems, wiring harnesses and T-connectors. These are sold through the independent installer and distributor channels. Similar products are sold to the retail channel under the Reese Towpower and Reese Outfitter brands, while Hayman-Reese™ is our towing products brand in Australia and is sold into the automotive aftermarket.

•	The Fulton® and Bulldog® brands represent trailer products and accessories, such as jacks, winches and couplers, trailer wiring, converters, ramps and fenders. These brands are sold through independent installers, trailer original equipment manufacturers, or OEMs, and distributor channels serving the marine, agricultural, industrial, and horse/livestock market and retail channels.

•	The Tekonsha® brand is a recognized name in brake controls and related brake components. These products are sold through independent retailers, automotive, recreational vehicle and agricultural distributors and automotive OEMs.

•	The Bargman® and Wesbar® brands are recognized names for recreational vehicle and marine lighting, respectively. Bargman®-branded products include interior and exterior recreational vehicle lighting products and accessories, such as license plate lights and brackets, porch and utility lights, assist bars, door locks and latches, and access doors, while Wesbar®- branded products include submersible and utility trailer lighting. These brands and products are sold through independent installers, trailer and recreational vehicle OEMs and distributors, and the marine retail specialty and retail channels.

•	Highland The Pro's Brand® and ROLATM Roof Racks comprise our brand presence in the cargo management category. Cargo management products include bike racks, cargo carriers, luggage boxes, tie-downs and soft travel-cargo carriers which are sold through independent installer, distributor and retail channels.

Competitive Strengths

We believe Cequent benefits from several important competitive strengths, including:

•	Leading Market Position. Cequent primarily competes in highly fragmented niche markets where no single competitor possesses a comparable breadth of product and distribution. We believe that we are one of the leading designers and manufacturers of aftermarket products to outfit and accessorize light trucks, cross-over utility vehicles (CUV's), SUV's, recreational vehicles and passenger cars, and trailers for both recreational and commercial use. We believe Cequent is one of the largest suppliers of towing and trailer products through its primary channels, including the independent installer and distributor channels, mass merchants such as Wal-Mart, Lowe's, and Home Depot and specialty auto retailers, such as Pep Boys, Advanced Auto, AutoZone and CSK Auto and the recreational vehicle aftermarket and OEM customers.

•	Strong Brand Names. We believe Cequent's brands include many of the leading names in its industry. Cequent's brand portfolio includes such well established names as Reese®, Draw-Tite®, Hidden Hitch®, Bulldog®, Tekonsha®, Highland the Pro's Brand®, Fulton®, Wesbar®, ROLA™, Hayman-Reese™ and Bargman®. We believe that such recognized brands provide Cequent with a significant competitive advantage. Cequent has positioned its brands to create pricing options for entry-level through premium product offerings across all of our distribution channels. We believe that no other competitor features a comparable array of brand names.

•	Diverse Product Portfolio. Cequent benefits from a diverse range of product offerings and does not rely upon any single product. By offering a wide range of products, Cequent is able to provide a complete solution to satisfy its customers' needs. Its towing products and accessories offerings feature ball mounts and draw bars, hitch receivers, fifth-wheel hitches, weight distribution systems and an array of "accessory" products. Its electrical product offerings feature a broad range of lighting components including incandescent, halogen and fluorescent lighting, T-connectors and wiring harnesses. It also offers a range of braking products, including brake controls for automotive application and related components. Its trailer product portfolio includes winches, jacks, couplers, fenders, wheel protection, trailer brakes and ramps. In addition, Cequent offers a large variety of cargo management and vehicle protection accessories, including tie-downs and soft-travel cargo carriers, floor mats, cargo liners, bike racks, hood protection products and many other accessories.

•	Multiple Distribution Channels. Cequent utilizes several distribution channels for its sales, including mass merchants, specialty retailers, independent distributors, independent installers and trailer OEM's. In 2003, approximately 38% of Cequent's products were sold through a highly fragmented installer and distributor channel composed primarily of single proprietor businesses. Mass retailers accounted for approximately 25% of Cequent's sales in 2003, traditional recreational vehicle distributors accounted for approximately 16% of Cequent's sales in 2003. Trailer OEM's, which also represent a highly fragmented industry, accounted for 14% of Cequent's sales in 2003. The remainder of Cequent's sales were through other retail and OEM distribution channels.

•	Vertically Integrated Manufacturing Capability. As a result of significant restructuring activity completed over the last two years, Cequent has a relatively efficient and vertically integrated manufacturing capability. With respect to towing products, Cequent consolidated the manufacturing of Reese®- and Draw-Tite®-branded products into a single facility in Goshen, Indiana, which significantly enhanced process capability in forming, stamping and paint line applications. Cequent is also in the process of consolidating the manufacturing of trailering products at the former HammerBlow Wausau, Wisconsin facility into the Mosinee, Wisconsin facility. Cequent's customers generally require manufacturing in small batches and in significant variety to maintain aftermarket inventory and maintenance of designs for ten to 15 years of light vehicle models. Accordingly, we seek to maintain a lean, "quick change" manufacturing culture and system. Cequent's plants are vertically integrated to receive raw materials and convert them to finished products through three major steps: first, stamping and related methods of forming, cutting, punching, boring and prepping, followed by welding and assembly of components and lastly, cleaning, coating, painting and inspection of finished products. Cequent has in-house wiring harness design and manufacturing capability, one of the industry's largest research and development facilities for both testing and design, and a "hub and spoke" distribution system with capability to meet delivery requirements specified by our customers.

Growth Opportunities

We believe that Cequent has significant opportunities to grow through new product introductions, cross selling products across channels, providing bundled product solutions and capitalizing on cost saving opportunities.

•	New Product Introductions. Cequent has developed and successfully launched new products in the past and presently is developing a range of product innovations. In towing, new products include new fifth-wheel hitch designs, bike racks, soft pack roof racks and a range of cargo management and point of purchase accessories. Cequent has patents pending on products called Signature SeriesTM fifth wheel and slider, Interlock ball mount and related towing and vehicle accessories. In trailer-related products, new introductions include pivot tongue couplers, metal ramps, heavy-duty jacks and winches and electrical products, such as digital brake controls, LED lighting and electrical accessories. In addition, it is continually refreshing its existing retail products with new designs and features and innovative packaging and merchandising.

•	Cross Selling Products Across Distribution Channels. We believe that Cequent has significant opportunities to introduce products into new channels that traditionally concentrated in other channels. For example, the Cequent retail channel now offers a range of trailer products and accessories, including ramps, that have traditionally been available in the trailer distributor and OE channels as well as providing hitches traditionally offered through the independent installer channel. Similarly, Cequent's installer channel is selling Highland branded tie downs, stretch cords, floor mats and splash guards, which were previously only available through the retail channel. Cequent has also developed strategies to introduce its products into new channels, including the Asian manufacturer "port of entry" market, the retail sporting goods market and select international markets.

•	Provide Bundled Cargo Management Solutions. As a result of Cequent's broad product portfolio, it is well positioned to provide customers with bundled solutions for towing, trailering and cargo management needs. Due to Cequent's product breadth and depth, we believe it can provide customers with compelling value propositions with superior features and convenience. In many cases, Cequent can offer a more competitive price through bundling than would be available by purchasing underlying components separately. We believe this merchandising strategy also enhances Cequent's ability to compete with competitors who have narrower product lines and are unable to provide "one stop shopping" to customers.

•	Capitalize on Cost Savings Opportunities. During 2003, Cequent made two significant acquisitions, HammerBlow and Highland. These acquisitions continue to provide Cequent with opportunities to grow revenue and reduce costs that we expect to materialize in 2004 and 2005. With respect to revenue growth, the Highland acquisition significantly extended Cequent's retail product portfolio and enhanced its ability to operate as a "category manager" for retail customers. The HammerBlow acquisition enhanced its product line and extended its market reach to include agricultural, horse and livestock segments and brings a leadership position in braking products for the trailer and RV segment. Opportunities for cost savings include the consolidation of manufacturing and distribution, rationalization of administrative and sales organizations and combined purchasing initiatives are summarized under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Marketing, Customers and Distribution

As of December 31, 2003, Cequent employed 78 professionals in sales, marketing and product management activities to support all customer channels. Of these professionals, Cequent has 51 strategic market representatives, with focused sales and account management responsibilities with specific customer relationships. Cequent's products are distributed through a variety of channels. Cequent employs a dedicated sales force in each of the primary channels, including the retail, national account/OEM, installer/distributor, trailer OEM, and trailer aftermarket/distributor channels. In the fourth quarter of 2003, Cequent invested in a 225,000 square foot distribution "center of excellence" located in South Bend, Indiana. This facility will be designed to be a scaleable operation that supports multiple distribution channels and future growth. Cequent's distribution center will initially support the retail channel and act as a regional distribution center, as well as a hub to replenish inventory in the other regional distribution centers located throughout the U.S. and Canada.

Cequent's products are distributed through a variety of channels. These channels include installer/distributor (automotive, recreational vehicle, and trailer), OEMs (automotive, recreational vehicle, and trailer), and retail channels (i.e. mass merchants, auto specialty, marine specialty, hardware/home centers, and catalogs). For example, the towing products group principally distributes to approximately 50 independent distributors and 4,000 independent installers under the Draw-Tite®, Hidden Hitch® and Reese® brands. In addition, 450 of towing product's customers position Draw-Tite®- and Reese®- branded traditional towing products as an exclusive or preferred line, while the Reese®-branded heavy-duty towing products are positioned to the heavy-duty professional towing segment. Cequent is well represented in retail stores through mass merchants, such as Wal-Mart, Lowe's, and Home Depot, and specialty auto retailers, such as Pep Boys, AutoZone and CSK Auto.

Approximately 38% of Cequent's products are sold through its installer and distributor channels. Traditional recreational vehicle distributors account for approximately 16% of Cequent's sales. Trailer OEM's account for 14% of Cequent's sales. Mass retailers account for approximately 25% of Cequent's sales, with the remainder of Cequent's business in other retail and OEM distribution. Cequent's Fulton®-,   Bulldog®- and Wesbar®-branded trailer and related accessory products are sold directly to major trailer OEMs, recreational vehicle distributors, as well as mass retailers. In general, the trailer OEM industry is highly fragmented and specialized, and is generally a low value-added assembly industry. Cequent relies upon strong historical relationships, significant brand heritage, and its broad product offering to bolster its trailer and accessory products sales through the OEM channel and in various aftermarket segments. End-users include owners of personal watercraft, large commercial-industrial trailer users, as well as horse and stock trailering customers.

Manufacturing

We began an integration and consolidation project in late 2002 combining Cequent's towing products' Canton, Michigan and Elkhart, Indiana manufacturing facilities, and a southeast Michigan warehouse into a single, approximately 350,000 square foot efficient flow manufacturing and master warehouse center in Goshen, Indiana. The consolidation of these facilities was completed in the first quarter of 2003. In connection with the HammerBlow and Highland acquisitions, we continued to streamline our manufacturing and warehousing processes to exploit beneficial economies of scale. Cequent is currently in the process of consolidating the Sheridan, Arkansas towing products manufacturing capacity, acquired in the HammerBlow transaction, into the Goshen, Indiana facility which is expected to be substantially completed by the end of the first quarter of 2004.

Cequent's 190,000 square-foot Mosinee, Wisconsin facility contains a wide range of manufacturing, distribution and research and development capabilities. Major processes at this facility include metal stamping (up to 800 ton press capacity), a steel tube mill, thread rolling and riveting, high-volume welding and assembly, significant in-house mechanical and electrical engineering capabilities and in-house tool, die and equipment maintenance capabilities. We believe these capabilities provide it with strategic cost advantages relative to our competition. In 2001, Cequent implemented the first phase of a cost savings plan by consolidating Wesbar's West Bend, Wisconsin trailer components' selling and administrative functions and all production activities into the Mosinee, Wisconsin facility. The second phase of this cost savings plan was the consolidation, in the fourth quarter of 2002, of the remaining production of Wesbar electrical trailer products, previously in Peru, Indiana, into our Reynosa, Mexico facility.

The acquisition of HammerBlow's Juarez, Mexico facility provided Cequent with a world-class, low cost facility enabling optimization of trailer products' entire manufacturing system. Juarez is a key component in the post-acquisition consolidation of the trailer products manufacturing system, enabling the migration of higher labor content products currently produced in Wausau, Wisconsin and Mosinee, Wisconsin to the lower cost labor environment in Juarez, Mexico. The remainder of the manufacturing performed in Wausau, Wisconsin will be consolidated into the Mosinee, Wisconsin facility over the next six to 12 months.

The Tekonsha, Michigan electrical products facility contains world-class manufacturing of proprietary electrical brake-control and accessory products, as well as broad engineering capacity to support all of Cequent's electrical product categories. As part of the Bargman acquisition, completed in January 2004, we acquired a manufacturing facility in Albion, Indiana with a total of 39,000 square feet primarily dedicated to injection molding and light assembly.

Cequent employs 38 engineers and invests 2.3% of its revenue in engineering resources and product development. Cequent conducts extensive testing of its products in an effort to assure high quality and reliable product performance. Engineering, product design, and fatigue testing are performed utilizing computer-aided design and finite element analysis. In addition, on-road performance research is conducted on hitches with instrumentation-equipped trailers and towing vehicles. Product testing programs are intended to continuously maintain and improve product reliability, and to reduce manufacturing costs.

Cequent's Australian facilities in Melbourne, Sydney and Brisbane, Australia contain manufacturing, engineering, design, and research and development capabilities. Cequent manufactures, markets, and distributes products through the Australian region as Hayman Reese®-branded towing products and towing accessories, and ROLATM-branded roof racks and roof rack accessories to the aftermarket and automotive OEM channels.

Cequent's raw material costs represent approximately 40% of its net sales. Steel is Cequent's single largest commodity and is used in the majority of its products and is delivered to Cequent's plants on a just-in-time basis from service centers. See "—Materials and Supply Arrangements".

Competition

We believe that Cequent is one of the largest North American manufacturers and distributors of towing systems, trailer and electrical products. The competitive environment for towing and trailer products is highly fragmented and is characterized by numerous smaller suppliers, even the largest of which tends to focus in narrow product categories. For instance, we believe that, across the various products that Cequent offers, only a few competitors maintain a significant or number-one market share in more than one specific product area. By comparison, Cequent competes on the basis of its broad range of products, the strength of its brands and distribution channels, as well as quality and price. Cequent's most significant competitors in towing products include Valley Automotive (AAS), Putnam Hitch Products and Curt Manufacturing. Cequent's trailer products competitors include Dutton-Lainson, Peterson, Atwood and Shelby, each of whom competes within one or at most a few categories of Cequent's broad trailer products portfolio.

Industrial Specialties

Our Industrial Specialties segment companies design and manufacture a range of industrial products for use in diverse niche markets, including construction, commercial, energy, medical and defense. Such products include precision tools, gaskets, cylinders, steel munitions casings, pressure sensitive tape and vapor barrier facings, and specialized engines. In general, these products are highly engineered, customer-specific items that are sold into niche markets with few competitors. These products are manufactured under several names, including Compac™,  Lamons® Gasket, Norris Cylinder, Arrow® Engine, NI Industries, Keo® Cutters, Richards Micro-Tool, Cutting Edge Technologies and Reska Spline Products and, where useful, Industrial Specialties seeks to maintain the names for customer brand recognition.

Compac.    Compac manufactures flame-retardant facings and jacketings and insulation tapes used in conjunction with fiberglass insulation as vapor barriers. These products are principally used for commercial, residential and industrial construction applications, and are sold to major manufacturers of fiberglass insulation. Compac's product line also includes pressure-sensitive specialty tape products that are marketed to insulation manufacturers, as well as to numerous other customers. Pressure-sensitive products for the insulation industry are utilized for sealing pipe jacketing, ducts and fiberglass wrappings to increase the efficiency and cost effectiveness of heating and cooling installations. Combined with facing and jacketing products, pressure-sensitive specialty tapes enable us to offer customers a complete systems approach to insulation installation. With important product positions in several specialty tape markets, we are expanding our presence in the industry utilizing an asphalt coater in residential insulation applications. Utilizing existing pressure-sensitive adhesive technologies, Compac continues to develop new product programs to expand its pressure-sensitive product positions into sub-segments of existing markets, including the electronics and transportation industries.

Lamons Gasket.    Lamons manufactures and distributes metallic and nonmetallic industrial gaskets and complementary fasteners for refining, petrochemical and other industrial applications principally in the United States and Canada. Gaskets and complementary fasteners are supplied both for industrial original equipment manufacturers and maintenance repair operations. Gasket sales are made directly from the factory to major customers through twelve sales and service facilities in major regional markets, or through a large network of independent distributors. Lamons' overseas sales are either through Lamons' licensees or through its many distributors.

Norris Cylinder.    We believe that Norris is one of a small number of North American manufacturers of a complete line of large and intermediate size, high-pressure and low-pressure steel cylinders for the transportation, storage and dispensing of compressed gases. Norris' large high-pressure seamless compressed gas cylinders are used principally for shipping, storing and dispensing oxygen, nitrogen, argon, helium and other gases for industrial and health-care markets. In addition, Norris offers a complete line of low-pressure steel cylinders used to contain and dispense acetylene gas for the welding and cutting industries. Other products Norris produces include seamless low-pressure chlorine cylinders and ASME-approved accumulator cylinders primarily used for storing breathing air and nitrogen. Norris markets cylinders primarily to major industrial gas producers and distributors, welding equipment distributors and buying groups as well as equipment manufacturers.

Precision Tool Company.    Precision Tool Company produces a variety of specialty precision tools such as combined drills and countersinks, NC spotting drills, key seat cutters, end mills, reamers, master gears and gages. Markets served by these products include the automotive, industrial, aerospace and medical industries. Precision Tool Company's Keo® brand is the market share leader in the industrial combined drill and countersink niche. Richards Micro-Tool is a leading supplier of miniature end mills to the tool-making industry. Richards Micro-Tool has also been successful in providing the growing medical device market with bone drills and reamers.

Arrow Engine.    Arrow manufactures specialty engines, chemical pumps and engine replacement parts for the oil and natural gas extraction and other industrial engine markets. Arrow is focused on new product development in the industrial engine spare parts market, selective acquisitions, expanding market share in the United States and Canadian markets for oilfield pumping and gas compression engines and expanding its marketing and distribution capabilities to new geographic regions outside the United States and Canada.

NI Industries.    NI Industries manufactures large diameter shell casings provided to the United States government and foreign defense markets. We believe that NI Industries is a leading manufacturer in its product markets, due in part to its capabililties in the entire metal forming process from the acquisition of raw material to the design and fabrication of the final product. This gives NI Industries the flexibility and capacity to fully address the varied requirements of the munitions industry. The ability to form alloyed metals into the complex configurations needed to meet precise specifications in producing quality parts is a strength of this business. We believe that NI Industries is the only manufacturer in North America currently making deep drawn steel cartridge cases. NI Industries has the capability to manufacture mortars and projectiles as well as rocket and missile casings using both hot and cold forming methods. It also has a highly automated line capable of producing grenade bodies for the recently-improved design of munitions including the extended and guided multiple launch rocket systems.

Growth Opportunities

The businesses comprising the Industrial Specialties segment have opportunities to grow through the introduction of new products, entry into new markets, and the development of new customer opportunities to reduce costs and strategic acquisitions.

•	Introduction of New Products. The Industrial Specialites segment has a history of successfully creating and introducing new products to drive growth and there are currently several significant new product initiatives underway. Compac has recently developed a new asphalt coating product to add to its existing line of products and has secured significant long term contracts that now absorb the majority of the machine capacity. Arrow Engine has recently developed new products in the area of industrial engine spare parts for various industrial engines, including selected engines manufactured by John Deere, Caterpillar, Waukesha, Ajax and Gemini. Norris has recently developed a lightweight, high volume acetylene cylinder for trailer applications and is in the process of developing a line of cylinders to be used in the scuba diving recreational market. Precision Tool Company is developing new products for use in the medical tool market.

•	Entry into New Markets and Development of New Customers. The Industrial Specialties segment has many significant opportunities to grow its businesses by offering its products to new customers and new markets. Lamons is presently targeting both additional industries (pulp and paper, power plants, mining) and international expansion, including plans to ship directly from India and China, and plans to enter markets in Australia and South America. Compac has recently entered the residential construction market with its asphalt coated product and has attracted major new customers for its pressure sensitive tape products, including 3M and automotive suppliers. Arrow Engine is also expanding the markets it serves, with growth plans to enter markets in Russia, Eastern Europe, Asia and Africa. Norris is entering the recreational scuba tank marketplace and Precision Tool Company is entering the market for medical tools.

•	Capitalize on Cost Savings Opportunities. As the businesses in the Industrial Specialties segment expand and develop, we believe that there will be opportunities to reduce their cost structures by consolidating and streamlining manufacturing, overhead and administrative functions. Over the last three years, several businesses in the Industrial Specialties segment have undergone cost restructuring initiatives to further enhance profitability. This activity is ongoing, and several new projects are underway. Lamons is in the process of completing a major initiative to close several facilities and to consolidate several manufacturing, distribution, back office and sales functions into its Houston, Texas headquarters. Lamons' 11 gasket products manufacturing sites will be consolidated by moving a significantly higher share of manufacturing to our newly built, technologically-advanced gasket manufacturing facility in Houston, Texas and eliminating duplicative infrastructure activities. As a result of this consolidation, we believe that Lamons will generate significant savings from the rationalization of inefficient operations and the shift to centralized manufacturing using current information technology systems and third-party logistics vendors to provide parts just-in-time to customers. Compac is in the process of completing a state-of-the-art manufacturing facility in New Jersey. This new operation will combine two facilities currently operating today into one facility with a resulting gain of efficiency and cost reduction. This new facility has already started initial production and will be completed by the third quarter of 2004.

•	Strategic Acquisitions. The Industrial Specialties segment has significant opportunities to expand its businesses with selected strategic acquisitions. The markets served by this group tend to have relatively few competitors. As a result, strategic "bolt-on" acquisitions, with the acquirer buying and consolidating another industry participant, are often available. Such "bolt-on" acquisitions can be very accretive to the buyer as a result of the relatively low purchase prices available for these small companies and the significant potential cost savings available from consolidating operations into the platform company. Acquisitions can also support new market entries and the development of new customers and/or distribution channels. Recent examples include the acquisition of Haun Industries in 2002 by Arrow Engine and Precision Tool Company's acquisition of Cutting Edge Technologies in 2003.

Marketing, Customers and Distribution

The customers of our Industrial Specialties segment are within several industries, primarily construction, commercial, defense, energy and medical. Given the niche nature of many of our products, our Industrial Specialties segment relies upon a combination of direct sales forces and established networks of independent distributors with familiarity of the end users. In many of the markets this group serves, its companies' brand names are virtually synonymous with product applications. The narrow end-user base of many of these products makes it possible for this segment to respond to customer-specific engineered applications and provide a high degree of customer service. Industrial Specialties' OEM and aftermarket customers include Airgas, Hanover, Universal Compression, BPAmoco, ExxonMobil, Owens Corning, Knauf, 3M, Medtronic, Dow, Johns Manville, Praxair and Air Liquide.

Manufacturing

Industrial Specialties employs various manufacturing processes including CNC machining and stamping, fluting, forging, coating, cold heading and forming, laminating and splitting, and deep-draw stamping that require high tonnage presses. Norris uses a hot billet pierce process to produce a seamless steel cylinder with integral bottom and sides for high-pressure applications in accordance with DOT 3AA and other international specifications. In addition, Norris provides another service in massing operations of acetylene cylinders where we produce monolithic porous filler for use per DOT 8/TC 8WM or DOT 8AL/TC 8WAM specifications. Precision Tool Company manufactures millions of precision tools every year. The process includes CNC high speed, high precision grinding, turning and milling. Lamons utilizes a complete assortment of world class gasket fabricating technologies including laser cutting for metal products and water jet cutting for certain non-metallic gaskets. In addition, Lamons has a full range of CNC machining capabilities to fabricate API ring joint gaskets and Kammpro gaskets to a maximum diameter of 70 inches without welded seams. Lamons also owns and continues to develop proprietary equipment to manufacture spiral wound and heat exchanger gaskets.

Competition

This segment's primary competitors include Garlock (EnPro) and Flexitallic in gaskets; Texsteam, Williams Pumps and Continental Engine Line in engines; Harsco and Worthington in cylinders; 3M MACtac, Venture and Scapa in pressure sensitive tapes; Johns Manville in asphalt coated paper; Lamtec in vapor barriers; Lavalin and Chamberlain in shell casings; and Niagara Moon Cutters, Whitney Tool and Magafor in precision tools. This segment's units supply highly engineered, non-commodity, customer specific products and most have large shares of small markets supplied by a limited number of competitors. In a significant number of areas, value-added design, finishing, warehousing, packaging, distribution and after-sales service have generated strong customer loyalty and supplement low-cost, know-how based manufacturing skills in each business's overall competitive advantage equation.

Fastening Systems

Fastening Systems manufactures a wide range of engineered fasteners utilized by thousands of end-users in diverse markets such as agricultural construction and transportation equipment and fabricated metal products, commercial and industrial maintenance and aerospace. Lake Erie Products and Monogram Aerospace Fasteners comprise Fastening Systems. Lake Erie is the product of four merged industrial fastener operations that had been historically operated as separate businesses. Lake Erie is a manufacturer of both standard and custom-designed ferrous, nonferrous and special alloy fasteners, tube nuts, fittings and security wheel locks sold to automotive, commercial and industrial markets. This segment also provides metal treating and plating services for manufacturers of fasteners and similar products out of its Lakewood and Frankfort, Indiana facilities. In 2003, the operations from the Fittings acquisition were combined with Lake Erie. The Fittings acquisition augmented the manufacturing and commercial reach of Lake Erie by adding world-class manufacturing capabilities, engineering skills and additional product offerings at its Livonia, Michigan facility.

Lake Erie offers its customers a wide-range of fastener manufacturing and finishing capabilities. Lake Erie specializes in manufacturing both standard and custom-designed large diameter fasteners, generally in sizes up to 1¼ inches in its Frankfort and Livonia manufacturing facilities and manufactures tube nuts, fittings and security wheel locks at its Livonia facility. Lake Erie manufactures both ferrous and nonferrous standard and specialty-designed small diameter fasteners, generally in sizes of 5/8 inches and smaller, in its Wood Dale, Illinois facility.

Monogram is a leading manufacturer of permanent blind bolt and temporary fasteners used in commercial and military aircraft construction and assembly. Monogram currently has 25 active patents worldwide. Monogram is a leader in the development of blind bolt fastener technology for the aerospace industry. Its Visu-Lok®, Visu-Lok®II and Radial-Lok® blind bolts, allow sections of aircraft to be joined together when access is provided to only one side of the airframe, providing certain cost efficiencies over conventional two piece fastening devices. Monogram's Composi-Lok® and Composi-Lok®II blind bolts are designed to solve unique fastening problems associated with the assembly of composite aircraft structures, and are therefore particularly well suited to take advantage of the increasing use of composite materials in aircraft construction.

Growth Opportunities

Both Lake Erie and Monogram have significant opportunities to grow through new product introductions at Monogram, increased focus on high value-added products at Lake Erie and capitalizing on restructuring activities at Lake Erie.

•	New Product Introductions at Monogram. Monogram has a history of developing new products and applications in its marketplace. For instance, Monogram developed the OSI-Bolt® fastener, the first aerospace blind fastener approved to replace traditional two piece fasteners in certain applications on the primary aircraft structure. Monogram is working with current customers on improving the OSI-Bolt® fastener to reduce weight and cost attributes and is in the process of introducing its new TI-OSITM bolt, which will use a titanium alloy to further reduce weight and lower cost.

•	Refocus Lake Erie Production on High Value Added Products. Lake Erie's strategy is to focus on niche markets that require high value-added products for critical applications. Lake Erie recently made investments that expanded its in-house heat treating and plating processes to improve control over quality and to reduce lead times and material handling. Additionally, it continues to invest in tertiary processing resulting from customers' increasing needs for longer-lived products, improved adhesion properties, improved aesthetics and other requirements. These in-house tertiary processes include application of specialty chromates, patches and adhesives, wax applications and others.

•	Develop Sourcing at Lake Erie and Become Full Service Provider. Lake Erie is positioning itself as a full service organization by developing an in-house capability to produce highly engineered, high value-added products and by supplementing this capability with a broad sourcing program enabling it to acquire a variety of commodity oriented fastener products at low global prices. We believe by complementing Lake Erie's own productions with the ability to cost competitively source and stock certain commodity items, Lake Erie is in a position to offer a full, integrated product line to its industrial customers. We believe that this emphasis on design, engineering and a full product line, coupled with an ability to offer just-in-time delivery, will position Lake Erie to capitalize on current market trends and achieve its growth objectives.

Marketing, Customers and Distribution

Lake Erie and Monogram fasteners are sold through their own sales personnel and independent sales representatives. Although the overall market for fasteners and metallurgical services is highly competitive, these businesses provide products and services primarily for specialized markets, and compete principally as quality- and service-oriented suppliers in their respective markets. Lake Erie products are sold to distributors and manufacturers in the agricultural, transportation, construction, fabricated metal products, and commercial and industrial maintenance markets. Lake Erie manufactures private brand products for the equipment maintenance aftermarket, supplying national and regional private brand distributor organizations.

Monogram's products are sold to manufacturers and distributors within the commercial and military aerospace industry, both domestic and foreign. Monogram works directly with aircraft manufacturers to develop and test new products and improve existing products. This close working relationship is a necessity given the critical safety nature and regulatory environment of its customers' products.

Customers of the Fastening Systems segment include Airbus, Boeing, Stork-Fokker, Honeywell, Delphi, American Axle, Caterpillar and John Deere.

Manufacturing

Fastening Systems is in the process of restructuring its Lake Erie manufacturing operations to reduce excess capacity and to eliminate sub-optimal facilities such as its Lakewood, Ohio, plant.

Following the completion of this restructuring, raw material processing and cold-heading operations will be performed in its Frankfort, Indiana, Wood Dale, Illinois and Livonia, Michigan facilities. The Frankfort, Indiana facility will be the center of our processing functions, including heat-treating and plating and other tertiary processes. Lake Erie also uses the Frankfort facility as the "pick and pack" shipping, distribution and warehouse location effectively eliminating these functions elsewhere. Executive management, sales and support functions such as human resources, accounting, information technology and purchasing will also be consolidated for all Lake Erie operations.

Monogram manufactures and assembles highly engineered specialty fasteners for the domestic and international aerospace industry in its Commerce, California facility.

The Fastener Quality Act of 1990 regulates the manufacture, importation and distribution of certain high-grade industrial fasteners in the United States. The Fastener Quality Act, which was amended in June 1999, requires specified levels of testing, certification, quality control and recordkeeping by the manufacturers, importers and distributors of such fasteners. As a result, lower barriers to entry, particularly for foreign firms, created additional competitive pressures from new market participants. Additionally, this segment along with other fastener suppliers, is required to maintain records and product tracking systems. Fastening Systems has tracking and traceability systems, which, to date, have not materially increased expenses.

Competition

This segment's primary competitors include Fontana, Nucor, Infasco, Federal Screw Works, Huck Fasteners (Alcoa), and SPS Technologies in industrial fasteners; H&L (Chicago River) in tube nuts and fittings and McCord and Gorilla in wheel locking nuts; TAF (Textron) and Fairchild Fasteners (Alcoa) in aerospace fasteners. We believe that Monogram is a leader in the blind bolt market having in excess of 50% of the market in all blind fastener product categories in which they compete.

Materials and Supply Arrangements

We are sensitive to price movements in our raw materials supply base. Our largest raw materials purchases are for steel, polyethylene and other resins and energy. Raw materials and other supplies used in our operations are normally available from a variety of competing suppliers. Metaldyne entered into several joint purchasing arrangements for steel and energy requirements from which we previously benefited as a Metaldyne subsidiary. We and Metaldyne have agreed to cooperate to provide each other with the benefits of these agreements in the future, but these benefits may not continue to be available to us. Raw materials and other supplies used in our operations are normally available from a variety of competing suppliers. Steel is purchased primarily from steel mills and service centers with pricing guarantees in the six- to twelve-month time frame. Changing global dynamics for steel production and supply will continue to present a challenge to our business. We have seen large increases in steel pricing in the first quarter of 2004. If this trend continues, we could be exposed to reduced operating profit margins depending on market conditions and customer price recovery. Polyethylene is generally a commodity resin with multiple suppliers capable of providing product. For most polyethylene purchases, we will negotiate the effective date of any upward pricing (usually 60 days). While both steel and polyethelene are readily available from a variety of competing suppliers, our business has experienced and we believe will continue to experience sharp increases in the costs of these raw materials. Our electricity requirements are managed on a regional basis utilizing competition where deregulation is prevalent.

Employees and Labor Relations

As of December 31, 2003, we employed approximately 4,736 people, of which approximately 19.8% were unionized. At such date, approximately 11.4% of our employees were located outside the United States. We currently have union contracts covering 11 facilities worldwide (nine in the United States) and will be negotiating a collective bargaining agreement for certain employees at our Goshen, Indiana facility. The contracts covering approximately 120 employees at our Warren, Michigan (Reska) and Lakewood, Ohio (Lake Erie) facilities will expire and be renegotiated in 2004. Employee relations have generally been satisfactory. We cannot predict the impact of any further unionization of our workplace.

Seasonality; Backlog

Sales of towing and trailer products within Cequent are generally stronger in the second and third quarters, as trailer OEMs, distributors and retailers acquire product for the spring selling season. No other operating segment experiences significant seasonal fluctuation in its business. We do not consider backlog orders to be a material factor in our business.

Environmental Matters

Our operations are subject to federal, state, local and foreign laws and regulations pertaining to pollution and protection of the environment, health and safety, governing among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and other materials, and remediation of contaminated sites. We have been named as potentially responsible parties under CERCLA, the federal Superfund law, or similar state laws at several sites requiring cleanup based on disposal of wastes they generated. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred substantial expenses for all these sites over a number of years, a portion of which has been covered by insurance. See "—Legal Proceedings" below. In addition to the foregoing, our businesses have incurred and likely will continue to incur expenses to investigate and clean up existing and former company-owned or leased property, including those properties made the subject of sale-leaseback transactions for which we have provided environmental indemnities to the lessor.

We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us and accrued environmental reserves, we do not expect environmental costs or contingencies to have a material adverse effect on us. The operation of manufacturing plants entails risks in these areas, however, and we may incur material costs or liabilities in the future that could adversely affect us. Potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

Intangibles And Other Assets

Our identified intangible assets, consisting of customer relationships, trademarks and trade names and technology, are valued at approximately $320.7 million at March 31, 2004, net of accumulated amortization. We utilized an independent valuation firm to assist us in valuing our intangible assets. The valuation of each of the identified intangibles was performed using broadly accepted valuation methodologies and techniques.

Customer relationships — We have developed and maintained stable, long-term buying relationships with customer groups for specific branded products and/or niche market product offerings within each of our operating group segments. Useful lives of customer relationship intangibles range from six to forty years and have been estimated using historic customer retention and turnover data. Other factors contributing to estimated useful lives include the diverse nature of niche markets and products of which we have significant share, how customers in these markets make purchases and these customers' position in the supply chain.

Trademarks and Trade Names — Each of our operating groups designs and manufactures products for niche markets under various trade names and trademarks including Draw-Tite®, Reese®,  Hidden Hitch®, Bulldog®, Tekonsha®, Highland The Pro's Brand®,  Fulton®, Wesbar®,  Lake Erie Screw™, Visu-Lok®,  Poly-ViseGrip™,  and FlexSpout® among others. Our trademark/trade name intangibles are well-established and considered long-lived assets that require maintenance through advertising and promotion expenditures. Because it is our practice and intent to maintain and to continue to support, develop and market these trademarks/trade names for the foreseeable future, we consider our rights in these trademarks/tradenames to have an indefinite life, except as otherwise dictated by applicable law.

Technology — We hold a number of United States and foreign patents, patent applications, and unpatented or proprietary product and process oriented technologies, particularly within Rieke Packaging Systems and Cequent Transportation Accessories. We have, and will continue to dedicate, technical resources toward the further development of our products and processes in order to maintain our competitive position in the transportation, industrial and commercial markets that we serve. Estimated useful lives for our technology intangibles range from five to thirty years and are determined in part by any legal, regulatory, or contractual provisions that limit useful life. For example, patent rights have a maximum limit of 20 years in the United States. Other factors considered include the expected use of the technology by the operating groups, the expected useful life of the product and/or product programs to which the technology relates, and the rate of technology adoption by the industry.

Annually, or as conditions may warrant, we assess whether the value of our identified intangibles has been impaired. Factors considered in performing this assessment include current operating results, business prospects, customer retention, market trends, potential product obsolescence, competitor activities and other economic factors. We continue to invest in maintaining customer relationships, trademarks and trade names, and the design, development and testing of proprietary technologies that we believe will set our products apart from those of our competitors.

International Operations

Approximately 17.7% of our net sales for the fiscal year ended December 31, 2003 were derived from sales by our subsidiaries located outside of the United States, and we may significantly expand our international operations through acquisitions. In addition, approximately 14.5% of our operating net assets as of December 31, 2003 were located outside of the United States. We operate manufacturing facilities in Australia, Canada, England, Germany, Italy, Mexico and the United Kingdom. Within Australia, we operate three facilities that manufacture and distribute hitches, towing accessories and roof rack systems with approximately 220 employees. Our Canadian operations, with approximately 140 employees, include the production and distribution of towing products through Cequent, distribution of closures and dispensing products through Rieke's U.S. operations, and the manufacturing and distribution of gaskets produced in three gasket facilities. Within the United Kingdom, Rieke Packaging Systems Ltd. has approximately 340 employees. Englass produces specialty sprayers, pumps and related products in one facility in the U.K. TOV, a manufacturer of specialty steel industrial container closures, operates in one location in Italy. In Germany, Stolz has one facility that manufactures a wide variety of closures for industrial packaging markets. In Mexico, we conduct contract manufacturing of Cequent's electrical products and accessories, as well as metal fabrication. Additionally, Rieke's Mexico City operations produces steel and plastic drum closures and dispensing products in one factory. For information pertaining to the net sales and operating net assets attributed to our international operations, refer to Note 18, "Segment Information," to the audited financial statements for the year ended December 31, 2003 included in this prospectus.

Sales outside of the United States, particularly sales to emerging markets, are subject to various risks that are not present in sales within U.S. markets, including governmental embargoes or foreign trade restrictions such as antidumping duties, changes in U.S. and foreign governmental regulations, tariffs and other trade barriers, the potential for nationalization of enterprises, foreign exchange risk and other political, economic and social instability. In addition, there are tax inefficiencies in repatriating portions of our cash flow from non-U.S. subsidiaries.

Properties

Our principal manufacturing facilities range in size from approximately 10,000 square feet to approximately 380,000 square feet. Except as set forth in the table below, all of our manufacturing facilities are owned. The leases for our manufacturing facilities have initial terms that expire from 2003 through 2022 and are all renewable, at our option, for various terms, provided that we are not in default under the lease agreements. Substantially all of our owned U.S. real properties are subject to liens under our amended and restated credit facility. Our executive offices are located in Bloomfield Hills, Michigan under a lease assumed by us from Heartland under a term that expires in January 2007. See "Related Party Transactions." Our buildings, machinery and equipment have been generally well maintained, are in good operating condition and are adequate for current production requirements. We may enter into leases for equipment in lieu of making capital expenditures to acquire such equipment or to reduce debt.

The following list sets forth the location of our principal owned and leased manufacturing and other facilities and identifies the principal operating segment utilizing such facilities. Multiple references to the same location denote separate facilities or multiple activities in that location.

Rieke Packaging Systems	Cequent Transportation Accessories	Industrial Specialties	Fastening Systems
United States: Indiana: Auburn Hamilton(1) International: Germany: Neunkirchen Italy: Valmadrera Mexico: Mexico City United Kingdom: Leicester China: Hangzhou(1)	United States:
Indiana:
    Albion
    Elkhart
    Goshen(1)
    South Bend
Michigan:
    Tekonsha(1)
    Plymouth
Pennsylvania:
    Sheffield
Wisconsin:
    Mosinee(1)
    Wausau
    Schofield
Ohio:
    Solon

International:
Australia:
    Dandenmong,
        Victoria
    Regents Park,
        New South Wales(1)
    Wakerley,
        Queensland(1)
Canada:
    Huntsville, Ontario
    Oakville, Ontario
Mexico:
    Juarez(1)
Reynosa	United States:
California:
    Riverbank(2)
    Vernon
Massachusetts:
    Plymouth(1)
Michigan:
    Warren(1)
New Jersey:
    Edison(1)
    Hackettstown(1)
    Netcong
Oklahoma:
    Tulsa
Texas:
    Houston(1)
    Longview

International:
Canada:
    Fort Erie, Ontario(1)
		Sarnia, Ontario(1)	United States: California: Commerce(1) Illinois: Wood Dale(1) Indiana: Frankfort(1) Michigan: Livonia(1) Ohio: Lakewood

(1)	Represents a leased facility. All such leases are operating leases.

(2)	Owned by U.S. Government, operated by our NI Industries business under a facility maintenance contract.

We have entered into sale-leaseback transactions with respect to 12 real properties in the United States and Canada. In general, pursuant to the terms of each sale-leaseback transaction, we transferred title of the real property to a purchaser and, in turn, entered into separate leases with the purchaser having a 20-year basic lease term plus two separate ten-year renewal options. The renewal option must be exercised with respect to all, and not less than all, of the property locations. Rental payments are due monthly. All of the foregoing leases are accounted for as operating leases. Our Livonia, Michigan facility is subject to a previous sale-leaseback by Metaldyne having terms comparable to the foregoing.

Legal Proceedings

A civil suit was filed in the United States District Court for the Central District of California in April 1983 by the United States of America and the State of California under CERCLA, commonly known as "Superfund", against over 30 defendants, including us, for alleged release into the environment of hazardous substances disposed of at the Stringfellow Disposal Site in California. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. A consent decree has been entered into by the plaintiffs and the defendants, including us, providing that the consenting parties perform partial remediation at the site. The State of California has agreed to take over clean-up of the site, as well as responsibility for governmental entities' past response costs. We estimate that we will have no share of the clean-up expense at this site. The plaintiffs had sought other relief such as reimbursement of response costs and injunctive relief from the defendants under CERCLA and other similar state law theories, but the consent decree governs the remedy.

Another civil suit was filed in the United States District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including us, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of the defendants, including us, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site. We estimate that our share of the clean-up will not exceed $500,000, for which we have insurance proceeds. Plaintiffs had sought other relief such as damages arising out of claims for negligence, trespass, public and private nuisance, and other causes of action, but the consent decree governs the remedy.

While, based upon our present knowledge and subject to future legal and factual developments, we do not believe that any of these litigations will have a material adverse effect on our financial position, results of operations or cash flow, future legal and factual developments may result in materially adverse expenditures.

As of June 7, 2004, we were a party to approximately 925 pending cases involving an aggregate of approximately 35,541 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use in the petrochemical refining and exploration industries. In addition, we acquired various companies to distribute our products that had distributed gaskets of other manufacturers prior to acquisition. We believe that many of our pending cases relate to locations at which none of our gaskets were distributed or used. Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 12 years ago, have been approximately $2.0 million. All relief sought in the asbestos cases is monetary in nature. We do not have significant primary insurance to cover our settlement and defense costs. We believe that significant coverage under excess insurance policies of former owners is available to us, but we are in the process of reconstructing the documentation for these policies, and such insurance may not be available. Based upon our experience to date and other available information (including the availability of excess insurance), we do not believe that these cases will have a material adverse effect on our financial condition or future results of operations. However, we may be subjected to significant additional claims in the future, the cost of settling cases in which product identification can be made may increase, and we may be subjected to further claims in respect of the former activities of our acquired gasket distributors. We note that we are unable to make a meaningful statement concerning the monetary claims made in the asbestos cases given that, among other things, claims may be initially made in some jurisdictions without specifying the amount sought or by simply stating the requisite or maximum permissible monetary relief, and may be amended to alter the amount sought. In addition, relatively few of the claims have reached the discovery stage and even fewer claims have gone past the discovery stage. Based on the settlements made to date and the number of claims dismissed or withdrawn for lack of product identification, the Company believes that the relief sought (when specified) does not bear a reasonable relationship to the Company's potential liability.

We are subject to other claims and litigation in the ordinary course of our business, but do not believe that any such claim or litigation will have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our current directors and executive officers.

Name	Age	Position
Samuel Valenti III	58	Chairman of the Board of Directors
Gary M. Banks	54	Director
Charles E. Becker	57	Director
Timothy D. Leuliette	54	Director
W. Gerald McConnell	40	Director
David A. Stockman	57	Director
Daniel P. Tredwell	46	Director
Grant H. Beard	43	President, Chief Executive Officer and Director
Benson K. Woo	49	Chief Financial Officer
E.R. (Skip) Autry, Jr.	49	Corporate Controller
Lynn A. Brooks	51	President, Rieke Packaging Systems
William A. Fullmer	44	General Counsel and Secretary
Scott D. Hazlett	48	President, Cequent Transportation Accessories
Dwayne M. Newcom	43	Vice President, Human Resources
Edward L. Schwartz	42	President, Industrial Specialties and President, Fastening Systems
Robert J. Zalupski	45	Vice President, Finance and Treasurer

Samuel Valenti III.    Mr. Valenti was elected as Chairman of our board of directors in June 2002 and is a Senior Managing Director of Heartland Industrial Partners, L.P. He has been a director of Masco Capital Corporation since 1988. Mr. Valenti was formerly Vice President—Investments of Masco Corporation from May 1977 to October 1998. Mr. Valenti is a director of Collins & Aikman Corporation and Metaldyne Corporation.

Gary M. Banks.    Mr. Banks was elected as one of our directors in June 2002, and is a Senior Managing Director of Heartland Industrial Partners, L.P. He served as a Director of Documentum, Inc. from March 1999 until its sale in December 2003. Mr. Banks served as Vice President and Chief Information Officer of Sithe Energies, an electricity generation trading company in New York, from October 1999 to May 2000. From August 1998 to July 1999, he was Vice President and Chief Information Officer for Xerox Corporation, a manufacturing company. From June 1992 to July 1998, Mr. Banks served as Director MIS for the agricultural division of Monsanto Inc., a life sciences company. Before joining Monsanto, he spent 15 years with Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Banks is also a director of Metaldyne.

Charles E. Becker.    Mr. Becker was elected as a director in June 2002. For over 25 years, through 1998, Mr. Becker was the CEO and co-owner of Becker Group, Inc., a global automotive interiors components supplier. Becker Group, Inc. was sold to Johnson Controls, Inc. in 1998. In January 1999, Mr. Becker re-acquired ten North American plastic molding and tooling operations from Johnson Controls which subsequently became Becker Group, LLC. He served as the Chairman of Becker Group, LLC from the acquisition through 2001. Mr. Becker is also the owner and chairman of Becker Ventures, LLC, which was established in 1998 to invest in a variety of business ventures, including businesses in the manufacturing, real estate and service industries. Mr. Becker is also a director of Metaldyne.

Timothy D. Leuliette.    Mr. Leuliette was elected as one of our directors in June 2002, and currently serves as Metaldyne's Chairman, President and Chief Executive Officer. He is the former Vice Chairman of Detroit Diesel Corp. and has spent 27 years in management of manufacturing and services businesses and in the investment of private capital. Mr. Leuliette joined the Penske

Corporation as President & Chief Operating Officer in 1996 to address operational and strategic issues. From 1991 to 1996, Mr. Leuliette served as President & Chief Executive Officer of ITT Automotive. He also serves on a number of corporate and charitable boards, including serving as a Chairman of The Federal Reserve of Chicago, Detroit Branch. Mr. Leuliette is a Senior Managing Director and one of the co-founders of Heartland Industrial Partners, L.P. Mr. Leuliette is also a director of Collins & Aikman Corporation.

W. Gerald McConnell.    Mr. McConnell was elected as a director in June 2002. Mr. McConnell is a Senior Managing Director of Heartland Industrial Partners L.P. Mr. McConnell was formerly a managing director at Deutsche Banc Alex. Brown (formerly Bankers Trust Co.), a banking firm, from 1997 until 1999. From 1991 until 1999, Mr. McConnell specialized in leveraged finance and financial sponsor coverage at Deutsche Banc Alex. Brown. Mr. McConnell is also a director of Collins & Aikman Corporation and Springs Industries, Inc.

David A. Stockman.    Mr. Stockman was elected as one of our directors in June 2002. He is a Senior Managing Director and co-founder of Heartland Industrial Partners, L.P., a buyout firm, established in 1999, focused on industrial buyouts and buildups. Prior to founding Heartland, he was a senior managing director of The Blackstone Group L.P. and had been with Blackstone since 1988. Mr. Stockman is the Chairman and Chief Executive Officer of Collins & Aikman Corporation, and a director of Metaldyne Corporation and Springs Industries, Inc.

Daniel P. Tredwell.    Mr. Tredwell was elected as one of our directors in June 2002. Mr. Tredwell is a Senior Managing Director and one of the co-founders of Heartland Industrial Partners, L.P. He has more than two decades of leveraged financing experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Collins & Aikman Corporation, Metaldyne Corporation and Springs Industries, Inc.

Grant H. Beard.    Mr. Beard was appointed as our President and Chief Executive Officer in March 2001 and was appointed as a director in June 2002. From August 2000 to March 2001, Mr. Beard was President, Chief Executive Officer and Chairman of HealthMedia, Inc. From January 1996 to August 2000, he was President of the Preferred Technical Group of Dana Corporation, a manufacturer of tubular fluid routing products sold to vehicle manufacturers. He served as Vice President of Sales, Marketing and Corporate Development for Echlin, Inc., before the acquisition of Echlin by Dana in late 1998. Mr. Beard has experience at two private equity/merchant banking groups, Anderson Group and Oxford Investment Group, where he was actively involved in corporate development, strategy and operations management.

Benson K. Woo.    Mr. Woo was appointed as our Chief Financial Officer in September 2003. From 1999 to 2003, Mr. Woo served at Metris Companies Inc. where he was Chief Financial Officer and Senior Vice President-Business Development. From 1998 to 1999, Mr. Woo was Vice President and Chief Financial Officer at York International Corporation, a global manufacturer of heating and air conditioning equipment. He was the Vice President and Treasurer of Case Corporation (now CNH Global NV), a global machinery manufacturer from 1994 to 1998. Mr. Woo also served in senior financial roles for General Motors Corporation from 1979 to 1994 in Detroit, New York, Canada and Brazil.

E.R. (Skip) Autry, Jr.    Mr. Autry was appointed our Corporate Controller in June 2003, prior to which he had been the Vice President, Finance for Freudenberg NOK since September 2001. From May 2000 until joining Freudenberg, Mr. Autry served as the Vice President, Finance for INTERMET Corporation, prior to which he had spent five years with Key Plastics LLC as Vice President, Operations from July 1997 to May 2000 and Vice President, Finance and Chief Financial Officer from June 1994. Key Plastics filed a petition under the federal bankruptcy laws in 2000. Prior to joining Key Plastics, Mr. Autry held a number of financial positions of increasing responsibility at the former Chrysler Corporation, and was senior manager at PricewaterhouseCoopers.

Lynn A. Brooks.    Mr. Brooks has been President of Rieke Packaging Systems since July 1996. He joined Rieke in May 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President-General Manager of Rieke. Before joining Rieke, he served with Ernst & Young in the Toledo, Ohio and Fort Wayne, Indiana offices.

William A. Fullmer.    Mr. Fullmer was appointed our General Counsel and Secretary in June 2003. Prior to that, Mr. Fullmer had been with TRW Inc. starting in 1989 and serving since October 1999, as Vice President and Assistant General Counsel. During his tenure with TRW, Mr. Fullmer represented at different times TRW's Automotive Electronics, Seat Belt Systems, Linkage and Suspension Systems and Information Systems and Services businesses and acted as securities and finance counsel for the company. Mr. Fullmer is and has been since June 2003 a shareholder in the Cleveland, Ohio law firm of McDonald Hopkins Co., LPA.

Scott D. Hazlett.    Mr. Hazlett joined us in August 2001, prior to which he was president of an internet based strategic sourcing start-up company that was wound-up pursuant to an assignment of assets for the benefit of its creditors. Mr. Hazlett previously held senior management positions from 1995 to 2000 with Case Corporation and CNH Global (Case-New Holland), a global manufacturer of agricultural and construction equipment, including Senior Vice-President, Global Aftersales for CNH, where he was accountable for the post-merger world-wide agricultural customer support and parts businesses; Vice-President-General Manager, of Case's North American aftermarket parts business, and General Manager, North American retail operations. Prior to joining Case Corporation in 1995, Mr. Hazlett held plant management and multi-plant business unit general management assignments in the paper industry with James River Corporation. He held command and staff positions in the U.S. military from 1981-1990, serving in Europe, and on the staff and faculty at the United States Military Academy at West Point.

Dwayne M. Newcom.    Mr. Newcom was appointed our Vice President of Human Resources in June 2002, prior to which he was the Director of Human Resources for the Metaldyne Diversified Industrials Group starting in April 2001. From May 1998 to April 2001, Mr. Newcom served as the Director of Human Resources for the Preferred Technical Group, later the Coupled Products Group, of Dana Corporation. Prior to that, Mr. Newcom held a number of human resources positions, including division human resources manager, with the Clorox Company, from November 1996 to May 1998, and with Federal Mogul Corporation from May 1985 to November 1996.

Edward L. Schwartz.    Mr. Schwartz joined us as President of Industrial Specialties in February 2003 and became President of Fastening Systems in November 2003 as well. Prior to joining us, he was Executive Vice President of Philips Electronic LG Display ("Philips") Americas region from December 2001 until his recent role with us where his responsibilities included managing CRT commercial and industrial activities in North/South America. From February 2000 until November 2001, Mr. Schwartz worked for Philips Electronics as Vice President in Hasselt, Belgium and Eindhoven, The Netherlands where he led various projects in support of Philips Patent Portfolio efforts of CD/DVD technology. From September 1998 until January 2000, Mr. Schwartz was General Manager for Philips Electronics, in Wetzlar, Germany where he managed commercial/industrial activities in Europe for automotive components.

Robert J. Zalupski.    Mr. Zalupski was appointed our Vice President, Finance and Treasurer in January 2003. He joined the Company as Director of Finance and Treasury in July 2002, prior to which he worked in the Detroit office of Arthur Andersen. From August 1996 through November 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately-held companies in the manufacturing, defense and automotive industries. Arthur Andersen filed a petition under the federal bankruptcy laws in 2002. Prior to August 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately-held clients in a variety of industries.

Composition of the Board After This Offering

Our board of directors currently consists of eight directors. We expect to add three new independent members to our board of directors prior to the consummation of this offering. Upon the consummation of this offering, our certificate of incorporation will be amended to provide that our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. We currently anticipate that the classes will be composed as follows:

•	Class I directors: will be Class I directors whose terms will expire at the 2005 annual meeting of stockholders;

•	Class II directors: will be Class II directors whose terms will expire at the 2006 annual meeting of stockholders; and

•	Class III directors: will be Class III directors whose terms will expire at the 2007 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Upon consummation of this offering, we will be a "controlled company" within the meaning of the New York Stock Exchange's corporate governance rules. This determination is based upon the shared control of shares of common stock in our company by Heartland and Metaldyne. We have elected to take advantage of all of the exemptions from the corporate governance rules that are available to us, specifically that we have a majority of our directors be independent and that our compensation and nominating/corporate governance committees be comprised solely of independent directors. With the addition of these new independent directors and Mr. Becker, we will have four independent directors within the meaning of the New York Stock Exchange Rules.

Committees of the Board of Directors

We currently have an executive committee, an audit committee and a compensation committee. Prior to the consummation of this offering, we intend to form a nominating and corporate governance committee that will include at least one independent director.

Executive Committee.    We have elected to be governed by the provisions of Section 141(c)(2) of the Delaware General Corporation Law, or DGCL, and have established our executive committee under these provisions. Our executive committee currently has all the powers and authority of our board of directors in the management of our business and affairs, except in respect of:

•	approving or adopting, or recommending to stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, and
•	adopting, amending or repealing any of our by-laws.

We call the types of actions described in the previous two bullets "full board matters." Our executive committee has the power and authority to submit recommendations to the board of directors with respect to all matters requiring action by the full board of directors prior to the board of directors taking any action. Upon the consummation of this offering, the scope of the executive committee's authority will be modified to exclude those matters which applicable stock exchange listing or SEC rules require to be within the purview of our independent directors or which is otherwise in conflict with such rules.

The executive committee is comprised of Messrs. Beard, Stockman, Tredwell and Valenti.

Audit Committee.    The audit committee reviews our various accounting, financial reporting and internal control functions and is responsible for (1) selecting our independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, our independent auditor's qualifications and independence, the performance of our independent auditor and our internal audit function and our compliance with relevant legal and regulatory requirements, (4) annually reviewing our independent auditors' report describing the auditing firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by applicable law or regulation or by the board of directors from time to time and (12) reporting regularly to the full board of directors.

Messrs. Tredwell, McConnell and Leuliette are the current members of the audit committee. Mr. Tredwell is the current audit committee chairman. Prior to the consummation of this offering, these persons will resign and the committee will be changed so as to comply with Rule 10A-3(b)(1) under the Exchange Act. In addition, one of the new audit committee members will be determined to be an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K. Prior to the consummation of the offering, our board of directors will adopt an amended and restated written charter for the audit committee to the effect described above, which will be available on our website.

Compensation Committee.    The compensation committee is responsible for developing and maintaining our compensation strategies and policies. The compensation committee is responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the compensation committee by applicable law or regulation, or by the board of directors from time to time. Messrs. Stockman (chairman), Leuliette and Valenti are presently members of the compensation committee. Upon the consummation of this offering, we expect to add one independent director to this committee. The compensation committee has a retirement plan administrative sub-committee composed of Messrs. Beard and Newcom, and Ms. Cindy Kuzmanov, our Manager, Compensation and Benefits. This sub-committee is principally responsible for developing, maintaining and administering our retirement plans.

Compensation Committee Interlocks and Insider Participation.    No member of the compensation committee is or will be an employee of ours.

Code of Ethics.    We have adopted a code of ethics that applies to all employees including our principal executive officer, principal financial officer, controller and other persons performing similar functions. The code of ethics is posted on our Internet website.

Director and Executive Officer Compensation

Director Compensation.    Outside directors who are not affiliated with Heartland may receive cash compensation of $50,000 per year (other than the Chairman of the Board, if any, who may receive more) for their service as members of the board of directors and they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. In addition, outside directors not affiliated with Heartland are eligible to receive awards under our 2002 Long Term Equity Incentive Plan. In addition, prior to the consummation of this offering, we expect to adopt a new Directors Stock Compensation Plan covering up to              shares, which will be available solely for outside directors not affiliated with Heartland.

Summary Executive Compensation

The following table summarizes the annual and long-term compensation paid to our Chief Executive Officer, Chief Financial Officer and four other most highly compensated executive officers based on salary and bonus, whom we refer to collectively in this prospectus as the "named executive officers", who were serving at the end of 2003.

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Securities Underlying Options(3)	LTIP Payouts	Other Long Term Compensation(4)
Grant H. Beard, President(5)	2003	$750,000	$850,000	$131,300	—	—	$55,600
	2002	$663,600	$750,000		555,000		$23,200
Lynn A. Brooks, President, Rieke Packaging Systems(6)	2003	$302,900	$163,000	—	—	$220,800	$41,900
	2002	$291,200	$181,700		177,760	$21,300	—
Scott D. Hazlett, President, Cequent Transportation Accessories	2003	$292,300	$100,000	—	—	—	$23,500
	2002	$270,400	$201,100		177,760		$2,500
Edward L. Schwartz, President, Industrial Specialties and Fastening Systems(7)	2003	$253,100	$180,000	$64,200	111,100	—	$16,300
Dwayne M. Newcom, Vice President, Human Resources	2003	$207,500	$90,000	—	—	—	$19,200
Benson K. Woo, Chief Financial Officer(8)	2003	$102,200	$60,000	$126,000	177,760	—	$6,000

(1)	Bonuses are paid in the year subsequent to which they are earned.

(2)	Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Commission reporting thresholds for Messrs. Hazlett, Newcom and Brooks.

(3)	Does not include options granted in 2003 as replacement for options to purchase Metaldyne common stock granted under the Metaldyne 2001 Long-Term Equity Incentive Plan earned during 2001. The securities underlying options issued as replacements for options to purchase Metaldyne stock are 51,025 and 15,308 for Messrs. Beard and Brooks, respectively. Grants of options under our 2002 Long Term Equity Incentive Plan for the years 2002 and 2003 are made in the year subsequent to which they are earned but reflected in the above table for the year in which they are earned.

(4)	Amounts represent our matching contribution under our 401(k) plan in 2003 of $700, $2,600, $2,400, $2,500 and $1,100 for Messrs Beard, Brooks, Schwartz, Newcom and Woo respectively and other amounts we credited on behalf of a named executive officer pursuant to our quarterly pension contribution plan, supplemental executive retirement plan and compensation limit restoration plan. Amounts credited under each plan other than our 401(k) vest after five years of eligible employment.

(5)	Of Mr. Beard's Other Annual Compensation, $49,200 represents the incremental cost to us of non-business use of our owned and leased aircraft and $35,600 represents country club membership.

(6)	Mr. Brooks had restricted share awards that vested in January 2004. Mr. Brooks received $215,429 in January 2004 in respect of this vesting.

(7)	Mr. Schwartz became one of our executive officers in February 2003. His annual salary in 2004 is expected to be $320,000 plus a bonus to be determined. Of Mr. Schwartz's Other Annual Compensation in 2003, $37,500 represents country club membership and $23,400 represents tax gross ups.

(8)	Mr. Woo became our Chief Financial Officer in September 2003. Pursuant to his employment agreement, his annual salary in 2004 is expected to be $320,000, plus a bonus to be determined. Of his Other Annual Compensation in 2003, $84,200 represents moving expenses and $36,000 represents tax gross ups.

Option Grants in Last Fiscal Year

Certain of our named executive officers received options to purchase our common stock pursuant to our 2002 Long Term Equity Incentive Plan. The table below shows the option grants in 2003.

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Percent Value*
Edward L. Schwartz	111,100	29.4%	$20.00	3/1/13	N.M.
Benson K. Woo	177,760	47.1%	$20.00	10/1/13	N.M.

*	The present value of the options as of their grant date is not presented as it is not meaningful in the context of our common stock being privately held.

Option Exercises and Year-End Option Value

No options were exercised in 2003 by any of the named executive officers.

Long Term Equity Incentive Plan

We have an equity incentive plan, referred to as the 2002 Long Term Equity Incentive Plan, for our employees, directors and consultants. It is intended to provide incentives to attract, retain and motivate employees, consultants and directors in order to achieve our long-term growth and profitability objectives. The plan provides for the grant to eligible employees, consultants and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in shares of common stock or cash, performance shares, performance units, dividend equivalents and other stock-based awards. Of the 2,222,000 shares reserved for issuance under the plan, options 1,856,837 have been granted. The plan is administered by the compensation committee of the board of directors, which has the authority to select persons to whom awards will be granted, the types of awards to be granted and the terms and conditions of the individual awards. Stock options that have been granted under the plan vest over a period of three to seven years and are not exercisable prior to certain liquidity events specified in applicable awards agreements (including this offering). Our employees who had Metaldyne vested options received TriMas options, subject to adjustments, in substitution for those options.

Directors' Stock Compensation Plan

Upon consummation of the offering, we expect to adopt a share-based compensation plan for non-employee directors not affiliated with Heartland pursuant to which our nonemployee directors will have an election to receive their annual retainer fees in the form of cash or our common stock. Up to                  shares may be issued under the plan, subject to antidilution adjustments in the event of certain changes in our capital structure. If a nonemployee director elects to receive common stock, the number of shares of common stock that will be awarded will be equal to the amount of the annual retainer fee otherwise payable in cash divided by 90% of the fair market value of a share of common stock on the date the fee is payable. Non-employee directors who choose to receive common stock may also elect to defer receipt of the common stock until termination of their service on our board of directors. Any dividends paid in respect of deferred shares during the deferral period will also be deferred in the form of additional shares and paid out at termination from our board of directors. Notwithstanding the foregoing, no elections will be available to any nonemployee director for annual retainer fees payable for calendar year 2004. Instead, the annual retainer fee for each nonemployee director for calendar year 2004 will be paid currently in the form of a number of shares of common stock determined by dividing the amount of the annual retainer fee otherwise payable by 90% of the initial public offering price per share in this offering. The plan may be amended or terminated by our board of directors at any time, but no amendment or termination will adversely affect a nonemployee director's rights with respect to previously deferred shares without the consent of the nonemployee director.

Annual Value Creation Program

We adopted the Annual Value Creation Program, or AVCP, at the time of our separation from Metaldyne in June 2002. Employees under the AVCP are selected for eligibility based upon their ability to significantly impact our annual operating success. The AVCP provides an annual cash award opportunity, expressed as a percentage of base salary, and based upon the attainment of specified performance objectives. Estimated payouts for the AVCP are accrued quarterly and awards are paid within 90 days after the end of the fiscal year. Amounts paid pursuant to the AVCP in 2002 and 2003 to the named executive officers are included in the Summary Executive Compensation table above. The AVCP is administered by the compensation committee of the board of directors.

Retirement Savings Plan and Quarterly Pension Contribution Plan

We have established a 401(k) retirement savings plan that is intended to qualify as a defined contribution profit-sharing plan under the Internal Revenue Code Section 401(a) and includes a cash or deferred arrangement that is intended to qualify under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. The plan was effective January 1, 2003. We make matching contributions for active participants equal to 2.5% of their permitted contributions, up to a maximum of 5% of the participant's annual salary. Eligible employees are immediately 100% vested in both their individual and company matching contributions. Vesting in our contributions also occurs upon attainment of retirement age, death or disability.

In addition, we have established the Quarterly Pension Contribution Plan, or QPC, which is a defined contribution plan available to all of our eligible employees, including our named executive officers. The plan was established effective January 1, 2003. We make contributions to each participating employee's plan account at the end of each quarter with the contribution amount determined as a percentage of the employee's base pay. The percentage is based on the employee's age and ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 or over. Contributions vest 100% after five years of eligible employment.

Supplemental Executive Retirement Plan and Compensation Limit Restoration Plan

Under our Supplemental Executive Retirement Plan, or SERP, and Compensation Limit Restoration Plan, or CLRP, certain of our executives and other key employees may receive retirement benefits in addition to those provided under our other retirement plans. Both plans are nonqualified, unfunded plans that were established effective January 1, 2003. Under our SERP, we make a contribution to each participant's account at the end of each quarter with the amount determined as a fixed percentage of the employee's base pay. The percentage is based on the employee's age on the date of original participation in the plan (6% for Mr. Brooks and 4% for the other named executive officers). Contributions vest 100% after five years of eligible employment.

Under our CLRP, we have undertaken to pay retirement benefits otherwise payable to certain individuals, including the named executive officers, under the terms of our qualified retirement plan but for the provisions of the Code limiting amounts payable under tax-qualified retirement plans.

Compensation pertaining to these plans is included in the Summary Executive Compensation Table above.

Metaldyne Pension Plans

Certain executive officers participate in pension plans maintained by Metaldyne that cover certain of our salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

	Years of Service(2)
Remuneration(1)	5	10	15	20	25	30
$100,000	$5,645	$11,290	$16,935	$22,580	$28,225	$33,870
200,000	11,290	22,580	33,870	45,161	56,451	67,741
300,000	16,935	33,870	50,806	67,741	84,676	101,611
400,000	22,580	45,161	67,741	90,321	112,902	135,482
500,000	28,225	56,451	84,676	112,902	141,127	169,352
600,000	33,870	67,741	101,611	135,482	169,352	203,223
700,000	39,516	79,031	118,547	158,062	197,578	237,093
800,000	45,160	90,321	135,482	180,643	225,803	270,964

(1)	For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by us prior to retirement.

(2)	Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco Corporation plan. The table does not depict federal tax code limitations on tax-qualified plans because one of our plans is a non-qualified plan established to restore for certain salaried employees (including certain of the named executive officers) benefits that are not otherwise limited by the Code. Approximate years of credited service for the named executive officers are: Mr. Beard–2, Mr. Brooks–24, Mr. Hazlett–2 and Mr. Newcom–2. In connection with the June 2002 transaction, the liability under this plan was retained by Metaldyne, however years of service at TriMas are credited toward the vesting requirements of this plan. We established defined contribution plans effective January 1, 2003.

Under the Metaldyne Benefit Restoration Plan Mr. Beard is eligible to receive retirement benefits in addition to those provided under our other retirement plans. Mr. Beard is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from our other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60 percent of the average of the participant's highest three years' cash compensation received from us (base salary and regular year-end cash bonus or equivalent estimates where cash compensation has been reduced by agreement with us). A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. Participants who terminate with more than five years' service before age 65 become entitled to receive a benefit adjusted by an age-and-service vesting schedule that provides for no more than 50 percent vesting upon attainment of age 50 and 100 percent vesting no earlier than age 60, with provision for an additional 20 points of vesting (not to exceed 100 percent in total) should termination by us without cause occur prior to age 65. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. A surviving spouse will receive reduced benefits upon the participant's death. A participant and his (or her) surviving spouse may also receive supplemental medical benefits. The plan is unfunded, except that accelerated payment on a present value basis is mandatory following a change of control. In connection with our separation from Metaldyne, as of June 6, 2002, the Metaldyne pension plans were curtailed with respect to our employees. Service and salary continued to accrue for our employees for benefit purposes until December 31, 2002.

Employment Agreements

We have entered into employment agreements with Messrs. Beard, Brooks, Hazlett, Newcom, Schwartz and Woo. Each such employment agreement states that the employee shall devote his full business time and efforts to the performance of his duties and responsibilities.

Mr. Beard's employment agreement provides that he will serve as our President and Chief Executive Officer and will receive an annual salary of $750,000 and be eligible to receive a base bonus of up to 100% of base salary. Mr. Woo's employment agreement provides that he will serve as our Chief Financial Officer and will receive an annual salary of $320,000, as may be adjusted during the term of the agreement, and will participate in our AVCP. Mr. Brooks' employment agreement provides that he will serve as our Group President and will receive a salary of $291,200, as may be adjusted during the term of the agreements, and will participate in our AVCP. Mr. Schwartz's employment agreement provides that he will serve as our Group President and will receive a salary of $280,000 as may be adjusted during the term of the agreement, and will participate in our AVCP. Mr. Hazlett's employment agreement provides that he will serve as our Group President and will receive a salary of $290,000, as may be adjusted during the term of the agreement and will participate in our AVCP. Mr. Newcom's employment agreement provides that he will serve as our Vice President, Human Resources, will receive an annual base salary of $190,000, as may be adjusted during the term of the agreement and will participate in our AVCP. Mr. Beard's agreement terminates on December 31, 2006 and is automatically renewable for successive one-year terms unless notice is given 30 days prior to the end of the term. Messrs. Brooks', Hazlett's, Newcom's, Schwartz's and Woo's employment agreements each expire on December 31, 2004 and are each automatically renewable for successive one-year terms unless notice is given 30 days prior to the end of the term.

Each employment agreement provides the executive with certain benefits, including participation in the 2002 Long Term Equity Incentive Plan. Each agreement provides that we may, without cause, and the employee may, for good reason, terminate the agreement such that the employee would receive two years continued base salary, a bonus equal to two times his target bonus opportunity for a 12-month period, pro-rated bonus for the year termination occurs and continued benefits for up to 24 months. Mr. Beard would receive 30 months' continued base salary, a bonus equal to the highest of the previous five years' bonus award payable over 30 months and continued benefits for 30 months. Each agreement further provides that we may, for cause, and the executive may voluntarily, without good reason, terminate the agreement without any severance payments. Cause is defined in each agreement as the employee being convicted or entering a plea of guilty or no lo contendere to a felony or the employee's willful or sustained insubordinate or negligent conduct in the performance of his duties. Further, each agreement provides that within ten days of a qualified termination following a change of control, each executive, other than Mr. Beard, would receive two and one-half times his base salary and a bonus equal to two and one-half times the target bonus opportunity for such fiscal year in addition to a two and one-half year continuation of benefits. Mr. Beard would receive three times his base salary and a bonus equal to three times the target bonus opportunity for such fiscal year in addition to a three year continuation of benefits. Lastly, each employment agreement stipulates that the executive shall refrain from competing with us for a period of two years from the date of termination.

PRINCIPAL STOCKHOLDER AND SELLING STOCKHOLDER

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 1, 2004 by:

•	each person known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, we believe, each beneficial owner named in the table below will have sole voting and sole investment power with respect to all shares beneficially owned by them. As of May 10, 2004, we had 20,010,000 shares outstanding, but there are an additional 750,000 shares underlying a warrant issued to Metaldyne, which is exercisable at a nominal exercise price of $0.01 per share. There will be significant agreements relating to voting and transfers of common stock in the Shareholders Agreement described under "Related Party Transactions."

Name and Beneficial Owner	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
	Number	Percentage	Shares Being Sold	Number	Percentage
Heartland Industrial Associates, L.L.C.(1)(2)	18,500,000	89.1%	—
55 Railroad Avenue Greenwich, Connecticut 06830
Metaldyne Corporation(3)(4)	5,750,000	27.7%
47659 Halyard Drive Plymouth, Michigan 48170
Masco Capital Corporation	1,250,000	6.2%	—
21001 Van Born Road Taylor, Michigan 48180
Gary M. Banks(2)	18,500,000	89.1%	—
Charles E. Becker(5)	0	0	—
Grant H. Beard(6)	0	0	—
Lynn A. Brooks(6)	0	0	—
Scott D. Hazlett(6)	0	0	—
Dwayne M. Newcom(6)	0	0	—
Edward L. Schwartz(6)	0	0	—
Benson K. Woo(6)
Tim Leuliette(2)	18,500,000	89.1%	—
W. Gerald McConnell(2)	18,500,000	89.1%	—
David A. Stockman(2)	18,500,000	89.1%	—
Daniel P. Tredwell(2)	18,500,000	89.1%	—
Samuel Valenti III(2)	18,500,000	89.1%	—
All executive officers and directors as a group (16 persons)(2)(6)	18,500,000	89.1%	—

(1)	Of these shares of common stock (1) 12,750,000 are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships which hold shares of common stock directly and (2) 5,750,000 shares are beneficially owned by Metaldyne as summarized in footnote (3) below. These limited liability companies and limited partnership hold common stock as follows: 11,784,260 shares are held by TriMas Investment Fund I, L.L.C.; 675,000 shares are held by HIP Side-by-Side Partners, L.P.; and 290,740 shares are held by TriMas Investment Fund II, L.L.C. In addition, by reason of the shareholders agreement summarized under "Related Party Transactions," Heartland Industrial Associates, L.L.C. may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the shareholders agreement and may be considered to be a member of a "group," as such term is used under Section 13(d) under the Exchange Act. We understand that Metaldyne and Heartland Industrial Associates, L.L.C. will agree to file as part of a "group" for Section 13(d) purposes, when and as required by the Exchange Act.

(2)	All shares are beneficially owned as disclosed in footnote (1). Mr. Stockman is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. Messrs. Banks, Leuliette, McConnell, Tredwell and Valenti are also members of Heartland Industrial Associates, L.L.C. and also disclaim beneficial ownership of the shares. The business address for each such person is 55 Railroad Avenue, Greenwich, CT 06830.

(3)	Shares are held directly by Metaldyne Company L.L.C., a wholly owned subsidiary of Metaldyne Corporation. Includes a presently exercisable warrant to purchase 750,000 shares of common stock, but does not include shares of common stock beneficially owned by Heartland Industrial Associates, L.L.C. notwithstanding that we understand that Metaldyne and Heartland Industrial Associates, L.L.C. may agree to file together as a "group," as described in footnote (1) above.

(4)	Metaldyne has informed us that (1) all of its shares to be sold in this offering were purchased in the ordinary course of business, and (2) at the time of the purchase of the shares to be sold in this offering, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(5)	Affiliates of Mr. Becker are limited partners in Heartland Industrial Partners, L.P.

(6)	No options granted under our 2002 Long Term Equity Incentive Plan will be exercisable prior to 180 days after the consummation of this offering. Options are therefore not included.

RELATED PARTY TRANSACTIONS

Benefits of this Offering to Certain Related Parties

This offering will benefit all of our pre-offering shareholders and our officers and directors due principally to the creation of a public market for our common stock at an initial price per share that is greater than that initially paid by such shareholders or payable by our officers and directors pursuant to stock options. Though the trading price of our common stock is subject to change, this is a material benefit shared by these constituencies. In particular, Heartland and Metaldyne will benefit from this offering as follows:

•	Metaldyne is assumed to be selling shares in this offering for gross proceeds of $ , subject to market conditions. In connection with our June 2002 separation from Metaldyne, Metaldyne effectively disposed of 66% of our fully diluted common stock based upon a $20.00 per share price and subsequently we repurchased additional shares from Metaldyne at the same price. These transactions are described below under "—Stock Purchase Agreement with Metaldyne and Heartland."

•	Following the consummation of this offering, Heartland, directly and indirectly through its ownership of Metaldyne, will continue to control a majority of our voting stock and will continue to be able to elect a majority of our Board of Directors and to control us. Disclosure of their ownership is described at "Principal and Selling Stockholder." Disclosure of risks attendant to their control are described under "Risk Factors—Risks Related to Our Common Stock." Heartland's and Metaldyne's continuing rights to designate members of our Board under a stockholders agreement are discussed below under "—Shareholders Agreement."

•	Heartland and we are a party to an Advisory Agreement summarized under "—Heartland Advisory Agreement" below. Under the agreement, Heartland has provided us with ongoing consulting services with respect to financial and operational matters for an annual fee of $4 million. At the time we entered into the agreement, we considered these fees to be comparable to what we would have paid to investment bankers and other professionals to have such services available to us, although we did not undertake any effort to test that belief. Since then, we have enhanced our staff and, as a public company, we believe we will have resources such that these services will no longer be required or, if required, will be obtained through the engagement of a third party. Since we remain contractually liable for these payments, we have agreed to pay $8.0 million in settlement to terminate the annual fee. We will continue to pay Heartland fees for certain future financings, acquisitions and divestitures.

•	We have certain continuing arrangements with Metaldyne and Heartland described elsewhere in this section of the prospectus.

•	Investors in our common stock will suffer immediate and substantial dilution relative to our related parties as a result of this offering. See "Dilution."

Stock Purchase Agreement with Metaldyne and Heartland

Prior to June 6, 2002, we were wholly-owned by Metaldyne and we participated in joint activities including employee benefits programs, legal, treasury, information technology and other general corporate activities.

General.    On June 6, 2002, Metaldyne and Heartland consummated a stock purchase agreement under which Heartland and other investors invested approximately $265 million in us to acquire approximately 66% of our fully diluted common stock. As a result of the investment and other transactions described below, Metaldyne received $840 million in the form of cash, retirement of debt we owed to Metaldyne or owed by us under the Metaldyne credit agreement and the repurchase of the balance of receivables we originated and sold under the Metaldyne receivables facility. Metaldyne retained shares of our common stock valued at $120 million (based upon the $20.00 per share price then paid by Heartland). In addition, Metaldyne received a warrant to purchase additional shares of our common stock valued at $15 million (based upon the $20.00 per share price then paid by Heartland). Further, since January 1, 2003 and in connection with each of the HammerBlow, Highland and Fittings acquisitions, Heartland purchased an aggregate of approximately $35 million of our common stock. The price per share initially paid by Heartland was determined following arms' length negotiations between Heartland and disinterested members of the Board of Directors of Metaldyne. Subsequent investments were valued at the same price. In addition, we repurchased $20.0 million of our common stock from Metaldyne at the same $20.00 per share price. Heartland and Metaldyne presently own approximately 61% and 28% of our fully diluted common stock, respectively. We believe that the terms of the stock purchase agreement, taken as a whole, are at least as fair as would have been negotiated with a third party not affiliated with us, taking account of all of the circumstances of the transaction. See "Principal Stockholder and Selling Stockholder."

Employee Matters.     Pursuant to the stock purchase agreement, each outstanding option to purchase Metaldyne common stock which has not vested, and which were held by our employees was canceled on the closing date. Each option held by certain present and former employees which vested on or prior to the closing date was replaced by options to purchase our common stock, with appropriate adjustments.

Pursuant to the stock purchase agreement, we agreed to promptly reimburse Metaldyne upon its written demand for (i) cash actually paid in redemption of certain restricted shares of Metaldyne held by certain employees under restricted stock awards and (ii) 42.01% of the amount of cash actually paid to certain other employees by Metaldyne in redemption of restricted stock awards held by such employees. This obligation ceased as of January 2004 when the final vesting of restricted stock awards occurred. We also have certain other obligations to reimburse Metaldyne for the allocated portion of its current and former employee related benefit plan responsibilities.

Indemnification.     Subject to certain limited exceptions, Metaldyne, on the one hand, and we, on the other hand, retained the liabilities associated with our respective businesses. Accordingly, we will indemnify and hold harmless Metaldyne from all liabilities associated with us and our subsidiaries and their respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold Heartland and us harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding us and our subsidiaries) and their respective operations and assets, whenever conducted. In addition, we agreed with Metaldyne to indemnify one another for our allocated share (57.99% in the case of Metaldyne and 42.01% in our case) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to the November 2000 acquisition. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible. Conflicts which arise with respect whether a matter is related to us or Metaldyne may, under certain circumstances, be resolved by the Chief Executive Officer of Metaldyne, which may present conflicts of interest.

Assumed Liabilities.    In connection with the foregoing, we assumed approximately $37.0 million of certain liabilities and obligations of Metaldyne, comprised mainly of contractual obligations to our former employees, tax-related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments to be made on our behalf. Payments made with respect to these obligations approximated $6.4 million and $15.1 million in 2003 and 2002, respectively. During 2003, we also settled approximately $4.0 million of the assumed contractual obligations, which has been recorded as paid in capital in the accompanying statement of shareholders' equity and Metaldyne net investment and advances. We also owe Metaldyne $2.2 million related to a $6.3 million US federal tax net operating loss ("NOL") of Metaldyne and its consolidated subsidiaries, that was required to be allocated to TriMas under the Internal Revenue Code (for periods prior to June 6, 2002) and used on our own separately filed federal tax returns. We are required to reimburse Metaldyne for the utilization of the $6.3 million NOL as it is used. The remaining assumed liabilities of approximately

$11.4 million, including the amount related to utilization of the NOL, are payable at various future dates and are reported as due to Metaldyne in the accompanying balance sheet as of December 31, 2003.

Shareholders Agreement

Heartland, Metaldyne and other investors are parties to a shareholders agreement regarding their ownership of our common stock. Following completion of this offering, parties holding all of our outstanding shares (other than those sold in this offering or held by employees) will be a party to the shareholders agreement. References to Heartland refer to all of its affiliated entities collectively, unless otherwise noted. The agreement contains other covenants for the benefit of the shareholders parties thereto. As noted below, certain provisions of the shareholders agreement will not survive the completion of this offering.

Election of Directors.    The shareholders agreement provides that the parties will vote their shares of common stock in order to cause (1) the election to the board of directors of such number of directors as shall constitute a majority of the board of directors as designated by Heartland; and (2) the election to the board of directors of up to two directors designated by Metaldyne.

Transfers of Common Stock.    Prior to the consummation of this offering, the shareholders agreement restricts transfers of common stock except for certain transfers, including (1) to a permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below and (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act.

Right of First Offer.    The shareholders agreement provides that, prior to the consummation of this offering, no stockholder party to the agreement may transfer any of its shares other than to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to us. If we decline to purchase the shares, then Heartland shall have the right to purchase such shares. Any shares not purchased by us or Heartland can be sold by such stockholder party to the agreement at a price not less than 90% of the price offered to us or Heartland.

Tag-Along Rights.    The shareholders agreement grants the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland. These rights terminate upon the consummation of this offering.

Drag-Along Rights.    The shareholders agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of us, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control. These rights terminate upon the consummation of this offering.

Registration Rights.    The shareholders agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, following a qualifying public equity offering, Heartland and Metaldyne have the ability to demand the registration of their shares, subject to various hold back, priority and other agreements. The shareholders agreement grants three demand registrations to Metaldyne and an unlimited number of demands to Heartland.

Heartland Advisory Agreement

We and Heartland are parties to an Advisory Agreement pursuant to which Heartland is engaged to provide consulting services to us with respect to financial and operational matters. These services include ongoing monitoring of business plans, strategic direction, development of projections, financial review, management and other restructuring and reorganization efforts, assistance with investor relations and other matters. Heartland also provided assistance in the selection of our senior management team and our positioning in the financial markets. Heartland is entitled to receive a fee for such services equal to $4.0 million per annum, payable quarterly, which is what we believe we would have had to pay to an unaffiliated third party for such services when we entered into the agreement. In addition to providing ongoing consulting services, Heartland has also agreed to assist in acquisitions, divestitures and financings, for which Heartland will receive a fee equal to one percent of the value of such transactions. In 2002, Heartland received a fee of $9.75 million and $0.85 million in connection with our separation from Metaldyne and related financings and a subsequent issuance of debt securities. In 2003, Heartland was paid an aggregate of $2.1 million in fees for advisory services in connection with the acquisitions of HammerBlow and Highland. The Advisory Agreement also provides that Heartland will be reimbursed for its reasonable out-of-pocket expenses. The Advisory Agreement terminates when Heartland owns less than 10% of the common equity interest it acquired in us from the June 2002 transactions or such earlier date as Heartland and we shall agree.

In connection with the consummation of this offering, subject to certain approvals, we will pay Heartland a lump sum of $10.0 million in exchange for services related to this offering and for the discontinuation of the $4.0 million annual fee paid under the Advisory Agreement. We will continue to reimburse Heartland for the fees and expenses incurred by them in providing us with specific transaction consulting and financial services.

Corporate Services Agreement

We and Metaldyne were party to a services agreement pursuant to which Metaldyne provided us use of its management information systems, legal, tax, accounting, human resources and other support services in return for payment of an annual fee of $2.5 million for the services, payable in equal quarterly installments of $625,000 for the term of the agreement. The annual fee amount represents what we believe we would pay an unaffiliated third party for such services. This agreement expired at the end of 2003. Effective January 1, 2004, we entered into a new agreement with Metaldyne whereby we will reimburse Metaldyne for certain software licensing fees and other general corporate services for a fee of approximately $0.4 million in 2004.

Assignment of Lease Agreement

We and Heartland entered into an assignment of lease agreement for our headquarters in Bloomfield Hills, Michigan for the remainder of the term. The lease will expire on June 30, 2010 at which time we have the option to extend the lease for one five-year period. Pursuant to the terms of the assignment, we will be responsible for payment of all rent for the premises and not more than the lease agreement itself provides. We currently pay approximately $28,866 per month which amount increases to approximately $44,374 per month during the term of the lease. In addition, we will be required to pay all applicable taxes, utilities and other maintenance expenses and will be required to obtain general liability and fire insurance for the premises.

Fittings Acquisition

On May 9, 2003, we acquired an automotive fasteners manufacturing business, which we refer to as the Fittings acquisition, from Metaldyne for approximately $22.7 million on a debt-free basis. In connection with the acquisition, we agreed to sublease from Metaldyne its Livonia, Michigan facility where the acquired business is currently located. The sublease extends through 2022 and the annualized lease expense was approximately $0.2 million in 2003. The acquired business is a leading manufacturer of specialized fittings and cold-headed parts used in automotive and industrial applications. Its products include specialty tube nuts, spacers, hollow extruded components, and locking nut systems used in brake, fuel, power steering, and engine, transmission and chassis applications. We believe that the terms of this transaction, taken as a whole, are at least as fair as would have been negotiated with a third party not affiliated with us, taking account of all of the circumstances of the transaction.

Sales to Related Parties

During 2003 and 2002, we sold fastener products to Metaldyne in the amount of approximately $0.4 million and $0.5 million, respectively, and to Collins & Aikman Corporation, an affiliate of

Heartland, of approximately $4.5 million and $4.7 million, respectively. These sales were made on terms comparable to those that we have negotiated with third parties not affiliated with us. These amounts are included in net sales in the accompanying statement of operations.

McDonald Hopkins Co., LPA

Our General Counsel and Secretary, Willam A. Fullmer, is a shareholder in the law firm of McDonald Hopkins Co., LPA. We pay various fees and expenses to McDonald Hopkins on an annual basis to secure Mr. Fullmer's services as our General Counsel. In addition, McDonald Hopkins provides us with certain paralegal and administrative services, and represents us in a variety of transactional and general corporate matters. We paid McDonald Hopkins approximately $2.4 million in fees and expenses during the year ended December 31, 2003.

Relationships with Heartland

Heartland Industrial Partners, L.P. is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various sectors of the North American economy that are well positioned for global consolidation and growth. The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. Certain of our directors are members of the general partner, specifically Messrs. Banks, Leuliette, McConnell, Tredwell, Stockman and Valenti. In addition one of our directors, Mr. Becker is a limited partner in Heartland with interests representing less than 5% of the commitments in Heartland. Heartland has informed us that its limited partners include many financial institutions, private and government employee pension funds and corporations. We may, in the ordinary course of business, have on a normal, customary and arms' length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relationships.

DESCRIPTION OF OUR DEBT

Our Credit Facility

General

TriMas Company LLC, a direct wholly owned subsidiary of ours, or borrower, is a party to a credit facility with JPMorgan Chase Bank, as administrative agent and collateral agent, CSFB Cayman Islands Branch, as syndication agent and Comerica Bank, National City Bank and Wachovia National Association, as documentation agents, and the other lenders party thereto.

Our credit facility consists of a senior revolving credit facility and a senior term loan facility. The revolving credit facility is comprised of loans in a total principal amount of up to $150.0 million (of which $7.0 million of borrowings and $25.5 million of letters of credit were outstanding at March 31, 2004). The term loan facility is comprised of loans in a total principal amount of $335.0 million (of which $291.1 million was outstanding as of March 31, 2004). The revolving credit facility is available for general corporate purposes, including up to $100.0 million for one or more permitted acquisitions.

The revolving credit facility has a five and one-half year maturity and the term loan facility has a seven and one-half year maturity. Our credit facility also provides for an uncommitted $125.0 million incremental term loan facility for one or more permitted acquisitions.

The obligations under our credit facility are secured and unconditionally and irrevocably guaranteed jointly and severally by us and each of borrower's existing and subsequently acquired or organized domestic subsidiaries, other than TSPC, Inc., our special purpose receivables subsidiary, pursuant to the terms of a separate guarantee agreement. Although no foreign subsidiaries are currently borrowers under our credit facility, such entities may borrow under the facility in the future.

Security Interests

Borrowings under our credit facility are secured by a first priority perfected security interest in:

•	borrower's capital stock and all capital stock held by us or any of our domestic subsidiaries and of each subsequently acquired or organized subsidiary of ours (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us); and

•	substantially all of the tangible and intangible assets of ours and each of our existing or subsequently acquired or organized domestic subsidiaries, other than TSPC, Inc., with certain exceptions as set forth in our credit facility.

Interest Rates and Fees

Borrowings under our credit facility bear interest, at our option, at either:

•	a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

•	a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus the applicable margin.

The applicable margin on loans under our credit facility is subject to change depending on our leverage ratio. At May 10, 2004, the applicable margin for borrowings under the revolving credit facility was 2.25% with respect to base rate loans and 3.25% with respect to eurocurrency loans and for borrowings under the term loan facility 2.50% with respect to base rate loans and 3.50% with respect to eurocurrency loans.

In addition to paying interest on outstanding principal under our credit facilities, the borrower is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.75% per annum (to be reduced to (x) 0.50% per annum during the period (a) in which borrowings under the revolving facility exceed 50% of total revolving facility commitments or (b) that we maintain a total leverage ratio of less than 3.00 to 1.00, and (y) to be further reduced to 0.375% per annum during the period in which it maintains a total leverage ratio of less than or equal to 3.00 to 1.00). The borrower also pays customary letter of credit fees.

Mandatory and Optional Prepayment

Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we are required to prepay outstanding loans under our credit facility with 100% of the net proceeds of certain asset dispositions, casualty and condemnation recovery events and incurrences of certain debt and 50% (which percentage will be reduced to 25% if our leverage ratio is less than 3.00 to 1.00 and to 0% if our leverage ratio is less than 2.00 to 1.00) of its excess cash flow.

We may voluntarily prepay loans or reduce commitments under the amended and restated credit facility, in whole or in part, subject to minimum prepayments. If we prepay eurodollar rate loans, we will be required to reimburse lenders for their breakage and redeployment costs.

Amortization

Our term loan amortizes each year in equal quarterly amounts of $721,945 through June 30, 2009, a payment of $134,046,798 on September 30, 2009 and $141,848,467 on the final maturity date for the term loan. The principal amounts outstanding under the revolving credit facility will be due and payable in full at its maturity.

Covenants

Our credit facility contains negative and affirmative covenants and requirements affecting us and our subsidiaries.

Our credit facility contains the following negative covenants and restrictions which impose material restrictions on our business (and the business of our subsidiaries):

Debt:    A prohibition on the assumption or incurrence of indebtedness other than categories of indebtedness including, without limitation, (1) indebtedness with respect to our credit facility, (2) indebtedness with respect to the 9 7/8% senior subordinated notes due 2012, (3) indebtedness with respect to our receivables facility, (4) indebtedness between and among us and our subsidiaries, (5) indebtedness arising from permitted acquisitions and (6) permitted subordinated indebtedness;

Liens:    A prohibition on the creation, assumption or incurrence of certain liens upon any of our property, revenues or assets other than categories of liens including, without limitation, (1) liens securing payment with respect to our credit facility, (2) liens arising out of permitted acquisitions, (3) liens arising out of our receivables facility and (4) liens arising from permitted indebtedness;

Investments, Loans, Advancements, Guarantees and Acquisitions:    A prohibition on the creation, assumption or incurrence of investments, the acquisition of options or warrants, the extension of loans or advances and the guaranteeing of obligations, other than certain categories including, without limitation, (1) investments in cash and cash equivalents, (2) permitted acquisitions, (3) investments from permitted receivables financing, (4) investments constituting permitted capital expenditures, (5) permitted joint ventures and foreign subsidiary investments and (6) loans or advances extended between us and one or more of our subsidiaries.

Fundamental Changes:    A prohibition on the issuer engaging in activities other than those reasonably associated with acting as a holding company and a prohibition on the borrower engaging in business other than business which we were engaged in on June 6, 2002 (the date of execution of the new credit facility) and businesses reasonably related thereto, and liquidation or dissolution, consolidation with, or merger into or with, any entity, or other consummation of any acquisition of any entity, or all or substantially all of the assets of any acquisition of any entity or all or substantially all of the assets of any entity, other than (1) the dissolution or merger of any of our subsidiaries into us, (2) the purchase by us of the assets or capital stock of any of our subsidiaries, (3) a liquidation of a subsidiary not party to the credit facility that would not materially disadvantage the lenders and (4) permitted negotiated mergers or acquisitions.

Asset Disposition:    A prohibition on asset dispositions other than categories of asset dispositions including, without limitation, dispositions in respect of permitted (1) sales (including sales in connection with the receivables facility), (2) leasebacks, (3) consolidations, (4) mergers and (5) acquisitions.

Sale-Leaseback Transactions:    A prohibition on entering into any sale-lease transaction except (1) where the assets are sold for not less than the cost of such assets and in an aggregate amount less than or equal to a permitted amount, (2) sale of up to a specified value of property owned as of June 6, 2002 and (3) certain acquisition lease financing.

Restricted Payments; Certain Payments of Indebtedness:    A prohibition on (a) entering into a synthetic purchase agreement or making a dividend, distribution or payment in respect of the borrower's and certain subsidiaries' equity interest, other than transactions including, without limitation, a dividend, distribution or payment, as the case may be (1) by the borrower solely in the form of the issuer's equity interests, (2) ratably by our direct and indirect subsidiaries, (3) certain payments pursuant to employee equity incentive plans, (4) by us to meet our tax and permitted contractual obligations, (5) to refinance permitted indebtedness and (6) that is required by the credit facilities and (b) making or agreeing to pay or make, directly or indirectly, any payment or other distribution of ours in respect of principal of or interest on any Indebtedness on account of the purchase, redemption, acquisition, cancellation or termination of any Indebtedness, except (1) repayment under our credit facilities (2) regularly scheduled payments of principal and interest of subordinated indebtedness, certain permitted refinancings and (3) payment in respect of purchase money security interests with proceeds of the sale of assets securing such indebtedness. We intend to seek a consent to this covenant to permit the use of proceeds of this offering.

Transactions with Affiliates:    A prohibition on transactions with our affiliates, other than transactions including, without limitation, (1) solely among the issuer and/or its subsidiaries, or otherwise, (2) on terms customary for similar arm's length transactions, (3) that preexisted the credit facility, (4) that relate to certain permitted fees and expenses to Heartland and (5) that otherwise comply with the terms and conditions of our credit facility.

Restrictive Agreements:    A prohibition on entering into any agreement prohibiting (1) the creation or assumption of any lien upon our properties, revenues or assets for the benefit of a secured party under the credit facility, (2) the ability of any subsidiary to pay dividends to the borrower and (3) our ability to amend or otherwise modify our credit facility, in each case subject to customary exceptions.

The credit facility also requires us and our subsidiaries to meet the following financial covenants and ratios computed quarterly:

Leverage Ratio:    Our leverage ratio (which is approximately the ratio of (a) our total consolidated indebtedness and outstanding amounts under our receivables facility to (b) consolidated EBITDA) may not be more than a maximum ratio that ranges from 5.50:1 for the first fiscal quarter of fiscal 2004 to 3.25:1 for the last fiscal quarter of 2006 and each fiscal quarter thereafter.

Interest Expense Coverage Ratio:    Our interest expense coverage ratio (which is approximately the ratio of (a) consolidated EBITDA to (b) the sum of (i) consolidated cash interest expense and (ii) preferred dividends) for the most recent four consecutive fiscal quarters may not be less than a minimum ratio that ranges from 2.25:1 for the first fiscal quarter of 2004 to 2.75:1 for the third fiscal quarter of fiscal year 2006 and each fiscal quarter thereafter.

Capital Expenditures Covenant:    A limitation on the aggregate amount of capital expenditures for any period.

In our credit facility, "EBITDA" means, on a consolidated basis for any applicable period ending on or after April 1, 2003 and with appropriate adjustments to take account of permitted acquisitions, the sum of (a) our net income, plus (b) without duplication and to the extent deducted from net income, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) various other adjustments.

Our credit facility contains the following affirmative covenants, among others: mandatory reporting of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default and other events, written notice of change of any information affecting the identity of the record owner or the location of collateral, preservation of existence and intellectual property, payment of obligations, maintenance of properties and insurance, notice of casualty and condemnation, access to properties and books by the lenders, compliance with laws, use of proceeds and letters of credit, additional subsidiaries and interest rate protection agreements.

Events of Default

Our credit facility specifies certain customary events of default, including, among others, non-payment of principal, interest or fees, violation of covenants, cross-defaults and cross-accelerations, inaccuracy of representations and warranties in any material respect, bankruptcy and insolvency events, change of control, failure to maintain security interests, specified ERISA events, one or more judgments for the payment of money in an aggregate amount in excess of specified amounts, the guarantees shall cease to be in full force and effect or the subordination provisions of any of our subordinated debt are found to be invalid.

9 7/8% Senior Subordinated Notes due 2012

We have issued an aggregate of $437.8 million principal amount of 9 7/8% senior subordinated notes due 2012. The senior subordinated notes are guaranteed on a senior subordinated unsecured basis by substantially all of our existing and future wholly owned and restricted domestic subsidiaries. The senior subordinated notes mature on June 15, 2012, with interest payable semi-annually in arrears on June 15 and December 15 of each year. Interest accrues at the rate of 9 7/8% per year.

The senior subordinated notes may be redeemed at any time, in whole or in part, on or after June 15, 2007 at a redemption price equal to 104.938% of their principal amount in the first year declining yearly to par at June 15, 2010, plus accrued and unpaid interest to the date of redemption. In addition, at any time and from time to time prior to June 15, 2005, we may redeem in the aggregate up to 35% of the original principal amount of the senior subordinated notes using the net cash proceeds of certain equity offerings (including this offering) at a redemption price equal to 109.875% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest to the date of redemption.

We intend to redeem 35% in principal amount of the senior subordinated notes using a portion of the net proceeds from this offering. See "Use of Proceeds."

Upon the occurrence of a change of control, each holder of the senior subordinated notes will have the right to require us to repurchase that holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

The indenture governing the senior subordinated notes contain covenants that, among other things, limit the ability of us and our subsidiaries to:

•	incur additional indebtedness or issue redeemable preferred stock;

•	pay dividends and repurchase our capital stock;

•	make investments;

•	enter into agreements that restrict dividends from subsidiaries;

•	sell assets;

•	enter into transactions with their affiliates;

•	incur liens; and

•	engage in mergers or consolidations.

Our Receivables Facility

Our receivables facility provides up to $125.0 million in funding from commercial paper conduits sponsored by several of the lenders under our credit facilities, based on availability of eligible receivables and other customary factors.

On June 6, 2002, certain of our subsidiaries, or the sellers, signed a receivables purchase agreement and began selling trade account receivables, or the receivables, originated by them in the United States through the receivables facility. Receivables are sold to TSPC, Inc., or the transferor, at a discount. The transferor is a bankruptcy-remote special purpose limited liability company that is our wholly-owned consolidated subsidiary.

Multi-seller commercial paper conduits supported by committed liquidity facilities are available to provide cash funding for the transferor's purchase of receivables through secured loans/tranches to the extent desired and permitted under a receivables transfer agreement. A note is issued by the transferor to the sellers for the difference between the purchase price for the receivables purchased and cash available to be borrowed through the facility. The sellers of the receivables act as servicing agents and continue to service the transferred receivables for which they receive a monthly servicing fee at a rate of 1% per annum of the average daily outstanding balance of receivables.

Availability of funding under the receivables facility depends primarily upon the outstanding trade accounts receivable balance for the week as of Friday of the previous week. This balance is reported no later than the third business day of the subsequent week to the lenders. Availability is determined by reducing the receivables balance by outstanding borrowings under the program, the historical rate of collection on those receivables and other characteristics of those receivables that affect their eligibility (such as bankruptcy or downgrading below investment grade of the obligor, delinquency and excessive concentration).

Recourse to the sellers are limited to breaches of representations, warranties and covenants and as described below. We irrevocably and unconditionally guarantee the servicing and certain other performance obligations of the sellers under the receivables purchase agreement.

The commercial paper conduits may discontinue funding the receivables facility at any time for any reason. If they do, affiliates or other entities associated with the commercial paper conduits that have short-term debt ratings of a least A-1 by Standard & Poor's Ratings Group, Inc. and P-1 by Moody's Investors Service, Inc. are obligated to fund the receivables facility.

Interest

The commercial paper conduits provide funding at their quoted cost of funds for issuing commercial paper. When not funded by the commercial paper conduits (but directly through conduit sponsors), the receivables facility will provide funding at our then-current revolving credit facility spread plus either (1) the LIBOR, adjusted for statutory reserves or (2) the higher of JPMorgan Chase Bank's prime rate or the federal funds effective rate plus 0.50%.

Fees

The receivables facility fees include a usage fee based on our leverage ratio, which fee is currently 1.50%, payable to the commercial paper conduits based upon the amount funded and a commitment fee of 0.50% based on the unused portion of the commitments. These rates are per annum and payments of these fees are made to the lenders on the monthly settlement date.

Early Termination Events

The receivables facility may be terminated for material breaches of representations and warranties, bankruptcies of the sellers or a receivables subsidiary, a deficiency in the amount of receivables lasting longer than three days, unsatisfactory performance of the receivables portfolio, cross-defaults to our other debt, or breach of specified financial covenants, among other reasons. The receivables facility contains the same financial covenants as our credit facilities.

DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated certificate of incorporation, as it is to be amended in connection with this offering, which we refer to as our certificate of incorporation, authorizes us to issue 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of June 1, 2004, there were outstanding 20,010,000 shares of common stock held of record by 8 stockholders and there were no shares of preferred stock issued and outstanding. In addition, there were (1) 750,000 shares of common stock reserved for issuance upon exercise of the Metaldyne common stock warrant referred to below, and (2) 1,856,837 shares of common stock reserved for issuance upon exercise of outstanding stock options, of which 465,870 were vested. Each share of our common stock has associated with it the right to purchase one-one thousandth share of series A preferred stock under our rights agreement. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Upon consummation of this offering, holders of common stock will have no preemptive rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

As of May 10, 2004, there were no outstanding shares of preferred stock. Our certificate of incorporation authorizes the board of directors, subject to limitations prescribed by law, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights (which may be greater than one vote per share), rights and terms of redemption, sinking fund provisions for the redemption or purchase of the shares and liquidation preference, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could:

•	adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation;

•	decrease the market price of our common stock; or

•	delay, deter or prevent a change in our control.

Except as set forth below, we have no present plans to issue any shares of preferred stock although they may be issued in the future.

In addition, prior to the consummation of this offering our board of directors will be given the authority to issue shares of series A junior participating preferred stock from time to time and to increase the number of authorized shares of series A junior participating preferred stock. Shares of series A junior participating preferred stock will be issuable pursuant to the rights agreement that we intend to adopt prior to the consummation of this offering. See "—Rights Agreement" below. The series A junior participating preferred stock ranks junior to all other preferred stock, but senior to our common stock. The holders of series A junior participating preferred stock shall vote with the holders of our common stock as a single class, unless otherwise required by law, and are entitled to 1,000 votes per share. The board of directors may not effect any amendment to the terms of the series A junior participating preferred stock which would adversely affect the rights, powers and preferences thereof without the prior approval of the holders of two-thirds of the then outstanding series A junior participating preferred stock. The holders of our series A junior participating preferred stock shall be entitled to receive dividends equal to 1,000 times the aggregate per share amount of any dividends declared on the common stock. In the event we are subject to any liquidation, dissolution or winding up, the holders of series A junior participating preferred stock shall be entitled to receive an aggregate per share liquidation payment of 1,000 times the payment made per share of common stock. The series A junior participating preferred stock may not be redeemed.

Metaldyne Common Stock Warrant

In connection with the June 2002 transaction, Metaldyne Company LLC received a warrant to purchase 750,000 shares of our common stock. The warrant may be exercised, in whole or in part, at any time prior to June 6, 2012 at an exercise price of $0.01 per share. The warrant provides that the number of shares of common stock into which it can be converted will be adjusted to reflect any stock dividend, a stock split, reverse-stock split or reclassification of the common stock. The warrant is subject to transfer restrictions under the Securities Act and the Shareholders Agreement.

Shareholders Agreement

Heartland, Metaldyne and other investors are parties to a shareholders agreement regarding their ownership of our common stock. For a description of the material terms of this agreement, see "Related Party Transactions—Shareholders Agreement."

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

Delaware Law

Upon consummation of this offering, we will elect to opt out of the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either the person becoming an interested stockholder or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's voting stock.

Certificate of Incorporation and By-law Provisions

Certain provisions of our certificate of incorporation and bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.

Classified Board.    Upon the consummation of this offering, our certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Upon consummation of this offering, our certificate of incorporation and the bylaws provide that subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Under the Delaware General Corporation Law, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause.

No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year's annual meeting. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

No Action by Written Consent; Special Meeting.    Our certificate of incorporation and by-laws will provide that any action required or permitted to be taken by our stockholders must be effected at a duly-called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our by-laws provide that special meetings of our stockholders may be called only by the board of directors or the chairman of the board of directors.

Authorized but Undesignated Stock.    The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us or otherwise render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Rights Agreement

We intend to adopt, prior to consummation of this offering, a rights agreement, subject to the approval of our board of directors. Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a purchase price of $    , subject to adjustment, one one-thousandth share of series A junior participating preferred stock under circumstances provided for in the rights agreement.

The purpose of the rights agreement is to:

•	give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

•	deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

•	prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer. Until a "distribution date" occurs, the rights will:

•	not be exercisable;

•	be represented by the same certificate that represents the shares with which the rights are associated; and

•	trade together with those shares.

The rights will expire at the close of business on the ten-year anniversary of the rights agreement, unless earlier redeemed or exchanged by us.

Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock.

A "distribution date" would occur upon the earlier of:

•	ten business days after a public announcement that the person has become an "acquiring person"; or

•	ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person".

Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. However, an "acquiring person" shall not include us, any of our subsidiaries, any of our employee benefit plans, any person or entity acting pursuant to such employee benefit plans, Heartland and its subsequent transferees of 15% or more of the outstanding shares of our common stock or Metaldyne and (under certain circumstances) its subsequent transferees of fifteen percent (15%) or more of our outstanding shares of our common stock. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders. If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value two times the purchase price.

After a person becomes an acquiring person, our board of directors may exchange the rights, other than rights owned by the acquiring person, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A junior participating preferred stock, or of a share of our preferred stock having equivalent rights, preferences and privileges, for each right.

At any time until a person has become an acquiring person and for a limited time thereafter, our board of directors may redeem all of the rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price. A holder of rights will not, as such, have any rights as our stockholder, including rights to vote or receive dividends.

At any time prior to the distribution date, our board of directors may amend any provisions in the rights agreement. After the distribution date, our board of directors may amend the provisions of our rights agreement in order to:

•	cure any ambiguity;

•	shorten or lengthen any time period under our rights agreement; or

•	make changes that will not adversely affect the interests of the holders of rights;

provided, that no amendment may be made when the rights are not redeemable. The distribution of the rights will not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable for our common stock or an acquiring company.

Limitation of Liability and Indemnification

Our certificate of incorporation contains provisions that limit the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability

(a)	for any breach of a director's duty of loyalty to us or our affiliates or our stockholders,

(b)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c)	under Section 174 of the DGCL, or

(d)	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws allow us to indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Our certificate of incorporation further provides that we will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ours, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, to the fullest extent permitted by the Delaware General Corporation Law. This right of indemnification shall include the right to have paid by us the expenses, including attorneys' fees, incurred in defending any such proceeding in advance of its final disposition. If Delaware law so requires, however, the advancement of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) will only be made upon the delivery to us of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such person is not entitled to be indemnified for such expenses by us.

Prior to the consummation of this offering, we intend to enter into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending material litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

We intend to appoint National City Bank to serve as the transfer agent and registrar for the common stock and as rights agent for the rights.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Shares

Upon the completion of this offering, we will have      shares of our common stock outstanding. Of these shares, the          shares of our common stock sold in this offering will be freely tradeable by persons other than our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, without restriction or further registration under the Securities Act of 1933.

The remaining          shares of our common stock outstanding upon completion of this offering are deemed "restricted" securities under Rule 144 under the Securities Act of 1933. Of these restricted securities,          will be eligible for sale in the public market on the date of this prospectus. Upon expiration of the lock-up agreements described below, 180 days after the date of this prospectus, an additional          shares of our common stock will be eligible for sale in the public market pursuant to Rule 144.

In general, under Rule 144, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•	one percent of the then-outstanding shares of our common stock (approximately shares of our common stock immediately after the completion of this offering); or

•	the average weekly trading volume in our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. In meeting the one- and two-year holding periods described above, a holder of restricted shares of our common stock can include the holding period of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

Management's Share-Based Compensation Plan

Following the date of this prospectus, we intend to file a registration statement on Form S-8 under the Securities Act of 1933 to register all shares of our common stock issuable under our 2002 Long Term Equity Investment Plan. This registration statement will become effective upon filing. Once the registration statement covering these shares becomes effective, executive officers can sell them in the public market upon issuance, subject only to restrictions under applicable securities laws. See "Management—Director and Executive Compensation—Long Term Equity Incentive Plan."

Registration Rights

Our shareholders agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, following a qualifying public equity offering, Heartland and Metaldyne have the ability to demand the registration of their shares, subject to various hold back, priority and other agreements. The shareholders agreement grants three demand registrations to Metaldyne and an unlimited number of demands to Heartland.

Lock-up Agreements

We and our executive officers and directors and Heartland and Metaldyne have agreed that, with some exceptions, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, none of us will, directly or indirectly, sell, offer to sell, contract to sell or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock currently or hereafter owned either of record or beneficially by us, or publicly announce an intention to do any of the foregoing, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch & Co. In addition, we and our executive officers and directors and these stockholders have agreed that, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch & Co., none of us will, from the date of this prospectus and through the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock.

Goldman, Sachs & Co. and Merrill Lynch & Co. will make the determination to release shares subject to lock-ups on a case-by-case basis after considering various factors such as the current equity market condition, the performance of the price of our common stock since the offering, the length of time before the lock-up expires, the likely impact of any release on the price of our common stock, the number of shares requested to be released and the requesting party's reason for making the request.

The lock-up agreement does not apply to: (i) the securities offered under this prospectus, (ii) any shares of common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in this prospectus, (iii) any shares of common stock issued or options to purchase common stock granted pursuant to existing employee benefit plans of ours referred to in this prospectus, (iv) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan or (v) any shares issued in a private placement to a seller of a business or assets to us or any of our subsidiaries if no registration rights are available to be exercised within 180 days of this prospectus,provided that such issuance, shall not, in the aggregate, exceed 5% of our outstanding common stock after giving effect to this offering.

In addition, a party holding shares that are subject to the lock-up agreements may transfer such shares without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch & Co., (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restriction set forth herein, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this exception, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner thereof that is a "Non-U.S. Holder" that holds our common stock as a capital asset. A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The test for whether an individual is a resident of the U.S. for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals, therefore, may be "Non-U.S. Holders" for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances (including, without limitation, pass-through entities or Non-U.S. Holders who hold their common stock through pass-through entities, U.S. expatriates, financial institutions, insurance companies, brokers, dealers in securities, controlled foreign corporations, passive foreign investment companies and foreign personal holding companies) and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders should consult their tax advisors with respect to the federal income and estate tax consequences of holding and disposing of our common stock in light of their particular situations and any consequences to them arising under the laws of any state, local or non-U.S. jurisdiction.

Dividends

Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN certifying the Non-U.S. Holder's entitlement to benefits under that treaty. U.S. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is filed with us. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation, trust or estate as the case may be, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States and if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States, (ii) in the case of Non-U.S. Holders who are nonresident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (i) the Non-U.S. Holder is considered to have beneficially owned no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder's holding period and (ii) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify and continue to qualify as regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

Generally, we must report to the U.S. Internal Revenue Service, or the IRS, the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly executed IRS Form W-8BEN), unless the payer otherwise has knowledge that the payee is a U.S. person.

Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 28.0% will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, when the broker is (i) a U.S. person, (ii) a foreign person which derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) a foreign partnership (a) at least 50% of the capital or profits interest in which is owned by U.S. persons or (b) that is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

The description set forth above may not be applicable depending on a stockholder's particular situation. Prospective stockholders of our common stock should consult their tax advisors with respect to the particular tax consequence to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

UNDERWRITING

We, Metaldyne and the underwriters named below have entered into an underwriting agreement with respect to the common stock being offered. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and Metaldyne have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $        per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the initial public offering price. After the initial public offering, the underwriters may change the public offering price and other selling terms.

Option to Purchase Additional Shares

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional            shares of common stock from Metaldyne to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Commissions and Discounts

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us and Metaldyne. Metaldyne is paying the same per share amount and its total payment will increase to the extent the overallotment option is exercised.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholder

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The estimated offering expenses of TriMas and the selling stockholder, payable by us, excluding underwriting discounts and commissions, are approximately $       million.

Short Positions and Price Stabilization

The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the              shares subject to the underwriters' overallotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising their option to purchase additional shares or purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares pursuant to the option granted to them. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, the underwriters may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Prospectus in Electronic Format

A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

No Sales of Similar Securities

We, our executive officers, directors and all of our existing stockholders (which include the selling stockholder participating in this offering) have agreed with the underwriters not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives on behalf of the underwriters. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

Directed Share Program

At our request, the underwriters have reserved for sale as part of the underwritten offering, at the initial offering price, up to     % of the total number of shares offered in this prospectus for our directors and employees. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Sales Outside the United States

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

New York Stock Exchange Listing

We are applying to list the common stock on the New York Stock Exchange under the symbol "TRS." In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

Since January 1998, there has been no public market for the common stock. The initial public offering price will be negotiated among the company and the representatives. Factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, include the company's historical performance, estimates of the business potential and earnings prospects of the company; an assessment of our management and consideration of the above factors in relation to market valuation of the companies in related businesses.

Other Relationships

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by this prospectus have been passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements of TriMas Corporation as of and for the year ended December 31, 2003 included in this prospectus and the financial statement schedule in the Registration Statement have been so included in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein given in and upon the authority of said firm as experts in auditing and accounting. The financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of Highland Group Corporation as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 included in this prospectus in the Registration Statement have been so included in reliance on the report of Walthall, Drake & Wallace LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to and currently file annual, quarterly and special reports and other information with the Commission. You may read and copy any document that we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

TRIMAS CORPORATION

Page No.
AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of December 31, 2003 and 2002	F-4
Statement of Operations for the Years Ended December 31, 2003, December 31, 2002 and December 31, 2001	F-5
Statement of Cash Flows for the Years Ended December 31, 2003, December 31, 2002 and December 31, 2001	F-6
Statement of Shareholders' Equity and Metaldyne Corporation Net Investment and Advances for the Years Ended December 31, 2003, December 31, 2002 and December 31, 2001	F-7
Notes to Financial Statements	F-8

HIGHLAND GROUP CORPORATION

AUDITED FINANCIAL STATEMENTS
Independent Auditor's Report	F-45
Balance Sheets as of December 31, 2003 and 2002	F-46
Statements of Operations and Retained Earnings for the Years Ended December 31, 2003, 2002 and 2001	F-47
Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001	F-48
Notes to Financial Statements	F-49

TRIMAS CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
    and Shareholders
TriMas Corporation:

We have audited the accompanying balance sheet of TriMas Corporation and subsidiaries as of December 31, 2003, and the related statements of operations, cash flows, and shareholders' equity and Metaldyne Corporation net investment and advances for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TriMas Corporation and subsidiaries as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/   KPMG LLP

Detroit, Michigan
March 16, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Directors of
TriMas Corporation:

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of shareholders' equity and Metaldyne Corporation net investment and advances present fairly, in all material respects, the financial position of TriMas Corporation and its subsidiaries and of certain subsidiaries and divisions of subsidiaries of Metaldyne Corporation which constitute TriMas Corporation (as more fully described in Note 1), at December 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 6 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 effective January 1, 2002. In addition, as more fully described in Note 1 to the financial statements, the previously issued financial statements have been revised for all periods to include the balances and operations of the Fittings Business acquired from Metaldyne Corporation on May 9, 2003.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

March 27, 2003, except for the matters described in the second paragraph of Note 1 and Note 18, which are as of December 24, 2003

TriMas Corporation
Balance Sheet
December 31, 2003 and 2002
(dollars in thousands)

	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$6,780	$100,440
Receivables	118,970	95,690
Inventories	124,090	93,120
Deferred income taxes	10,900	18,660
Prepaid expenses and other current assets	8,440	9,830
Total current assets	269,180	317,740
Property and equipment, net	187,420	243,620
Goodwill	658,900	519,050
Other intangibles, net	322,750	283,100
Other assets	61,780	62,550
Total assets	$1,500,030	$1,426,060
LIABILITIES, SHAREHOLDERS' EQUITY AND METALDYNE CORPORATION NET INVESTMENT AND ADVANCES
Current liabilities:
Current maturities, long-term debt	$10,920	$2,990
Accounts payable	94,130	57,400
Accrued liabilities	75,100	64,300
Due to Metaldyne	4,400	9,960
Total current liabilities	184,550	134,650
Long-term debt	725,060	693,190
Deferred income taxes	149,030	156,810
Other long-term liabilities	37,770	31,080
Due to Metaldyne.	6,960	11,960
Total liabilities	1,103,370	1,027,690
Commitments and contingencies (Note 14)	—	—
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding 20,010,000 and 19,250,000 shares, respectively	200	190
Paid-in capital	399,870	387,500
Retained deficit.	(38,240)	(6,940)
Accumulated other comprehensive income.	34,830	7,340
Metaldyne Corporation net investment and advances	—	10,280
Total shareholders' equity and Metaldyne Corporation net investment and advances	396,660	398,370
Total liabilities, shareholders' equity and Metaldyne Corporation net investment and advances	$1,500,030	$1,426,060

The accompanying notes are an integral part of these financial statements.

TriMas Corporation
Statement of Operations
(dollars in thousands, except per share amounts)

	For the Year Ended December 31,
	2003	2002	2001
Net sales	$905,400	$750,250	$748,400
Cost of sales	(673,430)	(555,660)	(546,960)
Gross profit	231,970	194,590	201,440
Selling, general and administrative expenses	(175,520)	(124,980)	(132,740)
Loss on dispositions of property and equipment	(20,110)	(1,800)	(1,400)
Impairment of goodwill	(7,600)	—	—
Operating profit	28,740	67,810	67,300
Other income (expense), net:
Interest expense	(64,780)	(60,810)	(73,860)
Other, net	(480)	(2,310)	(2,660)
Other expense, net	(65,260)	(63,120)	(76,520)
Income (loss) before income tax (expense) benefit and cumulative effect of change in accounting principle	(36,520)	4,690	(9,220)
Income tax (expense) benefit	5,590	(2,820)	(1,950)
Income (loss) before cumulative effect of change in accounting principle	(30,930)	1,870	(11,170)
Cumulative effect of change in recognition and measurement of goodwill impairment	—	(36,630)	—
Net loss	$(30,930)	$(34,760)	$(11,170)

Basic loss per share:
Before cumulative effect of change in accounting principle	$(1.54)
Cumulative effect of change in recognition and measurement of goodwill impairment	—
Net loss attributable to common stock	$(1.54)
Weighted average common shares	20,047,090

Diluted loss per share:
Before cumulative effect of change in accounting principle	$(1.54)
Cumulative effect of change in recognition and measurement of goodwill impairment	—
Net loss attributable to common stock	$(1.54)
Weighted average common shares	20,047,090

The accompanying notes are an integral part of these financial statements.

TriMas Corporation
Statement of Cash Flows
(dollars in thousands)

	For the Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(30,930)	$(34,760)	$(11,170)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities, net of impact of acquisitions:
Impairment of goodwill	7,600	—	—
Cumulative effect of accounting change	—	36,630	—
Loss on dispositions of property and equipment	20,110	1,800	1,400
Depreciation and amortization	54,850	39,720	54,730
Deferred income taxes	(15,140)	(6,780)	9,110
Provision for inventory write-down	—	8,500	—
Legacy stock award expense	4,830	4,240	—
Amortization of debt issue costs	4,120	2,150	—
Net proceeds from accounts receivable securitization	—	14,560	4,570
Repurchase of securitized accounts receivable from Metaldyne	—	(74,540)	—
Payment to Metaldyne to fund contractual liabilities	(6,370)	(15,130)	—
(Increase) decrease in receivables	610	(220)	20,160
(Increase) decrease in inventories	(1,470)	(3,260)	16,810
Increase in prepaid expenses and other assets	(4,110)	(1,310)	(1,400)
Increase (decrease) in accounts payable and accrued liabilities	8,940	8,540	(7,940)
Other, net	(1,680)	(2,140)	(7,560)
Net cash provided by (used for) operating activities, net of acquisition impact	41,360	(22,000)	78,710
Cash flows from investing activities:
Capital expenditures	(31,690)	(33,990)	(19,090)
Proceeds from sales of fixed assets	76,180	5,720	6,780
Acquisition of businesses, net of cash acquired	(205,770)	(1,920)	—
Investment in HammerBlow	—	(9,000)	—
Other, net	—	100	(710)
Net cash used for investing activities	(161,280)	(39,090)	(13,020)
Cash flows from financing activities:
Net proceeds from issuance of common stock	35,200	259,730	—
Repurchase of common stock	(20,000)	—	—
Proceeds from senior credit facility	75,000	260,000	—
Repayments of borrowings on senior credit facility	(42,600)	—	—
Proceeds from borrowings on revolving credit facility	390,700	—	—
Repayments of borrowings on revolving credit facility	(390,700)	—	—
Debt issuance costs	(2,150)	(31,920)	—
Increase (decrease) in Metaldyne Corporation net investment and advances	(18,890)	13,730	(36,810)
Payments on notes payable	(600)	—	—
Issuance of note payable	300	—	—
Issuance of senior subordinated debentures	—	435,850	—
Repayment of bank debt attributed from Metaldyne	—	(440,760)	—
Dividend to Metaldyne	—	(338,080)	—
Net payments of other debt	—	(800)	(32,160)
Net cash provided by (used for) financing activities	26,260	157,750	(68,970)

Cash and cash equivalents:
Increase (decrease) for the year	(93,660)	96,660	(3,280)
At beginning of year	100,440	3,780	7,060
At end of year	$6,780	$100,440	$3,780

The accompanying notes are an integral part of these financial statements.

TriMas Corporation
Statement of Shareholders' Equity and Metaldyne Corporation Net Investment and Advances
For the Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands)

	Metaldyne Corporation Net Investment and Advances	Common stock	Paid-in capital	Retained deficit	Accumulated other comprehensive income (loss)	Total

Balances, December 31, 2000	$580,380	$—	$—	$—	$3,220	$583,600
Comprehensive income (loss):
Net loss	(11,170)	—	—	—	—	(11,170)
Foreign currency translation	—	—	—	—	(4,720)	(4,720)
Minimum pension liability (net of tax of $110)	—	—	—	—	180	180
Total comprehensive loss						(15,710)
Net change in Metaldyne Corporation net investment and advances	(34,270)	—	—	—	—	(34,270)

Balances, December 31, 2001	$534,940	$—	$—	$—	$(1,320)	$533,620
Comprehensive income (loss):
Net loss	(27,820)	—	—	(6,940)	—	(34,760)
Foreign currency translation	—	—	—	—	9,990	9,990
Minimum pension liability (net of tax of $600)	—	—	—	—	(1,330)	(1,330)

Total comprehensive loss						(26,100)
Net proceeds from issuance of common stock	—	130	259,600	—	—	259,730
Dividend to Metaldyne Corporation	(338,080)	—	—	—	—	(338,080)
Net change in Metaldyne Corporation net investments and advances	(13,310)	—	—	—	—	(13,310)
Reclassification of Metaldyne Corporation net investment and advances balance	(145,450)	60	145,390	—	—	—
Net adjustments to reflect settlement of contractual obligations	—	—	(17,490)	—	—	(17,490)

Balances, December 31, 2002	$10,280	$190	$387,500	$(6,940)	$7,340	$398,370
Comprehensive income (loss):
Net income (loss)	370	—	—	(31,300)	—	(30,930)
Foreign currency translation	—	—	—	—	29,620	29,620
Minimum pension liability (net of tax of $1,200)	—	—	—	—	(2,130)	(2,130)
Total comprehensive loss						(3,440)
Net proceeds from issuance of common stock	—	20	35,180	—	—	35,200
Repurchase of common stock	—	(10)	(19,990)	—	—	(20,000)
Net change in Metaldyne Corporation net investments and advances	5,570	—	—	—	—	5,570
Payment to Metaldyne Corporation to acquire fasteners business	(22,710)	—	—	—	—	(22,710)
Excess of amount paid for fasteners business over net assets acquired	6,490	—	(6,490)	—	—	—
Net adjustments to reflect settlement of contractual obligations	—	—	3,670	—	—	3,670
Balances, December 31, 2003	$—	$200	$399,870	$(38,240)	$34,830	$396,660

The accompanying notes are an integral part of these financial statements.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS

1.    Basis of Presentation

TriMas Corporation ("TriMas" or the "Company"), through its subsidiaries, is a global manufacturer of products for commercial, industrial and consumer markets. The Company is principally engaged in four business segments with diverse products and market channels. Rieke Packaging Systems is a leading source of closures and dispensing systems for steel and plastic industrial and consumer packaging applications. Cequent Transportation Accessories produces vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch mounted accessories, roof racks, trailer couplers, winches, jacks, trailer brakes and lights and other vehicle and trailer accessories and components that are distributed through independent installers and retail outlets. The Industrial Specialties segment produces flame-retardant facings and jacketing and insulation tapes used in conjunction with fiberglass insulation, pressure-sensitive specialty tape products, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, metallic and nonmetallic industrial gaskets, specialty precision tools such as center drills, cutters, end mills, reamers, master gears, gages and punches, specialty engines and service parts and specialty ordnance components and weapon systems. The Fastening Systems segment produces a wide range of large and small diameter standard and custom-designed ferrous, nonferrous and special alloy fasteners used in automotive and industrial applications, and highly engineered specialty fasteners for the global aerospace industry.

On May 9, 2003, the Company acquired a fasteners manufacturing business ("Fittings") from Metaldyne Corporation ("Metaldyne") for approximately $22.7 million on a debt free basis. The acquired business is a manufacturer of specialized fittings and cold-headed parts used in automotive and industrial applications. The transaction was funded by a combination of borrowings under the Company's revolving credit facility and a cash equity contribution by Heartland Industrial Partners ("Heartland"). The acquired business had revenues of approximately $16.1 million, $16.7 million and $16.0 million in 2003, 2002 and 2001, respectively, and net assets of approximately $12.4 million, $10.3 million and $12.6 million, respectively. Because the Company and Metaldyne are under common control of Heartland, this transaction was accounted for as a reorganization of entities under common control and, accordingly, the Company did not establish a new basis of accounting in the assets or liabilities of Fittings. The Company's reported results for prior periods have been revised to include the financial results of Fittings, including the allocation of certain charges to Fittings. Examples of such allocations include a Metaldyne management fee and interest expense on Fittings' net investment and advances balance. These allocations are based on estimates that management believes are reasonable. Additional adjustments to paid-in capital may be recorded in subsequent periods to reflect finalization of certain estimated amounts at the transaction date. The net asset amount related to Fittings is included in the Metaldyne Corporation net investment and advances balance in the accompanying balance sheet. The Guarantor note information in Note 21 has been revised to include the Fittings balances in the Guarantor column for all periods presented.

Prior to June 6, 2002 and the common stock issuance and related financing transactions discussed in Note 2 below and the acquisition of Fittings from Metaldyne on May 9, 2003, the accompanying financial statements represent the combined assets and liabilities and results of operations of certain subsidiaries and divisions of subsidiaries of Metaldyne which comprised TriMas. The combined financial statements include all revenues and costs directly attributed to the Company as well as an estimate of direct and indirect Metaldyne corporate administrative costs attributed to TriMas, based on a management fee allocation that approximated 1% of net sales. This allocation of costs is based on estimates that management believes are reasonable in the circumstances. However, the charges included herein are not necessarily indicative of the amounts that would have been reported if the Company had operated as an unaffiliated company. Subsequent to May 9, 2003, the financial position and results of operations of the Company and its subsidiaries are presented on a consolidated basis and the Company no longer files a consolidated tax return with Metaldyne subsequent to June 6, 2002.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

2.    Recapitalization

On June 6, 2002, the Company, Metaldyne and Heartland entered into a stock purchase agreement under which Heartland and other co-investors invested $265 million in the Company to acquire approximately 66% of the Company's common stock on a fully diluted basis. To effect the transactions contemplated by the stock purchase agreement, the Company also entered into a senior credit facility consisting of a $150 million revolving credit facility, a $260 million term loan facility and a $125 million receivables securitization facility, and issued senior subordinated debentures with a face value of $352.8 million. The Company declared and paid a dividend to Metaldyne of $840 million in the form of cash, retirement of debt owed by TriMas to Metaldyne or attributed to TriMas under the Metaldyne credit agreement and repurchase of TriMas originated receivables balances under the Metaldyne receivables facility. TriMas was released from all obligations under the Metaldyne credit agreement in connection with the common stock issuance and related financing transactions. Under the terms of the stock purchase agreement, Metaldyne retained shares of the Company's common stock valued at $120 million and received a warrant to purchase 750,000 shares of common stock at par value of $.01 per share, valued at $15 million. At December 31, 2003, this warrant had not been exercised. The common stock and warrants are valued based upon the cash equity investment made by Heartland and the other investors. At December 31, 2003, Metaldyne owned 25.6% of the Company's common stock on a fully diluted basis.

This transaction was also accounted for as a reorganization under common control and, accordingly, the Company has not established a new basis of accounting in its assets or liabilities. Additional adjustments to paid-in-capital related to Metaldyne's investment in the Company have been recorded to reflect finalization of certain estimated amounts at the transaction closing date.

3.    Summary of Significant Accounting Policies

Principles of Consolidation.    As more fully described in Note 1, the accompanying financial statements include the accounts and transactions of TriMas and its wholly-owned subsidiaries. Significant intercompany transactions have been eliminated.

Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment; goodwill and other intangibles; valuation allowances for receivables, inventories and deferred income tax assets; reserves for legal and product liability matters and assets and obligations related to employee benefits. Actual results may differ from such estimates and assumptions.

Revenue Recognition.    Revenues from product sales, except products shipped on a consignment basis, are recognized when products are shipped or services are provided to customers, the customer takes ownership and assumes risks of loss, the sales price is fixed and determinable and collectibility is reasonably assured. For products shipped on a consignment basis, revenue is recognized when the customer provides notice of end product use or sale.

Cash and Cash Equivalents.    The Company considers cash on hand and on deposit and investments in all highly liquid debt instruments with initial maturities of three months or less to be cash and cash equivalents.

Receivables.    Receivables are presented net of allowances for doubtful accounts of approximately $4.8 million and $4.3 million at December 31, 2003 and 2002, respectively. The Company monitors its exposure for credit losses and maintains allowances for doubtful accounts. The Company does not believe that significant credit risk exists due to its diverse customer base.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Inventories.    Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. Direct materials, direct labor and allocations of variable and fixed manufacturing-related overhead are included in inventory cost.

Property and Equipment, Net.    Property and equipment additions, including significant betterments, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the accompanying statement of operations. Repair and maintenance costs are charged to expense as incurred.

Depreciation and Amortization.    Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and buildings/land improvements, 10 to 40 years, and machinery and equipment, 3 to 15 years. Capitalized debt issuance costs are amortized over the underlying terms of the related debt securities. Customer relationship intangibles are amortized over periods ranging from 6 to 40 years, while technology and other intangibles are amortized over periods ranging from 5 to 30 years.

Goodwill and Other Intangibles.    Prior to 2002, goodwill was amortized using the straight-line method over 40 years. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" and discontinued amortizing goodwill. The Company tests goodwill and indefinite lived intangibles for impairment on an annual basis, unless a change in business conditions occurs which requires a more frequent evaluation, by comparison of estimated fair value to carrying value. In assessing the recoverability of goodwill and indefinite lived intangibles, the Company estimates fair value using the present value of expected future cash flows and other valuation measures.

The Company recognizes an impairment loss if the carrying amount of other intangibles and long-lived assets is not recoverable from the assets' undiscounted cash flows. The Company reviews annually the status of customers underlying its customer relationship intangibles and records a write-off when facts and circumstances conclusively indicate that a specific customer relationship is lost. The Company tests other intangibles for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that their carrying amount may not be recoverable. The factors considered by management in performing this assessment include current operating results, business prospects, market trends, potential product obsolescence, competitor activities and other economic factors.

Fair Value of Financial Instruments.    The carrying value of financial instruments reported in the balance sheet for current assets and current liabilities approximates fair value. Management believes the carrying value of the term loan debt approximates fair value, based on market comparisons to debt instruments of like kind and quality, while the senior subordinated notes traded at an approximate 3.5% premium over par value as of December 31, 2003.

Foreign Currency Translation.    The financial statements of subsidiaries located outside of the United States ("U.S.") are measured using the currency of the primary economic environment in which they operate as the functional currency. Transaction gains (losses) were approximately $0.6 million, $1.2 million, and $(0.1) million for the years ended December 31, 2003, 2002 and 2001, respectively, and are included in other expense, net in the accompanying statement of operations. When translating into U.S. dollars, income and expense items are translated at average monthly exchange rates and assets and liabilities are translated at exchange rates in effect at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income (loss) in the statement of shareholders' equity and Metaldyne Corporation net investment and advances.

Self-insurance.    The Company is generally self-insured for losses and liabilities related primarily to workers' compensation, health and welfare claims and comprehensive general, product and vehicle liability. The Company is generally responsible for up to $0.5 million per occurrence under its

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

retention program for workers' compensation and for between $0.3 million and $2.0 million per occurrence under its retention programs for comprehensive general, product and vehicle liability. Total insurance limits under these retention programs vary by year for comprehensive general, product and vehicle liability and extend to the applicable statutory limits for workers' compensation. Reserves are recorded based upon the Company's estimates of the aggregate liability for claims incurred using actuarial assumptions about future events. Changes in assumptions for factors such as medical costs and actual experience could cause these estimates to change.

Pension Plans and Postretirement Benefits Other Than Pensions.    Annual net periodic pension expense and benefit liabilities under defined benefit pension plans are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Annually, the Company reviews the actual experience compared to the more significant assumptions used and makes adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and it is the Company's policy to pay these benefits as they become due.

Shipping and Handling Expenses.    Freight costs are included in cost of sales and a portion of shipping and handling expenses are included in the selling, general and administrative category in the accompanying statement of operations. Shipping and handling costs included in selling, general and administrative accounts were $6.5 million, $2.3 million and $2.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Advertising and Sales Promotion Costs.    Advertising and sales promotion costs are expensed as incurred. Advertising costs were $9.9 million, $7.8 million and $7.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Research and Development Costs.    Research and development ("R&D") costs are expensed as incurred and approximated $1.5 million, $1.3 million and $1.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Earnings Per Share.    Basic and diluted earnings per share amounts were computed using weighted average shares outstanding for the year ended December 31, 2003. Earnings per share was not calculated for the years ended December 31, 2002 and 2001, during which time the Company was a subsidiary of Metaldyne for all or a portion of the year. All 1,717,567 stock options and 750,000 common stock warrants have been excluded from the earnings per share calculation, as they would have been antidilutive.

Stock-based Compensation.    SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company continues to account for stock-based employee compensation using the intrinsic value method under Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees." Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Accordingly, no stock-based employee compensation cost is reflected in the accompanying statement of operations, as all options granted had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

The following table illustrates the effect on net loss and loss per share if the Company had adopted the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

(in thousands, except for per share amounts)	For the Year Ended December 31,
	2003	2002	2001
Net loss, as reported	$(30,930)	$(34,760)	$(11,170)
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(930)	—	(180)
Pro-forma net loss	$(31,860)	$(34,760)	$(11,350)
Loss per share:
Basic, as reported	$(1.54)
Basic, pro-forma for stock-based compensation	$(1.59)
Diluted, as reported	$(1.54)
Diluted, pro-forma for stock-based compensation	$(1.59)

Income Taxes.    The Company computes income taxes using the asset and liability method, whereby deferred income taxes using current enacted tax rates are provided for the temporary differences between the financial reporting basis and the tax basis of TriMas assets and liabilities. Subsequent to June 6, 2002, the Company no longer files a consolidated tax return with Metaldyne. In 2001 and prior years, TriMas was included in the consolidated U.S. federal income tax return of Metaldyne. Income tax expense was computed on a separate return basis in those years; however, substantially all current income tax related liabilities were due to Metaldyne.

Reclassifications.    Certain prior year amounts have been reclassified to conform with the current year presentation.

4.    New Accounting Pronouncements

In December 2003, the FASB issued a revised FASB Interpretation ("FIN") 46R, "Consolidation of Variable Interest Entities" FIN 46R requires primary beneficiaries in a variable interest entity to consolidate the entity even if the primary beneficiary does not have a majority voting interest. This consolidation requirement is effective immediately for any variable interest entity created on or after January 31, 2003 and after March 15, 2004 for entities created before January 31, 2003. The adoption of FIN 46R will not have an impact on the Company's financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 provides guidance for how a company should classify and measure certain financial instruments that have characteristics of both liabilities and equity. SFAS No. 150 is effective immediately for any qualifying financial instruments issued after May 31, 2003 and becomes effective for such pre-existing financial instruments in the third quarter of 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial condition or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. SFAS No. 132 (revised) retains and revises the disclosure requirements contained in the original statement. It also requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. SFAS No. 132 (revised) is effective for fiscal years ending after December 15, 2003, although certain diclosure requirements have been deferred until fiscal years ending after June 15, 2004. The Company's disclosures in Note 16 incorporate the requirements of the revised statement.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

5.    Acquisitions

On January 30, 2003, the Company acquired all of the capital stock of HammerBlow Acquisition Corp. ("HammerBlow"), from 2000 Riverside Capital Appreciation Fund, L.P., and other stockholders of HammerBlow. The total consideration paid was $145.2 million (including the Company's previous investment of $9.0 million). Of this amount, $7.2 million, net, of the purchase price was deferred and was paid in January 2004. HammerBlow is a manufacturer and distributor of towing, trailer, and other vehicle accessories throughout North America and the purchase includes The HammerBlow Corporation, Hidden Hitch, Tekonsha Towing Systems ("Tekonsha") and Sure Pull Towing Systems ("SurePull"). HammerBlow acquired Tekonsha and SurePull from Dana Corporation on November 21, 2002.

On February 21, 2003, the Company acquired Highland Group Industries ("Highland") from the shareholders and option holders of Highland and FNL Management Corp. The total consideration paid was $73.5 million. Highland is a market-leading supplier of cargo management products and a full line supplier of vehicle protection products, specializing in products that help people safely load, anchor, secure, tow, carry, trailer, and organize cargo, as well as protect the vehicle and its cargo area.

The acquisitions of HammerBlow and Highland are included as part of the business unit operations of Cequent Transportation Accessories and provide additional opportunities to leverage new product extensions and innovations in our towing and trailer products businesses with customers in new markets through enhanced brand awareness and distribution, particularly in the end consumer retail channel.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition dates. The Company has finalized third-party valuations of certain intangible assets and is in the process of determining costs of restructuring plans associated with these businesses. The allocation of the purchase price is subject to refinement of these estimates and consists of the following:

(in thousands)	HammerBlow	Highland	Total
Current assets	$35,420	$18,530	$53,950
Property and equipment	19,840	5,980	25,820
Other intangible assets	46,590	18,500	65,090
Goodwill	86,500	42,900	129,400
Deferred taxes and other	2,380	1,280	3,660
Total assets acquired	190,730	87,190	277,920
Current liabilities	22,030	3,140	25,170
Deferred tax liabilities	23,450	10,510	33,960
Total liabilities assumed	45,480	13,650	59,130
Net assets acquired	$145,250	$73,540	$218,790

The estimated fair values of inventories acquired were increased $4.0 million from historical amounts, of which approximately $1.7 million and $2.3 million of this amount was included in cost of sales during the quarters ended June 30, 2003 and March 30, 2003, respectively. Of the $65.1 million of acquired other intangible assets, $46.8 million was assigned to Customer Relationships with a useful life of 15 years, $13.5 million was assigned to Trademarks with an indefinite life and the remaining $4.8 million was assigned to Technology and Other with useful lives ranging from 7 - 10 years. The $129.4 million of goodwill is assigned to the Cequent Transportation Accessories segment.

The results of these acquisitions are included in the Company's December 31, 2003 financial statements from the respective dates of acquisition. The following selected unaudited pro forma combined results of operations for the Company, HammerBlow and Highland have been prepared assuming that the acquisitions occurred at the beginning of the respective periods. The selected unaudited pro forma combined results are based on the historical information for TriMas and Highland and pro forma combined results of operations for HammerBlow assuming that the

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

acquisition of Tekonsha and SurePull occurred at the beginning of the respective periods. The pro forma financial information is not necessarily indicative of the combined results of operations that would have been attained had the acquisitions taken place at the beginning of 2003 and 2002, nor are they indicative of future results. The expense associated with the step-up in basis of inventory has been excluded as it is not a recurring expense.

	For the Year Ended December 31,
(in thousands)	2003		2002
	As Reported	Pro Forma	As Reported	Pro Forma
		(unaudited)		(unaudited)
Net sales	$905,400	$921,820	$750,250	$908,970
Operating profit	28,740	33,530	67,810	84,970
Income (loss) before cumulative effect of accounting change	(30,930)	(28,690)	1,870	4,800
Net loss	$(30,930)	$(28,690)	$(34,760)	$(31,830)
Loss per share:
Basic, as reported	$(1.54)	$(1.43)
Diluted, as reported	$(1.54)	$(1.43)
Weighted average common shares	20,047,090

In addition, the Company completed two minor asset acquisitions, one each in the Cequent Transportation Accessories and Industrial Specialties segments. The impact of the acquisitions to the Company's reported results is not material.

6.    Goodwill and Other Intangible Assets

The Company tests goodwill and indefinite-lived intangible assets for impairment on an annual basis using a measurement date of December 31, unless a change in business conditions occurs which requires a more frequent evaluation. In assessing the recoverability of goodwill and indefinite-lived intangible assets, the Company estimates the fair value of each reporting unit and compares it to the net asset carrying values. Similarly, the Company also reviews definite-lived intangible assets on an annual basis, or more frequently if events or changes in circumstances indicate that their carrying values may not be recoverable.

During the fourth quarter of 2003, the Company recorded a non-cash, after tax goodwill impairment charge of $7.6 million related to the Company's precision cutting tools business within the Industrial Specialties group. This business continues to experience a lack of growth in end markets for its products. Sales, earnings and cash flow forecasts included in the Company's five year plan were revised resulting in the goodwill impairment loss. The charge is included in determining operating profit in the accompanying statement of operations.

In the second quarter of 2002, the Company recorded a non-cash, after tax goodwill impairment charge of $36.6 million related to the Company's industrial fasteners business. The charge was recorded in connection with the Company's completion of its transitional impairment test in the adoption of SFAS No. 142. Sales, operating profits and cash flows for that business were lower than expected due to the overall economic downturn and cyclical declines in certain markets for the Company's products. Based on that trend, the earnings and cash flow forecasts for the next five years were revised resulting in the goodwill impairment loss. Consistent with the requirements of SFAS No. 142, the Company recognized this impairment charge as of January 1, 2002 as the cumulative effect of change in accounting principle.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Changes in the carrying amount of goodwill for the year ended December 31, 2003 are as follows:

(in thousands)	Cequent Transportation Accessories	Rieke Packaging Systems	Fastening Systems	Industrial Specialties	Total
Balance, December 31, 2001	$228,870	$158,370	$89,720	$72,120	$549,080
Goodwill from acquisition	—	—	—	1,220	1,220
Reversal of restructuring reserve and other adjustments	(2,840)	590	140	200	(1,910)
Impairment loss	—	—	(36,630)	—	(36,630)
Foreign currency translation and other	1,040	6,340	—	(90)	7,290
Balance, December 31, 2002	$227,070	$165,300	$53,230	$73,450	$519,050
Goodwill from acquisitions	130,070	—	—	750	130,820
Reversal of restructuring reserve established in purchase accounting, net of tax	(370)	—	(100)	—	(470)
Impairment loss	—	—	—	(7,600)	(7,600)
Foreign currency translation and other	8,040	8,030	230	800	17,100
Balance, December 31, 2003	$364,810	$173,330	$53,360	$67,400	$658,900

The following table summarizes the effect on net loss and loss per share of excluding amortization expense related to goodwill that is no longer being amortized per the requirements of SFAS No. 142:

(in thousands, exccept per share amounts)	2003	2002	2001
Net loss, as reported	$(30,930)	$(34,760)	$(11,170)
Add back: goodwill amortization	—	—	13,630
Net income (loss), as adjusted	$(30,930)	$(34,760)	$2,460
Loss per share, as reported	$(1.54)	NA	NA
Loss per share, as adjusted	$(1.54)	NA	NA

The gross carrying amounts and accumulated amortization for the Company's other intangibles as of December 31, 2003 and 2002 are summarized below. The Company amortizes these assets over periods ranging from 5 to 40 years.

	As of December 31, 2003		As of December 31, 2002
Intangible Category by Useful Life (in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships:
6 – 12 years	$26,500	$(8,090)	$26,500	$(5,460)
15 – 25 years	102,200	(11,140)	58,210	(5,060)
40 years	105,460	(8,600)	111,580	(5,790)
Total customer relationships	234,160	(27,830)	196,290	(16,310)
Trademark/Trade names	68,400	(4,200)	54,390	(2,830)
Technology and other:
5 – 15 years	27,740	(8,700)	22,550	(5,670)
18 – 30 years	38,530	(5,350)	38,190	(3,510)
Total technology and other	66,270	(14,050)	60,740	(9,180)
	$368,830	$(46,080)	$311,420	$(28,320)

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Amortization expense related to technology and other intangibles was approximately $4.9 million, $4.4 million and $4.7 million for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in cost of sales in the accompanying statement of operations. Amortization expense related to customer intangibles and trademarks and trade names was approximately $23.3 million, $9.9 million and $9.5 million for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in selling, general and administrative expense in the accompanying statement of operations. Included in these amounts are non-cash charges of $11.0 million and $0.4 million for the years ended December 31, 2003 and 2002, respectively, to write-off customer relationship intangibles, as the Company no longer maintains a sales relationship with several customers as a result of business or other financial considerations.

Estimated amortization expense for the next five fiscal years beginning after December 31, 2003 is as follows: 2004 - $15.8 million; 2005 - $15.7 million; 2006 - $14.2 million; 2007 - $13.6 million, and; 2008 - $13.6 million.

7.    Restructurings

During 2003, the Company adopted restructuring plans and established purchase accounting reserves at certain of its business units as summarized below:

(in thousands)	Severance	Curtailment of Benefit Plan	Closure Costs and Other	Total
Reserve at December 31, 2002	$—	$—	$—	$—
Establishment of reserves	7,390	880	1,380	9,650
Cash payments	(2,250)	—	—	(2,250)
Non-cash charges	—	—	—	—
Reserve at December 31, 2003	$5,140	$880	$1,380	$7,400

Of the $9.7 million reserves established during 2003, $2.2 million is included in cost of sales and $1.6 million is included in selling, general and administrative expense in the accompanying statement of operations. The remaining $5.9 million was established in purchase accounting in connection with the HammerBlow and Highland acquisitions.

During the second quarter of 2003, in conjunction with the acquisition of Fittings, the Company adopted a plan to close one additional manufacturing facility within its Fastening Systems segment and consolidate those operations into Fastening Systems' remaining three manufacturing facilities. This action will resulting the elimination of approximately 100 positions, of which approximately 50 have been eliminated as of December 31, 2003. The plan is expected to be completed in 2004. Also during the second quarter of 2003, the Company's Industrial Specialties segment adopted a plan to centralize certain gasket applications and distribution activities within a single facility. In addition, the segment will rationalize the back office general and administrative support within certain of its branch service centers. These actions resulted in the elimination of approximately 70 positions during 2003. The plan is expected to be completed in 2004.

In connection with the acquisitions of HammerBlow and Highland, the Company established a preliminary reserve of approximately $5.9 million. The Company will finalize its restructuring plan related to the HammerBlow and Highland entities in the first quarter of 2004.

In addition to the new restructuring plans in 2003, the Company continues implementation activities of its restructuring plan adopted in connection with the acquisition of Metaldyne by Heartland in November 2000. In connection with this November 2000 restructuring plan, approximately 580 jobs have been eliminated as a result of these restructuring actions, with the remaining severance amounts to be paid during 2004. The Company also closed, consolidated and rationalized certain operational and back office facilities as a part of this restructuring plan. The

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Company expects the closure costs related to these facilities to run out through 2005. The following table summarizes reserves established in purchase accounting in connection with the November 2000 plan and the subsequent related activity:

(in thousands)	Severance	Closure Costs	Total
Reserve at November 28, 2000	$19,770	$3,690	$23,460
Cash	—	—	—
Non-cash	—	—	—
Reserve at December 31, 2000	19,770	3,690	23,460
Cash	(6,400)	(80)	(6,480)
Non-cash	—	—	—
Reserve at December 31, 2001	13,370	3,610	16,980
Cash	(6,230)	(1,020)	(7,250)
Non-cash	—	(110)	(110)
Reversal of restructuring reserves	(2,550)	—	(2,550)
Reserve at December 31, 2002	4,590	2,480	7,070
Cash	(3,180)	(840)	(4,020)
Non-cash	—	—	—
Reversal of restructuring reserves	—	(690)	(690)
Reserve at December 31, 2003	$1,410	$950	$2,360

8.    Accounts Receivable Securitization

As part of the June 2002 financing transactions, TriMas established a receivables securitization facility and organized TSPC, Inc. ("TSPC"), a wholly-owned subsidiary, to sell trade accounts receivable of substantially all domestic business operations. Prior to June 2002, TriMas sold certain of its accounts receivable to MTSPC, Inc. ("MTSPC"), a wholly owned subsidiary of Metaldyne. In connection with the common stock issuance and related financing transactions that occurred on June 6, 2002, the Company repurchased an aggregate of $113.6 million of TriMas receivables from MTSPC, including its retained subordinated interest of approximately $39.1 million.

TSPC from time to time may sell an undivided fractional ownership interest in the pool of receivables up to approximately $125 million to a third party multi-seller receivables funding company. The net proceeds of sales are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs, which amounted to a total of $1.4 million for the year ended December 31, 2003. At December 31, 2003 and 2002, no receivables were sold under this arrangement and the Company had $49.0 million and $46.6 million, respectively, available but not utilized as of the balance sheet date. The usage fee under the facility is 1.5%. In addition, the Company is required to pay a fee of 0.5% on the unused portion of the facility. This facility expires in June 2005.

The proceeds from the sale of TriMas' accounts receivable were $14.6 million during the period January 1, 2002 to June 6, 2002 and $61.6 million through December 31, 2001. The net proceeds of TriMas' attributed portion of receivables sold to MTSPC were less than the face amount of accounts receivable sold by approximately $2.4 million during the period January 1, 2002 to June 6, 2002 and $3.7 million in 2001. These differences approximate the purchaser's financing costs and are included in other expense in the accompanying statement of operations. The financing costs are determined by calculating the estimated present value of the receivables sold compared to their carrying amount. The estimated present value factor is based on historical collection experience and a discount rate representing a spread over LIBOR as prescribed under the terms of the securitization agreement. In 2003, the financing costs were based on an average liquidation period of the portfolio of approximately 1.5 months and average discount rate of 2.2%. During the period January 1, 2002 to

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

June 6, 2002, the financing costs were based on an average liquidation period of the portfolio of approximately 1.5 months and an average discount rate of 1.9%. In 2001, the financing costs were based on an average liquidation period of the portfolio of approximately 1.5 months and average discount rate of 5.3%.

At December 31, 2002 and 2001, Fittings had sold approximately $2.3 million and $2.0 million, respectively, of receivables to MTSPC, as they remained a part of the Metaldyne program.

9.    Inventories

Inventories consist of the following components:

(in thousands)	December 31, 2003	December 31, 2002
Finished goods	$68,060	$51,170
Work in process	17,770	13,460
Raw materials	38,260	28,490
Total inventories	$124,090	$93,120

10.    Property and Equipment, Net

Property and equipment consists of the following components:

(in thousands)	December 31, 2003	December 31, 2002
Land and land improvements	$3,240	$8,810
Buildings	52,840	46,100
Machinery and equipment	190,290	237,180
	246,370	292,090
Less: Accumulated depreciation	58,950	48,470
Property and equipment, net	$187,420	$243,620

Depreciation expense was approximately $26.4 million in 2003, $25.3 million in 2002 and $26.9 million in 2001.

11.    Accrued Liabilities

(in thousands)	December 31, 2003	December 31, 2002
Self-insurance	$14,150	$13,250
Vacation, holiday and bonus	14,580	10,320
Restructuring reserves, due within one year	3,600	7,070
Other	42,770	33,660
Total accrued liabilities	$75,100	$64,300

12.    Long-term Debt

The Company's long-term debt at December 31, net of the unamortized discount of $2.5 million and unamortized premium of $0.8 million from the face value of the Company's 9 7/8% senior subordinated notes at December 31. 2003, is as follows:

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)	December 31, 2003	December 31, 2002
Bank debt	$291,780	$259,375
9 7/8% senior subordinated notes, due June 2012	436,070	435,975
Other	8,130	830
	735,980	696,180
Less: Current maturities, long-term debt	10,920	2,990
Long-term debt	$725,060	$693,190

On June 6, 2002, in connection with the issuance of common stock and related financing transactions, the Company entered into two long-term financing arrangements. In the first arrangement, the Company issued $352.8 million face value of 9 7/8% senior subordinated notes due 2012 ("Notes") in a private placement under Rule 144A of the Securities Act of 1933, as amended. Additionally, on December 10, 2002, the Company issued an additional $85.0 million face value 9 7/8% senior subordinated notes due 2012 pursuant to the June 6, 2002 indenture. These notes were issued at a premium of approximately $0.9 million. These notes were issued to obtain cash to repurchase approximately $20.0 million of TriMas common stock owned by Metaldyne, to fund potential acquisitions, for debt repayment and for other general corporate purposes.

In the second long-term financing arrangement, the Company entered into a credit facility ("Credit Facility") with a group of banks consisting of a $260 million senior term loan which matures December 31, 2009. The Company subsequently amended and restated the Credit Facility on June 6, 2003, and further amended it on December 17, 2003, principally to increase the term loan facility from $260 million to $335 million and to modify certain financial covenants. The term loan is payable in quarterly installments of approximately $0.7 million. In addition to the term loan, the Credit Facility includes a senior revolving credit facility with a total principal commitment of $150 million, including up to $100 million for one or more permitted acquisitions, which matures December 31, 2007. The Credit Facility allows the Company to issue letters of credit, not to exceed $40 million in aggregate, against revolving credit facility commitments. At December 31, 2003 and 2002, the Company had letters of credit of approximately $26.0 million and $23.5 million, respectively, issued and outstanding. The Company pays a commitment fee, ranging from 0.50% – 0.75%, with respect to unused principal commitments, net of letters of credit issued, under the Credit Facility. The obligations under the Credit Facility are collateralized by substantially all of the Company's assets and unconditionally and irrevocably guaranteed jointly and severally by TriMas Corporation, the parent company, and each of the borrowers existing and subsequently acquired or organized domestic subsidiaries, other than TSPC, pursuant to the terms of a separate guarantee agreement. Although no foreign subsidiaries are currently borrowers under the Credit Facility, such entities may borrow under the facility in the future.

Borrowings under the Credit Facility bear interest at the Company's option at either a base rate used by JPMorgan Chase Bank, plus an applicable margin, or a Eurodollar rate on deposits for one, two, three or six month periods (or nine or twelve month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin. The applicable margin on borrowings is subject to change, depending on the Company's Leverage Ratio, as defined, and is 2.25% on base rate loans and 3.25% on Eurodollar loans at December 31, 2003. The effective interest rate on credit facility borrowings was 4.65% and 4.44% at December 31, 2003 and 2002, respectively.

The bank debt is an obligation of subsidiaries of the Company. Although the credit agreement does not restrict the Company's subsidiaries from making distributions to it in respect of the exchange notes, it does contain certain other limitations on the distribution of funds from TriMas Company LLC, the principal subsidiary, to the Company. The restricted net assets of the guarantor subsidiaries, approximately $806.9 million and $811.5 million at December 31, 2003 and 2002, respectively, are presented in the consolidating financial information in Note 21. The Credit Facility contains negative and affirmative covenants and other requirements affecting the Company and its subsidiaries,

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

including among others: restrictions on incurrence of debt, except for permitted acquisitions and subordinated indebtedness, liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions greater than $75 million if sold at fair market value, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The Credit Facility also requires the Company and its subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense) and a capital expenditures covenant. The Company was in compliance with its covenants at December 31, 2003.

The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt of TriMas, including amounts outstanding under the Credit Facility. The Notes are pari passu in right of payment with all existing and future unsecured senior subordinated indebtedness of TriMas and are unconditionally guaranteed by all of the Company's domestic subsidiaries that are direct borrowers under the Credit Facility. Interest on the Notes accrues at the rate of 9 7/8% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2002.

At any time prior to June 15, 2005, TriMas may redeem up to 35% of the aggregate principal amount of Notes issued at a redemption price of 109.875% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings; provided that: (1) at least 65% of the aggregate principal amount of Notes issued under the indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 120 days of the date of the closing of such equity offering. Except as outlined herein, the Notes are not redeemable at the Company's option prior to June 15, 2007.

After June 15, 2007, TriMas may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2007	104.938%
2008	103.292%
2009	101.646%
2010 and thereafter	100.000%

The Notes indenture contains negative and affirmative covenants and other requirements and at December 31, 2003, the Company was in compliance with all such covenant requirements.

The Company capitalized debt issuance costs paid of $17.1 million and $19.4 million associated with the Credit Facility and the Notes, respectively. These amounts consist primarily of legal, accounting and transaction advisory fees, and facility fees paid to the lenders. Debt issuance costs and discount on the Notes are amortized using the interest method over the term of the Credit Facility and Notes, respectively. Unamortized debt issuance costs of $14.0 million and $12.1 million related to the Credit Facility and $16.6 million and $17.7 million related to the Notes are included in other assets in the accompanying balance sheet at December 31, 2003 and 2002, respectively.

Cash paid for interest was approximately $61.7 million in 2003. From June 6, 2002 to December 31, 2002, the Company paid cash for interest of approximately $22.9 million. Prior to June 6, 2002 and in 2001, interest expense allocated to TriMas was paid by Metaldyne.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Future maturities of the face value of long-term debt at December 31, 2003 are as follows:

Year ending December 31:	(in thousands)
2004	$10,920
2005	2,990
2006	2,890
2007	2,890
2008	2,890
Thereafter	715,110
Total	$737,690

13.    Leases

TriMas leases certain equipment and plant facilities under non-cancelable operating leases. Rental expense for TriMas totaled approximately $16.2 million in 2003, $8.4 million in 2002 and $4.6 million in 2001.

During 2003, the Company entered into sale-leaseback arrangements with third-party lenders for certain of its machinery and equipment and facilities. These leases are accounted for as operating leases. The Company has an eight year lease term with respect to machinery and equipment which requires annual lease payments of approximately $8.4 million. The Company has a fifteen year lease term with respect to a leaseback of three facilities which require annual lease payments of approximately $1.7 million. The proceeds from these transactions were applied against outstanding balances under the Company's revolving credit facility. In connection with these sale-leaseback transactions, the Company recognized losses in the first and second quarters of 2003 of approximately $18.1 million and a deferred gain of approximately $4.6 million in the third quarter of 2003. The loss on disposition of property and equipment is separately identified in the accompanying statement of operations for all periods presented while the deferred gain is included in other long-term liabilities in the accompanying balance sheet and is being amortized to income over the life of the respective lease.

Minimum payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 2003 are summarized below:

Year ended December 31:	(in thousands)
2004	$24,120
2005	22,180
2006	20,690
2007	19,160
2008	17,990
Thereafter	102,580
Total	$206,720

In the first quarter 2002, as part of financing arranged by Metaldyne and Heartland, the Company entered into sale-leaseback arrangements with a third-party lender for certain facilities utilized by the Company. The 20 year lease term continues until 2022 and requires annual lease payments of approximately $2.7 million per year. The proceeds from these transactions were applied against the Metaldyne Corporation net investment and advance balance. Because Metaldyne provided the third-party lender with a guarantee of the Company's lease obligations, these lease arrangements were accounted for as capitalized leases and lease obligations approximating $19 million at March 31, 2002 were recorded in long-term debt.

As a result of the recapitalization and related financing transactions completed during the second quarter of 2002, Metaldyne no longer guarantees the Company's lease obligations with the third party

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

lender. Subsequent to June 6, 2002, the Company accounts for these lease transactions as operating leases. During the quarter ended June 30, 2002, the Company eliminated the capitalized lease obligation and related capitalized lease assets.

14.    Commitments and Contingencies

A civil suit was filed in the United States District Court for the Central District of California in April 1983 by the United States of America and the State of California under the federal superfund law against over 30 defendants, including the Company, for alleged release into the environment of hazardous substances disposed of at the Stringfellow Disposal Site in California. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. A consent decree has been entered into by the plaintiffs and the defendants, including us, providing that the consenting parties perform partial remediation at the site. The State of California has agreed to take over clean-up of the site, as well as responsibility for governmental entities' past response costs.

Another civil suit was filed in the United States District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including TriMas, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of defendants, including TriMas, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site.

As of March 16, 2004, the Company is party to approximately 829 pending cases involving approximately 34,423 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use in the petrochemical refining and exploration industries. The Company believes that many of the pending cases relate to locations at which none of our gaskets were distributed or used. In addition, TriMas acquired various companies to distribute the Company's products that distributed gaskets of other manufacturers prior to acquisition. Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 12 years ago, have been approximately $2.0 million. Based upon the Company's experience to date and other available information (including the availability of excess insurance), the Company does not believe that these cases will have a material adverse effect on its financial condition or future results of operations. However, we may be subjected to significant additional claims in the future, the cost of settling cases in which product identification can be made may increase and we may be subjected to further claims with respect to the former activities of our acquired gasket distributors.

The Company has provided reserves based upon its present knowledge and, subject to future legal and factual developments, does not believe that the ultimate outcome of any of the aforementioned litigations will have a material adverse effect on its consolidated financial position and future results of operations and cash flows. However, there can be no assurance that future legal and factual developments will not result in a material adverse impact on our financial condition and future results of operations.

The Company is subject to other claims and litigation in the ordinary course of business, but does not believe that any such claim or litigation will have a material adverse effect on the Company's financial position or results of operations.

15.    Related Parties

    Metaldyne Corporation

Prior to June 6, 2002, the Company was wholly-owned by Metaldyne and participated in joint activities including employee benefits programs, legal, treasury, information technology and other general corporate activities.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

In connection with the common stock issuance and related financing transactions, TriMas assumed approximately $37.0 million of liabilities and obligations of Metaldyne, mainly comprised of contractual obligations to former TriMas employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments to be made on TriMas' behalf. Payments made with respect to these obligations approximated $6.4 million and $15.1 million in 2003 and 2002, respectively. During 2003, the Company also settled a net amount of approximately $4.1 million of the assumed contractual obligations. The remaining assumed liabilities of approximately $11.4 million are payable at various dates in the future and are reported as Due to Metaldyne in the accompanying balance sheet at December 31, 2003.

Subject to certain limited exceptions, Metaldyne, on the one hand, and we, on the other hand, retained the liabilities associated with our respective businesses. Accordingly, we will indemnify and hold harmless Metaldyne from all liabilities associated with us and our subsidiaries and our respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold Heartland and us harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding us and our subsidiaries) and their respective operations and assets, whenever conducted. In addition, we agreed with Metaldyne to indemnify one another for our allocated share (42.01%) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to the November 2000 acquisition. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

Effective June 6, 2002, the Company entered into a corporate services agreement with Metaldyne. Under the terms of the agreement, TriMas paid Metaldyne an annual services fee of $2.5 million in exchange for human resources, information technology, treasury, audit, internal audit, tax, legal and other general corporate services. To the extent TriMas directly incurred costs related to items covered by the agreement, the $2.5 million fee was reduced accordingly. Effective January 1, 2003, the corporate services agreement was extended through December 31, 2003, but was amended so that the $2.5 million fee was no longer reduced for TriMas' third-party charges. Effective January 1, 2004, the Company entered into an agreement with Metaldyne whereby TriMas will reimburse Metaldyne approximately $0.4 million primarily for certain software licenses maintained by Metaldyne under an existing agreement which expires June 30, 2004.

Net investment and advances reflected the accumulation of transactions between TriMas and Metaldyne through June 6, 2002 and between Fittings and Metaldyne through May 9, 2003. These transactions included operating results, management fees and advances, as discussed below:

•	TriMas was charged a management fee by Metaldyne for various corporate support staff and administrative services. Such fees approximated one percent of net sales and amounted to
$3.5 million in 2002 and $7.5 million in 2001.

•	Certain of TriMas' employee benefit plans and insurance coverages are administered by Metaldyne. These costs as well as other costs incurred on TriMas' behalf were charged directly to TriMas.

•	TriMas was also charged interest expense at various rates on the debt attributed to TriMas from Metaldyne and on the outstanding advance balance from Metaldyne. These charges, including thoses related to the Fittings business, aggregated $30.3 million in 2002 and $73.8 million in 2001.

The related advances were included in Metaldyne Corporation net investment and advances in the accompanying balance sheets. As a result of the Company's common stock issuance and related transactions completed during the second quarter of 2002, Metaldyne's net investment and advances balance at June 6, 2002, net of the cash dividend paid and certain subsequent adjustments to reflect finalization of estimated amounts, was reclassified to paid-in capital in the statement of shareholders' equity. The amount remaining at December 31, 2002 relates to Fittings.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

In April 2003, TriMas repurchased one million shares of its common stock from Metaldyne at $20 per share, the same price as it was valued on June 6, 2002.

In May 2003, in connection with the Fittings acquisition, the Company agreed to sublease from Metaldyne the Fittings facility in Livonia, MI. The sublease extends through 2022 and the annualized lease expense was approximately $0.2 million in 2003.

    Heartland Industrial Partners

In connection with the common stock issuance and related financing transactions in 2002, TriMas paid Heartland transaction advisory fees of $9.8 million. Of this amount, approximately $3.9 million related to equity transaction costs and were netted against proceeds of the common stock issuance recorded in paid-in capital in the accompanying balance sheet. Approximately $5.9 million related to costs incurred in connection with the original Notes issuance and obtaining the Credit Facility. These amounts were capitalized as debt issuance costs related to these financing transactions and included in other assets in the accompanying balance sheet. The Company also entered into an advisory services agreement with Heartland at an annual fee of $4.0 million plus expenses. During 2003 and 2002, Heartland was paid $4.6 million and $2.8 million, respectively, under this agreement and such amounts are included in selling, general and administrative expense in the accompanying statement of operations.

In December 2002, TriMas paid Heartland approximately $0.9 million in connection with the issuance of the additional $85 million of Notes. Such fees have been capitalized as a component of other assets in the accompanying balance sheet and are being amortized over the life of the Notes.

    Related Party Sales

During 2003 and 2002, the Company sold fastener products to Metaldyne in the amount of approximately $0.4 million and $0.5 million, respectively, and to an affiliate of a shareholder in the amount of approximately $4.5 million and $4.7 million, respectively. These amounts are included in net sales in the accompanying statement of operations.

16.    Employee Benefit Plans

    Pension and Profit-Sharing Benefits.

On January 1, 2003, TriMas implemented a new defined contribution profit sharing plan for the benefit of substantially all TriMas' domestic salaried and non-union hourly employees. The plan contains both noncontributory profit sharing arrangements and contributory plans, as defined. Aggregate charges included in the accompanying statement of operations under this plan were $3.2 million in 2003.

Effective through December 31, 2002, substantially all TriMas salaried employees participated in Metaldyne-sponsored noncontributory profit-sharing and/or contributory defined contribution plans, to which payments were approved annually by Metaldyne's Board of Directors. Aggregate charges included in the accompanying statement of operations under these plans were approximately $2.6 million in 2002 and $2.6 million in 2001. In addition, TriMas salary and non-union hourly employees participated in defined benefit pension plans sponsored by Metaldyne. The expense for these plans was approximately $1.8 million in 2002 and $2.5 million in 2001.

On June 6, 2002, the Metaldyne defined benefit pension plans were curtailed with respect to TriMas employees. Service and salary continued to accrue for the TriMas employees for benefit purposes until December 31, 2002. The liability for these plans remained the obligation of Metaldyne.

TriMas' foreign and union-hourly employees participate in defined benefit pension plans. Certain Metaldyne employees also participated in the TriMas union-hourly plans. In connection with TriMas' recapitalization, the Metaldyne employees and the related plan assets were transferred out of the

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

plans, with the plans continuing with TriMas employees only. The plan assets were allocated between Metaldyne and TriMas employees, and a greater portion of the plan assets were attributed to Metaldyne employees based on statutory asset allocation rules.

In connection with the June 6, 2002 transactions, the Company also assumed a liability of approximately $0.5 million related to a defined benefit restoration plan for certain TriMas employees. As a part of the restructuring activities during 2002, this plan was curtailed, yielding a curtailment gain of approximately $0.2 million.

Net periodic pension cost for TriMas' defined benefit pension plans, covering foreign employees, union-hourly employees and certain salaried employees includes the following components:

	(in thousands)
	2003	2002	2001
Service cost	$730	$680	$570
Interest cost	1,570	1,120	1,000
Expected return on assets	(1,590)	(1,430)	(1,350)
Amortization of prior-service cost	20	30	—
Curtailment (gain) loss	890	(240)	—
Amortization of net loss	70	—	—
Net periodic pension cost	$1,690	$160	$220

The Company uses September 30 as its plan measurement date and major actuarial assumptions used in accounting for the U.S. defined benefit pension plans at December 31 are as follows:

	2003	2002	2001
Discount rate for obligations	6.25%	6.75%	7.60%
Rate of increase in compensation levels	N/A	N/A	4.00%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%

The Company uses September 30 as its plan measurement date and major actuarial assumptions used in accounting for the non-U.S. defined benefit pension plans at December 31 are as follows:

	2003	2002	2001
Discount rate for obligations	6.20%	6.90%	7.00%
Rate of increase in compensation levels	3.65%	4.50%	4.40%
Expected long-term rate of return on plan assets	8.80%	9.00%	9.10%

The following provides a reconciliation of the changes in TriMas' defined benefit pension plans' projected benefit obligations and fair value of assets covering foreign employees and union-hourly employees for each of the years ended December 31, 2003 and 2002 and the funded status as of December 31, 2003 and 2002:

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

	(in thousands)
	2003	2002
Changes in Projected Benefit Obligations
Benefit obligations at January 1	$(17,640)	$(14,060)
Service cost	(730)	(680)
Interest cost	(1,570)	(1,120)
Participant contributions	(90)	(70)
Actuarial loss	(2,590)	(1,820)
Benefit payments	1,480	610
Addition of HammerBlow defined benefit pension plan	(5,040)	—
Assumption of benefit restoration plan liability	—	(460)
Curtailment gain (loss)	(570)	240
Change in foreign currency	(1,170)	(620)
Plan amendments	(40)	—
Projected benefit obligations at December 31	$(27,960)	$(17,980)
Accumulated benefit obligations at December 31	$(25,780)	$(15,380)

	(in thousands)
	2003	2002
Changes in Plan Assets
Fair value of plan assets at January 1	$12,750	$14,420
Actual return on plan assets	1,420	(540)
Employer and participant contributions	2,440	480
Benefit payments	(1,480)	(610)
Addition of HammerBlow defined benefit pension plan	2,300	—
Asset transfer adjustment	—	(1,280)
Changes in foreign currency	1,390	470
Fair value of plan assets at December 31	$18,820	$12,940

Funded Status
Plan assets less than projected benefits at December 31	$(9,140)	$(5,030)
Unamortized prior-service cost	8,380	370
Unamortized net loss	70	5,330
Net asset (liability) recognized at December 31	$(690)	$670

	(in thousands)
	2003	2002
Components of the Net Asset Recognized
Prepaid benefit cost	$4,140	$3,030
Accrued benefit liability	(10,110)	(4,820)
Intangible asset	70	370
Accumulated other comprehensive loss	5,210	2,090
Net asset recognized at December 31	$(690)	$670

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Plans with Benefit Obligation Exceeding Plan Assets

	(in thousands)
	2003	2002
Benefit obligation	$22,870	$16,190
Plan assets	10,970	9,130
Benefit obligation in excess of plan assets	$11,900	$7,060

The Company expects to make contributions of approximately $2.4 million to fund its benefit obligations during 2004.

Plan Assets

The weighted average asset allocation of the Company's pension plan assets at September 30, 2003 and 2002 were as follows:

	2003	2002
Equity securities	63%	60%
Debt securities	36%	35%
Real estate	0%	1%
Cash	1%	4%
Total	100%	100%

The Company's investment goal is to provide for capital growth with a moderate level of volatility by investing assets per the above target allocations. The Company invests the plan assets in a balanced portfolio fund of the Northern Trust Company which seeks to provide capital appreciation and current income by investing up to 75% of the plan assets in equity securities and at least 25% in fixed income securities. The portfolio invests primarily in common stocks of U.S. companies with market capitalizations generally in excess of $1.0 billion. The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the target allocation for each class. The equity securities comprise the largest percentage of the asset allocation as they are projected to have the greatest rate of return on a long-term basis.

Postretirement Benefits.    TriMas provides postretirement medical and life insurance benefits, none of which are funded, for certain of its active and retired employees. As a part of the recapitalization on June 6, 2002, the Company assumed a liability of approximately $0.3 million related to a postretirement benefit plan specific to a TriMas location. In addition, the Company closed a plant in 2002 and terminated certain of the employees, thereby yielding a curtailment gain of approximately $0.3 million.

Net periodic postretirement benefit cost includes the following components:

	(in thousands)
	2003	2002	2001
Service cost	$80	$90	$80
Interest cost	420	480	310
Net amortization	110	100	—
Net periodic postretirement benefit cost	$610	$670	$390

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

The following provides a reconciliation of the changes in benefit obligations and status for each of the years ended December 31, 2003 and 2002:

	(in thousands)
	2003	2002
Changes in Benefit Obligations
Benefit obligations at January 1	$(7,720)	$(4,240)
Service cost	(80)	(90)
Interest cost	(420)	(480)
Assumption of additional postretirement liability	—	(260)
Actuarial gain (loss)	740	(3,450)
Curtailment gain	—	290
Participant contributions	(50)	—
Benefit payments	660	510
Benefit obligations at December 31	$(6,870)	$(7,720)

Status
Benefit obligations at December 31	$(6,870)	$(7,720)
Unrecognized loss	2,410	3,250
Net liability at December 31	$(4,460)	$(4,470)

The discount rate used in determining the accumulated postretirement benefit obligation was 6.25% in 2003 and 6.75% in 2002. The measurement date used is September 30. The assumed health care cost trend rate in 2003 was 10.0%, decreasing to an ultimate rate in 2013 of 5%. If the assumed medical cost trend rates were increased by 1%, the accumulated postretirement benefit obligations would increase by $0.6 million and the aggregate of the service and interest cost components of net periodic postretirement benefit obligations cost would increase by $40,000. If the assumed medical cost trend rates were decreased by 1%, the accumulated postretirement benefit obligations would decrease by $0.5 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would decrease by $40,000. The Company expects to receive employee contributions of approximately $0.1 million and to make contributions of approximately $0.5 million to fund its post-retirement benefit obligations in 2004.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the "Act") became law in the United States. This law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. In accordance with FASB Staff Position FAS 106-b, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," the Company has elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost until such time that the Company determines whether the benefits provided by the plan are actuarially equivalent (as defined in FASB Staff Position 106-b) to Medicare Part D under the Act.

17.    Stock Options and Awards

In September 2003, the Company's Board of Directors approved the TriMas Corporation 2002 Long Term Equity Incentive Plan (the "Plan"), which provides for the issuance of equity-based incentives in various forms. A total of 2,222,000 stock options have been approved for issuance under this Plan. As of December 31, 2003, the Company has 1,717,567 stock options outstanding, each of which may be used to purchase one share of the Company's common stock. The options have a ten-year life and an exercise price of $20. Eighty percent of the options vest ratably over three years from the date of grant, while the remaining twenty percent vest after seven years from the date of

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

grant or on an accelerated basis over three years based upon achievement of specified performance targets, as defined in the Plan. The options become exercisable upon the later of: (1) the normal vesting schedule as described above, or (2) upon the occurrence of a qualified public equity offering as defined in the Plan, one half of the vested options become exercisable 180 days following such public equity offering, and the other one half of vested options become exercisable on the first anniversary following consummation of such public offering. The following is a summary of the stock options grants during 2003:

Outstanding as of January 1, 2003	—
Granted	1,825,911
Exercised	—
Cancelled	(108,344)
Outstanding as of December 31, 2003	1,717,567
Weighted-average useful life as of December 31, 2003	8.6 years
Options exercisable as of December 31, 2003	—

During 2001, certain TriMas employees were granted a total of 336,763 Metaldyne stock options under the Metaldyne Long Term Equity Incentive Plan. Of this amount, 81,640 options vested while the remaining 255,123 options were canceled in connection with the June 6, 2002 transactions. In connection with the June 6, 2002 stock purchase agreement, each vested Metaldyne option was to be converted into one option to purchase TriMas common stock. As of December 31, 2003, all 81,640 Metaldyne stock options issued to TriMas employees have been converted into TriMas stock options and are vested under the Plan.

The Company has elected to apply the provisions of APB No. 25. Accordingly, no stock option compensation expense is included in the determination of net income in the accompanying statement of operations. The weighted average fair value on the measurement date for the options granted in 2003 was $2.25. Had stock option compensation expense been determined pursuant to the methodology of SFAS No. 123, the Company would have recorded an after-tax compensation charge of approximately $0.9 million in the year ended December 31, 2003.

The fair value of the options was estimated at the measurement date using the minimum value method, and assumed no dividends or volatility, a risk-free interest rate of 3.0% and an expected option life of 4 years.

Prior to the Metaldyne recapitalization, Metaldyne's Long Term Stock Incentive Plan provided for the issuance of stock-based incentives. Certain of TriMas' salaried employees are holders of restricted stock awards issued under that plan. Under the terms of the Metaldyne recapitalization agreement, those shares become free of restriction and vested in four equal installments as of the closing of the recapitalization and January of 2002, 2003 and 2004. Holders of restricted stock may elect to receive all of the installment in common shares of Metaldyne stock, 40% in cash and 60% in common shares of Metaldyne stock, or 100% in cash. The number of shares or cash to be received will increase by 6% per annum from the $16.90 per share recapitalization consideration. TriMas is charged directly by Metaldyne for the interest accretion on the stock awards. TriMas' portion of compensation expense, including interest accretion, for the vesting of long-term stock awards was approximately $4.8 million in 2003, $4.3 million in 2002 and $4.1 million in 2001.

18.    Segment Information

TriMas' reportable operating segments are business units that provide unique products and services. Each operating segment is independently managed, requires different technology and marketing strategies and has separate financial information evaluated regularly by the Company's chief operating decision maker in determining resource allocation and assessing performance. During the first quarter of 2003, the Company re-aligned its operating segments and appointed a president for its

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Fastening Systems segment. Prior period segment information has been revised to conform to the current structure and presentation. TriMas has four operating segments involved in the manufacture and sale of products described below. Within these operating segments, there are no individual products or product families for which reported revenues accounted for more than 10% of the Company's consolidated revenues.

Rieke Packaging Systems — Closures and dispensing systems for steel and plastic industrial and consumer packaging applications.

Cequent Transportation Accessories — Vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch mounted accessories, roof racks, trailer couplers, winches, jacks, trailer brakes and lights, brake controls, cargo tie-downs, ramps and other vehicle and trailer accessories.

Industrial Specialties — Flame-retardant facings and jacketing and insulation tapes used in conjunction with fiberglass insulation, pressure-sensitive specialty tape products, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, metallic and nonmetallic industrial gaskets, specialty precision tools such as center drills, cutters, end mills, reamers, master gears, gages and punches, specialty engines and service parts and specialty ordnance components and weapon systems.

Fastening Systems — Large and small diameter standard and custom-designed ferrous, nonferrous and special alloy fasteners, specialized fittings and cold-headed parts used in automotive and industrial applications, and highly engineered specialty fasteners for the domestic and international aerospace industry.

The Company's management uses Adjusted EBITDA as its primary indicator of financial operating performance and as a measure of cash generating capability. Adjusted EBITDA is defined as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, impairment of goodwill, non-cash losses on sale-leaseback of property and equipment and legacy restricted stock award expense. Legacy stock award expense represents a contractual obligation resulting from the November 2000 acquisition of Metaldyne by Heartland which was fully paid in January 2004. For purposes of this Note, the Company defines operating net assets as total assets less current liabilities.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS

Supplemental Guarantor
Condensed Financial Statements
Consolidating Balance Sheet
(in thousands)

	As of December 31, 2003
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$4,180	$2,600	$—	$6,780
Receivables, trade	—	96,720	22,250	—	118,970
Receivables, intercompany	—	—	5,780	(5,780)	—
Inventories	—	104,230	19,860	—	124,090
Deferred income taxes	—	10,600	300	—	10,900
Prepaid expenses and other current assets	—	6,220	2,220	—	8,440
Total current assets	—	221,950	53,010	(5,780)	269,180
Investments in subsidiaries	806,880	183,180	—	(990,060)	—
Property and equipment, net	—	142,500	44,920	—	187,420
Goodwill	—	551,220	107,680	—	658,900
Intangibles and other assets	27,770	349,290	18,620	(11,150)	384,530
Total assets	$834,650	$1,448,140	$224,230	$(1,006,990)	$1,500,030

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$10,920	$—	$—	$10,920
Accounts payable, trade	—	77,100	17,030	(5,780)	94,130
Accounts payable, intercompany	—	5,780	—	—	—
Accrued liabilities	1,920	62,110	11,070	—	75,100
Due to Metaldyne	—	4,400	—	—	4,400
Total current liabilities	1,920	160,310	28,100	(5,780)	184,550
Long-term debt	436,070	288,990	—	—	725,060
Deferred income taxes	—	147,670	12,510	(11,150)	149,030
Other long-term liabilities	—	37,330	440	—	37,770
Due to Metaldyne.	—	6,960	—	—	6,960
Total liabilities	437,990	641,260	41,050	(16,930)	1,103,370
Total shareholders' equity	396,660	806,880	183,180	(990,060)	396,660
Total liabilities and shareholders' equity	$834,650	$1,448,140	$224,230	$(1,006,990)	$1,500,030

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Supplemental Guarantor
Condensed Financial Statements
Combining Balance Sheet
(in thousands)

	As of December 31, 2002
	Parent	Guarantor	Non- Guarantor	Eliminations	Combined Total
Assets
Current assets:
Cash and cash equivalents	$—	$86,570	$13,870	$—	$100,440
Receivables, trade	60	77,870	17,760	—	95,690
Receivables, intercompany	—	6,030	6,120	(12,150)	—
Inventories	—	81,430	11,690	—	93,120
Deferred income taxes	—	18,660	—	—	18,660
Prepaid expenses and other current assets	—	8,920	910	—	9,830
Total current assets	60	279,480	50,350	(12,150)	317,740

Investment in subsidiaries	811,530	128,830	—	(940,360)	—
Property and equipment, net	—	212,760	30,860	—	243,620
Goodwill	—	444,800	74,250	—	519,050
Intangibles and other assets	25,120	324,710	3,230	(7,410)	345,650
Total assets	$836,710	$1,390,580	$158,690	$(959,920)	$1,426,060

Liabilities, Shareholders' Equity and Metaldyne Corporation Net Investment and Advances
Current liabilities:
Current maturities, long-term debt	$—	$2,990	$—	$—	$2,990
Accounts payable, trade	440	45,910	13,950	(2,900)	57,400
Accounts payable, intercompany	—	6,120	6,030	(12,150)	—
Accrued liabilities	1,950	58,130	4,220	—	64,300
Due to Metaldyne	—	9,960	—	—	9,960
Total current liabilities	2,390	123,110	24,200	(15,050)	134,650

Long-term debt	435,950	257,240	—	—	693,190
Deferred income taxes	—	151,450	5,360	—	156,810
Other long-term liabilities	—	35,290	300	(4,510)	31,080
Due to Metaldyne	—	11,960	—	—	11,960
Total liabilities	438,340	579,050	29,860	(19,560)	1,027,690
Total shareholders' equity and Metaldyne Corporation net investment and advances	398,370	811,530	128,830	(940,360)	398,370
Total liabilities, shareholders' equity and Metaldyne Corporation net investment and advances	$836,710	$1,390,580	$158,690	$(959,920)	$1,426,060

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidating Statement of Operations
(in thousands)

	For the Year Ended December 31, 2003
	Parent	Guarantor	Non- Guarantor	Eliminations	Combined Total
Net sales	$—	$760,260	$162,990	$(17,850)	$905,400
Cost of sales	—	(574,430)	(116,850)	17,850	(673,430)
Gross profit	—	185,830	46,140	—	231,970
Selling, general and administrative expenses	—	(152,510)	(23,010)	—	(175,520)
Loss on dispositions of property and equipment	—	(19,380)	(730)	—	(20,110)
Impairment of goodwill	—	(7,600)	—	—	(7,600)
Operating profit	—	6,340	22,400	—	28,740

Other income (expense), net:
Interest expense	(46,080)	(18,670)	(30)	—	(64,780)
Other, net	—	1,810	(2,290)	—	(480)
Income (loss) before income tax (expense) benefit and equity in net income of subsidiaries	(46,080)	(10,520)	20,080	—	(36,520)
Income tax (expense) benefit	11,150	2,540	(8,100)	—	5,590
Equity in net income (loss) of subsidiaries	4,000	11,980	—	(15,980)	—
Income (loss) before cumulative effect of change in accounting principle	(30,930)	4,000	11,980	(15,980)	(30,930)
Cumulative effect of change in accounting principle	—	—	—	—	—
Net income (loss)	$(30,930)	$4,000	$11,980	$(15,980)	$(30,930)

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Supplemental Guarantor
Condensed Financial Statements
Combining Statement of Operations
(in thousands)

	For the Year Ended December 31, 2002
	Parent	Guarantor	Non- Guarantor	Eliminations	Combined Total
Net sales	$—	$666,980	$99,410	$(16,140)	$750,250
Cost of sales	—	(502,760)	(69,040)	16,140	(555,660)
Gross profit	—	164,220	30,370	—	194,590
Selling, general and administrative expenses	(340)	(112,740)	(11,900)	—	(124,980)
Loss on dispositions of property and equipment	—	(1,770)	(30)	—	(1,800)
Operating profit	(340)	49,710	18,440	—	67,810

Other income (expense), net:
Interest expense	(21,300)	(37,810)	(1,700)	—	(60,810)
Other, net	(2,110)	(2,590)	2,390	—	(2,310)
Income (loss) before income tax (expense) benefit and equity in net income of subsidiaries	(23,750)	9,310	19,130	—	4,690
Income tax (expense) benefit	7,410	(2,900)	(7,330)	—	(2,820)
Equity in net income (loss) of subsidiaries	(18,420)	11,800	—	6,620	—
Income (loss) before cumulative effect of change in accounting principle	(34,760)	18,210	11,800	6,620	1,870
Cumulative effect of change in recognition & measurement of goodwill impairment	—	(36,630)	—	—	(36,630)
Net income (loss)	$(34,760)	$(18,420)	$11,800	$6,620	$(34,760)

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Supplemental Guarantor
Condensed Financial Statements
Combining Statement of Operations
(in thousands)

	For the Year Ended December 31, 2001
	Parent	Guarantor	Non- Guarantor	Eliminations	Combined Total
Net sales	$—	$674,640	$91,730	$(17,970)	$748,400
Cost of sales	—	(500,270)	(64,660)	17,970	(546,960)
Gross profit	—	174,370	27,070	—	201,440
Selling, general and administrative expenses	—	(118,240)	(14,500)	—	(132,740)
Loss on dispositions of property and equipment	—	(1,790)	390	—	(1,400)
Operating profit	—	54,340	12,960	—	67,300

Other income (expense), net:
Interest expense	—	(72,180)	(1,680)	—	(73,860)
Other, net	—	(2,420)	(240)	—	(2,660)
Income (loss) before income tax (expense) benefit and equity in net income of subsidiaries	—	(20,260)	11,040	—	(9,220)
Income tax (expense) benefit	—	2,510	(4,460)	—	(1,950)
Equity in net income (loss) of subsidiaries	(11,170)	3,590	—	7,580	—

Income (loss) before cumulative effect of change in accounting principle	(11,170)	(14,160)	6,580	7,580	(11,170)
Cumulative effect of change in recognition & measurement of goodwill impairment	—	—	—	—	—
Net income (loss)	$(11,170)	$(14,160)	$6,580	$7,580	$(11,170)

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidating Statement of Cash Flows
(in thousands)

	For the Year Ended December 31, 2003
	Parent	Guarantor	Non- Guarantor	Eliminations	Combined Total
Cash Flows from Operating Activities:
Net cash provided by operating activities, net of acquisition impact	$(42,960)	$54,850	$29,470	$—	$41,360
Cash Flows from Investing Activities:
Capital expenditures	—	(24,910)	(6,780)	—	(31,690)
Proceeds from sales of fixed assets	—	76,180	—	—	76,180
Acquisition of businesses, net of cash acquired	—	(174,800)	(30,970)	—	(205,770)
Net cash used for investing activities	—	(123,530)	(37,750)	—	(161,280)
Cash Flows from Financing Activities:
Net proceeds from issuance of common stock	35,200	—	—	—	35,200
Repurchase of common stock	(20,000)	—	—	—	(20,000)
Proceeds from senior credit facility	—	75,000	—	—	75,000
Repayments of borrowings on senior credit facility	—	(42,600)	—	—	(42,600)
Proceeds from borrowings on revolving credit facility	—	390,700	—	—	390,700
Repayments of borrowings on revolving credit facility	—	(390,700)	—	—	(390,700)
Debt issuance costs	(2,150)	—	—	—	(2,150)
Increase (decrease) in Metaldyne Corporation net investment and advances	—	(18,890)	—	—	(18,890)
Payments on notes payable	—	(600)	—	—	(600)
Issuance of note payable	—	300	—	—	300
Intercompany transfers (to) from subsidiaries	29,910	(26,920)	(2,990)	—	—
Net cash provided by (used for) financing activities	42,960	(13,710)	(2,990)	—	26,260
Cash and Cash Equivalents:
Decrease for the year	—	(82,390)	(11,270)	—	(93,660)
At beginning of year	—	86,570	13,870	—	100,440
At end of year	$—	$4,180	$2,600	$—	$6,780

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Supplemental Guarantor
Condensed Financial Statements
Combining Statement of Cash Flows
(in thousands)

	For the Year Ended December 31, 2002
	Parent	Guarantor	Non- Guarantor	Eliminations	Combined Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activities, net of acquisition impact	$(20,270)	$(18,300)	$16,570	$—	$(22,000)
Cash Flows from Investing Activities:
Capital expenditures	—	(29,360)	(4,630)	—	(33,990)
Proceeds from sales of fixed assets	—	5,720	—	—	5,720
Investment in Hammerblow	—	(9,000)	—	—	(9,000)
Acquisition of businesses, net of cash acquired	—	(1,920)	—	—	(1,920)
Other, net	—	100	—	—	100
Net cash used for investing activities	—	(34,460)	(4,630)	—	(39,090)
Cash Flows from Financing Activities:
Net proceeds from issuance of common stock	259,730	—	—	—	259,730
Increase in debt	435,850	260,000	—	—	695,850
Debt issuance costs	(18,760)	(13,160)	—	—	(31,920)
Payment of debt	—	(441,560)	—	—	(441,560)
Dividend to Metaldyne Corporation	(338,080)	—	—	—	(338,080)
Intercompany transfers (to) from subsidiary	(260,790)	260,790	—	—	—
Increase (decrease) in Metaldyne Corporation net investment and advances	(57,680)	71,320	90	—	13,730
Net cash provided by financing activities	20,270	137,390	90	—	157,750
Cash and Cash Equivalents:
Increase for the year	—	84,630	12,030	—	96,660
At beginning of year	—	1,940	1,840	—	3,780
At end of year	$—	$86,570	$13,870	$—	$100,440

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Supplemental Guarantor
Condensed Financial Statements
Combining Statement of Cash Flows
(in thousands)

	For the Year Ended December 31, 2001
	Parent		Guarantor	Non- Guarantor	Eliminations	Combined Total
Cash Flows from Operating Activities:
Net cash provided by operating activities, net of acquisition impact	$		$65,730	$12,980	$—	$78,710
Cash Flows from Investing Activities:
Capital expenditures		—	(16,390)	(2,700)	—	(19,090)
Proceeds from sales of fixed assets		—	6,000	780	—	6,780
Other, net		—	(710)	—	—	(710)
Net cash used for investing activities		—	(11,100)	(1,920)	—	(13,020)
Cash Flows from Financing Activities:
Payments of debt		—	(20,410)	(11,750)	—	(32,160)
Decrease in Metaldyne Corporation net investment and advances		—	(33,740)	(3,070)	—	(36,810)
Net cash provided by (used for) financing activities		—	(54,150)	(14,820)	—	(68,970)
Cash and Cash Equivalents:
Increase (decrease) for the year		—	480	(3,760)	—	(3,280)
At beginning of year		—	1,460	5,600	—	7,060
At end of year		$—	$1,940	$1,840	$—	$3,780

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS

Segment activity is as follows:

	(in thousands)
	2003	2002	2001
Sales
Rieke Packaging Systems	$119,100	$109,050	$105,250
Cequent Transportation Accessories	427,410	282,400	264,680
Industrial Specialties	217,890	209,310	218,810
Fastening Systems	141,000	149,490	159,660
Total	$905,400	$750,250	$748,400
Adjusted EBITDA
Rieke Packaging Systems	$37,250	$36,880	$34,440
Cequent Transportation Accessories	57,740	43,780	41,230
Industrial Specialties	31,560	32,080	31,080
Fastening Systems	7,330	10,410	25,160
Corporate expenses and management fees	(20,140)	(13,620)	(9,280)
Total	$113,740	$109,530	$122,630
Depreciation and Amortization
Rieke Packaging Systems	$10,860	$8,190	$12,290
Cequent Transportation Accessories	19,300	12,640	17,950
Industrial Specialties	10,590	9,210	10,760
Fastening Systems	13,720	9,530	13,620
Corporate	380	150	110
Total	$54,850	$39,720	$54,730
Goodwill Impairment Industrial Specialties	$7,600	$—	$—
Operating Profit
Rieke Packaging Systems	$25,300	$26,680	$21,360
Cequent Transportation Accessories	37,370	31,800	26,220
Industrial Specialties	7,460	23,050	20,210
Fastening Systems	(16,010)	3,120	10,210
Corporate expenses and management fees	(20,550)	(12,530)	(7,440)
Legacy stock award expense	(4,830)	(4,310)	(3,260)
Total	$28,740	$67,810	$67,300

F-31

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

	(in thousands)
	2003	2002	2001
Operating Net Assets
Rieke Packaging Systems	$270,650	$337,160	$311,870
Cequent Transportation Accessories	672,140	393,770	385,130
Industrial Specialties	171,210	203,000	188,940
Fastening Systems	193,490	225,200	265,410
Corporate	7,990	132,280	(4,470)
Total	$1,315,480	$1,291,410	$1,146,880
Capital Expenditures
Rieke Packaging Systems	$11,280	$10,720	$3,730
Cequent Transportation Accessories	7,390	12,320	5,350
Industrial Specialties	5,580	4,180	3,520
Fastening Systems	7,200	6,320	6,490
Corporate	240	450	—
Total	$31,690	$33,990	$19,090

The Company's export sales approximated $74.1 million, $39.4 million and $58.7 million in 2003, 2002, and 2001, respectively.

The following table presents the TriMas non-United States (US) revenues for each of the years ended December 31 and operating net assets at each year ended December 31, attributed to each subsidiary's continent of domicile. There was no single non-US country for which revenue and net assets were material to the combined revenues and net assets of TriMas taken as a whole.

	(in thousands)
	2003		2002		2001
	Sales	Operating Net Assets	Sales	Operating Net Assets	Sales	Operating Net Assets
Europe	$47,110	$90,930	$39,070	$83,000	$37,020	$63,000
Australia	39,230	27,680	29,050	26,000	22,120	23,000
Other North America	74,090	72,010	33,760	27,000	35,810	13,000
Total non-US	$160,430	$190,620	$101,880	$136,000	$94,950	$99,000

F-32

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

19.    Income Taxes

	(in thousands)
	2003	2002	2001
Income (loss) before income tax expense:
Domestic	$(59,250)	$(14,810)	$(17,320)
Foreign	22,730	19,500	8,100
	$(36,520)	$4,690	$(9,220)
Income tax expense (benefit):
Current expense (benefit):
Federal	$210	$3,520	$(10,310)
State and local	1,320	620	500
Foreign	8,020	5,460	2,650
Deferred
Federal	(15,220)	(8,650)	8,180
Foreign	80	1,870	930
	$(5,590)	$2,820	$1,950

The components of deferred taxes at December 31, 2003 and 2002 are as follows:

	(in thousands)
	2003	2002
Deferred tax assets:
Inventories	$1,790	$2,600
Accounts receivable	1,710	1,800
Accrued liabilities and other long-term liabilities	13,070	14,500
Net operating loss	23,000	11,380
Deferred tax liabilities:
Property and equipment	(53,350)	(57,000)
Intangible assets	(120,360)	(106,470)
U.S. tax on undistributed foreign earnings	(3,100)	—
Other, principally prepaid expenses	(890)	(4,960)
Net deferred tax liability	$(138,130)	$(138,150)

As of December 31, 2003 and 2002, net deferred taxes are classified in the accompanying balance sheet as follows:

	2003			2002
	Current	Long-term	Total	Current	Long-term	Total
Deferred tax assets	$11,720	$27,850	$39,570	$18,820	$11,460	$30,280
Deferred tax liabilities	(820)	(176,880)	(177,700)	(160)	(168,270)	(168,430)
Net deferred taxes	$10,900	$(149,030)	$(138,130)	$18,660	$(156,810)	$(138,150)

F-33

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

The following is a reconciliation of tax computed at the U.S. federal statutory rate to income tax expense (benefit) allocated to income (loss) before income taxes:

	(in thousands)
	2003	2002	2001
U.S. federal statutory rate	35%	35%	35%
Tax at U.S. federal statutory rate	$(12,780)	$1,640	$(3,230)
State and local taxes, net of federal tax benefit	860	400	330
Higher effective foreign tax rate	150	500	750
U.S. tax on undistributed foreign earnings	3,100	—	—
Goodwill impairment	2,660	—	—
Amortization in excess of tax, net	—	—	3,920
Other, net	420	280	180
Income tax expense (benefit)	$(5,590)	$2,820	$1,950

Through June 6, 2002, the Company's results were included in Metaldyne's consolidated income tax returns and the provision for income tax expense (benefit) has been calculated as if the Company filed a separate income tax return(s). As a result of the common stock issuance and related financing transactions that occurred on June 6, 2002, the Company no longer files a consolidated return with Metaldyne and its subsidiaries for U.S. Federal and certain states income tax purposes after such date.

Liabilities for U.S. federal and state income taxes for the periods prior to June 6, 2002 were payable to Metaldyne. Under the terms of the TriMas stock purchase agreement, the income of the Company through June 6, 2002 (inclusive of interest push-down) was absorbed by the Metaldyne and subsidiaries consolidated loss and the Company is not required to reimburse Metaldyne. The 2002 current federal tax provision of $3.5 million approximates this amount with an offsetting adjustment to equity. Liabilities for U.S. federal and state income taxes for the periods prior to June 6, 2002 were payable to Metaldyne.

As of December 31, 2003, the Company has unused U.S. net operating loss ("NOL") carryforwards of approximately $58.4 million which expire from 2019 through 2023. This amount includes a U.S. Federal NOL of approximately $52.1 million generated by TriMas since the June 6, 2002 separation from Metaldyne and $6.3 million of the Metaldyne and subsidiaries consolidated NOL that is required to be allocated to the Company under the Internal Revenue Code and used on the Company's own separately filed Federal tax returns. The Company is required to reimburse Metaldyne for the utilization of the $6.3 million NOL as it occurs. A $2.2 million payable to Metaldyne was recorded upon separation in relation to such NOL. Additionally, the Company has approximately $5.0 million of various state operating loss carryforwards that expire over a variety of dates through 2023.

In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2003, applicable federal taxes of $3.1 million are provided on amounts anticipated to be remitted. The Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $103.1 million of the excess of the amount for financial reporting over the tax basis of investments in certain foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

Tax expense (benefit) for the period January 1, 2002 through December 31, 2002 is shown before the cumulative effect of change in recognition and measurement of goodwill impairment of $36.6 million, for which no tax benefit is available.

F-34

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

Cash taxes paid with respect to state and foreign jurisdictions during 2003 were $8.5 million. Cash taxes paid with respect to foreign jurisdictions were $3.3 million and $3.5 million in 2002 and 2001, respectively.

20.    Summary Quarterly Financial Data (unaudited, in thousands)

	For the year ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$217,970	$250,150	$235,990	$201,290
Gross profit	55,590	65,470	63,340	47,570
Net income (loss) before cumulative effect of change in accounting principle	(7,020)	(1,420)	3,670	(26,160)
Net income (loss)	(7,020)	(1,420)	3,670	(26,160)

	For the year ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$195,110	$205,880	$185,750	$163,510
Gross profit	54,480	60,490	40,430	39,190
Net income (loss) before cumulative effect of change in accounting principle	3,800	6,730	(4,040)	(4,620)
Net income (loss)	(32,830)	6,730	(4,040)	(4,620)

21.    Supplemental Guarantor Condensed Combining and Consolidating Financial Statements

Under an indenture dated June 6, 2002, TriMas Corporation, the parent company ("Parent"), issued 9 7/8% Senior Subordinated Notes due 2012 in a total principal amount of $437.8 million (face value). These Notes are guaranteed by substantially all of the Company's domestic subsidiaries ("Guarantor Subsidiaries"). All of the Guarantor Subsidiaries are 100% owned by the Parent and their guarantee is full, unconditional, joint and several. The Company's non-domestic subsidiaries and TSPC, Inc. have not guaranteed the Notes ("Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries have also guaranteed amounts outstanding under the Company's Credit Facility.

The accompanying supplemental guarantor condensed, combining or consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company's share in the subsidiaries' cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Prior to June 6, 2002, the Parent held equity investments directly in certain of the Company's wholly-owned Non-Guarantor Subsidiaries, and equity in these investees is included in the Parent column of the accompanying condensed combining financial information for all periods presented. Subsequent to June 6, 2002, all investments in non-domestic subsidiaries are held directly at TriMas Company LLC, a wholly-owned subsidiary of TriMas Corporation and Guarantor Subsidiaries, and equity in non-domestic subsidiary investees for all periods subsequent to June 30, 2002 is included in the Guarantor column of the accompanying consolidating financial information. In addition, the results of Fittings are included with the results of the Guarantor Subsidiaries for each of the periods in which supplemental guarantor financial information is presented.

F-35

[THIS PAGE INTENTIONALLY LEFT BLANK.]

INDEPENDENT AUDITOR'S REPORT

January 17, 2003

To the Shareholders
Highland Group Corporation

We have audited the accompanying balance sheets of Highland Group Corporation as of December 31, 2002 and 2001, and the related statements of operations and retained earnings, and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highland Group Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.

/s/   Walthall, Drake & Wallace LLP
Certified Public Accountants
Cleveland, Ohio

HIGHLAND GROUP CORPORATION
BALANCE SHEETS
December 31, 2002 and 2001

ASSETS
	2002	2001
Current
Cash	$291,369	$401,799
Receivables, net of allowance of $106,252 and $421,000 in 2002 and 2001, respectively	9,441,336	7,181,310
Inventories	7,180,531	5,460,922
Prepaid expenses	427,968	524,283
Deferred tax asset	30,000	175,000
Total current assets	17,371,204	13,743,314
Property, plant and equipment
Land	80,400	80,400
Building and improvements	1,945,850	1,877,087
Machinery and equipment	520,755	459,937
Tooling	2,773,952	2,480,934
Data processing and office equipment	411,747	337,830
Show booth	120,290	112,493
	5,852,994	5,348,681
Less: Accumulated depreciation	2,106,192	1,384,922
	3,746,802	3,963,759
Other assets
Goodwill, net	9,964,892	9,964,892
Patent, net	212,917	234,208
Deposits	13,521	12,350
Debt issuance costs, net	—	50,000
	10,191,330	10,261,450
Total assets	$31,309,336	$27,968,523
LIABILITIES AND STOCKHOLDERS' EQUITY
	2002	2001
Current
Bank overdraft	$604,396	$632,249
Long-term debt, current portion	2,200,000	2,250,000
Accounts payable	1,936,007	1,910,702
Accrued liabilities	2,306,219	2,072,182
Total current liabilities	7,046,622	6,865,133
Long-term debt
Long-term debt, less current portion	3,681,361	5,881,361
Revolving credit line	1,531,061	1,012,792
Deferred tax liability	315,000	25,000
	5,527,422	6,919,153
Total liabilities	12,574,044	13,784,286
Common stock
No par value; 2,000 shares authorized; 1,000 shares issued and outstanding	6,266,666	6,266,666
Retained earnings	12,468,626	7,917,571
Total stockholders' equity	18,735,292	14,184,237
Total liabilities and stockholders' equity	$31,309,336	$27,968,523

The accompanying notes are an integral part of the financial statements.

HIGHLAND GROUP CORPORATION
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
For the years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Sales
Gross sales	$52,944,587	$43,887,409	$36,754,017
Less returns and allowances	3,709,967	2,895,378	2,273,208
Net sales	49,234,620	40,992,031	34,480,809
Cost of sales	31,248,218	25,417,507	21,664,797
Gross profit	17,986,402	15,574,524	12,816,012
Import/royalty income	15,345	58,946	22,053
Distribution expenses	2,805,963	2,259,296	2,220,283
Selling, general and administrative expenses	6,385,505	7,220,089	5,848,966
Operating income	8,810,279	6,154,085	4,768,816
Other expense
Amortization, debt issue costs	50,000	50,000	50,000
Interest, net	772,479	1,114,601	1,595,518
	822,479	1,164,601	1,645,518
Income before taxes	7,987,800	4,989,484	3,123,298
Provision for income taxes	3,436,745	1,701,821	1,277,037
Net income	4,551,055	3,287,663	1,846,261
Retained earnings — beginning	7,917,571	4,629,908	2,783,647
Retained earnings — ending	$12,468,626	$7,917,571	$4,629,908

The accompanying notes are an integral part of the financial statements.

HIGHLAND GROUP CORPORATION
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Cash flows from operating activities
Net income	$4,551,055	$3,287,663	$1,846,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	792,561	1,598,093	1,353,569
Deferred taxes	435,000	(150,000)	—
	5,778,616	4,735,756	3,199,830
Changes in assets and liabilities:
Accounts receivable	(2,260,026)	(14,178)	(321,695)
Inventories	(1,719,609)	(1,459,733)	78,894
Other current assets	96,315	208,428	617,306
Deposits	(1,171)	2,676	(5,695)
Accounts payable	25,305	146,154	838,557
Other accrued liabilities	234,037	873,511	139,281
Total changes in assets and liabilities	(3,625,149)	(243,142)	1,346,648
Net cash provided by operating activities	2,153,467	4,492,614	4,546,478
Cash flows from investing activities
Purchase of property, plant and equipment	(504,313)	(887,271)	(1,894,784)
Cash flows from financing activities
Bank overdraft	(27,853)	66,393	80,349
Revolving credit line, net	518,269	(980,173)	(943,655)
Payments on long-term debt	(2,250,000)	(2,302,083)	(1,777,084)
Net Cash Used in Financing Activities	(1,759,584)	(3,215,863)	(2,640,390)
Net Increase (Decrease) in Cash	(110,430)	389,480	11,304
Cash — Beginning	401,799	12,319	1,015
Cash — Ending	$291,369	$401,799	$12,319
Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest	$813,497	$1,229,889	$1,561,502
Income taxes	$2,771,897	$1,710,390	$1,078,306

The accompanying notes are an integral part of the financial statements.

HIGHLAND GROUP CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Highland Group Corporation was incorporated in December 1997 for the purpose of acquiring the operating business of Highland Group Industries LP, effective January 1, 1998. The Company is engaged in the manufacturing and distribution of automotive accessories with a manufacturing facility located in Sheffield, Pennsylvania and corporate offices located in Solon, Ohio. Major retail chains make up the principal market.

Revenue recognition

Sales are recognized when revenue is realized or realizable and earned, when title passes to the customer. A provision for product returns is recorded as a reduction of sales within the same period that the revenue is recognized. Revenue recognition practices do not contain estimates that materially affect results of operations.

Receivables and allowance for doubtful accounts

Receivables are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventories

Inventories are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis. Finished goods is comprised of both finished goods and products purchased for resale.

The following is a summary of inventories at the lower of cost or market:

	2002	2001
Raw Materials	$2,396,552	$2,122,313
Work-In-Process	380,091	389,851
Finished Goods	4,403,888	2,948,758
	$7,180,531	$5,460,922

Property, plant and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and building improvements (40-year life), machinery and equipment (5-10 year lives), tooling (5-10 year lives), computer equipment (5-year life), office equipment (5-10 year lives), and show booth (10-year life). Depreciation expense totaled $721,270 and $620,902 for the years ended 2002 and 2001, respectively.

Shipping and handling expenses

Shipping and handling costs are included in the line item Distribution Expenses in the financial statements. These include freight out, labor and other costs associated with shipping.

Advertising expense

The cost of advertising is expensed as incurred. The Company incurred $1,657,067, $1,699,887 and $1,631,690 in advertising and marketing expenses during 2002, 2001 and 2000, respectively.

HIGHLAND GROUP CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statements of cash flows

The Company considers cash-on-hand and demand deposits in banks as cash for the purpose of the Statements of Cash Flows.

Debt issuance costs are amortized over the term of the related contract. Amortization charged to operations for 2002, 2001 and 2000 was $50,000 each year.

Stock option plan

The Company has a stock-based employee compensation plan, which is described more fully in Note 9. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

	2002	2001	2000
Net income, as reported	$4,551,055	$3,287,663	1,846,261
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(12,453)	(24,906)	(51,324)
	$4,538,602	$3,262,757	1,794,937

NOTE 2 — USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 — REVOLVING CREDIT LINE

The Company has a revolving line of credit agreement with a commercial bank which allows for maximum borrowings of $10,000,000. Interest is payable monthly at a fluctuating rate based on the prime rate plus a margin amount. The margin amount can range from ..5% to 1.0% based upon certain financial ratios of the Company. The Company may also elect a fixed interest rate for a specified period of time, based on the applicable LIBOR rate and margin amount. The margin amount for LIBOR loans is either 2.75% or 3.25%, based upon certain financial ratios of the Company. The interest rate at December 31, 2002 is 4.75%. The loan is secured by eligible accounts receivable, inventories, equipment and a first mortgage on the Company's real property. Amounts borrowed under this agreement totaled $1,531,061 and $1,012,792 at December 31, 2002 and 2001, respectively.

The Company is also required to pay a commitment fee to the bank on the unused portion of the credit line, at an annual rate of .375%.

The Company's cash management arrangement with its commercial bank provides automatic coverage of overdrafts up to its credit limit.

NOTE 4 — RELATED PARTY TRANSACTIONS

Management services are being provided by the majority shareholder of the Company under a management agreement for a fee of $25,000 per month. The total fees paid in 2002, 2001 and 2000 were $300,000 each year. The agreement is for a one-year term commencing in January 1998 with an

HIGHLAND GROUP CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (Continued)

annual renewal provision. The Company has a note payable (see Note 5) to the majority shareholder of the Company. Interest expense under this note for 2002, 2001 and 2000 was $168,000 each year.

NOTE 5 — LONG-TERM DEBT

The following is a summary of long-term debt:

	2002		2001
	Current	Long-Term	Current	Long-Term
The Company had a note payable to a commercial bank, dated January 9, 1998, in the original amount of $8,000,000. This note was increased in January 2000, with an additional $2,000,000 being lent, resulting in an adjusted amount of $8,131,261. The note is payable in twenty-four quarterly principal payments which increase from $250,000 to $375,000 through 2006. Interest is payable quarterly at prime rate plus a margin amount. The margin amount can range from .5% to 1.5%, based upon certain financial ratios of the Company. The Company may also elect a fixed rate based on the applicable LIBOR rate and margin amount. The margin amount for the LIBOR rate is either 3.25% or 3.75%, based upon certain financial ratios of the Company. The interest rate at December 31, 2002 is 5.25%.	$1,500,000	$2,981,361	$1,437,500	$4,481,361
The Company had a liability to the partners of the Company's predecessor entity, in the original amount of $3,250,000 pursuant to an earn-out agreement. The agreement required a payment of $812,500 in addition to the execution of a promissory note in the amount of $2,437,500 and was payable in three annual installments of $812,500 each, commencing March 15, 2000 with the final payment March 15, 2002. Interest was payable monthly, at an annual rate of 10% on the outstanding balance.	—	—	812,500	—
The Company has a note payable to the majority shareholder of the Company, dated January 9, 1998, in the original amount of $1,400,000. The note is payable in two installments of $700,000 each on December 31, 2003 and 2004. Interest is payable monthly, at an annual rate of 12%, on the outstanding balance.	700,000	700,000	—	1,400,000

HIGHLAND GROUP CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — LONG-TERM DEBT (Continued)

The following are maturities of long-term debt:

Year
2003	$2,200,000
2004	2,200,000
2005	1,410,900
2006	70,461
$5,881,361

Interest expense for 2002, 2001 and 2000 totaled $772,479, $1,114,601 and $1,595,518, respectively.

NOTE 6 — LEASES

The Company leases office space in Solon, Ohio. Rent expense for 2002, 2001 and 2000 under this lease was $63,136 each year. The Company leases equipment under operating leases expiring through 2004. Equipment rental expense for 2002, 2001 and 2000 under these leases totaled $58,520, $59,252 and $55,272, respectively.

The future minimum rentals under these agreements are as follows:

Year	Equipment	Real Estate
2003	$39,435	$63,136
2004	7,690	52,613
2005	2,723	—
	$49,848	$115,749

NOTE 7 — PROFIT SHARING PLAN

The Company has a qualified profit sharing plan which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes 3% of each qualified employee's salary into the plan. The cost incurred for contributions under this arrangement was $180,924, $194,070 and $113,303 for 2002, 2001 and 2000, respectively.

NOTE 8 — CONTINGENCIES

The Company is from time to time named as a defendant in lawsuits filed by consumers. The consumers allege the Company manufactured faulty products which caused harm. The lawsuits seek compensatory and punitive damages in various amounts. The Company believes the suits are completely without merit and intends to vigorously defend its position.

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the company.

NOTE 9 — STOCK OPTION PLAN

Effective February 24, 1999 the Company adopted the Highland Group Corporation 1999 Key Employees Stock Option Plan. Effective August 7, 2001 the plan was amended, restated and renamed the Highland Group Corporation Management Stock Option Plan. The plan allows for options to be granted to Key employees as well as outside directors of the Company. Options granted under this plan are nonqualified stock options. Options may be issued for an aggregate of 64 shares under this plan. For Key employees options vest over a two-year period from the grant date, with 50% vesting

HIGHLAND GROUP CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — STOCK OPTION PLAN (Continued)

after one year. For outside directors, options are 50% vested as of the grant date, 25% as of January 10, 2002 and the remaining 25% on January 10, 2003. The options expire on the tenth anniversary of the effective date.

Grant Date	Number of Shares Options Granted For	Exercise Price for Each Option
2/24/99	38.50	$11,545
6/01/00	4.25	23,000
8/07/01	8.49	9,000

Options for a total of 51.24 shares have been granted, or approximately 5% of the equity value of the Company.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO No. 25), and related interpretations, in accounting for this stock option plan. The company has elected this treatment because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires the use of highly subjective assumptions in option valuation models. Under APBO No. 25, no compensation expense has been recognized on the financial statements because the exercise price of the Company's stock options is not less than the fair market value of the shares at the grant date.

Pro forma information regarding net income, determined as if the Company had adopted SFAS No. 123, is required by that statement, and is disclosed in Note 1 of these statements. The fair value for these options was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions for all options granted: a risk-free interest rate of 4.89%; an expected life of the options of five years for 1999 options; four years for 2000 options; two years for 2002 options; no expected dividend yield; and no volatility factor.

NOTE 10 — INCOME TAXES

The Company computes income taxes using the asset and liability method, whereby deferred income taxes using current enacted tax rates are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

The components of the income tax provision for the years ended December 31, 2002, 2001, and 2000 are as follows:

	2002	2001	2000
Provision for income taxes expense:
Currently payable:
U.S. federal	$2,458,992	$1,428,471	$1,012,029
State and local	677,753	423,350	265,008
Deferred tax expense	300,000	(150,000)	—
Income taxes	$3,436,745	$1,701,821	$1,277,037

HIGHLAND GROUP CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES (Continued)

The tax effects of the primary temporary differences giving rise to the Company's net deferred tax assets and liabilities at December 31, 2002 and 2001 are summarized as follows:

	2002	2001
Deferred assets:
Inventory	$—	$4,124
Accounts receivable	36,126	150,140
Accrued liabilities	3,153	34,149
Intangible assets	—	21,074
	39,279	209,487
Deferred tax liabilities:
Other	(10,559)	—
Depreciation	(43,451)	(59,487)
Intangible assets	(270,269)	—
	(324,279)	(59,487)
Net deferred tax asset/(liability)	$(285,000)	$150,000

As of December 31, 2002 and 2001, net deferred taxes are classified in the accompanying balance sheet as follows:

	2002			2001
	Current	Long-Term	Total	Current	Long-Term	Total
Deferred tax asset	$39,279	$—	$39,279	$175,000	$34,487	$209,487
Deferred tax liability	(9,279)	(315,000)	(324,279)	—	(59,487)	(59,487)
Net deferred taxes	$30,000	$(315,000)	$(285,000)	$175,000	$(25,000)	$150,000

The difference between the statutory tax rate and the Company's effective tax rate are summarized as follows:

	2002	2001	2000
Tax at U.S. federal statutory rate	2,715,852	1,696,425	1,061,921
State and local taxes, net of federal tax benefit	447,317	279,411	174,905
Other	273,576	(274,015)	40,211
Income taxes	3,436,745	1,701,821	1,277,037

The Company has historically established an income tax accrual for state tax uncertainties and annually reviews the adequacy of such accrual. During 2001, the Company determined the accruals for certain items were no longer necessary. The other benefit of $274,015 recognized during 2001 is primarily related to the release of these accruals.

NOTE 11 — MAJOR CUSTOMERS AND SUPPLIERS

Sales to one customer aggregated 44% in 2002. Sales to the Company's top three customers aggregated 63% and 57% in 2001 and 2000. The Company made approximately 48% of its purchases from two suppliers in each of 2002 and 2001 and this purchases amount was 49% in 2000. The Company grants credit to customers, many of whom are major retail chains.

HIGHLAND GROUP CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — INTANGIBLE ASSETS

Effective January 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which provides that Goodwill shall no longer be amortized. Instead, Goodwill is to be tested for impairment on an annual basis. The effect of this standard is that the Company will no longer recognize amortization expense on its books for Goodwill. If Goodwill were determined to be impaired, a charge to current operation would be made in the year of impairment. The Company completed its transitional goodwill impairment assessment and its annual impairment assessment with no adjustment to the carrying value of its goodwill. Goodwill continues to be amortized for tax purposes. The Company has a patent that is being amortized over a 15-year period on a straight-line basis. Aggregate intangible amortization expense was $21,292, $927,191 and $927,191 in 2002, 2001 and 2000, respectively.

	2002		2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Patent	$319,375	$(106,458)	$319,375	$(85,167)

Unamortizable Intangible Assets:
Goodwill	$13,588,489	$(3,623,597)	$13,588,489	$(3,623,597)

Future Estimated Amortization Expense
For the year ended:

2003	$21,292

2004	21,292

2005	21,292

2006	21,292

2007	21,292

Pro Forma Information

	2002	2001	2000
Reported net income	$4,551,055	$3,287,663	$1,846,261
Add back: Goodwill amortization	—	905,899	905,899
Adjusted net income	$4,551,055	$4,193,562	$2,752,160

TriMas Corporation
Balance Sheet
March 31, 2004 and December 31, 2003
(unaudited — dollars in thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$6,920	$6,780
Receivables	108,260	118,970
Inventories	136,620	124,090
Deferred income taxes	11,010	10,900
Prepaid expenses and other current assets	11,140	8,440
Total current assets	273,950	269,180
Property and equipment, net	196,860	187,420
Goodwill	658,040	658,900
Other intangibles	320,680	322,750
Other assets	60,540	61,780
Total assets	$1,510,070	$1,500,030
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$3,300	$10,920
Accounts payable	104,560	94,130
Accrued liabilities	75,330	75,100
Due to Metaldyne	3,560	4,400
Total current liabilities	186,750	184,550
Long-term debt	731,280	725,060
Deferred income taxes	150,580	149,030
Other long-term liabilities	36,620	37,770
Due to Metaldyne.	6,570	6,960
Total liabilities	1,111,800	1,103,370
Commitments and contingencies (Note 9)
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,010,000 shares	200	200
Paid-in capital	399,460	399,870
Retained deficit.	(35,700)	(38,240)
Accumulated other comprehensive income.	34,310	34,830
Total shareholders' equity	398,270	396,660
Total liabilities and shareholders' equity	$1,510,070	$1,500,030

The accompanying notes are an integral part of these financial statements.

TriMas Corporation
Statement of Operations
For the Three Months Ended
March 31, 2004 and March 30, 2003
(unaudited — dollars in thousands, except for per share amounts)

	Three Months Ended March
	2004	2003
Net sales	$260,900	$217,970
Cost of sales	(196,290)	(162,480)
Gross profit	64,610	55,490
Selling, general and administrative expenses	(43,710)	(38,370)
Loss on dispositions of property and equipment	(250)	(12,150)
Operating profit	20,650	4,970
Other expense, net:
Interest expense	(16,310)	(16,380)
Other, net	(300)	(220)
Other expense, net	(16,610)	(16,600)
Income (loss) before income tax (expense) benefit	4,040	(11,630)
Income tax (expense) benefit	(1,500)	4,610
Net income (loss)	$2,540	$(7,020)
Basic earnings (loss) per share	$0.13	$(0.35)
Diluted earnings (loss) per share	$0.13	$(0.35)
Weighted average common shares — basic	20,010,000	20,072,230
Weighted average common shares — diluted	20,310,491	20,072,230

The accompanying notes are an integral part of these financial statements.

TriMas Corporation
Statement of Cash Flows
For the Three Months Ended
March 31, 2004 and March 30, 2003
(unaudited — dollars in thousands)

	Three Months Ended March
	2004	2003
Cash Flows from Operating Activities:
Net income (loss)	$2,540	$(7,020)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	250	12,150
Depreciation and amortization	10,230	11,130
Legacy stock award expense	—	1,270
Amortization of debt issue costs	1,180	940
Deferred income taxes	—	(7,420)
Net proceeds from accounts receivable securitization	56,890	57,430
Payment to Metaldyne to fund contractual liabilities	(1,980)	(4,570)
Increase in receivables	(44,910)	(26,410)
Increase in inventories	(10,460)	(1,300)
Increase in prepaid expenses and other assets	(2,630)	(2,390)
Increase in accounts payable and accrued liabilities	12,140	12,930
Other, net	(1,620)	1,090
Net cash provided by operating activities, net of acquisition impact	21,630	47,830
Cash Flows from Investing Activities:
Capital expenditures	(14,820)	(4,670)
Proceeds from sales of fixed assets	200	42,120
Acquisition of businesses, net of cash acquired	(5,430)	(200,750)
Net cash used for investing activities	(20,050)	(163,300)
Cash Flows from Financing Activities:
Repayments of borrowings on senior credit facility	(720)	—
Proceeds from borrowings on revolving credit facility	164,500	191,700
Repayments of borrowings on revolving credit facility	(157,500)	(176,700)
Payments on notes payable	(7,720)	(100)
Net proceeds from issuance of common stock	—	30,000
Debt issuance costs	—	(250)
Increase in Metaldyne Corporation net investment and advances	—	1,040
Net cash provided by (used for) financing activities	(1,440)	45,690
Cash and Cash Equivalents:
Increase (decrease) for the period	140	(69,780)
At beginning of period	6,780	100,440
At end of period	$6,920	$30,660

The accompanying notes are an integral part of these financial statements.

TriMas Corporation
Statement of Shareholders' Equity
For the Three Months Ended March 31, 2004
(unaudited — dollars in thousands)

	Common Stock	Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances, December 31, 2003	$200	$399,870	$(38,240)	$34,830	$396,660
Comprehensive income (loss):
Net income	—	—	2,540	—	2,540
Foreign currency translation	—	—	—	(520)	(520)
Total comprehensive income (loss)					2,020
Non-cash compensation expense	—	50	—	—	50
Net adjustments to reflect settlement of contractual obligations	—	(460)	—	—	(460)
Balances, March 31, 2004	$200	$399,460	$(35,700)	$34,310	$398,270

The accompanying notes are an integral part of these financial statements.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS
(unaudited)

1.    Basis of Presentation

TriMas Corporation ("TriMas" or the "Company"), through its subsidiaries, is a global manufacturer of products for commercial, industrial and consumer markets. The Company is principally engaged in four business segments with diverse products and market channels. Rieke Packaging Systems is a leading source of closures and dispensing systems for steel and plastic industrial and consumer packaging applications. Cequent Transportation Accessories produces vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch mounted accessories, roof racks, trailer couplers, winches, jacks, trailer brakes and lights and other vehicle and trailer accessories and components that are distributed through independent installers and retail outlets. The Industrial Specialties segment produces flame-retardant facings and jacketing and insulation tapes used in conjunction with fiberglass insulation, pressure-sensitive specialty tape products; high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases; metallic and nonmetallic industrial gaskets; specialty precision tools such as center drills, cutters, end mills, reamers, master gears, gages and punches; specialty engines and service parts and specialty ordnance components and weapon systems. The Fastening Systems segment produces a wide range of large and small diameter standard and custom-designed ferrous, nonferrous and special alloy fasteners used in automotive and industrial applications, and highly engineered specialty fasteners for the global aerospace industry.

On May 9, 2003, the Company acquired a fasteners manufacturing business ("Fittings") from Metaldyne Corporation ("Metaldyne") for approximately $22.7 million on a debt free basis. The acquired business is a manufacturer of specialized fittings and cold-headed parts used in automotive and industrial applications. The transaction was funded by a combination of borrowings under the Company's revolving credit facility and a cash equity contribution by Heartland. The acquired business had 2003 revenues of approximately $16.1 million and net assets of approximately $12.4 million. Because the Company and Metaldyne are under common control of Heartland, this transaction was accounted for as a reorganization of entities under common control and, accordingly, the Company did not establish a new basis of accounting in the assets or liabilities of Fittings. The Company's reported results for prior periods have been revised to include the financial results of Fittings, including the allocation of certain charges to Fittings. Examples of such allocations include a Metaldyne management fee and interest expense on Fittings' net investment and advances balance. These allocations are based on estimates that management believes are reasonable. Additional adjustments to paid-in-capital may be recorded in subsequent periods to reflect finalization of certain estimated amounts at the transaction date. The Guarantor note information in Note 16 has been revised to include the Fittings balances in the Guarantor column for all periods presented.

The accompanying financial statements include the accounts of the Company and its subsidiaries and in the opinion of management, contain all adjustments, including adjustments of a normal and recurring nature, necessary for a fair presentation of financial position and results of operations. Certain prior year items have been reclassified to conform to the current year presentation. Results of operations for interim periods are not necessarily indicative of results for the full year. The accompanying financial statements and notes thereto should be read in conjunction with the Company's 2003 Annual Report on Form 10-K.

2.    Acquisitions

On January 29, 2004, the Company acquired all of the capital stock of Theodore Bargman Company ("Bargman") for approximately $5.4 million. Bargman had revenues of approximately $12.8 million in 2003 and net assets of approximately $3.1 million as of the acquisition date. Bargman is a manufacturer of lighting products, electrical accessories, access doors, locks and latches for the recreational vehicle market. The acquisition of Bargman is included as part of the business segment

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

operations of Cequent Transportation Accessories and provides additional opportunities to strengthen Cequent's presence in the transportation accessories and cargo management space, specifically bolstering Cequent's position in the RV market. The impact of the Bargman acquisition is not significant to the Company's operations.

On January 30, 2003, the Company acquired all of the capital stock of HammerBlow Acquisition Corp. ("HammerBlow") from 2000 Riverside Capital Appreciation Fund, L.P., and other stockholders of HammerBlow for $145.2 million (including the Company's previous investment of $9.0 million). Of this amount, $7.2 million, net of the purchase price, was deferred and was paid in January 2004. HammerBlow is a manufacturer and distributor of towing, trailer, and other vehicle accessories throughout North America and the purchase includes The HammerBlow Corporation, Hidden Hitch, Tekonsha Towing Systems ("Tekonsha") and Sure Pull Towing Systems ("SurePull"). HammerBlow acquired Tekonsha and SurePull from Dana Corporation on November 21, 2002.

On February 21, 2003, the Company acquired Highland Group Industries ("Highland") from the shareholders and option holders of Highland and FNL Management Corp. The total consideration paid was $73.5 million. Highland is a market-leading supplier of cargo management products and a full line supplier of vehicle protection products, specializing in products that help people safely load, anchor, secure, tow, carry, trailer, and organize cargo, as well as protect the vehicle and its cargo area.

The results of the HammerBlow and Highland acquisitions were included in the Company's March 30, 2003 financial statements from the respective dates of acquisition. The following selected unaudited pro forma combined results of operations for the Company, HammerBlow and Highland have been prepared assuming that the acquisitions occurred on January 1, 2003. The selected unaudited pro forma combined results are based on the historical information for TriMas, HammerBlow and Highland. The pro forma financial information is not necessarily indicative of the combined results of operations that would have been attained had the acquisitions taken place at the beginning of 2003, nor is the information indicative of future results. The expense associated with the step-up in basis of inventory of $2.3 million determined in purchase accounting has been excluded as it will not be recurring.

	Three Months Ended March 30, 2003
(in thousands)	As Reported	Pro Forma
Net sales	$217,970	$234,390
Operating profit	4,970	9,760
Net loss	$(7,020)	$(4,780)

3.    Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the three months ended March 31, 2004 are as follows:

(in thousands)	Rieke Packaging Systems	Cequent Transpor- tation Accessories	Fastening Systems	Industrial Specialties	Total
Balance, December 31, 2003	$173,330	$364,810	$53,360	$67,400	$658,900
Reversal of restructuring reserves and other adjustments	—	(1,680)	—	—	(1,680)
Foreign currency translation and other	570	300	—	(50)	820
Balance, March 31, 2004	$173,900	$363,430	$53,360	$67,350	$658,040

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

The gross carrying amounts and accumulated amortization for the Company's other intangibles as of March 31, 2004 and December 31, 2003 are summarized below. The Company amortizes these assets over periods ranging from 5 to 40 years.

	As of March 31, 2004		As of December 31, 2003
Intangible Category by Useful Life (in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships:
6 – 12 years	$26,500	$(8,750)	$26,500	$(8,090)
15 – 25 years	103,780	(12,510)	102,200	(11,140)
40 years	105,460	(9,260)	105,460	(8,600)
Total customer relationships	235,740	(30,520)	234,160	(27,830)
Trademark/Trade names	68,320	(4,200)	68,400	(4,200)
Technology and other:
5 – 15 years	28,170	(9,760)	27,740	(8,700)
17 – 30 years	38,720	(5,790)	38,530	(5,350)
Total technology and other	66,890	(15,550)	66,270	(14,050)
	$370,950	$(50,270)	$368,830	$(46,080)

Amortization expense related to technology and other intangibles was approximately $1.3 million and $1.2 million for the three months ended March 31, 2004 and March 30, 2003, respectively, and is included in cost of sales in the accompanying statement of operations. Amortization expense related to customer intangibles and trademarks and trade names was approximately $2.7 million in both of the three month periods ended March 31, 2004 and March 30, 2003, and is included in selling, general and administrative expense in the accompanying statement of operations.

Effective January 1, 2004, in conjunction with estimating useful lives and valuing identified intangible assets acquired in the acquisition of HammerBlow and Highland, the Company also reviewed the estimated useful lives of its existing trademarks/trade names. Because it is the Company's intent to maintain and continue to support, develop and market these trademarks/trade names in the future, the Company has revised the useful life of such trademarks/trade names from 40 years to an indefinite life, and has discontinued amortization of these intangibles prospectively. Had these intangible assets not been amortized in prior years, annual amortization expense would have been reduced approximately $1.4 million in prior years.

4.    Restructurings

During 2003, the Company adopted restructuring plans and established purchase accounting and restructuring reserves at certain of its business units. Activity related to these plans and spending against such reserves in the quarter ended March 31, 2004 is summarized below:

(in thousands)	Severance	Curtailment of Benefit Plan	Closure Costs and Other	Total
Reserve at December 31, 2003	$5,140	$880	$1,380	$7,400
Establishment of reserves	860	—	—	860
Cash payments	(530)	—	(40)	(570)
Reversal of restructuring reserves (non cash)	(2,060)	—	(640)	(2,700)
Reserve at March 31, 2004	$3,410	$880	$700	$4,990

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

Of the $0.9 million reserves established during the first quarter of 2004, $0.8 million is included in cost of sales and $0.1 million is included in selling, general and administrative expense in the accompanying statement of operations.

During the second quarter of 2003, in conjunction with the acquisition of Fittings, the Company adopted a plan to close one additional manufacturing facility within its Fastening Systems segment and consolidate those operations into Fastening Systems' remaining three manufacturing facilities. These actions will result in the elimination of approximately 160 positions, of which approximately 50 have been eliminated as of March 31, 2004. Additional severance amounts have been added to the restructuring reserve during the first quarter of 2004 as certain employees have earned additional severance benefits based on contingency arrangements in their severance agreements. The remaining severance amounts are expected to be paid during 2004. Also during the second quarter of 2003, the Company's Industrial Specialties segment adopted a plan to centralize certain gasket applications and distribution activities within a single facility. In addition, the group will rationalize the back office general and administrative support within certain of its branch service centers. These actions resulted in the elimination of approximately 70 positions during 2003. The remaining severance amounts are expected to be paid during 2004.

During the first quarter of 2004, the Company finalized its restructuring plan with respect to the HammerBlow and Highland acquisitions, resulting in a non-cash reduction in the recorded restructuring reserve of approximately $2.7 million. The offsetting after-tax amount has been recorded as a reduction to goodwill.

In addition to the new restructuring plans in 2003, the Company continues implementation activities of its restructuring plan adopted in connection with the acquisition of Metaldyne by Heartland in November 2000. In connection with this November 2000 restructuring plan, approximately 580 jobs were eliminated as a result of these restructuring actions, with the remaining severance amounts to be paid during 2004. The Company also closed, consolidated and rationalized certain operations and back office facilities as a part of this restructuring plan. The Company expects the closure costs related to these facilities to run out through 2005. The following table summarizes reserves established in purchase accounting in connection with the November 2000 plan and the subsequent related activity:

(in thousands)	Severance	Closure Costs	Total
Reserve at December 31, 2003	$1,410	$950	$2,360
Cash	(360)	(270)	(630)
Non-cash	—	—	—
Reserve at March 31, 2004	$1,050	$680	$1,730

5.    Accounts Receivable Securitization

As part of the June 2002 financing transactions, TriMas established a receivables securitization facility and organized TSPC, Inc. ("TSPC"), a wholly-owned subsidiary, to sell trade accounts receivable of substantially all domestic business operations. Prior to June 2002, TriMas sold certain of its accounts receivable to MTSPC, Inc. ("MTSPC"), a wholly owned subsidiary of Metaldyne.

TSPC from time to time may sell an undivided fractional ownership interest in the pool of receivables up to approximately $125 million to a third party multi-seller receivables funding company. The net proceeds of sales are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs, which amounted to a total of $0.4 million and $0.3 million for the three months ended March 31, 2004 and March 30, 2003, respectively. As of March 31, 2004 and December 31, 2003, the Company had $67.5 million and $49.0 million, respectively, of receivables available for sale, of which approximately $56.9 million and $0, respectively, were sold

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

under this arrangement. The Company held a retained interest in the sold receivables at March 31, 2004 of approximately $65.2 million which is included in receivables in the accompanying balance sheet. The usage fee under the facility is 1.5%. In addition, the Company is required to pay a fee of 0.5% on the unused portion of the facility. This facility expires in June 2005.

The financing costs are determined by calculating the estimated present value of the receivables sold compared to their carrying amount. The estimated present value factor is based on historical collection experience and a discount rate representing a spread over LIBOR as prescribed under the terms of the securitization agreement. As of March 31, 2004, the financing costs are based on an average liquidation period of the portfolio of approximately 1.5 months and average discount rate of 2.3%. As of March 30, 2003, the financing costs were based on an average liquidation period of the portfolio of approximately 1.5 months and average discount rate of 2.4%.

6.    Inventories

Inventories consist of following components:

(in thousands)	March 31, 2004	December 31, 2003
Finished goods	$68,370	$68,060
Work in process	20,160	17,770
Raw materials	48,090	38,260
Total inventories	$136,620	$124,090

7.    Property and Equipment, Net

Property and equipment consists of the following components:

(in thousands)	March 31, 2004	December 31, 2003
Land and land improvements	$3,260	$3,240
Buildings	56,600	52,840
Machinery and equipment	202,240	190,290
	262,100	246,370
Less: Accumulated depreciation	65,240	58,950
Property and equipment, net	$196,860	$187,420

Depreciation expense was approximately $6.0 million and $6.9 million for the three months ended March 31, 2004 and March 30, 2003, respectively.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

8.    Long-Term Debt

The Company's long-term debt at March 31, 2004, net of the unamortized discount of $2.4 million and unamortized premium of $0.8 million from the face value of the Company's 9 7/8% senior subordinated notes, is as follows:

(in thousands)	March 31, 2004	December 31, 2003
Bank debt	$298,060	$291,780
9 7/8% senior subordinated notes, due June 2012 ("Notes")	436,110	436,070
Other	410	8,130
	734,580	735,980
Less: Current maturities, long-term debt	3,300	10,920
Long-term debt	$731,280	$725,060

The Company is party to a credit facility ("Credit Facility") with a group of banks which consists of a $335 million term loan facility, an uncommitted incremental term loan of $125 million and a senior revolving credit facility of up to $150 million, including up to $100 million for one or more permitted acquisitions. The weighted average interest rate on the credit facility was 4.64% at March 31, 2004. At March 31, 2004, the Company also had letters of credit of approximately $25.5 million issued and outstanding.

The bank debt is an obligation of subsidiaries of the Company. Although the Credit Facility does not restrict the Company's subsidiaries from making distributions to it in respect of the exchange notes, it does contain certain other limitations on the distribution of funds from TriMas Company, LLC, the principal subsidiary, to the Company. The restricted net assets of the guarantor subsidiaries, approximately $827.6 million at March 31, 2004 are presented in the financial information in Note 16. The Credit Facility contains negative and affirmative covenants and other requirements affecting the Company and its subsidiaries, including among others: restrictions on incurrence of debt, except for permitted acquisitions and subordinated indebtedness, liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions greater than $75 million if sold at fair market value, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The Credit Facility also requires the Company and its subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined over cash interest expense, as defined) and a capital expenditures covenant. The Company was in compliance with its covenants at March 31, 2004.

The Notes indenture contains negative and affirmative covenants and other requirements that are comparable to those contained in the Credit Facility. At March 31, 2004, the Company was in compliance with all such covenant requirements.

The Company paid cash for interest of approximately $5.1 million and $3.8 million for the three months ended March 31, 2004 and March 30, 2003, respectively.

9.    Commitments and Contingencies

A civil suit was filed in the United States District Court for the Central District of California in April 1983 by the United States of America and the State of California under the federal superfund law against over 30 defendants, including the Company, for alleged release into the environment of hazardous substances disposed of at the Stringfellow Disposal Site in California. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. A consent

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

decree has been entered into by the plaintiffs and the defendants, including us, providing that the consenting parties perform partial remediation at the site. The State of California has agreed to take over clean-up of the site, as well as responsibility for governmental entities' past response costs.

Another civil suit was filed in the United States District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including TriMas, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of defendants, including TriMas, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site.

As of May 10, 2004, the Company is party to approximately 890 pending cases involving approximately 35,327 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use in the petrochemical refining and exploration industries. The Company believes that many of the pending cases relate to locations at which none of our gaskets were distributed or used. In addition, TriMas acquired various companies to distribute the Company's products that distributed gaskets of other manufacturers prior to acquisition. Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 12 years ago, have been approximately $2.0 million. Based upon the Company's experience to date and other available information (including the availability of excess insurance), the Company does not believe that these cases will have a material adverse effect on its financial condition or future results of operations. However, we may be subjected to significant additional claims in the future, the cost of settling cases in which product identification can be made may increase and we may be subjected to further claims with respect to the former activities of our acquired gasket distributors.

The Company has provided reserves based upon its present knowledge and, subject to future legal and factual developments, does not believe that the ultimate outcome of any of the aforementioned litigations will have a material adverse effect on its consolidated financial position and future results of operations and cash flows. However, there can be no assurance that future legal and factual developments will not result in a material adverse impact on our financial condition and future results of operations.

The Company is subject to other claims and litigation in the ordinary course of business, but does not believe that any such claim or litigation will have a material adverse effect on the Company's financial position or results of operations.

10.    Related Parties

Metaldyne Corporation

Prior to June 6, 2002, the Company was wholly-owned by Metaldyne and participated in joint activities including employee benefits programs, legal, treasury, information technology and other general corporate activities. Effective June 6, 2002, the Company entered into a corporate services agreement with Metaldyne under which the Company, in exchange for such services, paid Metaldyne $2.5 million in 2002 and 2003, respectively. The Company did not enter into such a corporate services agreement for 2004.

Effective January 1, 2004, the Company entered into an agreement with Metaldyne whereby TriMas will reimburse Metaldyne approximately $0.4 million primarily for certain software licenses maintained by Metaldyne under an existing agreement which expires June 30, 2004.

In connection with the common stock issuance and related financing transactions, TriMas assumed approximately $37.0 million of liabilities and obligations of Metaldyne, mainly comprised of

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

contractual obligations to former TriMas employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments to be made on TriMas' behalf. Payments made with respect to these obligations approximated $2.2 million for the three months ended March 31, 2004. During the first quarter of 2004, the Company also settled certain assumed contractual obligations, resulting in an increase in the Company's liability of approximately $0.5 million. The remaining assumed liabilities of approximately $10.1 million are payable at various dates in the future and are reported as Due to Metaldyne in the accompanying balance sheet at March 31, 2004.

Heartland Industrial Partners

The Company is party to an advisory services agreement with Heartland at an annual fee of $4.0 million plus expenses. During the three months ended March 31, 2004 and March 30, 2003, Heartland was paid $1.1 million and $1.2 million, respectively, under this agreement and such amounts are included in selling, general and administrative expense in the accompanying statement of operations.

11.    Segment Information

TriMas' reportable operating segments are business units that provide unique products and services. Each operating segment is independently managed, requires different technology and marketing strategies and has separate financial information evaluated regularly by the Company's chief operating decision maker in determining resource allocation and assessing performance. TriMas has four operating segments involved in the manufacture and sale of products described below. Within these operating segments, there are no individual products or product families for which reported revenues accounted for more than 10% of the Company's consolidated revenues.

Rieke Packaging Systems — Closures and dispensing systems for steel and plastic industrial and consumer packaging applications.

Cequent Transportation Accessories — Vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch mounted accessories, roof racks, trailer couplers, winches, jacks, trailer brakes and lights, brake controls, cargo tie-downs, ramps and other vehicle and trailer accessories.

Industrial Specialties — Flame-retardant facings and jacketing and insulation tapes used in conjunction with fiberglass insulation, pressure-sensitive specialty tape products, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, metallic and nonmetallic industrial gaskets, specialty precision tools such as center drills, cutters, end mills, reamers, master gears, gages and punches, specialty engines and service parts and specialty ordnance components and weapon systems.

Fastening Systems — Large and small diameter standard and custom-designed ferrous, nonferrous and special alloy fasteners, specialized fittings and cold-headed parts used in automotive and industrial applications, and highly engineered specialty fasteners for the domestic and international aerospace industry.

The Company's management uses Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") as its primary indicator of financial operating performance and as a measure of cash generating capability. Adjusted EBITDA is defined as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, impairment of goodwill, non-cash losses on sale-leaseback of property and equipment and legacy restricted stock award expense. Legacy stock award expense represents a contractual obligation resulting from the November 2000 acquisition of Metaldyne by Heartland which was fully paid in January 2004.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

Segment activity is as follows:

(in thousands)	Three Months Ended
	March 31, 2004	March 30, 2003
Net Sales
Rieke Packaging Systems	$30,370	$30,270
Cequent Transportation Accessories	129,480	98,890
Industrial Specialties	62,360	53,830
Fastening Systems	38,690	34,980
Total	$260,900	$217,970
Operating Profit
Rieke Packaging Systems	$5,950	$6,740
Cequent Transportation Accessories	14,330	6,990
Industrial Specialties	7,690	(10)
Fastening Systems	(1,550)	(2,970)
Corporate expenses and management fees	(5,770)	(4,510)
Legacy stock award expense	—	(1,270)
Total	$20,650	$4,970
Adjusted EBITDA
Rieke Packaging Systems	$8,470	$9,470
Cequent Transportation Accessories	18,780	12,410
Industrial Specialties	9,510	8,410
Fastening Systems	60	3,640
Corporate expenses and management fees	(6,240)	(4,240)
Total	$30,580	$29,690

12.    Stock Options and Awards

In September 2003, the Company's Board of Directors approved the TriMas Corporation 2002 Long Term Equity Incentive Plan (the "Plan"), which provides for the issuance of equity-based incentives in various forms. A total of 2,222,000 stock options have been approved for issuance under this Plan. As of March 31, 2004, the Company has 1,854,337 stock options outstanding, each of which may be used to purchase one share of the Company's common stock.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had adopted the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

(in thousands, except for per share amounts)	Three Months Ended March
	2004	2003
Net income (loss) attributed to common stock, as reported	$2,540	$(7,020)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	30	—
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(230)	—
Pro-forma net income (loss) attributed to common stock	$2,340	$(7,020)

Net income (loss) per share:
Basic, as reported	$0.13	$(0.35)
Basic, pro-forma for stock-based compensation	$0.12	$(0.35)

Diluted, as reported	$0.13	$(0.35)
Diluted, pro-forma for stock-based compensation	$0.12	$(0.35)

During the first quarter of 2004, the Company recorded approximately $0.1 million in non-cash compensation expense related to stock options issued with exercise prices below the Company's estimate of fair value of the underlying stock. This non-cash compensation expense was recorded in selling, general and administrative expense in the accompanying statement of operations.

Prior to the Metaldyne recapitalization, Metaldyne's Long Term Stock Incentive Plan provided for the issuance of stock-based incentives. Certain of TriMas' salaried employees were holders of restricted stock awards issued under that plan. Under the terms of the Metaldyne recapitalization agreement, those shares became free of restriction and vested in four equal installments as of the closing of the recapitalization and January of 2002, 2003 and 2004. Holders of restricted stock could elect to receive all of the installment in common shares of Metaldyne stock, 40% in cash and 60% in common shares of Metaldyne stock, or 100% in cash. The number of shares or cash to be received increased by 6% per annum from the $16.90 per share recapitalization consideration. TriMas was charged directly by Metaldyne for the interest accretion on the stock awards. TriMas' portion of compensation expense, including interest accretion, for the vesting of long-term stock awards was approximately $1.3 million for the three months ended March 30, 2003. TriMas will not recognize any compensation expense related to this plan in 2004 and obligations accrued related thereto have been fully paid in 2004.

13.    Earnings per Share

The Company reports earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic and diluted earnings per share amounts were computed using weighted average shares outstanding for the three months ended March 31, 2004 and March 30, 2003, respectively. All outstanding stock options and common stock warrants were excluded from the earnings per share calculations as of March 30, 2003 as they would have been antidilutive.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

14.    Defined Benefit Plans

Components of net periodic benefit cost were as follows for the three months ended March 31, 2004 and March 30, 2003:

(in thousands)	Pension Plans		Other Postretirement Benefits
	2004	2003	2004	2003
Service Cost	$170	$180	$20	$20
Interest Cost	390	390	110	100
Expected return on plan assets	(410)	(400)	—	—
Amortization of net (gain) loss	50	20	30	30
Net periodic benefit cost	$200	$190	$160	$150

The Company previously disclosed in its financial statements for the year ended December 31, 2003 that it expected to contribute approximately $2.4 million to is defined benefit pension plans in 2004. As of March 31, 2004, approximately $0.5 million of contributions have been made.

15.    Impact of Newly Issued Accounting Pronouncements

In December 2003, the FASB issued FASB Interpretation ("FIN") 46R, "Consolidation of Variable Interest Entities." FIN 46R requires primary beneficiaries in a variable interest entity to consolidate the entity even if the primary beneficiary does not have a majority voting interest. This consolidation requirement was effective immediately for any variable interest entity created on or after January 31, 2003 and after March 15, 2004 for entities created before January 31, 2003. The adoption of FIN 46R did not have an impact on the Company's financial condition or results of operations.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the "Act") became law in the United States. This law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. In accordance with FASB Staff Position FAS 106-b, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," the Company has elected to defer recognition of the effects of the Act in measuring the impact to the post-retirement medical benefit obligation and service cost until such time that the Company determines whether the benefits provided by the plan are actuarially equivalent (as defined in FASB Staff Position 106-b) to Medicare Part D under the Act.

16.    Supplemental Guarantor Condensed Combining and Consolidating Financial Information

Under an indenture dated June 6, 2002, TriMas Corporation, the parent company ("Parent"), issued 9 7/8% Senior Subordinated Notes due 2012 in a total principal amount of $437.8 million (face value). These Notes are guaranteed by substantially all of the Company's domestic subsidiaries ("Guarantor Subsidiaries"). All of the Guarantor Subsidiaries are 100% owned by the Parent and their guarantee is full, unconditional, joint and several. The Company's non-domestic subsidiaries and TSPC, Inc. have not guaranteed the Notes ("Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries have also guaranteed amounts outstanding under the Company's Credit Facility.

The accompanying supplemental guarantor condensed, combining or consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company's share in the subsidiaries' cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

The results of Fittings are included with the results of the Guarantor Subsidiaries for each of the periods in which supplemental guarantor financial information is presented.

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

Supplemental Guarantor
Condensed Financial Statements
Balance Sheet
(dollars in thousands)

	As of March 31, 2004 (unaudited)
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$2,460	$4,460	$—	$6,920
Receivables, trade	—	79,960	28,300	—	108,260
Receivables, intercompany	—	8,390	—	(8,390)	—
Inventories	—	116,070	20,550	—	136,620
Deferred income taxes	—	10,700	310	—	11,010
Prepaid expenses and other current assets	—	8,810	2,330	—	11,140
Total current assets	—	226,390	55,950	(8,390)	273,950
Investments in subsidiaries	827,580	133,750	—	(961,330)	—
Property and equipment, net	—	150,830	46,030	—	196,860
Goodwill	—	550,850	107,190	—	658,040
Intangibles and other assets	19,770	345,440	18,040	(2,030)	381,220
Total assets	$847,350	$1,407,260	$227,210	$(971,750)	$1,510,070
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$3,300	$—	$—	$3,300
Accounts payable, trade	—	78,510	26,050	—	104,560
Accounts payable, intercompany	—	—	8,390	(8,390)	—
Accrued liabilities	12,730	55,160	7,440	—	75,330
Due to Metaldyne	—	3,560	—	—	3,560
Total current liabilities	12,730	140,530	41,880	(8,390)	186,750
Long-term debt	436,110	255,280	39,890	—	731,280
Deferred income taxes	—	141,280	11,330	(2,030)	150,580
Other long-term liabilities	240	36,020	360	—	36,620
Due to Metaldyne.	—	6,570	—	—	6,570
Total liabilities	449,080	579,680	93,460	(10,420)	1,111,800
Total shareholders' equity	398,270	827,580	133,750	(961,330)	398,270
Total liabilities and shareholders' equity	$847,350	$1,407,260	$227,210	$(971,750)	$1,510,070

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

Supplemental Guarantor
Condensed Financial Statements
Balance Sheet
(dollars in thousands)

	As of December 31, 2003
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$4,180	$2,600	$—	$6,780
Receivables, trade	—	96,720	22,250	—	118,970
Receivables, intercompany	—	—	5,780	(5,780)	—
Inventories	—	104,230	19,860	—	124,090
Deferred income taxes	—	10,600	300	—	10,900
Prepaid expenses and other current assets	—	6,220	2,220	—	8,440
Total current assets	—	221,950	53,010	(5,780)	269,180
Investment in subsidiaries	806,880	183,180	—	(990,060)	—
Property and equipment, net	—	142,500	44,920	—	187,420
Goodwill	—	551,220	107,680	—	658,900
Intangibles and other assets	27,770	349,290	18,620	(11,150)	384,530
Total assets	$834,650	$1,448,140	$224,230	$(1,006,990)	$1,500,030
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$10,920	$—	$—	$10,920
Accounts payable, trade	—	77,100	17,030	—	94,130
Accounts payable, intercompany	—	5,780	—	(5,780)	—
Accrued liabilities	1,920	62,110	11,070	—	75,100
Due to Metaldyne	—	4,400	—	—	4,400
Total current liabilities	1,920	160,310	28,100	(5,780)	184,550
Long-term debt	436,070	288,990	—	—	725,060
Deferred income taxes	—	147,670	12,510	(11,150)	149,030
Other long-term liabilities	—	37,330	440	—	37,770
Due to Metaldyne	—	6,960	—	—	6,960
Total liabilities	437,990	641,260	41,050	(16,930)	1,103,370
Total shareholders' equity	396,660	806,880	183,180	(990,060)	396,660
Total liabilities and shareholders' equity	$834,650	$1,448,140	$224,230	$(1,006,990)	$1,500,030

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

Supplemental Guarantor
Condensed Financial Statements
Statement of Operations
(dollars in thousands)

	For The Three Months Ended March 31, 2004 (unaudited)
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$216,170	$50,630	$(5,900)	$260,900
Cost of sales	—	(165,320)	(36,870)	5,900	(196,290)
Gross profit	—	50,850	13,760	—	64,610
Selling, general and administrative expenses	—	(38,930)	(4,780)	—	(43,710)
Loss on dispositions of property and equipment	—	(250)	—	—	(250)
Operating profit	—	11,670	8,980	—	20,650
Other income (expense), net:
Interest expense	(11,120)	(4,930)	(260)	—	(16,310)
Other, net	(490)	(260)	450	—	(300)
Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(11,610)	6,480	9,170	—	4,040
Income tax (expense) benefit	3,640	(2,030)	(3,110)	—	(1,500)
Equity in net income (loss) of subsidiaries	10,510	6,060	—	(16,570)	—
Net income (loss)	$2,540	$10,510	$6,060	$(16,570)	$2,540

	For the Three Months Ended March 30, 2003 (unaudited)
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$190,270	$33,730	$(6,030)	$217,970
Cost of sales	—	(145,030)	(23,480)	6,030	(162,480)
Gross profit	—	45,240	10,250	—	55,490
Selling, general and administrative expenses	(20)	(32,300)	(6,050)	—	(38,370)
Loss on dispositions of property and equipment	—	(12,150)	—	—	(12,150)
Operating profit (loss)	(20)	790	4,200	—	4,970
Other income (expense), net:
Interest expense	(11,810)	(4,560)	(10)	—	(16,380)
Other, net	(70)	280	(430)	—	(220)
Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(11,900)	(3,490)	3,760	—	(11,630)
Income tax (expense) benefit	4,790	1,400	(1,580)	—	4,610
Equity in net income (loss) of subsidiaries	90	2,180	—	(2,270)	—

Net income (loss)	$(7,020)	$90	$2,180	$(2,270)	$(7,020)

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

Supplemental Guarantor
Condensed Financial Statements
Statement of Cash Flows
(dollars in thousands)

	For the Three Months Ended March 31, 2004 (unaudited)
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by operating activities, net of acquisition impact	$—	$19,930	$1,700	$—	$21,630
Cash Flows from Investing Activities:
Capital expenditures	—	(12,680)	(2,140)	—	(14,820)
Proceeds from sales of fixed assets	—	200	—	—	200
Acquisition of businesses, net of cash acquired	—	(5,430)	—	—	(5,430)
Net cash used for investing activities	—	(17,910)	(2,140)	—	(20,050)
Cash Flows from Financing Activities:
Repayments of borrowings on senior credit facility	—	(720)	—	—	(720)
Proceeds from borrowings on revolving credit facility	—	164,500	—	—	164,500
Repayments of borrowings on revolving credit facility	—	(157,500)	—	—	(157,500)
Payments on notes payable	—	(7,720)	—	—	(7,720)
Intercompany transfers to (from) subsidiaries	—	(2,300)	2,300	—	—
Net cash provided by (used for) financing activities	—	(3,740)	2,300	—	(1,440)
Cash and Cash Equivalents:
Increase (decrease) for the period	—	(1,720)	1,860	—	140
At beginning of period	—	4,180	2,600	—	6,780
At end of period	$—	$2,460	$4,460	$—	$6,920

TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)
(unaudited)

Supplemental Guarantor
Condensed Financial Statements
Statement of Cash Flows
(dollars in thousands)

	For the Three Months Ended March 30, 2003 (unaudited)
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by operating activities, net of acquisition impact	$250	$24,940	$22,640	$—	$47,830
Cash Flows from Investing Activities:
Capital expenditures	—	(4,060)	(610)	—	(4,670)
Proceeds from sales of fixed assets	—	42,120	—	—	42,120
Acquisition of businesses, net of cash acquired	—	(169,780)	(30,970)	—	(200,750)
Net cash used for investing activities	—	(131,720)	(31,580)	—	(163,300)
Cash Flows from Financing Activities:
Net proceeds from issuance of common stock	—	30,000	—	—	30,000
Proceeds from borrowings on revolving credit facility	—	191,700	—	—	191,700
Repayments of borrowings on revolving credit facility	—	(176,700)	—	—	(176,700)
Debt issuance costs	(250)	—	—	—	(250)
Payment of note payable	—	(100)	—	—	(100)
Increase (decrease) in Metaldyne Corporation net investment and advances	—	1,040	—	—	1,040
Net cash provided by (used for) financing activities	(250)	45,940	—	—	45,690
Cash and Cash Equivalents:
Increase for the period	—	(60,840)	(8,940)	—	(69,780)
At beginning of period	—	86,570	13,870	—	100,440
At end of period	$—	$25,730	$4,930	$—	$30,660

Through and including                      , 2004, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

TriMas Corporation

Common Stock

PROSPECTUS

Goldman, Sachs & Co.	Merrill Lynch & Co.

                 , 2004

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting commissions and discounts, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, the registrant will pay all of these amounts. All amounts except the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee and the New York Stock Exchange Listing Fees are estimated.

Securities and Exchange Commission Registration Fee	$29,141
National Association of Securities Dealers, Inc. Filing Fee	23,500
New York Stock Exchange Listing Fees	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent and Registrar Agent Fees	*
Miscellaneous	*
Total	$ *

*	To be provided by amendment.

Item 14.    Indemnification of Officers and Directors

TriMas Corporation is a Delaware corporation. Section 145 of the General Corporation Law of Delaware as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 11 of our certificate of incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of our directors or officers shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article 11 are contractual rights and include the right to be paid by us the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof. In addition, Section 7 of our amended and restated by-laws state that we may indemnify our officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware.

Article 10 of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which a director derives improper personal benefit.

Our directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

Prior to the consummation of this offering, we intend to enter into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

Described below is information regarding all securities that have been issued by TriMas during the past three years.

None of our securities, which were not registered under the Securities Act, have been issued or sold by us in the past three years except as follows:

1. On June 6, 2002, we issued 13,250,000 shares of common stock to Heartland at a price of $20.00 per share or an aggregate purchase price of $265,000,000.

2. On January 30, 2003, we issued 700,000 shares of common stock to Heartland at a price of $20.00 per share or an aggregate price of $14,000,000.

3. On February 21, 2003, we issued 800,000 shares of common stock to Heartland at a price of $20.00 per share or an aggregate price of $16,000,000.

4. On May 9, 2003, we issued 250,000 shares of common stock to Heartland at a price of $20.00 per share or an aggregate price of $5,000,000.

5. On September 29, 2003, we issued 10,000 shares of common stock to Craig T. Manchen, a former shareholder of Highland, at a price of $20.00 per share or an aggregate price of $200,000.

The issuances of the securities described above were exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about us at the time of their investment decision.

Item 16.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1(b)	Amended and Restated Certificate of Incorporation of TriMas Corporation.
3.2(b)	Amended and Restated Bylaws of TriMas Corporation.
3.3	Form of Second Amended and Restated Certificate of Incorporation.
3.4	Form of Second Amended and Restated Bylaws.
3.5	Form of Certificate of Designation relating to Series A junior participating preferred stock issuable pursuant to Rights Agreement (included as Exhibit A to Exhibit 4.9).
4.1(b)	Indenture relating to the 9 7/8% senior subordinated notes, dated as of June 6, 2002, by and among TriMas Corporation, each of the Guarantors named therein and The Bank of New York as trustee.
4.2(b)	Form of note (included in Exhibit 4.1).
4.3(b)	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued June 6, 2002 dated as of June 6, 2002 by and among TriMas Corporation and the parties named therein.
4.4(b)*	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued December 10, 2002 dated as of December 10, 2002 by and among TriMas Corporation and the parties named therein.
4.5(d)	Supplemental Indenture dated as of March 4, 2003.
4.6(e)	Supplemental Indenture No. 2 dated as of May 9, 2003.
4.7(f)	Supplemental Indenture No. 3 dated as of August 6, 2003.
4.8(a)	Form of Common Stock Certificate of TriMas Corporation.
4.9	Form of Rights Agreement.
5.1(a)	Opinion of Cahill Gordon & Reindel LLP regarding the legality of securities being registered.
10.1(b)	Stock Purchase Agreement dated as of May 17, 2002 by and among Heartland Industrial Partners, L.P., TriMas Corporation and Metaldyne Corporation.
10.2(b)	Amended and Restated Shareholders Agreement, dated as of July 19, 2002 by and among TriMas Corporation and Metaldyne Corporation.
10.3(b)	Warrant issued to Metaldyne Corporation dated as of June 6, 2002.

Exhibit No.	Description
10.4(f)	Credit Agreement, dated as of June 6, 2002, as amended and restated as of June 6, 2003, among TriMas Company LLC, JPMorgan Chase Bank as Administrative Agent and Collateral Agent, CSFB Cayman Island Branch, as Syndication Agent, Comerica Bank, National City Bank and Wachovia Bank, National Association as Documentation Agents and J.P. Morgan Securities Inc. and Credit Suisse First Boston, as Arrangers.
10.5(g)	Amendment No. 1, dated as of Decemebr 17, 2003, to Amended and Restated Credit Agreement.
10.6(b)	Receivables Purchase Agreement, dated as of June 6, 2002, by and among TriMas Corporation, the Sellers party thereto and TSPC, Inc., as Purchaser.
10.7(b)	Receivables Transfer Agreement, dated as of June 6, 2002, by and among TSPC, Inc., as Transferor, TriMas Corporation, individually, as Collection Agent, TriMas Company LLC, individually as Guarantor, the CP Conduit Purchasers, Committed Purchasers and Funding Agents party thereto, and JPMorgan Chase Bank as Administrative Agent.
10.8(b)	Corporate Services Agreement, dated as of June 6, 2002, between Metaldyne Corporation and TriMas Corporation.
10.9(b)	Lease Assignment and Assumption Agreement, dated as of June 21, 2002, by and among Heartland Industrial Group, L.L.C., TriMas Company LLC and the Guarantors named therein.
10.10(b)**	TriMas Corporation 2002 Long Term Equity Incentive Plan.
10.11(b)	Stock Purchase Agreement by and among 2000 Riverside Capital Appreciation Fund, L.P., the other Stockholders of HammerBlow Acquisition Corp. listed on Exhibit A thereto and TriMas Company LLC dated as of January 27, 2003.
10.12(c)	Stock Purchase Agreement by and Among TriMas Company LLC and The Shareholders and Option Holders of Highland Group Corporation and FNL Management Corporation dated February 21, 2003.
10.13(d)	Form of Employment Agreement between TriMas Corporation and Grant H. Beard.
10.14(d)	Form of Employment Agreement between TriMas Corporation and Lynn A. Brooks.
10.15(d)	Form of Employment Agreement between TriMas Corporation and Scott D. Hazlett.
10.16(e)	Employment Agreement between TriMas Corporation and Terry Campbell.
10.17(e)	Employment Agreement between TriMas Corporation and Edward L. Schwartz.
10.18(e)	Asset Purchase Agreement among TriMas Corporation, Metaldyne Corporation and Metaldyne Company LLC dated May 9, 2003.
10.19(e)	Form of Sublease Agreement (included as Exhibit A in Exhibit 10.19).
10.20(f)	Form of Stock Option Agreement.
10.21(f)	Employment Agreement between TriMas Corporation and Benson K. Woo.
10.22(f)	Form of Agreement between TriMas Corporation and Todd Peters.

Exhibit No.	Description
10.23(h)	Employment Agreement between TriMas Corporation and Dwayne M. Newcom.
10.24(h)	Annual Value Creation Program.
10.25(a)	Form of Indemnification Agreement.
10.26	Form of 2004 Directors' Stock Compensation Plan.
21(h)	Subsidiaries of TriMas Corporation.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2(a)	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1).
23.3	Consent of Walthall, Drake & Wallace LLP.
23.4	Consent of KPMG LLP.
24.1(h)	Power of Attorney (included in the signature pages to this Registration Statement).

(a)	To be filed by amendment.

(b)	Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed on October 4, 2002 (File No. 333-100351).

(b)*	Incorporated by reference to the Exhibits filed with Amendment No. 2 to our Registration Statement on Form S-4, filed on January 28, 2003 (File No. 333-100351).

(b)**	Incorporated by reference to the Exhibits filed with Amendment No. 3 to our Registration Statement or Form S-4, filed on January 29, 2003 (File No. 333-100351).

(c)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on February 25, 2003 (File No. 333-100351).

(d)	Incorporated by reference to the Exhibits filed with our Annual Report on Form 10-K filed March 31, 2003.

(e)	Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed June 9, 2003 (File No. 333-105950).

(f)	Incorporated by reference to the Exhibits filed with our Form 10-Q filed on November 12, 2003.

(g)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on December 22, 2003.

(h)	Previously filed.

(b) Financial Statement Schedule

Page No.	Description
S-1	Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
S-2	Schedule II — Valuation and Qualifying Accounts

Item 17.    Undertakings

(1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TriMas Corporation has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomfield Hills, State of Michigan on the 29th day of June, 2004.

TRIMAS CORPORATION
By:	/s/ BENSON K. WOO
Name: Benson K. Woo Title: Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GRANT H. BEARD*	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2004

Grant H. Beard

/s/ BENSON K. WOO	Chief Financial Officer (Principal Accounting Officer)	June 29, 2004

Benson K. Woo

/s/ SAMUEL VALENTI III*	Chairman of the Board of Directors	June 29, 2004

Samuel Valenti III

/s/ GARY M. BANKS*	Director	June 29, 2004

Gary M. Banks

/s/ CHARLES E. BECKER*	Director	June 29, 2004

Charles E. Becker

/s/ TIMOTHY D. LEULIETTE*	Director	June 29, 2004

Timothy D. Leuliette

/s/ W. GERALD MCCONNELL*	Director	June 29, 2004

W. Gerald McConnell

/s/ DAVID A. STOCKMAN*	Director	June 29, 2004

David A. Stockman

/s/ DANIEL P. TREDWELL*	Director	June 29, 2004

Daniel P. Tredwell

*By: /s/ BENSON K. WOO

Benson K. Woo Attorney-in-fact

EXHIBIT INDEX

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1(b)	Amended and Restated Certificate of Incorporation of TriMas Corporation.
3.2(b)	Amended and Restated Bylaws of TriMas Corporation.
3.3	Form of Second Amended and Restated Certificate of Incorporation.
3.4	Form of Second Amended and Restated Bylaws.
3.5	Form of Certificate of Designation relating to Series A junior participating preferred stock issuable pursuant to Rights Agreement (included as Exhibit A to Exhibit 4.9).
4.1(b)	Indenture relating to the 9 7/8% senior subordinated notes, dated as of June 6, 2002, by and among TriMas Corporation, each of the Guarantors named therein and The Bank of New York as trustee.
4.2(b)	Form of note (included in Exhibit 4.1).
4.3(b)	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued June 6, 2002 dated as of June 6, 2002 by and among TriMas Corporation and the parties named therein.
4.4(b)*	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued December 10, 2002 dated as of December 10, 2002 by and among TriMas Corporation and the parties named therein.
4.5(d)	Supplemental Indenture dated as of March 4, 2003.
4.6(e)	Supplemental Indenture No. 2 dated as of May 9, 2003.
4.7(f)	Supplemental Indenture No. 3 dated as of August 6, 2003.
4.8(a)	Form of Common Stock Certificate of TriMas Corporation.
4.9	Form of Rights Agreement.
5.1(a)	Opinion of Cahill Gordon & Reindel LLP regarding the legality of securities being registered.
10.1(b)	Stock Purchase Agreement dated as of May 17, 2002 by and among Heartland Industrial Partners, L.P., TriMas Corporation and Metaldyne Corporation.
10.2(b)	Amended and Restated Shareholders Agreement, dated as of July 19, 2002 by and among TriMas Corporation and Metaldyne Corporation.
10.3(b)	Warrant issued to Metaldyne Corporation dated as of June 6, 2002.
10.4(f)	Credit Agreement, dated as of June 6, 2002, as amended and restated as of June 6, 2003, among TriMas Company LLC, JPMorgan Chase Bank as Administrative Agent and Collateral Agent, CSFB Cayman Island Branch, as Syndication Agent, Comerica Bank, National City Bank and Wachovia Bank, National Association as Documentation Agents and J.P. Morgan Securities Inc. and Credit Suisse First Boston, as Arrangers.

Exhibit No.	Description
10.5(g)	Amendment No. 1, dated as of Decemebr 17, 2003, to Amended and Restated Credit Agreement.
10.6(b)	Receivables Purchase Agreement, dated as of June 6, 2002, by and among TriMas Corporation, the Sellers party thereto and TSPC, Inc., as Purchaser.
10.7(b)	Receivables Transfer Agreement, dated as of June 6, 2002, by and among TSPC, Inc., as Transferor, TriMas Corporation, individually, as Collection Agent, TriMas Company LLC, individually as Guarantor, the CP Conduit Purchasers, Committed Purchasers and Funding Agents party thereto, and JPMorgan Chase Bank as Administrative Agent.
10.8(b)	Corporate Services Agreement, dated as of June 6, 2002, between Metaldyne Corporation and TriMas Corporation.
10.9(b)	Lease Assignment and Assumption Agreement, dated as of June 21, 2002, by and among Heartland Industrial Group, L.L.C., TriMas Company LLC and the Guarantors named therein.
10.10(b)**	TriMas Corporation 2002 Long Term Equity Incentive Plan.
10.11(b)	Stock Purchase Agreement by and among 2000 Riverside Capital Appreciation Fund, L.P., the other Stockholders of HammerBlow Acquisition Corp. listed on Exhibit A thereto and TriMas Company LLC dated as of January 27, 2003.
10.12(c)	Stock Purchase Agreement by and Among TriMas Company LLC and The Shareholders and Option Holders of Highland Group Corporation and FNL Management Corporation dated February 21, 2003.
10.13(d)	Form of Employment Agreement between TriMas Corporation and Grant H. Beard.
10.14(d)	Form of Employment Agreement between TriMas Corporation and Lynn A. Brooks.
10.15(d)	Form of Employment Agreement between TriMas Corporation and Scott D. Hazlett.
10.16(e)	Employment Agreement between TriMas Corporation and Terry Campbell.
10.17(e)	Employment Agreement between TriMas Corporation and Edward L. Schwartz.
10.18(e)	Asset Purchase Agreement among TriMas Corporation, Metaldyne Corporation and Metaldyne Company LLC dated May 9, 2003.
10.19(e)	Form of Sublease Agreement (included as Exhibit A in Exhibit 10.19).
10.20(f)	Form of Stock Option Agreement.
10.21(f)	Employment Agreement between TriMas Corporation and Benson K. Woo.
10.22(f)	Form of Agreement between TriMas Corporation and Todd Peters.
10.23(h)	Employment Agreement between TriMas Corporation and Dwayne M. Newcom.
10.24(h)	Annual Value Creation Program.
10.25	Form of Indemnification Agreement.
10.26	Form of 2004 Directors' Stock Compensation Plan.

Exhibit No.	Description
21(h)	Subsidiaries of TriMas Corporation.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2(a)	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1).
23.3	Consent of Walthall, Drake & Wallace LLP.
23.4	Consent of KPMG LLP.
24.1(h)	Power of Attorney (included in the signature pages to this Registration Statement).

(a)	To be filed by amendment.

(b)	Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed on October 4, 2002 (File No. 333-100351).

(b)*	Incorporated by reference to the Exhibits filed with Amendment No. 2 to our Registration Statement on Form S-4, filed on January 28, 2003 (File No. 333-100351).

(b)**	Incorporated by reference to the Exhibits filed with Amendment No. 3 to our Registration Statement or Form S-4, filed on January 29, 2003 (File No. 333-100351).

(c)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on February 25, 2003 (File No. 333-100351).

(d)	Incorporated by reference to the Exhibits filed with our Annual Report on Form 10-K filed March 31, 2003.

(e)	Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed June 9, 2003 (File No. 333-105950).

(f)	Incorporated by reference to the Exhibits filed with our Form 10-Q filed on November 12, 2003.

(g)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on December 22, 2003.

(h)	Previously filed.

(b) Financial Statement Schedule

Page No.	Description
S-1	Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
S-2	Schedule II — Valuation and Qualifying Accounts

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedule

To the Board of Directors
of TriMas Corporation:

Our audits of the financial statements referred to in our report dated March 27, 2003, except for the matters described in the second paragraph of Note 1 and Note 18, which are as of December 24, 2003, appearing in the Prospectus accompanying this Registration Statement on Form S-1, also included an audit of the financial statement schedule included in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein as of December 31, 2002 and 2001 and for the years then ended when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP

Detroit, Michigan

March 27, 2003, except for the matters described in the second paragraph of Note 1 and Note 18, which are as of December 24, 2003

S-1

TRIMAS CORPORATION
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED
DECEMBER 31, 2003, 2002 AND 2001.

COLUMN A	COLUMN B	COLUMN C		COLUMN D	COLUMN E
		ADDITIONS
DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSES	CHARGED (CREDITED) TO OTHER ACCOUNTS (A)	DEDUCTIONS (B)	BALANCE AT END OF PERIOD
Allowance for doubtful accounts deducted from accounts receivable in the balance sheet
Year Ended December 31, 2003	$4,340,000	$520,000	$450,000	$510,000	$4,800,000
Year Ended December 31, 2002	$3,690,000	$1,390,000	$115,000	$855,000	$4,340,000
Year Ended December 31, 2001	$4,890,000	$2,190,000	$1,100,000	$4,490,000	$3,690,000

(A)	Allowance of companies acquired, and other adjustments, net.

(B)	Deductions, representing uncollectible accounts written-off, less recoveries of amounts written-off in prior years.

S-2